As filed with the U.S. Securities and Exchange Commission on March 21, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_________________________

VROOM, INC.

(Exact name of registrant as specified in its charter)

_________________________

Delaware	5500	901112566
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4700 Mercantile Dr.
Fort Worth, TX 76137
(518) 535-9125
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_________________________

Thomas H. Shortt
Chief Executive Officer
Vroom, Inc.
4700 Mercantile Dr.
Fort Worth, TX 76137
Telephone: (518) 535-9125
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________________

Copies to:

Marc D. Jaffe, Esq.
Ian D. Schuman, Esq.
John Slater, Esq.
Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York 10020
(212) 906-1200

_________________________

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act: ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. The preliminary prospectus is not an offer to sell these securities and does not constitute the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

The information in this Preliminary Offering Memorandum is not complete and may be changed. This Preliminary Offering Memorandum is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 21, 2025

Vroom, Inc.

3,957,621 SHARES OF COMMON STOCK

This prospectus relates to the potential offer and sale from time to time by Mudrick Capital Management, L.P., a Delaware limited liability company, and its affiliates (Mudrick Capital Management, L.P., along with its affiliates and permitted transferees, collectively “Mudrick” or the “selling stockholder”) of up to 3,957,621 shares of common stock, par value $0.001 per share (the “Common Stock”) of Vroom, Inc., a Delaware corporation (“us,” “our, and “we”).

As previously disclosed, on November 13, 2024, we commenced a voluntary proceeding (the “Prepackaged Chapter 11 Case”) under Chapter 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) under the name In re Vroom, Inc., Case No. 24-90571 (CML). On January 8, 2025, the Bankruptcy Court entered an order (a) approving our disclosure statement, (b) confirming the Prepackaged Plan of Reorganization of Vroom, Inc. under Chapter 11 of the Bankruptcy Code (the “Plan”), and (c) granting related relief (the “Confirmation Order”). On January 14, 2025 (the “Effective Date”), the conditions to the effectiveness of the Plan were satisfied or waived and the Plan became effective. The Company emerged from the Prepackaged Chapter 11 Case on January 14, 2025. As part of the Plan, on the Effective Date, Mudrick received 3,952,231 shares of Common Stock, which it is registering as part of this registration statement.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of our Common Stock by Mudrick.

Mudrick may offer, sell or distribute all or a portion of the Common Stock registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices. We will bear all costs, expenses and fees in connection with the registration of these shares, including with regard to compliance with state securities or “blue sky” laws. The timing and amount of any sale are within the sole discretion of Mudrick. Our registration of the Common Stock covered by this prospectus does not mean that Mudrick will issue, offer or sell, as applicable, any of the Common Stock. We provide more information in the section entitled “Plan of Distribution.”

Our shares of Common Stock are listed on The Nasdaq Global Market (the “Nasdaq”) under the symbol “VRM.” On March 20, 2025, the closing sale price of our Common Stock was $27.94 per share.

Investing in shares of our securities involves risks that are described in the “Risk Factors” section beginning on page 12 of this prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 21, 2025.

You should rely only on the information contained in this prospectus or any amendment or supplement to this prospectus. This prospectus is an offer to sell only the securities offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so. Neither we nor the selling stockholder have authorized anyone to provide you with information different from that contained in this prospectus or any amendment or supplement to this prospectus. Neither we nor the selling stockholder take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information in this prospectus or any amendment or supplement to this prospectus. The information in this prospectus or any amendment or supplement to this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any amendment or supplement to this prospectus, as applicable, or any sale of the securities offered by this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using the “shelf” registration process. Under the shelf registration process, the selling stockholder may, from time to time, sell the securities offered by them described in this prospectus through any means described in the section titled “Plan of Distribution (Conflict of Interest).” More specific terms of any securities that the selling stockholder and their permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

We may also provide a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described under “Where You Can Find More Information.”

BASIS OF PRESENTATION

We were incorporated on January 31, 2012 as a Delaware corporation under the name BCM Partners III, Corp. On June 25, 2013, we changed our name to Auto America, Inc. and on July 9, 2015, we changed our name to Vroom, Inc.

References to a year refer to our fiscal years ended on December 31 of the specified year.

Certain monetary amounts, percentages and other figures included herein have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables and charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

Unless the context otherwise requires, references in this prospectus to the “Company,” “Vroom,” “Vroom, Inc.,” “we,” “us,” or “our” refer to the business of Vroom, Inc.

MARKET AND INDUSTRY DATA

This prospectus includes, and any amendment or supplement to this prospectus may include, estimates regarding market and industry data and forecasts, which are based on our own estimates utilizing our management’s knowledge of and experience in, as well as information obtained from our subscribers, trade and business organizations, and other contacts in the market sectors in which we compete, and from statistical information obtained from publicly available information, industry publications and surveys, reports from government agencies, and reports by market research firms. We confirm that, where such information is reproduced herein, such information has been accurately reproduced and that, so far as we are aware and are able to ascertain from information published by publicly available sources and other publications, no facts have been omitted that would render the reproduced information inaccurate or misleading. Industry publications, reports, and other published data generally state that the information contained therein has been obtained from sources believed to be reliable, but we cannot assure you that the information contained in these reports, and therefore the information contained in this prospectus or any amendment or supplement to this prospectus that is derived therefrom, is accurate or complete. Our estimates of our market position may prove to be inaccurate because of the method by which we obtain some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process, and other limitations and uncertainties. As a result, although we believe our sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding our financial position and business strategy, and the plans and objectives of management for our future operations. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this prospectus, including, but not limited to:

•        our ability to adequately market our products and services, and to develop additional products and product offerings;

•        our ability to manage our growth effectively, including through acquisitions;

•        failure to maintain and protect our reputation for trustworthiness and independence;

•        our ability to attract, develop, and retain capable management and other key personnel;

•        our ability to grow market share in our existing markets or any new markets we may enter;

•        adverse or weakened conditions in the financial sector, global financial markets, and global economy;

•        our ability to respond to and adapt to changes in technology;

•        failure to successfully identify and integrate acquisitions, or dispose of assets and businesses;

•        our public securities’ potential liquidity and trading;

•        our ability to raise financing in the future and to comply with restrictive covenants related to long-term indebtedness;

•        our ability to maintain an effective system of internal control over financial reporting, and to address and remediate existing material weaknesses in our internal control over financial reporting;

•        our ability to maintain and protect our intellectual property; and

•        other factors detailed under the section of this prospectus entitled “Risk Factors.”

These forward-looking statements are based on information available as of the date of this prospectus and current expectations, forecasts, and assumptions, and involve a number of judgments, risks, and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

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SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should read this entire document carefully, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

Vroom, Inc., which was incorporated under the laws of the State of Delaware in 2012, is a holding company that conducts its operations through its subsidiaries. Vroom, Inc. completed its initial public offering (“IPO”) in June 2020. On November 13, 2024, Vroom, Inc. entered into a Restructuring Support Agreement (together with all exhibits and schedules thereto, the “RSA”) and commenced a voluntary proceeding (the “Prepackaged Chapter 11 Case”) under Chapter 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) under the name In re Vroom, Inc., Case No. 24-90571 (CML). On January 8, 2025, the Bankruptcy Court entered an order (a) approving the disclosure statement of Vroom, Inc. (the “Debtor”), (b) confirming the Prepackaged Plan of Reorganization of Vroom, Inc. under Chapter 11 of the Bankruptcy Code (the “Plan”), and (c) granting related relief (the “Confirmation Order”). On January 14, 2025, the conditions to the effectiveness of the Plan were satisfied or waived and the Plan became effective. The Company emerged from the Prepackaged Chapter 11 Case on January 14, 2025.

On December 2, 2024, the Company’s common stock was suspended from trading on the Nasdaq Global Select Market as a result of our Prepackaged Chapter 11 Case. On February 20, 2025, our common stock was relisted and began trading on the Nasdaq Global Market under the ticker symbol “VRM”. Vroom is exploring the potential listing of its warrants (as described herein) on a national stock exchange.

Unless the context otherwise requires, references herein to “Vroom”, the “Company”, “we”, “us” or “our” refer to Vroom and its consolidated subsidiaries.

Our Company

The Company owns and operates United Auto Credit Corporation (“UACC”), a leading automotive finance company that offers vehicle financing to consumers through third-party dealers under the UACC brand, and CarStory, LLC (“CarStory”), an AI-powered analytics and digital services platform for automotive retail. The UACC and CarStory businesses continue to serve their third-party customers, with their operations substantially unaffected by the Ecommerce Wind-Down (as defined herein).

The Company previously operated an end-to-end ecommerce platform to buy and sell used vehicles. On January 22, 2024, the Company announced that its Board of Directors (“Board”) had approved a value maximization plan, pursuant to which the Company wound down its used vehicle dealership business in order to preserve liquidity and enable the Company to maximize stakeholder value through its remaining businesses (the “Value Maximization Plan”). The Company ceased transacting through vroom.com, completed transactions for customers who had previously contracted with the Company to purchase or sell a vehicle, halted purchases of additional vehicles, sold its used vehicle inventory through wholesale channels, paid off its vehicle floorplan financing facility dated November 4, 2022 with Ally Bank and Ally Financial Inc. (the “2022 Vehicle Floorplan Facility”) and conducted a reduction-in-force commensurate with the reduced operations. As of March 29, 2024, the Company substantially completed the wind-down of its ecommerce operations and used vehicle dealership business (the “Ecommerce Wind-Down”). As part of the Ecommerce Wind-Down, Vroom has ended all sales and marketing activities for its used vehicle operations.

On November 13, 2024, Vroom Inc. filed the Prepackaged Chapter 11 Case seeking to, among other things, restructure its then outstanding $290 million of unsecured convertible notes due in 2026 (“Notes”) through a comprehensive transaction outlined in the RSA. The Bankruptcy Court approved the Plan on January 8, 2025, and the Company emerged from the Prepackaged Chapter 11 Case on January 14, 2025. Under the Plan, approximately $290 million in debt was discharged and all previously issued and outstanding equity interests in the Company were cancelled and extinguished. The Company issued an aggregate of approximately (i) 5,163,109 shares of new common stock and (ii) 364,516 shares of warrants in accordance with the terms of the Plan and certain other agreements.

Neither UACC nor CarStory were party to the Company’s Prepackaged Chapter 11 Case. Vroom, Inc. no longer has material long-term debt, but UACC will continue to be obligated to debt that is related to asset-backed securitizations and their trust preferred securities. The Company is focused on executing its Long-Term Strategic Plan (described below) following the restructuring.

UACC

UACC, which Vroom acquired in February 2022, is an indirect lender that offers vehicle financing under the UACC brand to consumers through third-party dealers, focusing primarily on the non-prime market. Prior to Vroom’s Ecommerce Wind-Down, UACC also offered vehicle financing to Vroom Automotive’s customers through its ecommerce platform. Tom Shortt, the Company’s Chief Executive Officer, serves as UACC’s President and Chief Executive Officer, Jon Sandison, the Company’s VP, Investor Relations and FP&A, serves as UACC’s Chief Financial Officer, and Stefano Balistreri serves as UACC’s Chief Risk Officer.

UACC, which has been engaged in automotive finance since 1996, currently offers financing services to a nationwide network of thousands of manufacturer, franchised and independent motor vehicle dealers in 49 states, and we seek to expand that network over time. As of December 31, 2024, UACC serviced a portfolio of approximately 78,000 retail installment sales contracts with an aggregate principal outstanding balance of $1.0 billion.

Sales and Marketing

As an indirect lender, UACC’s marketing efforts are focused on selling to independent auto dealerships, rather than consumers. UACC utilizes a combination of internal and field area sales managers to both solicit and enroll new dealerships, and to market its financing programs and products to existing dealership partners. Prior to establishing a business relationship with an automobile dealership, UACC completes a review of the dealership’s operations, inventory, facilities, performance, and owner’s credit history. UACC’s sales managers serve as the primary liaison with the dealerships. Sales managers focus their efforts on educating dealership personnel on UACC’s lending programs and how to combine specific consumer characteristics, collateral and deal structures to increase the probability of approval under UACC’s underwriting guidelines. The UACC sales manager serves as a consultant for the dealership to enable and encourage positive dealer loan performance while providing an enhanced consumer experience. While UACC primarily services independent used auto dealerships, we plan to expand our offering to be more competitive with manufacturer-franchised dealers.

UACC establishes relationships with dealers utilizing both external and internal sales representatives. External sales representatives live and operate in their local market, with the ability to personally visit dealerships. Internal sales representatives work either remotely or in one of the three hubs (located in Newport Beach, California; Fort Worth, Texas; and Buffalo, New York) and may interface with dealerships outside of their physical location. Both internal and external sales representatives enroll dealers, explain UACC’s programs, and offer support throughout the enrollment, application and funding processes. As part of the enrollment process, a new dealer is required to enter into a dealer agreement with UACC that defines the parties’ respective rights and obligations. Under the applicable dealer agreement, the dealer assigns the consumer contracts to UACC, which assumes the responsibility of administering, servicing and collecting the amounts due from the customer to UACC. The dealer agrees that it will (i) only assign consumer contracts to UACC that meet the criteria established by UACC, and (ii) repurchase any consumer contracts that do not meet such criteria or for other reasons outlined in the dealer agreement. For example, UACC’s dealer agreement typically requires the selling dealership to buy back a motor vehicle retail installment contract if the consumer fails to timely make the first scheduled payment.

Throughout the lifetime of a dealer partnership, UACC closely monitors dealer loan performance across a number of metrics, along with utilizing data from both internal and external sources. These can include, but are not limited to, dealer loan return on assets, loss to liquidation, customer delinquencies, dealership volumes, and fraudulent deals or documentation. These metrics are used to calculate a dealer grade, which impacts the pricing and availability of consumer loans for a dealer. Dealers have access to their scorecard, displaying their grade and performance trends so that they may take steps to improve, where applicable. At its discretion, UACC may suspend or terminate its relationship with any dealership.

Lending Programs

UACC enables dealers to finance their customers’ purchases of new and used automobiles, medium- and light-duty trucks, and vans with competitive financing terms. Historically, the credit programs offered by UACC were primarily designed to serve consumers who have limited access to traditional motor vehicle financing. UACC is in the early stages of indirectly offering more competitive vehicle financing services to consumers with slightly higher, or “near-prime,” credit scores compared to its historical customer base.

UACC primarily offers four distinct programs, with varying credit, pricing and stipulation parameters, depending on eligibility:

•        Preferred Program: the standard program for most non-prime applicants. Due to the expected high default risk of this consumer base, compensating risk factors are heavily leveraged: ability-to-pay requirements, asset quality, cash down payments, number of open vehicle loans, restricted term lengths, and limited amount financed;

•        Bankruptcy Program: applicants with open bankruptcies and applicants with discharged bankruptcy within one year of application (subject to other qualifications);

•        Commercial Program: Non-passenger vehicles with gross vehicle weight rating of 14,500 lbs. or less (subject to other qualifications); and

•        Near Prime Program: applicants with a minimum FICO of 600 and additional credit history requirements.

Due to the uniqueness of the programs as well as credit and asset quality of the customer and collateral respectively, limits for advance, loan term, stipulations, and pricing fluctuate to balance varying risk factors.

Originations

UACC’s underwriting process begins when UACC accepts a consumer credit application from one of its approved dealerships. Upon receipt, required information is entered into UACC’s underwriting system for review and disposition by UACC’s automated underwriting decision engine in accordance with UACC’s established underwriting guidelines. Any exceptions to the guidelines are reviewed in accordance with our policies and procedures. Because UACC serves consumers who are typically unable to meet the credit standards imposed by most traditional motor vehicle financing sources, it may charge higher interest rates than most traditional motor vehicle financing sources.

UACC verifies the accuracy of information submitted through credit applications and retail installment sales contracts. Verifications are assigned based on risk modeling within each program and completed via a combination of first-party verifications and third-party data sources. Verifications may include customer identity, proof of residence, verification of employment, proof of income, collateral/vehicle valuation, verification of insurance, proof of trade, and other stipulated requirements resulting from risk factors inherent within each credit application. Credit analysts conduct customer interviews for some applications based on risk modeling. Customer interviews are used to verify customer identity and to resolve any questions that may arise during the verification process.

Funding

UACC utilizes a predominantly paperless process for the review and purchase of the resulting retail installment sales contracts. Following underwriting approval of a credit application, each dealer delivers a completed motor vehicle retail installment sales contract and other required documentation to UACC. The majority of contracts and other required documentation is uploaded to UACC’s online dealer portal (“UACC Dealer Portal”) and available for immediate review by funding staff. Some required documentation is mailed via courier or US Postal Service, and these packages are scanned, indexed and available promptly for review by the funding department.

Upon receipt of contract documentation, a UACC funding analyst will check to ensure that all required documentation has been received and has been fully and properly completed. In order to validate the risk assessment completed at the time of underwriting, the funding analyst will then complete verification of information provided by the applicant in conjunction with information from third-party data providers. In the event of missing documentation or the discovery of inaccurate information, the funding analyst will initiate corrective action as appropriate.

Ancillary Products

UACC finances the purchase of ancillary products that provide potential protection to consumers during their ownership experience. As of December 31, 2024, UACC finances the purchase of Vehicle Service Contracts (“VSCs”) and Guaranteed Asset Protection (“GAP”).

VSCs provide protection for consumers by paying for the cost of certain covered mechanical-related issues with the vehicle. UACC works with third-party administrators to underwrite and administer the program and service claims. The retail price of the VSC is included in the total amount financed and is itemized on the retail installment contract. Dealers earn a commission on the sale of each VSC, though each VSC is cancellable by the customer through its term. UACC earns a fee on the sale of each VSC and earns income from the finance charges earned from the additional amounts financed through the life of the financing. At the time of funding, UACC pays premiums to administrators on each VSC financed. UACC may also receive a share of profits from the third-party administrators based on the performance of the portfolio of VSCs financed.

GAP helps protect customers’ vehicle purchases in instances in which the customer’s vehicle experiences a total loss due to damage or theft and the outstanding amount owed exceeds the settlement amount covered by the customer’s insurance policy. UACC sells, administers and services our own GAP product. The retail price of the GAP is included in the total amount financed and is itemized on the retail installment contract. Dealers earn a commission on the sale of each GAP product, though each GAP is cancellable by the customer through the life of financing. UACC earns income from the finance charges earned from the additional amounts financed through the life of the loan.

Servicing

UACC services the retail installment sales contracts it originates or purchases and will continue to service the contracts it originated or purchased for customers of Vroom’s former ecommerce business. Servicing activities consist primarily of collecting and processing customer payments, responding to customer inquiries, initiating contact with customers who are delinquent in payment of an installment, maintaining the security interests in the financed vehicles and, when necessary, arranging for the repossession and liquidation of the financed vehicles and pursuit of deficiencies.

Because UACC has historically focused on the non-prime market, it generally sustains a higher level of delinquencies and credit losses than that experienced by traditional motor vehicle financing sources. UACC segments consumer accounts for collection activity based on the stage of delinquency. Outbound collection efforts utilize a combination of manual (human) and automated (digital) campaigns. Automated campaigns include outbound telephone dialer campaigns, e-mail campaigns, text messaging campaigns, and push notifications via the UACC native mobile app. When customers encounter temporary disruptions in employment or otherwise experience temporary disruptions in their ability to make payments, collection representatives may offer solutions to assist customers in navigating these life events. Extensions and due date changes are solutions that may be offered to address temporary disruptions.

UACC uses a network of national and regional third-party suppliers to recover vehicles assigned for repossession. Upon recovery, some customers demonstrate a sufficient level of commitment to reinstate their account. UACC liquidates repossessed inventory through a network of third-party auto auctions. UACC utilizes the CarStory Real Market Price (defined below) as a reference for evaluating price floors for vehicle sales. Following the sale of a repossessed vehicle, the net sale proceeds are applied to the remaining balance of the contract. Any balance remaining after application of the net sale proceeds is recorded as a loss or charged-off. Charged-off UACC accounts are transferred to UACC’s recovery department for additional collections work to recover the charged-off balance.

Securitizations

To fund UACC’s automotive finance operations, eligible retail installment sales contracts that UACC originates or purchases are pledged to lenders under warehouse credit facilities and typically sold to third-party investors via private securitization transactions targeted to institutional investors and other financial institutions. In such securitization transactions, UACC conveys a pool of retail installment sales contracts to a special purpose vehicle (“SPV”), typically a trust, which, in turn, issues one or more classes of securities backed by such pool of retail installment sales contracts. While the SPVs are included in our consolidated financial statements, they are separate legal entities, and the assets held by any particular SPV are legally owned by them and are not available to our creditors, the creditors of UACC or creditors of our other SPVs. Payments to securitization investors are primarily made from cash flows on the related pool of retail installment sales contracts. Such payments are not made by Vroom or UACC (except for certain repurchases as described below) and are not based on Vroom or UACC’s creditworthiness.

UACC continues to service each pool of retail installment sales contracts in accordance with its customary servicing practices and procedures. In such capacity UACC collects payments on retail installment sales contracts that are in turn transferred to an independent third-party trustee for further distribution to the applicable investors. UACC also prepares a monthly servicer’s certificate that tracks the performance of each pool of retail installment sales contracts, including collections, distributions, delinquencies, and losses on such retail installment sales contracts.

Each retail installment sales contract contributed to an SPV must satisfy certain selection criteria based on factors such as location of the obligor, contract term, payment schedule, interest rate, and whether the contracts are active and in good standing (for instance, when the obligor is not more than 30-days delinquent on monthly payment or bankrupt). UACC does not make any representations or warranties regarding the future performance of the retail installment sales contracts. Upon the breach of one of these representations or warranties (subject to any applicable cure period) that materially and adversely affects the investors’ interest, UACC is obligated to repurchase the affected retail installment sales contract from the SPV.

In exchange for the transfer of retail installment sales contracts to the SPV, UACC receives the cash proceeds from the sale of the securities. Since 2012, UACC has completed 16 securitization transactions with over $3 billion in issued securities.

Competition

The automotive financing industry is large and highly competitive. UACC competes with a number of national, regional and local finance companies, banks, credit unions, fintech companies, and captive finance companies. Many of these companies are larger and have greater financial resources than UACC, including greater access to capital markets for debt instruments or access to lower cost deposit bases. These funding sources may be unavailable to UACC. Many of these companies also have long-standing relationships with automobile dealers and may provide other financing to dealers, including floor plan financing for the dealers’ purchases of automobiles from manufacturers and auctions, which we do not offer.

Credit applications may be sent simultaneously to multiple lenders for consideration. As a result, UACC competes with other financing sources on the basis of the approved structure, minimum customer requirements and stipulations, types of vehicles financed, dealer fees, dealer incentives, levels of service, and distribution (accessibility to UACC’s program via credit application technology platforms). We believe that we can obtain from our dealership network sufficient automobile contracts for purchase at attractive prices by consistently applying reasonable underwriting criteria and making timely purchases of qualifying automobile contracts, however, there can be no assurance that we will be able to do so.

Seasonality

The used vehicle industry typically experiences an increase in sales early in the calendar year and reaches its highest point late in the first quarter and early in the second quarter. Vehicle sales then level off through the rest of the year, with the lowest level of sales in the fourth quarter. This seasonality has historically corresponded with the timing of income tax refunds. Consistent with market trends, UACC generally experiences increased funding activity during the first quarter through tax season. Delinquencies also tend to be lower during the first quarter through tax season and higher during the latter half of the year. See “Risk Factors — Risks Related to Our Financial Condition and Results of Operations — We may experience seasonal and other fluctuations in our quarterly results of operations, which may not fully reflect the underlying performance of our business.”

CarStory

CarStory offers AI-powered analytics and digital services to dealers, automotive financial services companies and others in the automotive industry, which use CarStory’s solutions to enhance their customer experience and drive increased vehicle purchases.

Leveraging computer vision and AI, CarStory has curated a comprehensive used vehicle information database, including over 245 million vehicle identification numbers (“VINs”), 183 million window stickers, 3.9 billion vehicle photos and 370 million sales cycles, along with price and price elasticity models. CarStory receives data for over three and a half million unique VINs listed for sale every day, resulting in CarStory having data for an estimated 90% of U.S. consumer vehicles. This data is aggregated with demand insights from millions of consumer sessions and data from CarStory’s proprietary VIN database to generate more accurate vehicle valuations.

CarStory helps dealers optimize their pricing by leveraging data science models for retail pricing that provide predictive pricing for marketing, buying, selling and VIN-level features. Unlike simple averages, we believe CarStory’s patented neural-net algorithm can provide a highly accurate market price (the “CarStory Real Market Price”) for vehicle valuations. We believe that the CarStory Real Market Price accounts for factors that averages often miss, such as local market dynamics and dealer performance.

In addition to its data analytics and AI-based pricing solutions, CarStory creates and powers digital experiences for end consumers, including automotive marketplaces, vehicle market reports, and trade-in and appraisal products. CarStory’s digital experiences are designed with user behavior data to engage consumers and drive more consumers to vehicle purchase decisions.

The automotive data and service business is large and very competitive. CarStory competes with a number of companies in the automotive industry, including valuation services, VIN data providers, website marketplaces, inventory aggregators, and retail e-commerce platforms. Some of these companies are significantly larger with well-established sales and marketing teams. We compete with other companies to attract customers to our marketplace and dealers to our digital solutions. Since being acquired by Vroom, CarStory has conducted limited marketing activities and focused on serving its existing customers and continuing to develop its used vehicle database and data science models for retail pricing.

Long-Term Strategic Plan

Since the announcement of the Value Maximization Plan in January 2024, we have been focused on building a long-term strategic plan (“Long-Term Strategic Plan”) leveraging our remaining assets to improve the profitability of the business and achieve three key objectives:

•        Achieve pre-COVID Cumulative Net Losses (“CNL”) or lower;

•        Grow origination with pre-COVID CNL or lower; and

•        Lower operating costs.

In order to achieve these objectives, we are focused on four strategic initiatives:

•        Build a world class lending program:    Focus on using advanced models and analytics to predict losses and drive profitable growth, bringing subprime CNL to pre-COVID levels. Expand the Near-Prime Program to enable UACC to become a more significant partner to dealers.

•        Build a world class sales and marketing program:    Attract and retain the best dealers and drive deeper dealer engagement to enable growth. Improve the Fast Lane, a portal built to provide the dealer with everything they need from application through contracting.

•        Build operational excellence in originations:    Enhance systemic capabilities and decisioning for a more efficient process. Integrate Vroom patent-pending AI agent into UACC’s funding process to reduce costs, improve accuracy, and reduce fraud. Build a pre-verification automated engine to improve dealer service, improve credit quality and increase capture rates.

•        Build operational excellence in servicing:    Utilize data science, advanced analytics and technology to enable an improved approach to servicing effectiveness. Utilize the native consumer mobile app, which was launched in September 2024, to improve customer engagement and communication and target more on-time payments.

As part of our Long-Term Strategic Plan, we developed three indicative models: (1) the Base model; (2) the Growth model; and (3) the Aggressive Growth model. Each model is intended to successively build on the potential success of the prior model. The success and timing of the execution of the three key objectives and four strategic initiatives determine which model we will pursue over time.

The Base model achieves CNL, origination cost per funded contract and servicing cost per account at pre-COVID levels in order to return the UACC business to profitability. We also may leverage the CarStory Real Market Price for vehicle valuations in underwriting and servicing as well as continue to integrate existing Vroom and CarStory technology into our UACC Dealer Portal.

If we are successful in achieving these milestones, we will pursue the Growth model, which shares the same targets as the Base model. Additionally, we would look to expand our Near-Prime Program to about 10% of our origination mix and begin to grow in the manufacturer-franchised dealer market. We would expect this migration up the credit spectrum to allow us to reduce our servicing cost per account and allow us to add new features and functions to our UACC Dealer Portal.

Finally, if we are progressing well on the objectives of our Growth model, we would pursue our Aggressive Growth model. This indicative model would aim to expand our Near-Prime Program to approximately 20% of our origination mix, further reduce our cost per serviced account, and feature further expansion into the franchise dealer market.

Human Capital Management

As of December 31, 2024, the Company employed a total of 710 employees across its operations, of which 704 were full time. None of our employees is represented by a labor union. The Company maintains positive employee relations and has not experienced any operational disruptions due to labor disputes.

Beginning in January 2024, the Company implemented significant workforce reductions in order to reduce costs and streamline the business. As part of the Ecommerce Wind-Down, Vroom Automotive, LLC implemented a reduction in force affecting 774 workers, impacting approximately 90% of its workforce. UACC underwent multiple reductions during 2024, primarily in Servicing, Technology, Accounting and HR departments.

Intellectual Property

The protection of our technology and intellectual property is an important aspect of our business. We seek to protect our intellectual property rights, including our intellectual property rights in our technology, through trademark, trade secret and copyright law, as well as confidentiality agreements, procedures and other contractual commitments and other legal rights. We generally enter into confidentiality agreements and invention assignment agreements with our employees and consultants to control access to, and clarify ownership of, our proprietary rights and information.

As of March 12, 2025, CarStory has 32 issued or allowed U.S. patents with expirations through 2039 and eight pending U.S. patent applications, and Vroom has one pending nonprovisional patent. We own 28 registrations for trademarks in the United States owned by Vroom, Vast (CarStory’s parent entity) and UACC, collectively, with renewal deadlines through 2034, including Vroom®, V & Design®, Get In®, Sell Us Your Car®, VroomProtect®, CarStory®, Vast® and United Auto Credit®; and we hold 87 registered trademarks in Australia, Brazil, China, Colombia, Chile, Argentina, the European Union, the United Kingdom, Japan, Singapore, Mexico, Canada, South Korea and Peru, including for the Vroom® trademark with renewal deadlines through 2035 and we also have pending trademark applications in the U.S. and certain foreign jurisdictions. We continually review our branding strategies and technology development efforts to assess the existence, registrability, and patentability of new intellectual property. We will work to preserve the value of our Vroom® intellectual property rights where appropriate following the Ecommerce Wind-Down.

Intellectual property laws, procedures and restrictions provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. Further, the laws of certain countries do not protect proprietary rights to the same extent as the laws of the United States, and, therefore, in certain jurisdictions, we may be unable to protect our proprietary technology, brands, or other intellectual property.

Government Regulation

Our businesses are and will continue to be subject to extensive U.S. federal, state and local laws and regulations. As an entity operating in the financial services sector, UACC is required to comply with a wide variety of laws and regulations. Compliance with these laws and regulations requires that UACC maintain forms, processes, procedures, controls and the infrastructure to support these requirements, and these laws and regulations often create operational constraints both on UACC’s ability to implement servicing procedures and on pricing. UACC is subject to laws designed for the protection of consumers, including the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, prohibitions against unfair, deceptive, and abusive acts and practices, and various other state and federal laws and regulations. These laws mandate certain disclosures with respect to finance charges on automobile contracts and impose certain other restrictions. Most states regulate retail installment sales, including setting a maximum interest rate, caps on certain fees, or maximum amounts financed. Certain states require UACC to have a sales finance license, consumer credit license, or similar applicable license. UACC has obtained licenses in all states where licensing is required.

UACC’s financing operations are also subject to U.S. federal, state, and local laws and regulations regarding contract origination, acquiring motor vehicle installment sales contracts from retail sellers, furnishing data to credit reporting agencies, servicing, debt collection practices, and securitization transactions. In addition, UACC is subject to supervision and examination by the Consumer Financial Protection Bureau (“CFPB”), a federal agency created by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The CFPB has rulemaking, supervisory and enforcement authority over UACC and is specifically authorized, among other things, to take actions to prevent companies from engaging in “unfair, deceptive or abusive” acts or practices in connection with consumer financial products and services, and to issue rules requiring enhanced disclosures for consumer financial products or services. The CFPB also has authority to interpret, enforce and issue regulations implementing enumerated consumer laws, including certain laws that apply to UACC. The Dodd-Frank Act and regulations promulgated thereunder may affect UACC’s cost of doing business, may limit or expand its permissible activities, may affect the competitive balance within UACC’s industry and market areas, and could have a material adverse effect on UACC.

In addition to the CFPB, other state and federal agencies have the ability to regulate aspects of our business. For example, the Dodd-Frank Act provides a mechanism for state Attorneys General to investigate UACC. In addition, the Federal Trade Commission has jurisdiction to investigate aspects of our business. From time to time, we are subject to investigations by state and federal regulators. We expect that regulatory investigations by both state and federal agencies will continue, and there can be no assurance that the results of such investigations will not have a material adverse effect on UACC.

Vroom’s prior ecommerce business, including the advertising, sale, purchase, financing and transportation of used vehicles, was regulated by every state in which we previously operated our ecommerce business, and by the U.S. federal government. The titling and registration of vehicles and the sale of value-added products also are regulated by state laws, and such laws can vary significantly from state to state. In addition, our ecommerce business was subject to regulations and laws specifically governing the internet and ecommerce and the collection, storage, use and other processing of personal information and other customer data. Further, our ecommerce business was subject to current and future laws regarding the use of, training, testing, oversight and accuracy of AI. Additionally, we are subject to industry-specific regulations and intellectual property laws regarding proprietary data, including motor vehicle records. The federal governmental agencies that have regulated our ecommerce business and have the authority to enforce such regulations and laws against us include agencies such as the U.S. Federal Trade Commission, the U.S. Department of Transportation, the U.S. Occupational Health and Safety Administration, the U.S. Department of Justice and the U.S. Federal Communications Commission. Additionally, our ecommerce business was subject to regulation by individual state dealer licensing authorities, state consumer protection agencies and state financial regulatory agencies. From time to time, our ecommerce business was subject to audits, requests for information, investigations and other inquiries from our regulators related to customer complaints. We previously held automotive dealer licenses and motor vehicle sales finance licenses or retail installment seller licenses in multiple states. As a result of the Ecommerce Wind-Down, we have terminated nearly all such licenses.

In addition to the laws and regulations described above, our facilities and business operations are subject to laws and regulations relating to environmental protection, occupational health and safety, and other broadly applicable business regulations. We also are subject to evolving laws and regulations involving artificial intelligence, taxes, tariffs, privacy and data security, anti-spam, pricing, content protection, electronic contracts and communications, mobile communications, consumer protection, information-reporting requirements, unencumbered internet access to our platform, the design and operation of websites and internet neutrality. We also are subject to laws and regulations affecting public companies, including securities laws and national securities exchange listing rules.

New and changing laws, regulations, executive orders, other governmental actions, and changing enforcement priorities, including due changing presidential administrations, may also create uncertainty about how laws and regulations will be interpreted and applied. Legal and regulatory changes and other actions that materially adversely affect our business may be announced with little or no advance notice we may not be able to effectively mitigate all adverse impacts from such measures. Differing interpretations of such legal obligations can expose us to significant fines, government investigations, litigation and reputational harm. If we are found to have violated laws, regulations, or executive orders, it could materially adversely affect our business, reputation, results of operations and financial condition.

Summary Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary, that represent challenges that we face in connection with the successful implementation of our strategy and the growth of our business. In particular, the following considerations, among others, may offset our competitive strengths or have a negative effect on our business strategy, which could cause a decline in the price of shares of our Common Stock or Warrants and result in a loss of all or a portion of your investment:

Risks Related to our Emergence from Bankruptcy and Business

•        We recently emerged from the Prepackaged Chapter 11 Case, which could adversely affect our business and relationships, and subject us to risks and uncertainties;

•        Our emergence from the Prepackaged Chapter 11 Case and its impact has consumed and may continue to consume a substantial portion of time and attention of our management;

•        There are risks associated with the discontinuance of our ecommerce operations and wind-down of our used vehicle dealership business;

•        our Long-Term Strategic Plan may not be successful, and may not lead to growth and enhanced profitability for our UACC or CarStory businesses;

•        we may not generate sufficient liquidity to operate our business;

•        general business and economic conditions and risks related to the larger automotive ecosystem, including consumer demand;

•        we have a history of losses and we may not achieve or maintain profitability in the future;

•        our indebtedness and liabilities could limit the cash flow available for our operations, expose us to risks that could adversely affect our business, financial condition and results of operations and impair our ability to satisfy our debt obligations;

•        the geographic concentration of UACC’s borrowers or dealerships creates an exposure to local and regional downturns or severe weather or catastrophic occurrences that may materially and adversely affect our business, financial condition and results of operations;

•        we may be unable to satisfy a Nasdaq listing rule or that of another national securities exchange;

•        UACC may be unable to continue to access or renew funding sources and obtain capital needed to maintain and grow its business;

•        UACC may be unable to sell automotive finance receivables and generate gains on sales of those finances receivables, which could harm our business, results of operations, and financial condition;

•        UACC is currently experiencing increasing credit losses in interests it holds in automotive finance receivables and its credit scoring systems may not effectively forecast its automotive receivables loss rates. Higher than anticipated credit losses or prepayments or the inability to effectively forecast loss rates may negatively impact our operating results;

•        if UACC loses servicing rights on its automobile contracts, our results of operations would be negatively impacted;

•        if we or our third-party providers sustain cyber-attacks or other privacy or data security incidents that result in security breaches, we could suffer a loss of sales and increased costs, exposure to significant liability, reputational harm and other negative consequences;

•        we operate in a highly regulated industry and are subject to a wide range of federal, state and local laws and regulations and failure to comply with these laws and regulations could have a material adverse effect on our business, financial condition and results of operations;

•        we are, and may in the future be, subject to legal proceedings in the ordinary course of our business. If the outcomes of these proceedings are adverse to us, it could have a material adverse effect on our business, financial condition and results of operations; and

•        our actual operating results may differ significantly from our guidance.

Risks Related to the Common Stock

•        following our emergence from the Prepackaged Chapter 11 Case, a former holder of our previously issued notes has the ability to significantly influence all matters submitted to stockholders of the reorganized company for approval;

•        our common stock price may be volatile and the value of our common stock has declined since our initial public offering and may continue to decline regardless of our operating performance, and you may not be able to resell your shares at or above the price which you paid for them;

•        we do not intend to pay dividends on our common stock for the foreseeable future; and

•        we may be unable to satisfy a Nasdaq listing rule or that of another national securities exchange.

Corporate Information

The Company was incorporated in Delaware on January 31, 2012 under the name BCM Partners III, Corp. On June 25, 2013, the Company changed its name to Auto America, Inc. and on July 9, 2015, the Company changed its name to Vroom, Inc. In January 2021, the Company completed the acquisition of Vast Holdings, Inc. (d/b/a CarStory). On February 1, 2022 (the “Acquisition Date”), the Company completed the acquisition of Unitas Holdings Corp. (now known as Vroom Finance Corporation), including its wholly owned subsidiaries United PanAm Financial Corp. (now known as Vroom Automotive Financial Corporation) and United Auto Credit Corporation (“UACC”).

Our principal executive office is located at 4700 Mercantile Drive, Fort Worth, TX 76137. Our telephone number is (518)535-9125. Our website address is www.vroom.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

This prospectus contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Exchange Act. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is $250 million or more measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is $700 million or more measured on the last business day of our second fiscal quarter.

THE OFFERING

Issuer	Vroom, Inc.
Shares of Common Stock Being Offered and Sold by Mudrick	Up to 3,957,621 shares of Common Stock.
Use of Proceeds	We will not receive any proceeds from any sale of shares of our Common Stock by Mudrick.
Risk Factors

See “Risk Factors” beginning on page 12 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the securities being offered by this prospectus.

Trading Symbols	Our Common Stock is listed and traded on Nasdaq under the symbol “VRM”.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with the financial and other information contained in this prospectus The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material or important, may also become material or important factors that adversely affect our business or results of operations. If any of the following risks or others not specified below materialize, out business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment in our common stock.

Risks Related to Our Emergence from Bankruptcy

We recently emerged from the Prepackaged Chapter 11 Case, which could adversely affect our business and relationships, and subject us to risks and uncertainties.

As previously disclosed, on November 13, 2024, Vroom, Inc. (in the context of the Prepackaged Chapter 11 Case, the “Debtor”) commenced a voluntary proceeding (the “Prepackaged Chapter 11 Case”) under Chapter 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) under the name In re Vroom, Inc., Case No. 24-90571 (CML). On January 8, 2025, the Bankruptcy Court entered an order (a) approving the Debtor’s disclosure statement, (b) confirming the Prepackaged Plan of Reorganization of Vroom, Inc. under Chapter 11 of the Bankruptcy Code (the “Plan”), and (c) granting related relief (the “Confirmation Order”).

On January 14, 2025, the conditions to the effectiveness of the Plan were satisfied or waived and the Plan became effective. We emerged from the Prepackaged Chapter 11 Case on January 14, 2025.

Even though we have emerged from bankruptcy, our Prepackaged Chapter 11 Case could have a material adverse effect on our business, financial condition, results of operations and liquidity. For example, it could adversely affect our business and relationships with customers, vendors, contractors, employees or suppliers including the following:

•        our ability to attract, motivate, and/or retain management and key personnel may be adversely affected;

•        our employees may be more easily attracted to other employment opportunities;

•        competitors may take business away from us, and our ability to retain customers may be negatively impacted; and

•        third parties may not be willing to do business with us at all or on acceptable terms.

Furthermore, we may not realize any or all of the intended benefits of the Prepackaged Chapter 11 Case, the benefits may not be on the terms or in the manner we expect, and the costs incurred may exceed the intended benefits. The occurrence of one or more of these events could have a material and adverse effect on our operations, financial condition and reputation and we cannot assure you that having been subject to bankruptcy proceedings will not adversely affect our operations in the future. Additionally, other risks we face, as described in this prospectus, may be exacerbated by the impacts of our emergence from bankruptcy.

As a result of the Prepackaged Chapter 11 Case, our historical financial information will not be indicative of our future performance.

Following our emergence from bankruptcy proceedings, our capital structure was significantly altered. As a result, we do not believe our historical financial performance is indicative of our future financial performance. In addition, the amounts reported in subsequent consolidated financial statements may materially change relative to our historical consolidated financial statements. Upon emergence, we also adopted fresh start accounting under ASC-852, in which case our assets and liabilities are recorded at fair value as of the fresh start reporting date, which differs materially from the recorded values of assets and liabilities on our historical consolidated balance sheets. Our financial results after the application of fresh start accounting may be different from historical trends. This will make it difficult for shareholders to assess our performance in relation to prior periods.

The Prepackaged Chapter 11 Case, our emergence from it, and its impact has consumed and may continue to consume a substantial portion of the time and attention of our management, which may have an adverse effect on our business and results of operations, and we may experience increased levels of employee attrition.

Management has spent a significant amount of time and effort focusing on the Prepackaged Chapter 11 Case and our emergence from it, and our management will be required to spend a significant amount of time and effort to refocus on our business operations. Our new capital structure and its known and unknown consequences may also require our management’s time and attention. This diversion of attention has affected, and may continue to materially adversely affect the conduct of our business, and, as a result, our financial condition and results of operations.

Furthermore, even though we have emerged from the Prepackaged Chapter 11 Case, we may experience employee attrition, and our employees may face uncertainty. A loss of key personnel or material erosion of employee morale could adversely affect our business and results of operations. The loss of services of members of our senior management team could impair our ability to execute our strategy and implement operational initiatives, which would be likely to have a material adverse effect on our financial condition, liquidity and results of operations. In addition, our vendors and employees may have lost or may lose confidence in our ability to operate our reorganized business successfully.

Risks Related to Our Financial Condition, Results of Operations, Liquidity and Indebtedness

There are risks associated with the discontinuance of our ecommerce operations and wind-down of our used vehicle dealership business.

On January 22, 2024, we announced the Value Maximization Plan, pursuant to which we discontinued our ecommerce operations and wound down our used vehicle dealership business in order to preserve cash and maximize stakeholder value through our remaining businesses (the “Ecommerce Wind-Down”). As a result, we have incurred costs including severance costs, inventory liquidation costs, contract and lease termination costs and non-cash asset impairments. We incurred total cash charges of approximately $15.8 million for severance and other personnel-related costs, and approximately $13.9 million in contract and lease termination costs in relation to the Value Maximization Plan. We may incur additional charges in connection with the Vroom Ecommerce Wind-Down.

The purpose of the Value Maximization Plan was to wind-down our ecommerce operations, which were not profitable and had significant cash burn, in order to preserve cash and enable us to maximize stakeholder value through our remaining businesses, UACC and CarStory. As of December 31, 2024, we had cash and cash equivalents of approximately $29.3 million. Given our Ecommerce Wind-Down expenses, including employee severance costs, our ongoing operating expenses and recent losses at UACC, there can be no assurance that we will succeed in achieving profitability and creating meaningful stakeholder value.

Additionally, the Ecommerce Wind-Down involves further risks, including:

•        the ongoing cost of retaining (as was realized in connection with the payment of retention bonuses during the year ended December 31, 2024) and, in some cases, the inability to retain qualified personnel necessary to achieve our goals for UACC and CarStory;

•        potential disruption of the operations of the rest of our businesses and diversion of management’s attention from such businesses and operations;

•        exposure to unknown, contingent or other liabilities, including litigation arising in connection with the Ecommerce Wind-Down;

•        negative impact on our business relationships, including but not limited to potential relationships with our customers, suppliers, vendors, licensees and employees; and

•        unintended negative consequences from changes to our business.

If any of these or other factors impair our ability to successfully implement the Value Maximization Plan, we may not realize its intended benefits and we may not be able to realize other business opportunities as we may be required to spend additional time and incur additional expense relating to the Value Maximization Plan that otherwise would be used on the development, expansion and profitability of our other businesses, any of which could adversely impact our business, operational results, financial position and cash flows.

We may not generate sufficient liquidity to operate our business.

As of December 31, 2024, we had cash and cash equivalents of $29.3 million and restricted cash of $49.0 million and continue to meet our obligations to customers, vendors, counterparties and employees in the ordinary course of business.

We expect to use our cash and cash equivalents to finance our future capital requirements and UACC’s senior secured warehouse facility agreements (the “Warehouse Credit Facilities”) to fund our finance receivables. Certain advance rates available to UACC on borrowings from the Warehouse Credit Facilities have decreased as a result of the increasing credit losses in UACC’s portfolio and overall higher interest rates. Any future decreases on available advance rates may have an adverse impact on our liquidity. The Warehouse Credit Facilities were not impacted by the Prepackaged Chapter 11 Case and remain outstanding. If we are unable to maintain the Warehouse Credit Facilities that expire on varying dates in 2025 absent renewal, on favorable terms or at all, or if they are terminated or expire and are not renewed or we are unable to find a satisfactory replacement, we may be unable to fund our finance receivables, and our business, operational results, financial position and cash flows would be materially adversely affected.

In addition, in April 2024, UACC sold approximately $262.5 million of rated asset-backed securities in an auto loan securitization transaction from a securitization trust, established and sponsored by UACC for proceeds of $261.3 million. The trust is collateralized by finance receivables with an aggregate principal balance of $380.1 million. These finance receivables are serviced by UACC. As a result of market conditions, UACC retained the Class E non-investment grade securities and residual interests, which will require us to account for the 2024-1 securitization as secured borrowings and remain on balance sheet pending the sale of such retained interests. In May 2024, UACC sold approximately $37.5 million of Class E non-investment grade securities that were initially retained for proceeds of $35.9 million.

Our revenue growth may be adversely affected by factors including our inability to maintain, grow and develop the UACC and CarStory businesses; weakness in the automotive retail industry generally; general economic conditions, including as a result of tariffs, high interest rates and inflation; global pandemics and other public health emergencies; and increasing competition. Our historical revenue growth is not indicative of our future performance, particularly given the Ecommerce Wind-Down. We have not invested in growing CarStory’s customer base since Vroom acquired CarStory, resulting in CarStory’s revenue being concentrated in a small number of customers. If we are unable to maintain, grow and develop the UACC and CarStory businesses and generate sufficient revenue and achieve profitability, our business, financial condition and results of operations will be materially and adversely affected. Additionally, our cash needs may increase in the future as we focus on growing and developing the UACC and CarStory businesses.

Our future capital requirements will depend on many factors, including the impacts of our emergence from the Prepackaged Chapter 11 Case, our ability to realize the benefits of the Long-Term Strategic Plan, available advance rates on and the amendment and renewal of the Warehouse Credit Facilities, the ability to meet (or continue to meet, as the case may be) the requirements of Nasdaq for listing on the Nasdaq Stock Market LLC or any other exchange, the ability to complete additional securitization transactions on terms favorable to us, future credit losses, the ability to obtain the necessary financing to meet obligations and repay liabilities arising from business operations when they come due, the ability to generate and maintain sufficient cash, and the ability to generate profitable operations in the future. There can be no assurance that our liquidity will be sufficient to achieve the objectives of our Long-Term Strategic Plan, grow and develop UACC and CarStory, operate our business, or comply with the terms of our indebtedness. See “— UACC may be unable to continue to access or renew funding sources and obtain capital needed to maintain and grow its business” and “— Our indebtedness and liabilities could limit the cash flow available for our operations, expose us to risks that could materially adversely affect our business, financial condition and results of operations and impair our ability to satisfy our debt obligations.”

We have a history of losses and we may not achieve or maintain profitability in the future.

Vroom has not been profitable since its inception in 2012 and had an accumulated deficit of approximately $2,125.8 million as of December 31, 2024. We incurred net losses of $165.1 million and $364.6 million for the years ended December 31, 2024 and 2023, respectively, which includes $26.9 million and $279.5 million, respectively, related to net loss from discontinued operations. We may continue to incur significant losses in the future for a number of reasons, including increased losses on UACC’s portfolio, our inability to maintain, grow and maximize the value of the UACC and CarStory businesses; weakness in the automotive retail industry generally; general economic conditions, including as a result of tariffs, high interest rates, inflation and unemployment; global pandemics and other public health emergencies; and increasing competition, as well as other risks described in this prospectus, and we may encounter unforeseen expenses, difficulties, complications and delays in achieving the goals of our Long-Term Strategic Plan.

While we have significantly reduced our operating expenses as part of our Value Maximization Plan, we expect to continue incurring operating expenses as we invest in the UACC and CarStory businesses, including investments in technology development for those businesses. In addition, we incurred significant expenses in connection with the Prepackaged Chapter 11 Case and our emergence from bankruptcy, and anticipate continued legal, accounting, administrative and other expenses as a public company. As a result of these expenditures, we will have to generate and sustain revenue sufficient to offset our operating expenses in order to achieve and maintain profitability.

Our indebtedness and liabilities could limit the cash flow available for our operations, expose us to risks that could adversely affect our business, financial condition and results of operations and impair our ability to satisfy our debt obligations.

As of December 31, 2024, UACC had $353.4 million of securitization debt funded by cashflows on receivables within the securitization trusts and $359.9 million in outstanding borrowings related to the Warehouse Credit Facilities. Following emergence from the Prepackaged Chapter 11 Case on January 14, 2025, we do not hold any long-term debt at the Vroom, Inc. level. Our indebtedness could have significant negative consequences for our security holders and our business, results of operations and financial condition by, among other things:

•        increasing our vulnerability to adverse economic and industry conditions;

•        limiting our ability to obtain additional financing;

•        requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, which will reduce the amount of cash available for other purposes;

•        limiting our flexibility to plan for, or react to, changes in our business; and

•        placing us at a possible competitive disadvantage with competitors that are less leveraged than us or have better access to capital.

Our business may not generate sufficient funds, and we may otherwise be unable to maintain sufficient cash reserves, or to pay amounts due under our indebtedness, and our cash needs may increase in the future. In addition, our existing indebtedness contains, and any future indebtedness that we may incur may contain, financial and other restrictive covenants that may limit our ability to operate our business, raise capital or make payments under our other indebtedness.

We recognized an impairment charge related to long-lived assets. If our amortizable intangible assets or remaining long-lived assets become impaired in the future, we would incur additional impairment charges, which would negatively affect our operating results.

We recognized impairment charges of $5.2 million related to long-lived assets during the year ended December 31, 2024. If our amortizable intangible assets or remaining long-lived assets become impaired in the future, we would incur additional impairment charges, which would negatively affect our results of operations. There is significant judgment required in the analysis of a potential impairment of identified intangible assets and other long-lived assets. Impairment may result from, among other things, significant changes in the manner of use of the acquired assets, negative industry or economic trends and/or significant underperformance relative to historic or projected operating results. See Notes 7 and 12 to the Company’s Consolidated Financial Statements.

We may experience seasonal and other fluctuations in our quarterly results of operations, which may not fully reflect the underlying performance of our business.

We expect our quarterly results of operations, including our yield, net spreads, risk-adjusted margins, credit losses and cash flow to vary significantly in the future based in part on vehicle-buying patterns and macroeconomic conditions. Vehicle sales historically have exhibited seasonality, with an increase in sales early in the year that reaches its highest point late in the first quarter and early in the second quarter, which then levels off through the rest of the year with the lowest level of sales in the fourth quarter. This seasonality historically corresponds with the timing of income tax refunds, which can provide a primary source of funds for customers’ payments on used vehicle purchases. Consistent with market trends, UACC generally experiences increased funding activity during the first quarter through tax season. Delinquencies also tend to be lower during the first quarter through tax season and higher during the latter half of the year.

Other factors that may cause our quarterly results to fluctuate include, without limitation:

•        the progress of our Long-Term Strategic Plan;

•        our liquidity and ability to raise capital through equity or debt financings;

•        our ability to complete securitization transactions on favorable terms;

•        our future credit losses;

•        increases in vehicle prices;

•        changes in the competitive dynamics of our industry;

•        the regulatory environment;

•        macroeconomic conditions, including as a result of tariffs, interest rates, inflation, unemployment and underemployment rates, vehicle supply and demand and labor costs;

•        changes that impact disposable income, including changes that impact the timing or amount of income tax refunds; and

•        litigation or other claims against us and increased legal and regulatory expenses.

In addition, a significant portion of our expenses are fixed and do not vary proportionately with fluctuations in revenues. As a result of these seasonal fluctuations, our results in any quarter may not be indicative of the results we may achieve in any subsequent quarter or for the full year, and period-to-period comparisons of our results of operations may not be meaningful.

Risks Related to Our Operations

The geographic concentration of UACC’s borrowers or dealerships creates an exposure to local and regional downturns or severe weather or catastrophic occurrences that may materially and adversely affect our business, financial condition and results of operations.

Changes in demographics and population, local and regional downturns or severe weather conditions and other catastrophic occurrences in any of the states where UACC has a high concentration of borrowers or dealership partners could result in payment delays and increased risk of losses and could materially and adversely affect our revenues and results of operations. During the year ended December 31, 2024, 41.03% of UACC’s originations were located in UACC’s three largest states (measured by aggregate financed amount). While we believe that we have a diverse geographic presence, we expect that these three states will continue to generate significant amounts of our loans due to economic, demographic, regulatory, competitive and other conditions in these states. Adverse developments in these states could lead to reduced demand for automotive financing, and could materially adversely affect our financial condition and results of operations.

We depend on key personnel to operate our business, and if we are unable to retain, integrate, adequately compensate, and attract qualified personnel, our ability to develop and successfully grow our business could be harmed.

We believe our success has depended, and continues to depend, on the efforts and talents of our executives and employees. Our future success depends on our continuing ability to retain, develop, motivate and attract highly qualified and skilled employees. Qualified individuals are in high demand, and we may incur significant costs to retain and attract them. In particular, we are highly dependent on the services of our leadership team to the development of our business, future vision, and strategic direction, including as we realign our business in accordance with the Long-Term Strategic Plan. During the year ended December 31, 2024, we had a number of transitions occur on our senior leadership team, including with respect to our Chief Financial Officer and Chief Legal Officer roles. Additionally, as a result of the Value Maximization Plan, our business relies more heavily on the performance of UACC and CarStory, and therefore on the key personnel from those subsidiaries. Our future performance will depend, in part, on the successful transition of these positions and any other key management positions that may experience turnover in the future. We heavily rely on the continued service and performance of our senior management team, which provides leadership, contributes to the core areas of our business and helps us to efficiently execute our business, including with respect to strategic initiatives such as our Long-Term Strategic Plan and our emergence from bankruptcy. If members of our senior management team, including our executive leadership, become unavailable, including due to personal circumstances or if they become ill, or if we are otherwise unable to retain them, we may not be able to manage our business effectively and, as a result, our business and operating results could be harmed. If the senior management team, including any new hires that we make, fails to work together effectively and to execute our plans and strategies on a timely basis, or if we are unable to retain key employees in a cost-effective manner or at all, then our business and future growth prospects could be harmed.

In addition, we issue equity awards to certain of our employees as part of our hiring and retention efforts, and job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. Our employees’ inability to sell their shares in the public market at times and/or at prices desired may lead to a larger than normal turnover rate. Historically, the market value of our common stock has declined significantly. Additionally, our common stock was suspended from trading on the Nasdaq Global Select Market as a result of our Prepackaged Chapter 11 Case. On February 20, 2025, our newly issued common stock was relisted for trading on the Nasdaq Global Market. If the actual or perceived value of our common stock does not recover, or if we are not able to list or remain listed on a national securities exchange, it may adversely affect our ability to hire or retain employees. See “— We may be unable to satisfy a Nasdaq listing rule or that of another national securities exchange.”

In addition, we may periodically change our equity compensation practices, which may include reducing the number of employees eligible for equity awards or reducing the size or value of equity awards granted per employee or undertaking other efforts that may prove to be an unsuccessful retention mechanism. If we are unable to make meaningful equity awards to our employees or directors, or otherwise fail to attract, integrate, adequately compensate, or retain the qualified and highly skilled personnel required to fulfill our current or future needs, our business and future growth prospects could be harmed.

Furthermore, in light of the reduction in headcount as part of our Value Maximization Plan and the impact of the Prepackaged Chapter 11 Case and our emergence from bankruptcy, we may find it difficult to maintain valuable aspects of our culture, to prevent a negative effect on employee morale or attrition beyond our planned reduction in headcount, and to attract competent personnel who are willing to embrace our culture in the future. Our executive officers and other employees are at-will employees, which means they may terminate their employment relationship with us at any time, and their knowledge of our business and industry would be extremely difficult to replace. We may not be able to retain the services of any members of our senior management or other key employees, particularly in light of the Ecommerce Wind-Down. If we do not succeed in retaining and motivating existing employees or attracting well-qualified employees in the future, our business, financial condition and results of operations could be materially and adversely affected.

We are, and may in the future be, subject to legal proceedings in the ordinary course of our business. If the outcomes of these proceedings are adverse to us, it could have a material adverse effect on our business, financial condition and results of operations.

We are subject to various litigation matters from time to time, the outcome of which could have a material adverse effect on our business, financial condition and results of operations. Claims arising out of actual or alleged violations of law could be asserted against us by individuals, either individually or through class actions, by governmental entities in civil or criminal investigations and proceedings or by other entities. These claims could be asserted under a variety of laws, including but not limited to consumer finance laws, consumer protection laws, intellectual property laws, privacy laws, labor and employment laws, securities laws and employee benefit laws. These actions could expose us to adverse publicity and to substantial monetary damages and legal defense costs, injunctive relief and criminal and civil fines and penalties, including but not limited to suspension or revocation of licenses to conduct business. For example, a consolidated class action is pending in the U.S. District Court for the Southern District of New York asserting claims on behalf of a putative class of Company stockholders against us, certain of our officers, and certain of our directors, among others, alleging violations of the federal securities laws. In that case, on March 19, 2025, the Court granted the Company’s motion to dismiss all claims in the case, and the plaintiff has until April 14, 2025 to seek permission to file an amended complaint if it believes it can cure the defects cited in the dismissal decision. We also are a party to certain stockholder derivative suits in which the Company is named as a nominal defendant in suits that various individual stockholders seek to bring on behalf of the Company against certain of our current and former directors and officers. These suits are pending in the U.S. District Court for the Southern District of New York and the U.S. District Court for the District of Delaware and are based on the same general course of conduct alleged in the consolidated securities class action. We have maintained that these lawsuits are without merit and have vigorously contested these claims. Further, in all six of the above derivative suits, the parties have submitted stipulations requesting that the cases be dismissed because the claims were released by the January 8, 2025 order of the U.S. Bankruptcy Court for the Southern District of Texas confirming the Company’s plan of reorganization.

In January 2022, the Company received a non-public civil investigative demand from the Federal Trade Commission (“FTC”), seeking the production of information related to certain of the Company’s business practices and the Company responded to those information requests. On February 23, 2024, the FTC notified the Company that it has reason to believe that the Company violated Section 5(a) of the Federal Trade Commission Act, 15 U.S.C. § 45(a); the FTC’s Mail, Internet, or Telephone Order Merchandise Rule, 16 C.F.R. Part 435; the FTC’s Used Motor Vehicle Trade Regulation Rule, 16 C.F.R. Part 455; and the FTC’s Pre-Sale Availability Rule, 16 C.F.R. Part 702. On May 6, 2024, Vroom, Inc., Vroom Automotive, LLC and the FTC reached an agreement to resolve the FTC’s allegations without any admission of wrongdoing by either Vroom entity, subject to final approval by the FTC and the court. Under the agreement, the Company agreed to pay a total of $1 million in customer redress and abide permanently by an injunction. The FTC issued its final approval of the agreement on July 2, 2024, and a mutually-agreed upon order reflecting the agreement was entered by the Court on July 10, 2024. The case is captioned Federal Trade Commission v. Vroom, Inc. et al., Case No. 4:24-cv-02496.

In addition, in April 2022, the Attorney General of Texas filed a lawsuit on behalf of the State of Texas in the District Court of Travis County, Texas against the Company, alleging violation of the Texas Deceptive Trade Practices — Consumer Protection Act and Texas Business and Commerce Code § 17.41 et seq. In December 2023, Vroom, Inc., Vroom Automotive, LLC and the Attorney General of the State of Texas reached a final agreement to resolve all claims in the petition, without any admission of wrongdoing by either Vroom entity. Under the agreement, the Company agreed to pay a total of $2 million in civil penalties and $1 million in attorneys’ fees, with the first half due in September 2024 and the remaining half due in September 2025, and abide permanently by an injunction of certain operational practices that were previously implemented. The agreement was approved by the District Court of Travis County on December 13, 2023.

It is not possible to predict with certainty what, if any, future litigation we may become involved in, nor the final resolution of such litigation. The impact of any such litigation on our businesses and financial stability, however, could be material.

Risks Related to the UACC Business

UACC may be unable to sell automotive finance receivables and generate gains on sales of those finance receivables, which could harm our business, results of operations, and financial condition.

UACC provides indirect financing by drawing on its Warehouse Credit Facilities to purchase retail installment sales contracts from automotive dealers and pledging eligible finance receivables as collateral, then typically selling the receivables related to the retail installment sales contracts. Certain advance rates available to UACC on borrowings from the Warehouse Credit Facilities have decreased as a result of the increasing credit losses in UACC’s portfolio and overall rising interest rates. Any future decreases on available advance rates may have an adverse impact on our liquidity. In addition, UACC has entered into arrangements to sell automotive finance receivables that it purchases, through securitizations, and we expect UACC to enter into additional securitizations in the future, subject to market conditions. If UACC is not able to sell receivables under these current or future arrangements for a variety of reasons, including increased credit losses or because it has reached its capacity under the arrangements, its financing partners exercise termination rights before it reaches capacity, general economic or credit market conditions, market disruption or it reaches the scheduled expiration date of the commitment, and it is not able to enter into new arrangements on similar terms, it may not have adequate liquidity and our business, financial condition and results of operations may be adversely affected. For example, as a result of market conditions at the time, which led to unfavorable pricing, we retained the non-investment grade securities and residual interests in UACC’s 2023-1 securitization, requiring that the transaction remain on balance sheet pending the sale of the additional retained interests. Although we subsequently sold the non-investment grade securities, we continue to hold the residual interests. There can be no assurance that these residual interests will be sold and off-balance sheet treatment will be achieved in the future for this transaction. Furthermore, if we are unable to sell the residual interests, we could be subject to credit risk and be forced to incur unexpected asset write-offs and bad-debt expense. In addition, as a result of high interest rates, the current inflationary environment and vehicle depreciation in the used automotive industry, UACC has been experiencing higher loss severity. Waiver of monthly servicing fees also results in reduced servicing income. Any future waivers of monthly servicing fees on other prior off-balance sheet securitization transactions could result in consolidation of such transactions. Such future consolidations could increase our indebtedness and may have a material adverse effect on our results of operations, financial condition and liquidity.

UACC’s securitizations may expose it to financing and other risks, and there can be no assurance that it will be able to access the securitization market in the future, which may require it to seek more costly financing.

UACC has securitized, and we expect will in the future securitize, certain of its automotive finance receivables to generate cash. In such transactions, it conveys a pool of automotive finance receivables to a special purpose vehicle, typically a trust that, in turn, issues certain securities. The securities issued by the special purpose vehicle are collateralized by the pool of automotive finance receivables. In exchange for the transfer of finance receivables to the special purpose vehicle, UACC receives the cash proceeds from the sale of the securities.

There can be no assurance that UACC will be able to complete additional securitizations in the future, particularly if the securitization markets become constrained. In addition, the value of any securities that UACC may retain in its securitizations, including securities retained to comply with applicable risk retention rules, might be reduced or, in some cases, eliminated as a result of an adverse change in economic conditions, the financial markets or credit performance. For example, on March 1, 2024, UACC’s BB-rated securities from the 2022-2 securitization transaction were downgraded by one ratings agency to a CCC rating. On September 19, 2024, these same securities were subsequently downgraded to a CC rating. UACC’s other rated securities may also be downgraded or put on negative credit watch. In addition, as a result of higher interest rates, the current inflationary environment and vehicle depreciation in the used automotive industry, UACC is experiencing higher portfolio losses. The increased losses could lead to reduced servicing income if UACC elects to waive monthly servicing fees going forward as it did in the first quarter of 2023 on the 2022-2 securitization transaction. The waiver of monthly servicing fees on the 2022-2 securitization transaction resulted in consolidation of the related finance receivables and securitization debt on Vroom’s financial statements. If it is not possible or economical for UACC to securitize its automotive finance receivables in the future, it would need to seek alternative financing to support its operations and to meet its existing debt obligations, which may be less efficient and more expensive than raising capital via securitizations and may have a material adverse effect on our results of operations, financial condition, and liquidity.

UACC is currently experiencing increasing credit losses in interests it holds in automotive finance receivables and its credit scoring systems may not effectively forecast its automotive receivables loss rates. Higher than anticipated credit losses or prepayments or the inability to effectively forecast loss rates may negatively impact our operating results.

UACC specializes in the purchase and servicing of contracts to finance vehicle purchases primarily by non-prime customers, including those who have limited credit history, past credit problems, or low income. Such contracts generally have a higher risk of non-performance, and may result in higher delinquencies and higher losses than contracts with customers who have higher credit ratings. UACC is currently experiencing increasing credit losses on its finance receivables, which has negatively impacted the fair value of our financial receivables and increased the losses recognized during 2023 and 2024. Increasing credit losses negatively impacted our business during 2023 and 2024 and we expect these credit losses to continue to negatively impact our business during 2025. Due to the Ecommerce Wind-Down, UACC has become our largest business and our results of operations and financial condition are increasingly vulnerable to adverse developments in UACC’s business.

Until UACC sells automotive finance receivables, and to the extent it retains interests in those receivables after it sells them, whether pursuant to securitization transactions or otherwise, UACC is exposed to the risk that certain customers will be unable or unwilling to repay their retail installment sales contracts according to their terms and that the vehicle collateral securing the payment of those retail installment sales contracts may not be sufficient to ensure full repayment. Additionally, higher energy prices (including the price of gasoline) and other consumer prices, unstable real estate values, reset of adjustable-rate mortgages to higher interest rates, geopolitical tensions around the world, interest rate increases, regional bank failures, inflation the impact of tariffs, and other factors can affect consumer confidence and disposable income. While credit losses are inherent in the automotive finance receivables market, these conditions can increase loss frequency and severity, decrease consumer demand for motor vehicles and weaken collateral values on certain types of motor vehicles in any period of extended economic slowdown or recession and could have a material adverse effect on our results of operations and financial condition. UACC’s origination mix is mostly comprised of non-prime borrowers, and the actual rates of delinquencies, defaults, repossessions and losses on its receivables are higher and more volatile than those experienced in the general motor vehicle finance industry and may be adversely affected to a greater extent during an economic downturn. In addition, caps on interest rates by individual states may limit UACC’s ability to offset rising interest rates against automotive financing rates it offers to dealers.

UACC makes various assumptions and judgments about the automotive finance receivables it originates or purchases and may establish a valuation allowance and value beneficial ownership interests based on a number of factors. Although management may establish a valuation allowance and value beneficial ownership interests based on analysis it believes is appropriate, this may not be adequate, particularly in periods of increased industry-wide vehicle depreciation rates. For example, if economic conditions were to deteriorate unexpectedly, additional credit losses not incorporated in the existing valuation may occur. Several variables have affected UACC’s recent loss and delinquency rates, including general economic conditions and market interest rates, and such variables are likely to differ in the future. In particular, given the impact the COVID-19 pandemic had on the economy and individuals, including the associated stimulus programs, historical loss and delinquency expectations may not accurately predict the performance of UACC’s receivables and impact its ability to effectively forecast loss rates. Losses in excess of expectations could have a material adverse effect on our results of operations and financial condition. Further, the rate of prepayments cannot be predicted and may be influenced by a variety of factors, including changes in the economic and social conditions of our borrowers.

UACC relies on its internally developed credit scoring systems to forecast loss rates of the automotive finance receivables it originates or purchases. If it relies on systems that fail to effectively forecast loss rates on receivables it originates or purchases, those receivables may suffer higher losses than expected. UACC’s credit scoring systems were developed prior to the onset of the COVID-19 pandemic and, accordingly, were not designed to take into account the effect of the economic, financial and social disruptions resulting from the pandemic, including the associated stimulus programs. Additionally, as noted above, we believe that the impact of the pandemic on the economy and individuals led to loss and delinquency expectations that may not accurately predict the performance of UACC’s receivables.

UACC generally seeks to sell these receivables through securitization transactions. If the receivables it sells experience higher loss rates than forecasted, it may be unable to sell those receivables or may obtain less favorable pricing on the receivables it sells in the future and suffer reputational harm in the marketplace for the receivables it sells and its results of operations and financial condition may be adversely affected. If UACC holds receivables that it originates on its balance sheet until it sells them in securitization transactions or, in the future, through loan sales to its financing partners or other arrangements, then to the extent those receivables fail to perform during its holding period, they may become ineligible for sale.

If UACC’s dealers do not submit a sufficient number of suitable automobile contracts to UACC for purchase, its results of operations may be impaired.

UACC is dependent upon establishing and maintaining relationships with a large number of manufacturer-franchised and independent motor vehicle dealers to supply it with automobile contracts. During the years ended December 31, 2020 through 2024, no single dealer accounted for 1% or more of the automobile contracts UACC purchased, other than Vroom, through our former ecommerce business. The agreements UACC has with dealers to purchase automobile contracts do not require dealers to submit a minimum number of automobile contracts for purchase. The failure of dealers to submit automobile contracts that meet UACC’s underwriting criteria could result in reductions in its revenues or the cash flows available to it, and, therefore, could have an adverse effect on UACC’s and our results of operations.

As of January 2024, when we commenced the Ecommerce Wind-Down, automobile contracts originated from Vroom customers or purchased from Vroom represented approximately 29.7% of UACC’s total serviced loan portfolio. If UACC is unable to replace the volume of automobile contracts it previously originated through Vroom’s ecommerce business, our business, financial condition, and operating results could be materially adversely affected.

If UACC loses servicing rights on its automobile contracts, our results of operations would be impaired.

UACC is entitled to receive servicing fees only when it acts as servicer under the applicable sale and servicing agreements governing its Warehouse Credit Facilities and securitizations. Under such agreements, UACC may be terminated as servicer upon the occurrence of certain events, including:

•        its failure to observe and perform its duties and responsibilities and comply with other covenants;

•        certain bankruptcy events; and

•        the occurrence of certain events of default under the documents governing the facilities.

The loss of servicing rights could materially and adversely affect our results of operations, financial condition and cash flows.

Risk retention rules may limit UACC’s liquidity and increase UACC’s capital requirements.

Securitizations of automobile receivables are subject to risk retention rules under Federal law, which generally require that sponsors of asset-backed securities (ABS), such as UACC, retain no less than five percent of the credit risk of the assets collateralizing the ABS issuance. The rules also set forth prohibitions on transferring or hedging the credit risk that the sponsor is required to retain. Because the rules place an upper limit on the degree to which UACC may use financial leverage, its securitization structures may require more capital, or may release less cash, than might be the case in the absence of such rules.

UACC may be unable to continue to access or renew funding sources and obtain capital needed to maintain and grow its business.

UACC uses debt financing to maintain and grow its business. UACC relies on borrowings under senior secured warehouse credit facilities to finance the origination of finance receivables as well as to provide funding for general operating activities. The terms of those facilities generally mature within two years and we typically renew those facilities in the ordinary course. UACC currently has four Warehouse Credit Facilities, all of which have terms expiring between July 2025 and June 2026. See Note 10, Warehouse Credit Facilities and Consolidated VIEs, to the Condensed Consolidated Financial Statements included elsewhere in this prospectus and “UACC may be unable to continue to access or renew funding sources and obtain capital needed to maintain and grow its business.” We have commenced discussions with our lenders under the Warehouse Credit Facilities regarding amended facilities that would extend the terms beyond the current expiration dates and have finalized a renewal agreement with one such lender. Failure to secure sufficient warehouse borrowing capacity beyond the expiration of the remaining facilities in 2025 would have a material adverse effect on our ability to finance UACC’s lending operations and our results of operations and liquidity. We cannot guarantee that the Warehouse Credit Facilities will continue to be available beyond their current maturity dates, on acceptable terms, or at all, or that UACC will be able to obtain additional financing on acceptable terms or at all. The availability of additional financing will depend on a variety of factors such as market conditions, the general availability of credit, the losses incurred in UACC’s loan portfolio, UACC’s financial position, its results of operations, and the capacity for additional borrowing under its existing financing arrangements. If UACC’s various financing alternatives were to become limited or unavailable, it may be unable to maintain or grow origination volume at the level that we anticipate and our financial condition and results of operations would be materially adversely affected.

Risks Related to Cybersecurity and Privacy

An actual or perceived failure to maintain the security of personal information and other customer data that we collect, store, process, and use could harm our business, financial condition and results of operations.

We and certain of our third-party providers collect, maintain and process data about current and prospective customers, employees, business partners and others, including personally identifiable information, as well as proprietary information belonging to our business such as trade secrets (collectively, “Confidential Information”). We rely on computer systems, hardware, software, technology infrastructure and online sites and networks for both internal and external operations that are critical to our business (collectively, “IT Systems”). We own and manage some of these IT Systems but also rely on third parties that are not directly under our control to manage certain areas of these operations. For example, we rely on encryption, storage, and processing technology developed by third parties to securely transmit, operate on and store such information. Successful cyberattacks that disrupt or result in unauthorized access to third party IT Systems can materially impact our operation and financial results. Due to the volume and sensitivity of the personal information and data we and these third parties manage and expect to manage in the future, as well as the nature of our customer base, the security features of our information systems are critical. Any failure or perceived failure by us or by third parties who access our IT Systems and/or Confidential Information to maintain the security of personal and other data that is provided to us by customers, employees and vendors could harm our reputation and brand and expose us to a risk of loss or litigation and possible liability, any of which could adversely affect our business, financial condition, and results of operations. While we employ a number of security measures designed to protect the security of our IT Systems and Confidential Information, there can be no assurance that our cybersecurity risk management program and processes, including our policies, controls or procedures, and of third parties we rely on will be fully implemented, complied with or effective in protecting our IT Systems and Confidential Information.

Additionally, concerns about our practices with regard to the collection, use or disclosure of personal information or other privacy-related matters, even if unfounded, could harm our business, financial condition and results of operations. We are subject to numerous federal, state and local laws, regulations and industry standards regarding privacy, cybersecurity and the collection, use, disclosure and other processing of personal information and other data. The scope and interpretation of these laws continue to evolve and may be inconsistent across jurisdictions. New laws also may be enacted. See “— Failure to comply with federal, state and local laws and regulations relating to privacy, data protection and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to privacy, data protection and consumer protection, as well as our actual or perceived failure to protect such information could harm our reputation and could adversely affect our business, financial condition and results of operations.” Further, we are subject to contractual requirements and others’ privacy policies that govern how we use and protect personal information and other data. These obligations may be interpreted and applied inconsistently and may conflict with other rules or our practices. Any failure or perceived failure by us to comply with our privacy policies or obligations may result in regulatory investigations, governmental enforcement actions, litigation (such as class actions), fines or penalties or negative publicity that could have an adverse effect on our business. If our third-party service providers violate applicable laws, contractual obligations or our policies, then such violations also may put consumer, employee and vendor information at risk and could, in turn, harm our reputation, business and operating results.

If we or our third-party providers sustain cyber-attacks or other privacy or data security incidents that result in security breaches, we could suffer a loss of sales and increased costs, exposure to significant liability, reputational harm and other negative consequences.

Threat actors are increasingly sophisticated and can operate large-scale complex automated attacks using tools — including artificial intelligence — that circumvent security controls, evade detection and remove forensic evidence. Similar to most IT systems and companies, we face a consistent threat from cyber-attacks, viruses, malicious software, physical break-ins, theft, ransomware, phishing, social engineering, unintentional employee error or malfeasance, system availability, and other security breaches including malicious code embedded in open-source software, misconfigurations, “bugs” or other vulnerabilities in commercial software that is integrated into our (or our suppliers’ or service providers’) IT Systems, products or services that could compromise the confidentiality, integrity and availability of our IT Systems and Confidential Information. Further, third-party hosts or service providers are also a source of security concerns as it relates to failures of their own security systems and infrastructure. Our technology infrastructure may be subject to increased risk of slowdown or interruption as a result of integration with third-party services, including cloud services, and/or failures by such third parties, which are beyond our control. Remote and hybrid working arrangements at our company (and at many third-party providers) also increase cybersecurity risks due to the challenges associated with managing remote computing assets and security vulnerabilities that are present in many non-corporate and home networks. Additionally, any integration of artificial intelligence in our or any service providers’ operations, products or services is expected to pose new or unknown cybersecurity risks and challenges. The costs to eliminate or address evolving security threats and vulnerabilities before or after a cyber-incident could be significant. Our remediation efforts may not be successful and could result in interruptions, delays or cessation of service and loss of existing or potential suppliers or players, any of which could lead to negative reputational impacts. Although we have insurance coverage for losses associated with cyber-attacks, as with all insurance policies, there are coverage exclusions and limitations, and our coverage may not be sufficient to cover all possible claims, and we may still suffer losses that could have a material adverse effect on our business, including reputational damage. Further, we cannot guarantee that applicable insurance will be available to us in the future on economically reasonable terms or at all.

We also could be negatively impacted by existing and proposed U.S. laws and regulations, and government policies and practices related to cybersecurity, data privacy, and data localization. In the event that we or our service providers are unable to prevent, detect, and remediate the foregoing security threats and risks, our operations could be disrupted or we could incur financial, legal or reputational losses arising from misappropriation, misuse, leakage, falsification or intentional or accidental release or loss of information maintained in our IT Systems and Confidential Information.

Failure to comply with federal, state and local laws and regulations relating to privacy, data protection and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to privacy, data protection and consumer protection, as well as our actual or perceived failure to protect such information could harm our reputation and could adversely affect our business, financial condition and results of operations.

There are numerous federal, state and local laws and regulations regarding privacy and the collection, processing, storing, sharing, disclosing, using and protecting of personal information and other data, the scope of which are constantly changing, subject to differing interpretations, and which may be costly to comply with, inconsistent between jurisdictions or conflicting with other rules. We are also subject to specific contractual requirements contained in third-party agreements governing our use and protection of personal information and other data. We are subject to the terms of our privacy policies and the privacy- and security-related obligations to third parties. We strive to comply with applicable laws, policies, legal obligations and industry codes of conduct relating to privacy and data protection, to the extent possible. However, it is possible that these obligations may be interpreted and applied in new ways or in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Additionally, new regulations could be enacted with which we are not familiar. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to customers or other third parties, our privacy-related legal obligations or any compromise of security that results in the unauthorized release or transfer of sensitive information, which may include personally identifiable information or other customer data, may result in governmental enforcement actions, litigation or public statements against us by consumer advocacy groups or others and could cause customers, vendors and third-party business partners to lose trust in us, which could have a material adverse effect on our business, financial condition and results of operations. Additionally, if vendors, developers or other third parties that we work with violate applicable laws or our policies, such violations may also put customers’, vendors’ or receivables-purchasers’ information at risk and could in turn harm our business, financial condition and results of operations.

Moreover, laws, regulations, and standards covering marketing, advertising, and other activities conducted by telephone, email, mobile devices, and the internet may be or become applicable to our business, such as the Federal Communications Act, the Federal Wiretap Act, the Electronic Communications Privacy Act, the Telephone Consumer Protection Act (the “TCPA”), the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (the “CAN-SPAM Act”), and similar state consumer protection and communication privacy laws, such as California’s Invasion of Privacy Act.

We use telephone calls and send short message service (“SMS”) text messages to customers. The actual or perceived improper sending of text messages may subject us to potential risks, including liabilities or claims relating to consumer protection laws such as the TCPA. Numerous class-action suits under federal and state laws have been filed in recent years against companies who conduct telemarketing and/or SMS texting programs, with many resulting in multi-million-dollar settlements to the plaintiffs. Any future such litigation against us could be costly and time-consuming to defend. In particular, the TCPA imposes significant restrictions on the ability to make telephone calls or send text messages to mobile telephone numbers without the prior consent of the person being contacted. Federal or state regulatory authorities or private litigants may claim that the notices and disclosures we provide, form of consents we obtain or our outreach practices are not adequate or violate applicable law. This may in the future result in civil claims against us. Claims that we have violated the TCPA could be costly to litigate, whether or not they have merit, and could expose us to substantial statutory damages or costly settlements.

We may send marketing messages via email, subjecting us to the CAN-SPAM Act. The CAN-SPAM Act imposes certain obligations regarding the content of emails and providing opt-outs (with the corresponding requirement to honor such opt-outs promptly). While we strive to ensure that all of our marketing communications comply with the requirements set forth in the CAN-SPAM Act, any violations could result in the Federal Trade Commission seeking civil penalties against us.

We expect that industry standards, laws and regulations will continue to develop regarding privacy, data protection, information security and artificial intelligence in many jurisdictions. In recent years, certain states have adopted or modified data privacy and security laws and regulations that may apply to our business. For example, the California Consumer Privacy Act (“CCPA”) requires businesses that process personal information of California residents to, among other things: provide certain disclosures to California residents regarding the business’s collection, use, and disclosure of their personal information; receive and respond to requests from California residents to access, delete, and correct their personal information, or to opt-out of certain disclosures of their personal information; and enter into specific contractual provisions with service providers that process California resident personal information on the business’s behalf. The enactment of the CCPA is prompting a wave of similar legislative developments in other states in the United States, which creates a patchwork of overlapping but different state laws. Similar laws have been proposed in many other states and at the federal level as well. Complying with these evolving obligations is costly. For instance, expanding definitions and interpretations of what constitutes “personal data” (or the equivalent) within the United States may increase our compliance costs and legal liability.

Even though we believe we and our vendors are generally in compliance with applicable laws, rules and regulations relating to privacy and data security, these laws are in some cases relatively new and the interpretation and application of these laws are uncertain. A significant data breach or any failure, or perceived failure, by us to comply with any federal, state or local privacy or consumer protection-related laws, regulations or other principles or orders to which we may be subject or other legal obligations relating to privacy or consumer protection could adversely affect our reputation, brand and business, and may result in claims, investigations, proceedings or actions against us by governmental entities or others or other penalties or liabilities or require us to change our operations and/or cease using certain data sets. Depending on the nature of the information compromised, we may also have obligations to notify users, law enforcement or payment companies about the incident and may need to provide some form of remedy, such as refunds, for the individuals affected by the incident. If any of these events were to occur, our business, results of operations, and financial condition could be materially adversely affected.

Risks Related to Our Industry and General Economic Conditions

Our businesses participate in highly competitive industries, and pressure from existing and new companies may adversely affect our business and results of operations.

The automobile financing business is large and highly competitive. UACC competes with a number of national, regional and local finance companies, banks, credit unions, fintech companies, and captive finance companies. Many of these companies are much larger and have greater financial resources than UACC, including greater access to capital markets for debt instruments or access to lower cost deposit bases. These funding sources may be unavailable to UACC. Many of these companies also have long-standing relationships with automobile dealers and may provide other financing to dealers, including floor plan financing for the dealers’ purchases of automobiles from manufacturers and auctions, which we do not offer. There can be no assurance that we will be able to continue to compete successfully and, as a result, we may not be able to purchase automobile contracts from dealers at a price acceptable to us, which could result in reductions in our revenues or the cash flows available to us. Additionally, if UACC is unsuccessful in maintaining and growing its dealer network, our results of operations, cash flows, and financial condition may be adversely affected.

In addition, the automotive data and service business is large and very competitive. CarStory competes with a number of companies in the automotive industry, including valuation services, VIN data providers, website marketplaces, inventory aggregators, and retail e-commerce platforms. Some of these companies are significantly larger with well-established sales and marketing teams. We compete with other companies to attract customers to our marketplace and dealers to our digital solutions. If we are unable to grow CarStory’s marketplace and customer base, our results of operations, cash flows, and financial condition may be adversely affected.

General business and economic conditions, and risks related to the larger automotive ecosystem, including consumer demand, could reduce our sales and profitability, which could have a material adverse effect on our business, financial condition and results of operations.

Our business is affected by general business and economic conditions. The global economy often experiences periods of instability, and this volatility may lead to high unemployment and a lack of available credit, which may in turn lead to increased delinquencies, defaults, repossessions and losses on motor vehicle contracts financed through UACC and could materially and adversely affect our business, financial condition and results of operations.

Purchases of new and used vehicles are typically discretionary for consumers and have been, and may continue to be, affected by negative trends in the economy and other factors, including inflation and fluctuating interest rates, the impact of tariffs (as described further below), the cost of energy and gasoline, the availability and cost of consumer credit, reductions in consumer confidence and fears of recession, stock market volatility, increases or changes in regulation and unemployment levels. The current inflationary environment has led to both overall price increases and pronounced price increases in certain sectors, including gasoline prices. Moreover, the Federal Reserve’s efforts to tame inflation have led to, and may continue to lead to, increased interest rates, which affects automotive finance rates, making vehicle financing more costly and less accessible to many consumers. Additionally, increased environmental regulation has made, and may in the future make, used vehicles more expensive and less desirable for consumers.

Our business may be impacted by the imposition of tariffs and other trade barriers, which may make it more costly for automobile manufacturers and sellers to export and import vehicles and raw materials, and increase the price consumers in the U.S. pay for vehicles. In recent years, the U.S. government has renegotiated or terminated certain existing bilateral or multi-lateral trade agreements. In addition, the new Presidential administration recently announced (and in some cases, partially delayed or rescinded) new tariffs on imports to the United States from various countries, including those from the European Union, Japan, China, Canada and Mexico, and some countries have announced plans to impose retaliatory tariffs. Such significant tariffs on imports could have a major impact on the United States automotive industry, which depends heavily on cross border trade. Should tariffs be implemented and sustained for an extended period of time, they would have a significant adverse effect, including financial, on the automotive industry. Further, any additional tariffs in the United States or retaliatory tariffs imposed by other governments would exacerbate the impact, as could the uncertainty regarding whether tariffs will be implemented or sustained. Steps taken by governments to implement tariffs on raw materials (including steel), automobiles, parts, and other products and materials have the potential to disrupt existing supply chains and impose additional costs on businesses in the automotive industry in the United States and globally. While negotiations regarding tariffs are ongoing, if the resulting environment of retaliatory trade or other practices of additional trade restrictions or barriers increase automobile prices in the U.S., this could lead to decreased consumer demand for automobiles, and in turn, decreased demand for motor vehicle contracts financed through UACC, which would negatively impact our results of operations, cash flows, and financial condition.

Risks Related to Laws and Regulations

We operate in a highly regulated industry and are subject to a wide range of federal, state and local laws and regulations and executive orders. Failure to comply with these laws, regulations and executive orders could have a material adverse effect on our business, financial condition and results of operations.

Our businesses are and will continue to be subject to extensive U.S. federal, state and local laws and regulations and executive orders. The financing of motor vehicles is regulated by every state in which we operate and by the U.S. federal government. Our prior ecommerce business, including the advertising and sale of used vehicles, titling and registration of vehicles, and the sale of value-added products, also was regulated by state laws, and such state laws can vary significantly from state to state. In addition, we are subject to regulations and laws specifically governing the internet and ecommerce and the collection, storage and use of personal information and other customer data. We are also subject to federal and state consumer protection laws, including prohibitions against unfair or deceptive acts or practices. The federal governmental agencies that regulate our business and have the authority to enforce such regulations and laws against us include agencies such as the U.S. Federal Trade Commission (“FTC”), the U.S. Consumer Financial Protection Bureau (“CFPB”), the U.S. Occupational Health and Safety Administration, the U.S. Department of Justice and the U.S. Federal Communications Commission (“FCC”). Additionally, we are subject to regulation by state consumer protection agencies and state financial regulatory agencies.

In our prior ecommerce business, we have been subject to audits, requests for information, investigations and other inquiries from our regulators related to customer complaints. As we encountered operational challenges in keeping up with our rapid growth from 2020 through the first quarter of 2022, we experienced an increase in customer complaints, leading to an increase in such regulatory inquiries. We endeavored to promptly respond to any such inquiries and cooperate with our regulators. However, we have incurred fines in certain states and in April 2022, the Attorney General of Texas filed a lawsuit on behalf of the State of Texas in the District Court of Travis County, Texas against the Company, alleging violation of the Texas Deceptive Trade Practices — Consumer Protection Act and Texas Business and Commerce Code § 17.41 et seq. In December 2023, Vroom, Inc., Vroom Automotive, LLC and

the Attorney General of the State of Texas reached a final agreement to resolve all claims in the petition, without any admission of wrongdoing by either Vroom entity. Under the agreement, the Company will pay a total of $2 million in civil penalties and $1 million in attorneys’ fees, with the first half due in September 2024 and the remaining half due in September 2025, and abide permanently by an injunction of certain operational practices that were previously implemented. The agreement was approved by the District Court of Travis County on December 13, 2023. See Part II, Item 1 — “Legal Proceedings.”

In addition, In January 2022, the Company received a non-public civil investigative demand from the Federal Trade Commission (“FTC”), seeking the production of information related to certain of the Company’s business practices and the Company responded to those information requests. On February 23, 2024, the FTC notified the Company that it has reason to believe that the Company violated Section 5(a) of the Federal Trade Commission Act, 15 U.S.C. § 45(a); the FTC’s Mail, Internet, or Telephone Order Merchandise Rule, 16 C.F.R. Part 435; the FTC’s Used Motor Vehicle Trade Regulation Rule, 16 C.F.R. Part 455; and the FTC’s Pre-Sale Availability Rule, 16 C.F.R. Part 702. The FTC advised the Company that it is authorized to negotiate a stipulated order and the Company intends to work cooperatively with the FTC towards a resolution. Because the matter is at an early stage and the outcome of any complex legal proceeding is inherently unpredictable and subject to significant uncertainties, the Company cannot determine at present whether any potential liability would have a material adverse effect on the Company’s financial condition, cash flows, or results of operations.

In relation to our prior ecommerce business, we have been licensed as a dealer in the states of Texas, Florida, Arizona, California, Ohio and Wisconsin. We also have a motor vehicle sales finance license in Texas in connection with our Texas dealer license, a retail installment seller license in Florida in connection with our Florida dealer license, a retail installment seller license in Pennsylvania, and filed the required notice in Arizona in connection with our Arizona dealer license. As a result of the Ecommerce Wind-Down, we are terminating the foregoing licenses once all transactions, including title and registration transactions on behalf of our customers, are completed in the relevant jurisdiction.

UACC’s financing operations are subject to U.S. federal, state, and local laws and regulations regarding contract origination, acquiring motor vehicle installment sales contracts from retail sellers, furnishing data to credit reporting agencies, servicing, debt collection practices, and securitization transactions. Certain states require UACC to have a sales finance license, consumer credit license, or similar applicable license. UACC has obtained licenses in all states where licensing is required. In addition, UACC is subject to enforcement by the CFPB and state consumer protection agencies, including state attorney general offices and state financial regulatory agencies. Any failure to renew or maintain or any revocation of any of UACC’s licenses would materially and adversely affect our business, financial condition and results of operations.

In addition to these laws and regulations that apply specifically to the sale and financing of used vehicles, our facilities and business operations are subject to laws and regulations and executive orders relating to environmental protection, occupational health and safety, and other broadly applicable legal obligations. We also are subject to laws and regulations and executive orders involving taxes, tariffs, privacy and data security, anti-spam, pricing, content protection, electronic contracts and communications, mobile communications, consumer protection, information reporting requirements, unencumbered internet access to our platform, the design and operation of websites and internet neutrality.

We are also subject to laws and regulations affecting public companies, including securities laws and Nasdaq listing rules. The violation of any of these laws or regulations could result in administrative, civil or criminal penalties or in a cease-and-desist order against our business operations, any of which could damage our reputation and have a material adverse effect on our business, financial condition and results of operations. We have incurred and will continue to incur capital and operating expenses and other costs to comply with these laws and regulations.

The foregoing description of laws and regulations and other legal obligations to which we are or may be subject is not exhaustive, and the regulatory framework governing our operations is subject to evolving interpretations and continuous change. The enactment of new laws, regulations and executive orders, the interpretation of existing or new laws and regulations and executive orders in unpredictable or unfavorable ways, and changing enforcement priorities may affect the operation of our business, directly or indirectly, which could result in substantial regulatory compliance costs, civil or criminal penalties, including fines, adverse publicity, decreased revenues, and increased expenses.

Government regulation of the internet is evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business, financial condition and results of operations.

We are subject to general business regulations and laws and executive orders, as well as those specifically governing the internet and ecommerce. Existing and future regulations and laws and executive orders could impede the growth of the internet, ecommerce or mobile commerce. These regulations and laws and executive orders may involve taxes, tariffs, privacy and data security, artificial intelligence, anti-spam, pricing, content protection, electronic contracts and communications, mobile communications, consumer protection, information reporting requirements, the design and operation of websites and internet neutrality. Since January 2025, President Trump has signed numerous executive orders, including some revoking executive orders and actions from the previous administration. It is not clear how existing and changing laws governing issues such as property ownership, sales and other taxes and consumer privacy apply to the internet as the vast majority of these laws were adopted prior to the advent of the internet and do not contemplate or address the unique issues raised by the internet or ecommerce. It is possible that general business regulations and laws and executive orders, or those specifically governing the internet or ecommerce, may be interpreted and applied in a manner that is inconsistent from one market segment to another and may conflict with other rules or our practices. For example, federal, state and local regulation regarding privacy, data protection and information security has become more significant, and these evolving regulations may increase our costs of compliance. We cannot be sure that our practices have complied, comply or will comply fully with all such laws and regulations. The enactment of new laws and regulations and executive orders, and their interpretation, or the interpretation of existing laws and regulations in an unfavorable way may affect the operation of our business, directly or indirectly, which could result in substantial regulatory compliance costs, civil or criminal penalties, including fines, adverse publicity, decreased revenues and increased expenses.

Risks Related to Our Use of Data and Technology

Our success in utilizing the CarStory Real Market Price is dependent on our ability to offer accurate and competitive pricing for vehicles.

We provide suggested offer pricing to our dealer partners as part of the CarStory platform using data science and proprietary algorithms based on a number of factors, including mechanical soundness, consumer desirability, vehicle history, market prices and relative value as prospective inventory. We also may leverage the CarStory Real Market Price for vehicle valuations in UACC’s underwriting and servicing. If we are unable to provide accurate and competitive pricing through the CarStory Real Market Price, our revenue, gross margins and results of operations would be affected, which could have an adverse effect on our business, financial condition and results of operations.

Our platform utilizes open-source software, and any defects or security vulnerabilities in the open-source software could negatively affect our business.

Our platform utilizes open-source software, and we expect to use open-source software in the future in connection with our platform. To the extent that our platform depends upon the successful operation of open-source software, any undetected errors or defects in this open-source software could prevent the deployment or impair the functionality of our platform, delay the introduction of new solutions, result in a failure of our platform, introduce cybersecurity vulnerabilities, and injure our reputation. For example, undetected errors or defects in open-source software could render it vulnerable to breaches or security attacks, and, in conjunction, make our systems more vulnerable to data breaches.

In addition, the terms of various open-source licenses have not been fully interpreted by United States courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market our platform. Our utilization of some open-source licenses in conjunction with our proprietary software might require us to make the source code for our proprietary software publicly available at no cost or require us to make our source code publicly available for modifications or derivative works, including if our source code is based upon, incorporates, or was created using the open-source software. Although we monitor our use of open-source software to avoid subjecting our software to such requirements or other conditions we do not intend, we cannot assure you that our processes for controlling our use of open-source software will always be effective. Furthermore, we could be subject to third-party claims asserting ownership of, or demanding release of, the open-source software or derivative works that we developed using such software, or otherwise seeking to enforce the terms of the applicable open-source license. Such claims could result in litigation and/or substantial costs to defend and resolve. In addition to risks related to open-source license requirements, usage of open-source software can lead to greater risks than use of third-party commercial software, as open-source licensors generally do not provide warranties, support services, indemnification or other contractual provisions regarding the quality of the code or intellectual property infringement claims protections, nor controls on the origin of the software. Many of the risks associated with usage of open-source software cannot be eliminated and could materially and adversely affect our business, financial condition and results of operations.

A significant disruption in service on our platform could damage our reputation and result in a loss of customers, which could harm our brand or our business, financial condition and results of operations.

Our brand, reputation and ability to attract customers depend on the reliable performance of our platform and the supporting systems, technology and infrastructure. We may experience significant interruptions to our systems in the future. Interruptions in these systems, whether due to system failures or lack of upgrades, programming or configuration errors, computer viruses or physical or electronic break-ins, could affect the availability of our inventory on our platform and prevent or inhibit the ability of customers to access our platform. In addition, we expect that we will need to invest in and upgrade the UACC systems over time. Problems with the reliability or security of our systems could harm our reputation, result in a loss of customers and result in additional costs.

UACC operates a data center at a colocation facility in California to support its operations. This data center is vulnerable to damage or interruption from fire, flood, power loss, telecommunications failures, terrorist attacks, acts of war, electronic and physical break-ins, computer viruses, ransomware, earthquakes and similar events. The occurrence of any of these events could render communications between our offices inoperable and our results of operations could be harmed. Problems faced by our third-party web-hosting providers, including AWS, could inhibit the functionality of our platform. For example, our third-party web-hosting providers could close their facilities without adequate notice or suffer interruptions in service caused by cyber-attacks, natural disasters or other phenomena. Disruption of their services could cause our website to be inoperable and could have a material adverse effect on our business, financial condition and results of operations. Any financial difficulties, up to and including bankruptcy, faced by our third-party web-hosting providers or any of the service providers with whom they contract may have negative effects on our business, the nature and extent of which are difficult to predict. In addition, if our third-party web-hosting providers are unable to keep up with our growing capacity needs, our business, financial condition and results of operations could be harmed.

Any errors, defects, disruptions, or other performance or reliability problems with our platform could interrupt our dealer’s access to data that drives our originations, which could harm our business, and financial condition and results of operations.

Our CarStory business relies on artificial intelligence to facilitate the automotive retail experience. If our use of artificial intelligence results in inaccurate data, regulatory scrutiny, privacy concerns or is otherwise unsuccessful, it could adversely affect our business, results of operations, and financial condition.

We have made significant investments in artificial intelligence (“AI”) initiatives, including through our CarStory business and offerings. CarStory provides AI-powered analytics and digital services, including predictive market data, supporting the automotive industry. CarStory relies on AI, machine learning, automated decision making, data analytics and similar tools to analyze market trends, improve our services, provide insights to our customers and tailor our interactions with our customers (“AI Tools”). Certain of these AI Tools are proprietary to CarStory, and certain are third party AI Tools that CarStory has obtained a right to use from the applicable provider. Pursuant to our Value Maximization Plan, we are shifting focus in part to our CarStory business and expect to expand our use and offerings of our AI Tools. We intend to leverage our CarStory data and technology, including our AI Tools, to enhance operations at UACC.

As with many technological innovations, there are significant risks involved in developing, maintaining and utilizing AI Tools and no assurance can be provided that CarStory’s use of AI Tools will enhance our products or services, be commercially viable, or continue to be successful. If the models underlying our AI Tools are inadequately or incorrectly designed, improperly trained or used, or the data used to train them is incomplete, inadequate or biased in some way, our use of AI Tools may inadvertently reduce our efficiency or cause unintentional or unexpected outputs that are incorrect, insufficient, do not match our business goals, do not comply with our policies or standards, adversely affect our financial condition, business and reputation. Further if we are deemed to not have sufficient rights to use such data to train our AI Tools, then we may be subject to litigation by the owners of the content or other materials that comprise such data, similar to the litigation that is currently pending in various U.S. courts against other developers of AI Tools, and which has an uncertain outcome.

The market for AI Tools is complex and rapidly evolving, and we face significant competition from other companies as well as an evolving regulatory landscape. To the extent AI development and utilization from our industry competitors prove to be successful, or more successful, than our approach, the demand for our CarStory platform, and thus our business, could be adversely affected. Our efforts to continuously improve our AI Tools, including the introduction of new products or capabilities or changes to existing products or capabilities, may result in new or enhanced governmental or regulatory scrutiny, litigation, privacy or ethical concerns, or other complications that could adversely affect our business, reputation, or financial results. For example, the use of datasets to develop AI models, the content generated by AI systems, or the application of AI systems may be found to be insufficient, biased, or harmful, or violate current or future laws and regulations or deviate from consumers’ expectations of privacy. In addition, market acceptance of AI technologies is uncertain, especially in the automotive retail industry.

The rapid evolution of AI will require the application of resources to develop, test, maintain and improve our products and services to help ensure that our AI Tools are, and remain, accurate and efficient. The continuous development, testing, maintenance and deployment of our AI Tools may also increase the cost profile of our offerings due to the nature of the computing costs involved in such systems, and may involve unforeseen difficulties including material performance problems, undetected defects or errors. We may encounter technical obstacles, and it is possible that we may discover additional problems that may prevent our proprietary AI Tools from operating properly, which could adversely affect our business, customer relationships and reputation. See “— Any actual or perceived failure to comply with evolving regulatory frameworks around the development and use of AI could adversely affect our business, results of operations, and financial condition.”

Any actual or perceived failure to comply with the evolving regulatory frameworks around the development and use of AI could adversely affect our business, results of operations, and financial condition.

The regulatory framework around the development and use of these emerging technologies is rapidly evolving, and many federal, state and foreign government bodies and agencies have introduced and/or are currently considering additional laws and regulations. Both in the United States and internationally, the development and use of AI Tools are the subject of evolving regulation by various governmental and regulatory agencies, and changes in laws, rules, directives and regulations governing the use of AI Tools may adversely affect the ability of our business to use or rely on AI Tools. As a result, implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future, and we cannot yet determine the impact future laws, regulations, standards, or perception of their requirements may have on our business.

Already, there are some existing legal regimes that regulate certain aspects of AI, and new laws regulating AI Tools have either entered into force in the United States and the EU in 2024 or are expected to enter into force in 2025. In the United States, there has already been significant change at the federal level regarding the regulation of AI technologies. The Trump administration has rescinded an executive order relating to the safe and secure development of AI that was previously implemented by the Biden administration. The Trump administration then issued a new executive order that, among other things, requires certain agencies to develop and submit to the president action plans to “sustain and enhance America’s global AI dominance,” and to specifically review and, if possible, rescind rulemaking taken pursuant to the rescinded Biden executive order. Thus, the Trump administration may continue to rescind other existing federal orders and/or administrative policies relating to AI, or may implement new executive orders and/or rule making relating to AI in the future. Any such changes at the federal level could require us to expend significant resources to modify our products, services, or operations to ensure compliance or remain competitive. Further, U.S. legislation related to AI has been introduced at the federal level and has passed at the state level. For example, California enacted seventeen new laws in 2024 that further regulate use of AI and provide consumers with additional protections around companies’ use of AI, such as requiring companies to disclose certain uses of generative AI. Other states have also passed AI-focused legislation, such as Colorado’s Artificial Intelligence Act, which will require developers and deployers of “high-risk” AI systems to implement certain safeguards against algorithmic discrimination, and Utah’s Artificial Intelligence Policy Act, which establishes disclosure requirements and accountability measures for the use of generative AI in certain consumer interactions. Such additional regulations may impact our ability to develop, use, procure and commercialize AI in the future.

Any of the foregoing, together with developing guidance and/or decisions in this area, may affect our ability to use AI Tools, require additional compliance measures and changes to our operations and processes regarding AI Tools, prevent us from being able to utilize third party AI Tools, and result in increased compliance costs, and potential increases in the risk of civil claims against us. Any actual or perceived failure to comply with evolving regulatory frameworks around the development and use of AI Tools, could adversely affect our brand, reputation, business, results of operations, and financial condition.

It is possible that further new laws and regulations will be adopted in the United States and in other non-U.S. jurisdictions, or that existing laws and regulations, including competition and antitrust laws, may be interpreted in ways that would limit our ability to use AI Tools for our business, or require us to change the way we use AI Tools in a manner that negatively affects the performance of our products, services, and business and the way in which we use AI Tools. We may need to expend resources to adjust our products or services in certain jurisdictions if the laws, regulations, or decisions are not consistent across jurisdictions. Further, the cost to comply with such laws, regulations, or decisions and/or guidance interpreting existing laws, could be significant and would increase our operating expenses (such as by imposing additional reporting obligations regarding our use of AI Tools). Such an increase in operating expenses, as well as any actual or perceived failure to comply with such laws and regulations, could adversely affect our business, financial condition and results of operations.

Risks Related to Intellectual Property

Failure to adequately protect our intellectual property, technology and confidential information could harm our business, financial condition and results of operations.

The protection of intellectual property, technology and confidential information is crucial to the success of our businesses. Moreover, we will work to preserve the value of our Vroom® intellectual property rights where appropriate following the Ecommerce Wind-Down. We rely on a combination of trademark, trade secret, patent and copyright law, as well as contractual restrictions, to protect our intellectual property (including our brand, technology and confidential information). While it is our policy to protect and defend our rights to our intellectual property, we cannot predict whether steps taken by us to protect our intellectual property will be adequate to prevent infringement, misappropriation, dilution or other violations of our intellectual property rights. We also cannot guarantee that others will not independently develop technology that has the same or similar functionality as our technology. Unauthorized parties may also attempt to copy or obtain and use our technology to develop competing solutions, and policing unauthorized use of our technology and intellectual property rights may be difficult and ineffective. Changes in the law or adverse court rulings may also negatively affect our ability to prevent others from using our technology. If our intellectual property rights are used or misappropriated by third parties, the value of our brand and intellectual property may be diminished and competitors may be able to more effectively mimic our products and methods of operations. Any of these events could materially adversely affect our business, financial condition or results of operations. Furthermore, we may face claims of infringement of third-party intellectual property that could interfere with our ability to market, promote and sell our brands, products and services. Any litigation to enforce our intellectual property rights or defend ourselves against claims of infringement of third-party intellectual property rights, regardless of merit, could be costly, divert attention of management and may not ultimately be resolved in our favor. Moreover, if we are unable to successfully defend against claims that we have infringed the intellectual property rights of others, we may be prevented from using certain intellectual property and may be liable for damages, which in turn could materially adversely affect our business, financial condition or results of operations. Even if we were to prevail, the time and resources necessary to resolve such disputes could be costly, time-consuming and divert the attention of management from our business operations.

A number of aspects of intellectual property protection in the field of AI and machine learning are currently under development, and there is uncertainty and ongoing litigation in different jurisdictions as to the degree and extent of protection warranted for AI and machine learning systems and relevant system input and outputs. If we fail to obtain protection for the intellectual property rights concerning our AI Tools, or later have our intellectual property rights invalidated or otherwise diminished, our competitors may be able to take advantage of our research and development efforts to develop competing products. Given the long history of development of AI Tools, other parties may have (or in the future may obtain) patents or other proprietary rights that would prevent, limit or interfere with our ability to make, use or sell our own AI Tools.

We are currently the registrant of the vroom.com, texasdirectauto.com, carstory.com, vast.com and unitedautocredit.net internet domain names and various other related domain names. The regulation of domain names in the United States is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may not be able to acquire or maintain domain names that are important for our business.

In addition, we have registered certain trademarks that are important to our business, such as the “Vroom®”, “Sell Us Your Car®”, “CarStory®”, “Vast®” and “United Auto Credit®” trademarks. While we are seeking, and have secured registration of several of our trademarks in the U.S. and other foreign jurisdictions (including Canada and Europe), it is possible that others may assert senior rights to similar trademarks and seek to prevent our use and further registration of our trademarks in certain jurisdictions. Additionally, our pending trademark or service mark applications may not result in such marks being registered in a timely manner or at all. If we fail to adequately protect or enforce our rights under these trademarks, we may lose the ability to use those trademarks or to prevent others from using them, which could adversely harm our reputation and our business, financial condition and results of operations.

While software can be protected under copyright law, we have chosen not to register any copyrights in our proprietary software, and instead, primarily rely on trade secret law to protect our proprietary software. In order to bring a copyright infringement lawsuit in the United States, the copyright must be registered. Accordingly, the remedies and damages available to us for unauthorized use of our software may be limited. Furthermore, our trade secrets, know-how and other proprietary materials may be revealed to the public or our competitors or independently developed by our competitors and, as a result, may no longer provide protection for the related intellectual property.

Our CarStory business has a number of patents and we may obtain additional patents in the future. We may fail to apply for patents on important products, methods and technologies in a timely fashion or at all, or we may fail to apply for patents in potentially relevant jurisdictions. Moreover, we may fail to obtain issuance of any of the patent applications we do file. Effective protection of patents is complex, expensive and difficult to maintain, both in terms of filing costs as well as the costs of defending and enforcing our rights in our patents. For example, the U.S. Patent and Trademark Office and various foreign governmental patent agencies require compliance with a number of procedural requirements to complete the patent application process and to maintain issued patents, and noncompliance or non-payment could result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in a relevant jurisdiction.

Our agreements with employees and consultants may not effectively prevent unauthorized use of our intellectual property, and we may be subject to claims asserting that our employees or, consultants have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what we regard as our own intellectual property.

As part of our efforts to protect our intellectual property, technology and confidential information, we require employees and contractors who may be involved in the creation or development of intellectual property to enter into confidentiality and assignment of inventions agreements, and we also require certain third parties to enter into nondisclosure agreements. However, we may not be successful in having all such employees, contractors or third parties enter into such agreements. These agreements may not effectively grant all necessary rights to any inventions that may have been developed by our employees and consultants. In addition, while these agreements will give us contractual remedies upon unauthorized use or disclosure of our intellectual property or confidential information, these agreements may not effectively prevent unauthorized use or disclosure of our confidential information, intellectual property or technology and we may not be able to detect such unauthorized activity.

Although we try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims, which could be costly and time-consuming. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and divert the attention of management.

We rely on licenses to use the intellectual property rights of third parties which are incorporated into our products and services. Failure to renew or expand existing licenses may require us to modify, limit or discontinue certain offerings, which could materially affect our business, financial condition and results of operations.

We rely on products, technologies and intellectual property that we license from third parties for use in our products and services. We cannot assure that these third-party licenses, or support for such licensed products and technologies, will continue to be available to us on commercially reasonable terms, if at all. In the event that we cannot renew or expand existing licenses, we may be required to discontinue or limit our use of the products or services that include or incorporate the licensed intellectual property.

We cannot be certain that our licensors are not infringing the intellectual property rights of others or that our suppliers and licensors have sufficient rights to the technology in all jurisdictions in which we may operate. If we are unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against our suppliers and licensors or against us, or if we are unable to continue to obtain the technology or enter into new agreements on commercially reasonable terms, our ability to develop our products and services containing that technology could be severely limited and our business could be harmed. Additionally, if we are unable to obtain necessary technology from third parties, we may be forced to acquire or develop alternate technology, which may require significant time and effort and may be of lower quality or performance standards. This would limit and delay our ability to provide new or competitive offerings and increase our costs. If alternate technology cannot be obtained or developed, we may not be able to offer certain functionality as part of our products and services, which could adversely affect our business, financial condition and results of operations.

We may be subject to claims asserting that our employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what we regard as our own intellectual property.

Although we try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

In addition, while it is our policy to require our employees and contractors who may be involved in the creation or development of intellectual property on our behalf to execute agreements assigning such intellectual property to us, we may be unsuccessful in having all such employees and contractors execute such an agreement. The assignment of intellectual property may not be self-executing or the assignment agreement may be breached, and we may be forced to bring claims against third parties or defend claims that they may bring against us to determine the ownership of what we regard as our intellectual property.

Risks Related to Ownership of Our Common Stock

Trading in our securities is highly speculative and poses substantial risks, and our securities were subject to dilution following effectiveness of the Plan.

In connection with the Prepackaged Chapter 11 Case and our emergence from bankruptcy, trade creditors and all other general unsecured creditors were unimpaired. Upon the Company’s emergence from the Prepackaged Chapter 11 Case, our former noteholders received, among other things, their pro rata share of 92.94% of the common stock in the reorganized company, and the holders of the existing common stock of the Company received their pro rata share of 7.06% of the common stock in the reorganized Company and their pro rata share of the new warrants exercisable upon the Company reaching certain benchmarks pursuant to the terms of the proposed new warrants. In addition, 15% of the our common stock outstanding as of immediately following the effectiveness of the Plan was reserved for issuance as awards under a post-restructuring management incentive plan consisting of 10% restricted stock units and 5% options. Issuances of common stock (or securities convertible into or exercisable for common stock) under the Plan, any equity awards or management incentive plan and any exercises of the warrants or conversion rights for shares of common stock diluted the voting power of the outstanding common stock, and may adversely affect the trading price of our common stock in the future.

Following our emergence from the Prepackaged Chapter 11 Case, a former holder of our previously issued Notes has the ability to significantly influence all matters submitted to stockholders of the reorganized company for approval.

A former holder of our previously issued Notes acquired a significant ownership interest in the common stock issued pursuant to the Plan. As of the date of this Annual Report, Mudrick owned 76.5% of our outstanding common stock. Mudrick may be in a position to control the outcome of all actions requiring stockholder approval, including the election of directors, without the approval of other stockholders. This concentration of ownership could also facilitate or hinder a negotiated change of control of us and, consequently, have an impact upon the value of our common stock. The significant ownership stake allows Mudrick to appoint a majority of the board of directors, influencing the company’s management and strategic direction. This could lead to changes in corporate governance practices, business strategies, and capital allocation policies that align with the interests of Mudrick. The concentrated ownership might also affect the liquidity of our common stock in the market, potentially impacting its trading price and volatility. The interests of Mudrick may not always align with those of other shareholders or us, potentially leading to conflicts in decision-making. Additionally, this ownership structure could either attract potential acquirers due to the ease of negotiating with a small group of major shareholders or deter them if the holders are not interested in selling their stakes. Notably, a single party alone holds sufficient voting power to control stockholder approval on most matters, potentially marginalizing minority shareholders.

Our common stock price may be volatile and the value of our common stock has declined since our initial public offering and may continue to decline regardless of our operating performance, and you may not be able to resell your shares at or above the price which you paid for them.

It is possible that an active trading market for shares of our common stock will not be sustained, which could make it difficult for you to sell your shares of common stock at an attractive price or at all. An inactive market may also impair our ability to raise capital by selling our common stock, and it may impair our ability to attract and motivate our employees through equity incentive awards and our ability to acquire other companies by using our common stock as consideration. In addition, the Company is exploring potential listing of the warrants on a national stock exchange. However, there is no guarantee that the Company will succeed in doing so or that, if it does, an active trading market for the warrants will develop.

Many factors, some of which are outside our control, may cause the market price of our common stock to fluctuate significantly, including those described in this “Risk Factors” section as well as the following:

•        the reorganization of our capital structure and related risks following our emergence from the Prepackaged Chapter 11 Case;

•        our operating and financial performance and prospects, including as a result of operational changes and initiatives resulting from the Value Maximization Plan and our emergence of bankruptcy;

•        the discontinuation of our ecommerce operations and wind-down of our used vehicle dealership business and our ability to reduce the related costs;

•        the listing status of our common stock on a national securities exchange;

•        our ability to grow and develop the UACC and CarStory businesses;

•        our liquidity and ability to raise or restructure our existing capital;

•        our quarterly or annual earnings or those of other companies in our industry compared to market expectations;

•        our guidance regarding future quarterly or annual earnings, and our financial results in relation to previously issued guidance;

•        our ability to achieve the benefits of any cost saving measures or of our bankruptcy;

•        future announcements concerning our businesses or our competitors’ businesses;

•        the public’s reaction to our press releases, other public announcements and filings with the SEC;

•        coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

•        market and industry perception of our success, or lack thereof, in pursuing our business strategy;

•        changes in market sentiment regarding growth companies that are not yet profitable;

•        strategic actions by us or our competitors, such as acquisitions or restructurings;

•        changes in laws or regulations or executive orders which adversely affect our industry or us;

•        changes in accounting standards, policies, guidance, interpretations or principles;

•        changes in senior management or key personnel and the impact of reductions in our workforce;

•        issuances, exchanges or sales, or expected issuances, exchanges or sales of our capital stock;

•        changes in our dividend policy;

•        new, or adverse resolution of pending, litigation or other claims against us;

•        global political unrest and wars, including geopolitical conflicts and war, which could delay and disrupt our business, and if such political unrest further escalates or leads to disruptions in the financial markets or puts pressure on global supply chains, it could heighten many of the other risk factors included in the other risk factors included in this section;

•        the impacts of the inflationary environment in the United States and in other global economies, high or fluctuating interest rates, recessions or general economic downturns, and tariffs;

•        potential volatility in the banking industry; and

•        other changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from the federal government’s ongoing negotiations regarding the federal debt limit, tariffs, natural disasters, climate change, terrorist attacks, global pandemics, and responses to such events.

As a result, volatility in the market price of our common stock may prevent investors from being able to sell their common stock at or above the price which they paid for them. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock is low. As a result, you may suffer a loss on your investment. Broad market and industry fluctuations, as well as general economic, political, regulatory, and market conditions, may negatively impact the market price of our common stock.

We have experienced significant declines in the market price of our common stock, and it could continue to decline in the future, including as a result of the execution and implementation of our Value Maximization Plan or our emergence from bankruptcy as a result of the Prepackaged Chapter 11 Case. Accordingly, any trading in our common stock following our emergence from bankruptcy will be highly speculative and pose substantial risks to purchasers of our common stock.

Further declines in our stock price could, among other things, make it more difficult to raise or restructure capital on terms acceptable to us, or at all, and make it difficult for our investors to sell their shares of common stock. In addition, companies that experience volatility in the market price of their securities often are the subject of securities class action litigation. For example, a consolidated class action is pending in the U.S. District Court for the Southern District of New York against us, certain of our officers, and certain of our directors, among others, alleging violations of the federal securities laws. See Part II, Item 1 “Legal Proceedings.”

We do not intend to pay dividends on our common stock for the foreseeable future.

We currently intend to retain all available funds and any future earnings to fund the development and growth of our businesses. As a result, we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, industry trends and other factors that our board of directors may deem relevant.

Any such decision also will be subject to compliance with contractual restrictions and covenants in the agreements governing our current indebtedness. In addition, we may incur additional indebtedness, the terms of which may further restrict or prevent us from paying dividends on our common stock. As a result, you may have to sell some or all of your common stock after price appreciation in order to generate cash flow from your investment, which you may not be able to do. Our inability or decision not to pay dividends could also adversely affect the market price of our common stock.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our common stock, which could depress the price of our common stock.

Our amended and restated certificate of incorporation authorizes us to issue one or more series of preferred stock. Our board of directors has the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our common stock at a premium to the market price, and materially and adversely affect the market price and the voting and other rights of the holders of our common stock.

The issuance by us of additional shares of common stock or convertible securities would significantly dilute your ownership of us and could adversely affect our stock price.

We may seek additional equity or debt financing. The issuance of any additional capital stock would result in significant dilution to our stockholders. We also expect to continue to grant equity awards to employees, directors and consultants under our equity incentive plans. From time to time in the future, we may also issue additional shares of our common stock or securities convertible into common stock pursuant to a variety of transactions, including acquisitions. The issuance by us of additional shares of our common stock or securities convertible into our common stock would dilute your ownership of us and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our common stock.

The issuance or sale of shares of our common stock, or rights to acquire shares of our common stock, could depress the trading price of our common stock, and would significantly dilute existing stockholders.

We may conduct future offerings of our common stock, preferred stock or other securities that are convertible into or exercisable for our common stock to finance our operations or fund acquisitions, or for other purposes. If we issue or sell additional shares of our common stock or rights to acquire shares of our common stock, if any of our existing stockholders sells a substantial amount of our common stock, or if the market perceives that such issuances or sales may occur, then the trading price of our common stock may significantly decline. In addition, our issuance or sale of additional shares of common stock would significantly dilute the ownership interests of our existing common stockholders.

Future sales, or the perception of future sales, by us or our existing stockholders in the public market could cause the market price for our common stock to decline.

The sale of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

On January 14, 2025, we entered into a warrant agreement (the “Warrant Agreement”) with Equiniti Trust Company LLC, as warrant agent. In accordance with the Prepackaged Chapter 11 Case and pursuant to the Warrant Agreement, on January 14, 2025, the Company issued warrants to purchase an aggregate of 364,516 shares of the Company’s common stock at an exercise price of $60.95 per share, to our stockholders. Each warrant was immediately exercisable upon the issuance date and will expire five years from the issuance date.

We have filed registration statements on Form S-8 to register shares of our common stock issued or reserved for issuance under our equity incentive compensation plans. Subject to the satisfaction of vesting conditions, shares registered under these registration statements on Form S-8 became available for resale immediately in the public market without restriction.

We are unable to predict the timing of or the effect that such sales may have on the prevailing market price of our common stock, which in turn may impact our continued listing on Nasdaq. See “— We may be unable to satisfy a Nasdaq listing rule or that of another national securities exchange”.

We may be unable to satisfy a Nasdaq listing rule or that of another national securities exchange.

On November 21, 2024, in connection with our commencement of the Prepackaged Chapter 11 Case, we received written notice from Nasdaq notifying us that Nasdaq had determined to delist the Company’s common stock. On November 28, 2024, we appealed that decision and requested a hearing before a Nasdaq Hearing Panel to appeal Nasdaq’s delisting determination. During the pendency of our appeal, on December 2, 2024, our common stock was suspended from trading on Nasdaq and was quoted on an over-the-counter market. Following the Company’s emergence from the Prepackaged Chapter 11 Case on January 14, 2025, all previously issued and outstanding equity interests in Vroom were cancelled and extinguished, all trading of our common stock ceased on the over-the-counter market, and Nasdaq issued a Moot Letter to cancel the hearing and close the matter. On February 20, 2025, our newly issued common stock was relisted for trading on the Nasdaq Global Market. We are exploring the potential listing of our warrants on a national stock exchange.

There can also be no assurance that we will continue to meet Nasdaq listing requirements, or those of any other national securities exchange. If we are unable to remain listed on a national securities exchange, we and our stockholders could face significant material adverse consequences, including limited availability of market quotations and analyst coverage for our common stock, and reduced liquidity for the trading of our securities.

Delisting from or suspension of trading on Nasdaq has, and any failure to remain listed on a national securities exchange in the future could, result in, among other things, a loss of investor confidence or interest in strategic transactions or opportunities, us being subject to regulation in each state in which we offer our securities, and difficulty in recruiting and retaining personnel through equity incentive awards.

The obligations associated with being a public company require significant resources and management attention.

As a public company, we face significant legal, accounting, administrative and other costs and expenses. We are subject to the Exchange Act, the rules and regulations implemented by the SEC, the Sarbanes-Oxley Act of 2022, as amended (the “Sarbanes Oxley-Act”), the Wall Street Reform and Consumer Protection Act of 2020 (the “Dodd-Frank Act”), the Public Company Accounting Oversight Board (“PCAOB”) and the rules and standards of any national securities exchange on which our securities are listed, each of which imposes additional reporting and other obligations on public companies. As a public company, we are required to, among other things:

•        prepare, file and distribute annual, quarterly and current reports with respect to our business and financial condition;

•        prepare, file and distribute proxy statements and other stockholder communications;

•        retain financial and accounting personnel and other experienced accounting and finance staff with the expertise to address complex accounting matters applicable to public companies;

•        institute comprehensive financial reporting and disclosure compliance procedures;

•        involve and retain outside counsel and accountants to assist us with the activities listed above;

•        enhance our investor relations function;

•        enforce new internal policies, including those relating to trading in our securities and disclosure controls and procedures;

•        comply with the listing standards of any national securities exchange on which we are listed; and

•        comply with the Sarbanes-Oxley Act.

These rules and regulations and changes in laws, regulations and standards relating to corporate governance and public disclosure, which have created uncertainty for public companies, have and will continue to increase our legal and financial compliance costs and make some activities more time consuming and costly. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies and new laws, regulations, or executive orders are issued. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Our investment in compliance with existing and evolving regulatory requirements has and will continue to result in increased administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities, which could have a material adverse effect on our businesses, financial condition and results of operations.

In addition, the need to continue to develop the corporate infrastructure demanded of a public company may also divert management’s attention from implementing our business strategy, including our Value Maximization Plan and our Prepackaged Chapter 11 Case, which could prevent us from improving our businesses, financial condition and results of operations. If we do not continue to develop and implement the right processes and tools to manage our changing enterprise and maintain our culture, our ability to compete successfully and achieve our business objectives could be impaired, which could negatively impact our business, financial condition and results of operations. In addition, we cannot predict or estimate the amount of additional costs we may incur to comply with these requirements. We anticipate that these costs will materially increase our general and administrative expenses.

Being a public company and complying with applicable rules and regulations could also make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers.

We are a “smaller reporting company” and the reduced disclosure requirements applicable to smaller reporting companies may make our common stock less attractive to investors.

As of December 31, 2024, we are a “smaller reporting company” as defined under the rules promulgated under the Exchange Act. We will remain a smaller reporting company until the fiscal year following the determination that either (i) the value of our voting and non-voting common shares held by non-affiliates is $250 million or more measured on the last business day of our second fiscal quarter or (ii) our annual revenues are $100 million or more during the most recently completed fiscal year and the value of our voting and non-voting common shares held by non-affiliates is $700 million or more measured on the last business day of our second fiscal quarter. Smaller reporting companies are able to provide simplified executive compensation disclosure and have certain other reduced disclosure obligations, including, among other things, being required to provide only two years of audited financial statements and not being required to provide selected financial data, or supplemental financial information.

We cannot predict whether investors will find our common stock less attractive because we have chosen to rely on any of these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be reduced or more volatile.

As a public reporting company, we are subject to rules and regulations established from time to time by the SEC and Nasdaq regarding our internal control over financial reporting. If we experience material weaknesses or otherwise fail to maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results or report them in a timely manner, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

We are a public reporting company subject to the rules and regulations established from time to time by the SEC and Nasdaq. These rules and regulations require, among other things, that we establish and periodically evaluate procedures with respect to our disclosure controls and procedures and our internal control over financial reporting. Reporting obligations as a public company place a considerable strain on our financial and management systems, processes and controls, as well as on our personnel.

In addition, as a public company, we are required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal control over financial reporting. Section 404(a) of the Sarbanes-Oxley Act (“Section 404(a)”) requires that management assess and report annually on the effectiveness of our internal control over financial reporting and identify any material weaknesses in our internal control over financial reporting. Our compliance with Section 404(a) will require that we incur substantial expenses and expend significant management efforts. However, while we remain a non-accelerated filer, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

If we identify material weaknesses in our internal control over financial reporting, our management will be unable to assert that our disclosure controls and procedures and our internal control over financial reporting is effective. If we are unable to assert that our internal control over financial reporting is effective, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock could be adversely affected and we could become subject to litigation or investigations by Nasdaq, the SEC, or other regulatory authorities, which could require additional financial and management resources.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our operating results could be adversely affected.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Policies and Estimates” in Part II, Item 7 of our Annual Report on Form 10-K. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, expenses and related disclosures. On an ongoing basis, we evaluate our estimates, including, among others, those related to income taxes, the realizability of inventory, stock-based compensation, revenue-related reserves, as well as impairment of goodwill and long-lived assets. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of securities analysts and investors, resulting in a decline in the price of our common stock.

The implementation of new accounting requirements or other changes to GAAP could have a material adverse effect on our reported results of operations and financial condition.

Increased scrutiny and changing expectations from investors, consumers, employees, regulators, and others regarding our environmental, social and governance practices and reporting could cause us to incur additional costs, devote additional resources and expose us to additional risks, which could adversely impact our reputation, customer attraction and retention, access to capital and employee recruitment and retention.

Expectations are shifting related to companies’ environmental, social and governance (“ESG”) practices and reporting. Stakeholders’ expectations continue to evolve; moreover, they are not uniform, and at times are conflicting. Addressing these expectations comes with inherent costs and complexity, and any failure to successfully navigate these expectations may adversely impact our brand, reputation, customer retention, or other aspects of our business.

Any efforts to improve our ESG profile or respond to stakeholder expectations can be costly and may not have the desired effect. Our ability to achieve any ESG objective is subject to numerous risks, many of which are outside of our control. Examples of such risks include:

•        the availability and cost of low- or non-carbon-based energy sources;

•        the evolving regulatory requirements affecting ESG standards or disclosures;

•        evolving methodologies, standards, and data availability and quality, as well as stakeholder perceptions;

•        the availability of suppliers that can meet sustainability, human capital and other ESG standards;

•        our ability to recruit, develop and retain talent in our labor markets; and

•        the success of our organic growth and acquisitions or dispositions of businesses or operations.

If we fail, or are perceived to be failing, to meet the standards included in any sustainability disclosure or the expectations of our various stakeholders, it could negatively impact our reputation, customer attraction and retention, access to capital and employee retention. In addition, new sustainability rules and regulations have been adopted and may continue to be introduced in various states and other jurisdictions. Such laws are complex and at times divergent, which may increase costs and complexity of compliance and any associated risks. Our failure to comply with any applicable rules or regulations could lead to penalties and adversely impact our reputation, customer attraction and retention, access to capital and employee retention.

We may need to seek or raise additional debt or equity capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances. If such capital is not available to us, our business, financial condition and results of operations would be materially and adversely affected.

We may need to seek or raise additional debt or equity capital to in pursuit of various goals, including without limitation to fund our operations, pursue our business objectives, respond to business opportunities, challenges or unforeseen circumstances, successfully execute on our Long-Term Strategic Plan, develop new products or services or further improve existing products and services, and acquire complementary businesses and technologies. To the extent we decide to seek or raise additional capital, there can be no assurance that additional funds, including any additional equity or debt financings, will be available in amounts or on terms acceptable to us, if at all.

Moreover, any debt financing that we secure would result in additional debt service obligations and the instruments governing such debt could provide for restrictive operating and financial covenants, security interests on our assets, and other terms that could be adverse to our current stakeholders, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. Volatility in the credit markets may also have an adverse effect on our ability to obtain debt financing.

If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders would suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our commons stock.

If we require but are unable to obtain adequate financing or financing on terms or conditions satisfactory to us, we may be forced to obtain financing on undesirable terms or our ability to continue to pursue our business objectives, successfully respond to business opportunities, challenges or unforeseen circumstances, would be significantly limited, and our business, financial condition and results of operations would be materially and adversely affected.

Anti-takeover provisions in our governing documents and under Delaware law could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current management, and depress the market price of our common stock.

Our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law contain provisions that could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by our board of directors. Among others, our amended and restated certificate of incorporation and amended and restated bylaws include the following provisions:

•        limitations on convening special stockholder meetings, which could make it difficult for our stockholders to adopt desired governance changes;

•        advance notice procedures, which apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders;

•        a prohibition on stockholder action by written consent at any time at which Mudrick owns in the aggregate less than 50% of the total voting power of the outstanding shares of common stock of the Company entitled to vote at an election of directors;

•        directors can be removed by stockholders and stockholders can fill any vacancy or newly created directorship on the Board, in each case, by the affirmative vote of the holders of a majority of the voting power of the stock outstanding and entitled to vote thereon, provided, however, if Mudrick beneficially owns in the aggregate less than 50% of the total voting power of the outstanding shares of stock of the Corporation entitled to vote at an election of directors, the affirmative vote of the holders of at least two-thirds of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required for the removal of any director with or without cause;

•        a forum selection clause, which means certain litigation against us can only be brought in Delaware;

•        no authorization of cumulative voting, which limits the ability of minority stockholders to elect director candidates;

•        if Mudrick beneficially owns in the aggregate less than 50% of the total voting power of our outstanding shares entitled to vote, then certain amendments to our certificate of incorporation will require the approval of two-thirds of the then outstanding voting power of our capital stock;

•        our bylaws provide that if Mudrick beneficially owns in the aggregate less than 50% of the total voting power of our outstanding shares entitled to vote then the affirmative vote of two-thirds of the then-outstanding voting power of our capital stock, voting as a single class, is required for stockholders to amend or adopt any provision of our bylaws; and

•        the authorization of undesignated or “blank check” preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law (the “DGCL”), which prevents interested stockholders, such as certain stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations unless (i) prior to the time such stockholder became an interested stockholder, the board approved the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned 85% of the common stock or (iii) following board approval, the business combination receives the approval of the holders of at least two-thirds of our outstanding common stock not held by such interested stockholder.

Any provision of our amended and restated certificate of incorporation, amended and restated bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, and federal district courts will be the sole and exclusive forum for Securities Act claims, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation provides that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for: (a) any derivative action or proceeding brought on our behalf; (b) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees to us or to our stockholders; (c) any action asserting a claim arising pursuant to the DGCL, our amended and restated certificate of incorporation or amended bylaws, or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware; or (d) any action asserting a claim governed by the internal affairs doctrine; provided that the exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by Exchange Act or to any claim for which the federal courts have exclusive jurisdiction. Our amended and restated certificate of incorporation further provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts are the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provisions contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition and results of operations.

If securities analysts continue not to publish research or reports about our company, or if they issue unfavorable commentary about us or our industry or downgrade our common stock, the price of our common stock could decline.

Our stock price and trading volume may be influenced by the way analysts and investors interpret our financial information and other disclosures. If securities or industry analysts continue not to publish research or reports about our business, delay publishing reports about our business, or publish negative reports about our businesses, regardless of accuracy, our common stock price and trading volume could decline.

The trading market for our common stock depends, in part, on the research and reports that securities or industry analysts publish about us or our business, if any. Currently, no analysts cover our company. The lack of analyst coverage could decrease demand for our common stock and our common stock price and trading volume may decline even further.

Even if our common stock is actively covered by analysts in the future, we do not have any control over the analysts or the measures that analysts or investors may rely upon to forecast our future results. Over-reliance by analysts or investors on any particular metric to forecast our future results may result in forecasts that differ significantly from our own.

Regardless of accuracy, unfavorable interpretations of our financial information and other public disclosures could have a negative impact on our stock price. If our financial performance fails to meet analyst estimates, for any of the reasons discussed above or otherwise, or one or more of the analysts who cover us downgrade our common stock or change their opinion of our common stock, our stock price would likely decline.

Risks Related to Tax Matters

We may be limited in our ability to utilize, or may not be able to utilize, net operating loss carryforwards to reduce our future tax liability.

As of January 1, 2025, we had U.S. federal and state net operating loss (“NOL”) carryforwards of approximately $1,700 million and $900 million, respectively, the utilization of which may be limited annually due to certain change in ownership provisions of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) and similar provisions of state tax law. Some of our U.S. federal NOL carryforwards will begin to expire in 2028, with the remaining losses having no expiration.

An “ownership change” (generally defined as greater than 50-percentage-point cumulative changes in the equity ownership of certain stockholders over a rolling three-year period) under Section 382 of the Code may limit our ability to utilize fully our pre-change NOL carryforwards to reduce our taxable income in periods following the ownership change. In general, an ownership change would limit our ability to utilize U.S. federal NOL carryforwards to an amount equal to the aggregate value of our equity at the time of the ownership change multiplied by a specified tax-exempt interest rate, subject to increase by certain built-in gains. Similar provisions of state tax law may also apply to our state NOL carryforwards. We believe we have undergone an ownership change for purposes of Section 382 of the Code in each of 2013, 2014, 2015 and 2021, which substantially limits our ability to use U.S. federal NOL carryforwards generated prior to each such ownership change, and as discussed below, we also believe that the consummation of the Plan has resulted in an ownership change. In addition, future changes in our stock ownership, including pursuant to this offering, some of which may be beyond our control, could result in additional ownership changes under Section 382 of the Code.

Tax matters could impact our results of operations and financial condition.

We are subject to U.S. federal income tax, as well as income tax in certain states. Our provision for income taxes and cash tax liability in the future could be adversely affected by numerous factors including, changes in tax laws, regulations, accounting principles or interpretations thereof, which could materially and adversely impact our cash flows and our business, financial condition and results of operations in future periods. Increases in our effective tax rate could also materially affect our net results. In addition, the U.S. government may enact significant changes to the taxation of business entities including, among others, an increase in the corporate income tax rate and the imposition of minimum taxes, which may have a material adverse effect on our customers, our business, results of operations and financial condition. The likelihood of these changes being enacted or implemented is unclear. We are currently unable to predict whether such changes will occur and, if so, the ultimate impact on our business. Further, we are subject to the examination of our income and other tax returns by the U.S. Internal Revenue Service (the “IRS”) and state and local tax authorities, which could have an impact on our business, financial condition and results of operations.

Our tax attributes and future tax deductions may be reduced or significantly limited as a result of the consummation of the Plan and any restructuring or reorganization in connection therewith.

Generally, any discharge of our debt obligations as a result of the Prepackaged Chapter 11 Case for an amount less than the debt’s adjusted issue price may give rise to cancellation of indebtedness income, which will reduce our tax attributes.

Certain tax attributes otherwise available and of value to us may be reduced, in most cases by the principal amount of the indebtedness forgiven. U.S. federal income tax attributes subject to reduction generally include (i) NOLs and NOL carryforwards; (ii) general business credit carryovers; (iii) minimum tax credit carryovers; (iv) capital loss carryovers; (v) tax basis in assets (but not below the amount of liabilities to which the taxpayer remains subject immediately after the indebtedness forgiven); (vi) passive activity loss and credit carryovers; and (vii) foreign tax credit carryovers. Loss of these tax attributes may have an adverse effect on our prospective cash flow.

To the extent that U.S. federal NOL carryforwards, other losses and credits generated by us prior to emergence from bankruptcy are available as deductions after emergence, our ability to utilize such deductions may be limited by Section 382 of the Code. Section 382 of the Code provides rules limiting the utilization of a corporation’s NOLs and other losses, deductions and credits following an ownership change (as described above). An exception to the limitations under Section 382 of the Code generally applies when, among other requirements, so-called “qualified creditors” and shareholders of a corporation in Chapter 11 receive, in respect of their claims and interests, as applicable, at least 50% of the vote and value of the stock of the corporation pursuant to a confirmed Chapter 11 plan (the “382(l)(5) Exception”). We believe that the transactions consummated pursuant to the Plan have resulted in an ownership change, and we expect that the application of the 382(l)(5) Exception could result in significant future cash tax savings over other alternative approaches. However, if we utilize the 382(l)(5) Exception and have an ownership change within two years of the issuance of shares pursuant to the Plan, we may lose all of our NOL carryforwards. Although we believe that the transactions consummated pursuant to the Plan satisfy the requirements of the 382(l)(5) Exception, the requirements are complex and no assurances can be provided as to their satisfaction. More generally, the rules relating to the use of pre-bankruptcy tax attributes by a corporation emerging from a bankruptcy are inherently uncertain. Accordingly, there cannot be any assurance that we will be entitled to use such attributes following our emergence from the Prepackaged Chapter 11 Case.

General Risk Factors

Our business is subject to the risk of natural disasters, adverse weather events and other catastrophic events, such as war and terrorism.

Our business is vulnerable to damage or interruption from earthquakes, fires, floods, hurricanes, power losses, telecommunications failures, terrorist attacks, acts of war, global pandemics, human errors and similar events. The third-party systems and operations on which we rely are subject to similar risks. For example, a significant natural disaster, such as an earthquake, fire, flood or hurricane could have an adverse effect on our businesses, financial condition and operating results, and our insurance coverage may be insufficient to compensate us for losses that may occur. Global climate change is resulting in certain types of natural disasters occurring more frequently or with more intense effects. We may not have sufficient protection or recovery plans in some circumstances. As we rely heavily on our computer and communications systems and the internet to conduct our businesses and provide high-quality customer service, any disruptions could negatively affect our ability to run our businesses, which could have an adverse effect on our businesses, financial condition, and operating results.

War and acts of terrorism in the United States and abroad could also cause disruptions in our businesses, consumer demand or the economy as a whole. For example, ongoing geopolitical conflicts and war around the world could result in a slowdown in global economic growth, rising inflation, market disruptions and increased volatility in commodity prices in the United States. The extent and duration of the military actions, sanctions and resulting market disruptions could be significant and could potentially have substantial impact on the global economy and our business for an unknown period of time. The broader consequences of geopolitical tensions, such as embargoes, regional instability and geopolitical shifts; airspace bans relating to certain routes, or strategic decisions to alter certain routes; and potential retaliatory action by governments against companies, cannot be predicted. We may incur expenses or delays relating to such events outside of our control, which could have a material adverse impact on our business, operating results and financial condition. Any such disruptions may also magnify the impact of other risks described in this Risk Factors section.

We may acquire other companies or technologies, which could divert our management’s attention, result in additional dilution to our stockholders and otherwise disrupt our operations and harm our results of operations.

Our success will depend, in part, on our ability to develop and evolve the UACC and CarStory businesses following the Ecommerce Wind-Down. Although we have no plans to do so as of the filing of this prospectus, we may in the future determine to grow our businesses through the acquisition of complementary businesses and technologies rather than through internal development, as we did with our prior acquisitions of UACC and CarStory. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to successfully complete identified acquisitions or realize their intended benefits. The risks we face in connection with acquisitions include:

•        use of capital that could be used to improve our operations instead, and additional strain on our liquidity;

•        diversion of management time and focus from operating our business to addressing acquisition integration challenges;

•        coordination of technology, research and development and sales and marketing functions;

•        retention of employees from the acquired company;

•        potential adverse reactions to the acquisition by an acquired company’s customers;

•        cultural challenges associated with integrating employees from the acquired company into our organization;

•        integration of the acquired company’s accounting, management information, human resources and other administrative systems;

•        the need to implement or improve controls, policies and procedures at a business that, prior to the acquisition, may have lacked effective controls, policies and procedures;

•        potential write-offs of intangibles or other assets acquired in such transactions that may have an adverse effect our results of operations;

•        liability for activities of the acquired company before the acquisition, including patent and trademark infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities; and

•        litigation or other claims in connection with the acquired company, including claims from terminated employees, customers, former stockholders or other third parties.

Our failure to address these risks or other problems encountered in connection with our past or future acquisitions and investments could cause us to fail to realize the anticipated benefits of these acquisitions or investments, cause us to incur unanticipated liabilities and otherwise harm our business. Future acquisitions also could result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities or amortization expenses, any of which could harm our financial condition. Also, the anticipated benefits of any acquisitions may not materialize. Any of these risks, if realized, could materially and adversely affect our business, financial condition and results of operations.

Our insurance may not provide adequate levels of coverage against claims.

We believe that we maintain insurance customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Moreover, any loss incurred could exceed policy limits and policy payments made to us may not be made on a timely basis. For example, insurance we maintain against liability claims may not continue to be available on terms acceptable to us and such coverage may not be adequate to cover the types of liabilities actually incurred. A successful claim brought against us, if not fully covered by available insurance coverage, could materially and adversely affect our business, financial condition and results of operations.

If our operating and financial performance in any given period does not meet the guidance that we provide to the public, the market price of our common stock may decline.

From time to time, we provide public guidance on our expected operating and financial results for future periods. Any such guidance will be comprised of forward-looking statements subject to the risks and uncertainties described in this prospectus and in our other public filings and public statements. Any such guidance is prepared by our management and is qualified by, and subject to, the assumptions and the other information contained or referred to in the relevant release and the factors described under “Special Note Regarding Forward-Looking Statements” in this prospectus and our current and periodic reports filed with the SEC.

Guidance is based upon a number of assumptions and estimates that, although presented with numerical specificity, are inherently subject to business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions, some of which will change. We generally state possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent that actual results could not fall outside of the estimated ranges. The principal reason that we release this guidance is to provide a basis for our management to discuss our business outlook with analysts and investors. We do not accept any responsibility for any projections or reports published by any third parties. Moreover, even if we do issue public guidance, there can be no assurance that we will continue to do so in the future.

Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the guidance furnished by us will not materialize or will vary significantly from actual results. Our actual results may not always be in line with or exceed any guidance we have provided, especially in times of economic uncertainty. If, in the future, our operating or financial results for a particular period do not meet any guidance we provide or the expectations of investment analysts, or if we reduce our guidance for future periods, the market price of our common stock may decline.

Short sellers of our stock may be manipulative and may drive down the market price of our common stock.

Short selling is the practice of selling securities that the seller does not own, but rather has borrowed or intends to borrow from a third party with the intention of buying identical securities at a later date to return to the lender. A short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. It is therefore in the short seller’s interest for the price of the stock to decline, and some short sellers publish, or arrange for the publication of, opinions or characterizations regarding the relevant issuer, often involving misrepresentations of the issuer’s business prospects and similar matters calculated to create negative market momentum, which may permit them to obtain profits for themselves as a result of selling the stock short.

As a public entity, we may be the subject of concerted efforts by short sellers to spread negative information in order to gain a market advantage. In addition, the publication of misinformation may also result in lawsuits, the uncertainty and expense of which could adversely impact our businesses, financial condition, and reputation. There are no assurances that we will not face short sellers’ efforts or similar tactics in the future, and the market price of our common stock may decline as a result of their actions.

Stockholder activism could disrupt our business, cause us to incur significant expenses, hinder execution of our business strategy, and impact our stock price.

We may in the future be subject to stockholder activism, which can arise in a variety of predictable or unpredictable situations, and can result in substantial costs and divert management’s and our Board of Director’s attention and resources from our businesses. Additionally, stockholder activism could give rise to perceived uncertainties as to our long-term businesses, financial forecasts, future operations and strategic planning, harm our reputation, adversely affect our relationships with our business partners, and make it more difficult to attract and retain qualified personnel. We may also be required to incur significant fees and other expenses related to activist matters, including for third-party advisors that would be retained by us to assist in navigating activist situations. Our stock price could fluctuate due to trading activity associated with various announcements, developments, and share purchases over the course of an activist campaign or otherwise be adversely affected by the events, risks and uncertainties related to any such stockholder activism.

USE OF PROCEEDS

Any sales of shares of Common Stock by Mudrick pursuant to this prospectus will be solely for Mudrick’s account. We will not receive any proceeds from any such sales. See “Plan of Distribution (Conflict of Interest)” for more information.

Mudrick will pay any underwriting fees, discounts and selling commissions incurred by Mudrick in connection with any sale of its shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of counsel and independent registered public accountants.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which the shares of Common Stock may be sold by Mudrick under this prospectus. It may be at prices that are higher, equal to or lower than the price at which the Common Stock is quoted and/or trading on Nasdaq at the time of sale, and any sales of shares of Common Stock by Mudrick may cause the price of our shares of Common Stock to fluctuate significantly.

DIVIDEND POLICY

We have no current plans to pay dividends on our Common Stock.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

VROOM, INC.
UNAUDITED PRO FORMA FINANCIAL INFORMATION

Introduction

The following unaudited pro forma consolidated financial information and explanatory notes (the “Pro Forma Financial Information”) for Vroom Inc. and its consolidated subsidiaries (collectively, “Vroom”, “the Company”, “we”, “us” and “our”) is provided for informational purposes only and gives effect to (i) our prepackaged plan of reorganization (as defined below), and as described in our Annual Report on Form 10-K for the year ended December 31, 2024, which became effective on January 14, 2025 (the “Effective Date”), and (ii) our adoption of fresh start accounting on the Effective Date. The historical data provided as of and for the year ended December 31, 2024 was derived from our audited consolidated financial statements and should be read in conjunction with the consolidated financial statements and notes included in our Annual Report on Form 10-K for the year ended December 31, 2024. The foregoing historical financial statements have been prepared in accordance with U.S. GAAP. Our historical financial information was adjusted to give effect to events that are directly attributable to our prepackaged plan of reorganization becoming effective and our adoption of fresh start accounting. The unaudited Pro Forma Financial Information is presented for illustrative purposes only and is not necessarily indicative of the financial results that would have occurred if the prepackaged plan of reorganization had been consummated on the dates indicated; nor is it necessarily indicative of our financial positions or results of operations in the future.

The unaudited pro forma condensed combined financial information should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and any other financial information included elsewhere in this prospectus.

On November 12, 2024, we entered into a Restructuring Support Agreement (together with all exhibits and schedules thereto, the “RSA”) with creditors holding the overwhelming majority of the aggregate outstanding principal amount of the 0.75% unsecured Convertible Senior Notes due 2026 (the “Notes”) and the largest shareholder. The RSA contemplated a comprehensive restructuring of our debt obligations and capital structure to be implemented through a prepackaged plan of reorganization (the “Plan”) to be implemented through the filing of the Prepackaged Chapter 11 Case (as defined below).

On November 13, 2024, we commenced a voluntary proceeding (the “Prepackaged Chapter 11 Case”) under Chapter 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) under the name “In re Vroom, Inc.” Case No. 24-90571 (CML). None of Vroom, Inc.’s subsidiaries were debtors in the Chapter 11 proceedings.

On the Effective Date, the conditions to the effectiveness of the Plan were satisfied or waived and the Plan became effective. We emerged from the Prepackaged Chapter 11 Case on January 14, 2025.

In connection with our emergence from bankruptcy and in accordance with Accounting Standards Codification (“ASC”) Topic 852, “Reorganizations”, we qualified for and adopted fresh start accounting on the Effective Date. We were required to adopt fresh start accounting because (i) the holders of existing voting shares of the Predecessor Company received less than 50% of the voting shares of the Successor Company, and (ii) the reorganization value of the assets immediately prior to confirmation of the Plan was less than the post-petition liabilities and allowed claims. References to “Successor” relate to the Company’s financial position and results of operations after the Effective Date. References to “Predecessor” refer to the Company’s financial position and results of operations on or before the Effective Date.

In accordance with ASC Topic 852, with the application of fresh start accounting, we will allocate the reorganization value to the Company’s assets and liabilities. The reorganization value represents the fair value of the Successor Company’s assets before considering liabilities. As a result of the application of fresh start accounting and the effects of the implementation of the Plan, the consolidated financial statements after January 14, 2025 will not be comparable with the consolidated financial statements as of or prior to that date.

Under fresh start accounting, the reorganized entity is considered a new reporting entity for financial reporting purposes. The unaudited pro forma consolidated balance sheet is presented as if we had emerged from bankruptcy on December 31, 2024. The unaudited pro forma consolidated statements of operations are presented as if we had emerged from bankruptcy on January 1, 2024. Had we actually adopted fresh start accounting on January 1, 2024 or December 31, 2024, the enterprise and reorganization values could have been materially different from the amounts described above and assumed herein.

The process of finalizing the fair value estimates of our assets and liabilities upon emergence for purposes of fresh start accounting is currently ongoing. Changes in the values of our assets and liabilities and changes in assumptions from those reflected in the Pro Forma Financial Information presented below could significantly impact the reported values of our assets and liabilities. Accordingly, the amounts shown are not final and are subject to changes and revisions, which may be material.

Pro-Forma Financial Information

The Pro Forma Financial Information includes the following columns:

•        Predecessor — Represents our historical consolidated balance sheet and statement of operations as of and for the year ended December 31, 2024.

•        Reorganization Adjustments — Represents the effects of the transactions contemplated by the Plan and carried out by us upon our emergence from bankruptcy.

•        Fresh Start Adjustments — Represents the fair value adjustments as a result of the adoption of fresh start accounting.

•        Successor — Represents the consolidated balance sheet and statements of operations as if the emergence and fresh start accounting had taken place on the dates described above.

Unaudited Pro Forma Consolidated Balance Sheet
(in thousands)

	As of December 31, 2024
	Predecessor	Reorganization Adjustments	Notes	Fresh Start Adjustments	Notes	Successor
ASSETS
Cash and cash equivalents	$29,343	$(1,320)	1	$—		$28,023
Restricted cash	49,026	—		—		49,026
Finance receivables at fair value	503,848	—		322,767	8	826,615
Finance receivables held for sale, net	318,192	—		(318,192)	8	—
Interest receivable	14,067	—		—		14,067
Property and equipment, net	4,064	—		(2,988)	9	1,076
Intangible assets, net	104,869	—		(90,669)	10	14,200
Operating lease right-of-use assets	6,872	—		4,193	11	11,065
Other assets	35,472	(2,091)	2	(1,069)	12	32,312
Assets from discontinued operations	943	—		—		943
Total assets	$1,066,696	$(3,411)		$(85,958)		$977,327

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Warehouse credit facilities of consolidated VIEs	$359,912	$—		$—		$359,912
Long-term debt	381,366	—		4,085	13	385,451
Operating lease liabilities	11,065	—		—		11,065
Other liabilities	49,699	—		—		49,699
Liabilities subject to compromise	291,577	(291,577)	3	—		—
Liabilities from discontinued operations	4,022	—		—		4,022
Total liabilities	1,097,641	(291,577)		4,085		810,149

Stockholders’ (deficit) equity:
Predecessor common stock	2	(2)	4	—		—
Successor common stock	—	50	5	—		50
Predecessor additional paid-in-capital	2,094,889	(2,094,889)	6	—		—
Successor warrants	—	2,825	7	—		2,825
Successor paid-in-capital	—	164,303	7	—		164,303
Accumulated deficit	(2,125,836)	2,215,879	3,14	(90,043)	14	—
Total stockholders’ (deficit) equity	(30,945)	288,166		(90,043)		167,178
Total liabilities and stockholders’ equity	$1,066,696	$(3,411)		$(85,958)		$977,327

Unaudited Pro Forma Consolidated Statement of Operations
(in thousands, except per share data)

	For the Year Ended December 31, 2024
	Predecessor	Reorganization Adjustments	Notes	Fresh Start Adjustments	Notes	Successor
Interest income	$201,833	$—		$(18,990)	c	$182,843
						—
Interest expense:						—
Warehouse credit facility	29,276	—		(1,324)	e	27,952
Securitization debt	30,084	—		(1,535)	f	28,549
Total interest expense	59,360	—		(2,859)		56,501
Net interest income	142,473	—		(16,131)		126,342
						—
Realized and unrealized losses, net of recoveries	119,868	—		(9,288)	c,d	110,580
Net interest income after losses and recoveries	22,605	—		(6,843)		15,762
						—
Noninterest income:						—
Servicing income	6,501	—		—		6,501
Warranties and GAP income (loss), net	(2,610)	—		—		(2,610)
CarStory revenue	11,610	—		—		11,610
Other income	10,850	—		—		10,850
Total noninterest income	26,351	—		—		26,351
						—
Expenses:						—
Compensation and benefits	97,293	—		—		97,293
Professional fees	12,035	—		2,423	g	14,458
Software and IT costs	15,083	—		—		15,083
Depreciation and amortization	29,086	—		(25,272)	h	3,814
Interest expense on corporate debt	5,826	(3,428)	a	—		2,398
Impairment charges	5,159	—		—		5,159
Other expenses	16,294	—		(2,055)	i	14,239
Total expenses	180,776	(3,428)		(24,904)		152,444
						—
Loss from continuing operations before reorganization items and provision for income taxes	(131,820)	3,428		18,061		(110,331)
Reorganization items, net	5,564	(5,564)	b	—		—
Loss from continuing operations before provision for income taxes	(137,384)	8,992		18,061		(110,331)
Provision for income taxes from continuing operations	856	—		—		856
Net loss from continuing operations	$(138,240)	$8,992		$18,061		$(111,187)
						—
Net loss per share attributable to common stockholders, continuing operations, basic and diluted	$(76.24)					$(21.53)
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	1,813,168				j	5,163,109

Adjustments

Balance Sheet

Reorganization adjustments

1.      Represents payment of professional fees incurred in connection with the Plan.

2.      Represents write-off of prepaid asset related to predecessor directors and officers insurance tail policy.

3.      Represents the settlement of our pre-petition Convertible Notes, which is calculated as follows (in thousands):

Convertible note	$290,488
Accrued interest on convertible senior note	1,089
Liabilities subject to compromise	291,577
Issuance of 92.94% of Successor common shares to prepetition convertible note holders(1)	152,750
Gain on settlement of liabilities subject to compromise	$138,827

____________

(1)      Note the total issuances of Successor equity in the amount of $167.2 million was issued to Predecessor note holders in the amount of $152.8 million and Predecessor equity holders in the amount of $14.4 million. The total issuance to the Predecessor equity holders of $14.4 million included warrants of $2.8 million and 7.06% of common shares totaling $11.6 million.

4.      Represents the cancellation of Predecessor common stock.

5.      Represents the issuance of Successor common stock.

6.      Represents the cancellation of Predecessor additional paid-in capital.

7.      Represents the fair value of 5,163,109 Successor common shares totaling $164.4 million and 364,516 Successor warrants totaling $2.8 million. This results in total Successor equity in the amount of $167.2 million.

Fresh Start Adjustments

8.      Represents reclassification of finance receivables held for sale to finance receivables at fair value due to a change in Accounting Policy in accordance with Fresh Start Accounting. Upon reclassification, the finance receivables were adjusted to fair value.

9.      Represents a fair value adjustment to property, plant and equipment, net.

10.    Represents a fair value adjustment to intangible assets, net.

11.    Represents a fair value adjustment to record the initial measurement of the operating lease right-of-use assets to the amount of the operating lease liabilities in accordance with Fresh Start Accounting. An impairment of $4.2 million related to the operating lease right-of-use asset is excluded from the pro forma consolidated statement of operations.

12.    Represents a fair value adjustment to other assets, which includes the write-off of debt issuance costs of warehouse credit facilities.

13.    Represents an adjustment to long-term debt related to the fair value option election for the 2024-1 securitization notes, which includes the write-off of debt issuance costs of $2.4 million and an adjustment to the fair value of the notes of $1.7 million.

14.    Represents the cumulative impact to accumulated deficit from the reorganization adjustments and the impact of the fresh start accounting adjustments. The cumulative impact to accumulated deficit from the reorganization adjustments is calculated as follows (in thousands):

Adjustment to Predecessor common stock and additional paid-in-capital	$2,094,891
Gain on settlement of liabilities subject to compromise	138,827
Warrants and common stock issued to Predecessor equity holders	(14,428)
Reorganization adjustment to total assets	(3,411)
Cumulative impact to accumulated deficit	$2,215,879

Statement of Operations

Reorganization Adjustments

a)      Represents the reversal of interest expense on the Notes as these were converted into equity as part of the reorganization adjustments.

b)      Represents the elimination of nonrecurring reorganization items that were directly attributable to the 2024 Chapter 11 Case. Reorganization items were comprised of the following (in thousands):

Write-off of debt issuance costs on liabilities subject to compromise	$2,438
Legal, professional and other, net	3,126
Total Reorganization items	$5,564

Fresh Start Adjustments

c)      Represents the reclassification of discount income as a result of a new accounting policy election in accordance with Fresh Start Accounting.

d)      Represents the mark-to-market adjustment to realized and unrealized losses for the finance receivables held for sale that were reclassified to finance receivables at fair value in accordance with a new accounting policy election for Fresh Start Accounting.

e)      Represents the reversal of amortization expense for debt issuance costs related to warehouse credit facility as these were written off as part of the fair value adjustments required under Fresh Start Accounting.

f)      Represents the reversal of amortization expense for debt issuance costs related to securitization debt as these were written off as part of the fair value adjustments required under Fresh Start Accounting.

g)      Represents the adjustment of debt issuance costs incurred for the year ended December 31, 2024 from long term debt to professional fees expense in accordance with a new accounting policy election for Fresh Start Accounting.

h)      Represents the adjustment of amortization for intangible assets as part of the fair value adjustments required under Fresh Start Accounting.

i)       Represents the cost reduction related to insurance coverage for directors and officers insurance as a result of the Plan.

j)       Represents the pro forma net loss per share calculated using the weighted average Successor shares of common stock outstanding, assuming the impacts of the Plan were effective on January 1, 2024.

The following table reflects the impact of the Plan on historical weighted average shares outstanding:

Historical weighted average Predecessor common shares outstanding	1,813,168
Less: cancellation of Predecessor common shares	(1,813,168)
Add: Issuance of Successor common stock	5,163,109
Weighted average Successor common stock outstanding	5,163,109

The following table represents the calculation of pro forma net loss per share (in thousands, except for per share data):

Net loss from continuing operations	$(111,187)
Weighted average Successor common stock outstanding	5,163,109
Net loss per share attributable to common stockholders, continuing operations, basic and diluted	$(21.53)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Vroom’s financial condition and results of operations together with Vroom’s audited consolidated financial statements and notes thereto and consolidated financial statements and notes thereto included elsewhere in this prospectus. Certain of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to plans and strategy for Vroom’s business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section “Risk Factors”, Vroom’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section entitled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from Vroom’s forward-looking statements. Please also see the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Unless otherwise indicated for the context otherwise requires, references in this section to the “Company,” “we,” “us,”, “Vroom,” or “our” refer to the business of the Vroom, Inc. and its subsidiaries.

Recent Events

Recapitalization of Balance Sheet Debt: the Prepackaged Chapter 11 Case

On November 12, 2024, in connection with the Prepackaged Chapter 11 Case (as defined below), we entered into a Restructuring Support Agreement (together with all exhibits and schedules thereto, the “RSA”) with creditors holding the overwhelming majority of the aggregate outstanding principal amount of the 0.75% unsecured Convertible Senior Notes due 2026 (the “Notes”), issued pursuant to an indenture (the “Indenture”), between the Company and U.S. Bank National Association, as trustee, and the largest shareholder. The RSA contemplated a comprehensive restructuring of the Company’s debt obligations and capital structure to be implemented through a prepackaged plan of reorganization (the “Plan”) to be implemented through the filing of the Prepackaged Chapter 11 Case.

On November 13, 2024, we commenced a voluntary proceeding (the “Prepackaged Chapter 11 Case”) under Chapter 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) under the name “In re Vroom, Inc.” None of our subsidiaries were debtors in the Chapter 11 proceedings.

On January 14, 2025 (the “Effective Date”), the conditions to the effectiveness of the Plan were satisfied or waived and the Plan became effective. We emerged from the Prepackaged Chapter 11 Case on January 14, 2025.

In connection with the Prepackaged Chapter 11 Case, the ordinary course operations of Vroom, Inc.’s subsidiaries continued with minimal impact. We emerged without any remaining Notes or long-term debt at the Vroom, Inc. level, but still maintain UACC’s Warehouse Credit Facilities (as defined below), securitization debt, financing of beneficial interest in securitizations, and junior subordinated debentures.

The Prepackaged Chapter 11 Case was intended to address the impact of the Notes and their upcoming maturity, or any potential acceleration, while providing the potential for our stockholders to retain value in their investment, limiting disruption to our ongoing ordinary course operations, emerging as a public company without any long-term debt at the Vroom, Inc. level, and maximizing the ability to utilize a substantial portion of our net operating losses. See “Liquidity and Capital Resources” for more information on our Notes and the restructuring of our debt obligations as a result of the Prepackaged Chapter 11 Case, and Part I, Item 1A Risk Factors for risks associated with the Prepackaged Chapter 11 Case and our ability to realize its intended benefits.

Conversion of Common Stock

Immediately prior to the Effective Date, there were 1,822,577 outstanding shares of our common stock, $0.001 par value per share (the “Common Stock”). We adopted an Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to, among other changes to our prior amended and restated certificate of incorporation, effect an automatic conversion of the Common Stock at a ratio of 1-for-5. As a result of the automatic conversion and the issuance of shares of Common Stock pursuant to the Plan, there were approximately 5,163,109 outstanding shares of newly issued Common Stock as of the Effective Date (the “New Common Stock”).

Issuance of Warrants

On the Effective Date, the Company entered into a warrant agreement (the “Warrant Agreement”) with Equiniti Trust Company LLC, as warrant agent. In accordance with the Plan and pursuant to the Warrant Agreement, on the Effective Date, the Company issued warrants (the “Warrants”) to purchase an aggregate of 364,516 shares of the New Common Stock, at an exercise price of $60.95 per share, to stockholders of the Company in accordance with the Prepackaged Chapter 11 Case. Each Warrant was immediately exercisable upon the issuance date and will expire five years from the issuance date.

2020 Incentive Award Plan

Pursuant to the Plan, our existing 2020 Incentive Award Plan (as amended from time to time, the “2020 Plan”), was amended to increase the number of shares reserved for issuance under the 2020 Plan to account for the proposed post-emergence management incentive program, which accounts for 15% of the fully-diluted shares of New Common Stock as of immediately following the Effective Date, inclusive of the Warrants, the management incentive program and the converted existing equity awards: 10% will be allocated for awards of restricted stock units and 5% will be allocated for awards of stock options.

Going Concern

As described above, we filed the Prepackaged Chapter 11 Case to implement the transactions described herein. As of January 14, 2025 we emerged from bankruptcy and continue to operate as a viable going concern.

The accompanying audited consolidated financial statements have been prepared on the basis that we will continue to operate as a going concern, which contemplates that we will be able to realize assets and settle liabilities and commitments in the normal course of business for twelve months following the issuance date.

Nasdaq Notice of Delisting

On November 21, 2024, we received a notice from the Nasdaq Listing Qualifications Department that Nasdaq had determined to delist our Common Stock. Nasdaq reached its decision that we were no longer suitable for listing pursuant to Nasdaq Listing Rules 5101, 5110(b), and IM-5101-1, as a result of our filing of the Prepackaged Chapter 11 Case on November 13, 2024. On November 28, 2024, we requested a hearing before a Nasdaq Hearing Panel to appeal Nasdaq’s delisting determination. During the pendency of our appeal, on December 2, 2024, our Common Stock was suspended from trading on Nasdaq and was quoted on an over-the-counter market. Following our emergence from the Prepackaged Chapter 11 Case on January 14, 2025, all previously issued and outstanding equity interests in Vroom were cancelled and extinguished, all trading of our Common Stock ceased on the over-the-counter market, and Nasdaq issued a Moot Letter to cancel the hearing and close the matter. After ongoing discussions with the Nasdaq Listing Qualifications staff, on February 20, 2025, our New Common Stock was relisted for trading on the Nasdaq Global Market.

Value Maximization Plan

On January 22, 2024, we announced that our Board had approved the Value Maximization Plan, pursuant to which we commenced the Ecommerce Wind-Down in order to preserve liquidity and enable us to maximize stakeholder value through our remaining businesses. We ceased transacting through vroom.com, completed transactions for customers who had previously contracted with us to purchase or sell a vehicle, halted purchases of additional vehicles, sold our used vehicle inventory through wholesale channels, paid off our 2022 Vehicle Floorplan Facility, and conducted a reduction-in-force commensurate with the reduced operations. On March 29, 2024, we substantially completed the Ecommerce Wind-Down. We continue to take other actions to maximize stakeholder value by seeking to monetize our legacy ecommerce platform, reduce our outstanding commitments and preserve our liquidity.

The UACC and CarStory businesses continue to serve their third-party customers, with their operations substantially unaffected by the Ecommerce Wind-Down.

As a result of the Value Maximization Plan, we incurred total cash charges during 2024 of approximately $15.8 million for severance and other personnel-related costs and approximately $13.9 million in contract and lease termination costs. As part of a planned reduction-in-force under the Value Maximization Plan, approximately 800 employees were impacted, resulting in a reduction of approximately 93% of the employees not engaged in UACC’s or CarStory’s ongoing operations.

Overview

Vroom owns United Auto Credit Corporation, a leading automotive finance company that offers vehicle financing to consumers through third-party dealers under the UACC brand, and the CarStory business, a leader in AI-powered analytics and digital services supporting the automotive industry.

UACC

UACC, which Vroom acquired in February 2022, is an indirect lender that offers vehicle financing to consumers through third-party dealers under the UACC brand, focusing primarily on the non-prime market. Prior to the Ecommerce Wind-Down, UACC also offered vehicle financing to Vroom’s customers through its ecommerce platform.

UACC, which has been engaged in automotive finance since 1996, currently offers financing services to a nationwide network of thousands of independent motor vehicle dealers and manufacturer-franchised dealers in 49 states, and we seek to optimize that network over time. UACC enables these dealers to finance their customers’ purchases of automobiles, medium and light duty trucks and vans with competitive financing terms. The credit programs offered by UACC are primarily designed to serve consumers who have limited access to traditional motor vehicle financing.

In addition to its financing expertise, the UACC platform brings with it extensive application processing, underwriting, and servicing capabilities. UACC services the retail installment sales contracts it originates or purchases and will continue to service the contracts it originated or purchased for customers of Vroom’s former ecommerce business. Because UACC focuses primarily on the non-prime market, it generally sustains a higher level of delinquencies and credit losses than that experienced by traditional motor vehicle financing sources. As of December 31, 2024, UACC serviced a portfolio of approximately 78,000 retail installment sales contracts with an aggregate principal outstanding balance of $1.0 billion.

CarStory

CarStory offers AI-powered analytics and digital services to dealers, automotive financial services companies and others in the automotive industry, which use CarStory’s solutions to enhance their customer experience and drive increased vehicle purchases.

Leveraging computer vision and AI, CarStory has curated a comprehensive used vehicle information database, including over 245 million vehicle identification numbers (“VINs”), 183 million window stickers, 3.9 billion vehicle photos and 370 million sales cycles, along with price and price elasticity models. CarStory receives data for over three and a half million unique VINs listed for sale every day, resulting in CarStory having data for an estimated 90% of U.S. consumer vehicles. This data is aggregated with demand insights from millions of consumer sessions and data from CarStory’s proprietary VIN database to generate more accurate vehicle valuations.

CarStory helps dealers optimize their pricing by leveraging data science models for retail pricing that provide predictive pricing for marketing, buying, selling and VIN-level features. Unlike simple averages, we believe CarStory’s patented neural-net algorithm can provide a highly accurate market price (the “CarStory Real Market Price”) for vehicle valuations. We believe that the CarStory Real Market Price accounts for factors that averages often miss, such as local market dynamics and dealer performance.

In addition to its data analytics and AI-based pricing solutions, CarStory creates and powers digital experiences for end consumers, including automotive marketplaces, vehicle market reports, and trade-in and appraisal products. CarStory’s digital experiences are designed with user behavior data to engage consumers and drive more consumers to vehicle purchase decisions.

Long-term Strategic Plan

Since the announcement of the Value Maximization Plan in January 2024, we have been focused on building a long-term strategic plan leveraging our remaining assets to improve the profitability of the business and achieve three key objectives: achieve pre-COVID Cumulative Net Losses (CNL) or lower, grow origination with pre-COVID CNL or lower, and lower operating cost.

In order to achieve these objectives, we are focused on four strategic initiatives:

•        Build a world class lending program:    Focus on using advanced models and analytics to predict losses and drive profitable growth, bringing subprime CNL to pre-COVID levels. Expand the near-prime program to enable UACC to become a more significant partner to dealers.

•        Build a world class sales and marketing program:    Attract and retain the best dealers and drive deeper dealer engagement to enable growth. Improve the Fast Lane, a portal built to provide the dealer with everything they need from application through contracting.

•        Build operational excellence in originations:    Enhance systemic capabilities and decisioning for a more efficient process. Integrate Vroom patent-pending AI agent into UACC’s funding process to reduce costs, improve accuracy, and reduce fraud. Build a pre-verification automated engine to improve dealer service, improve credit quality and increase capture rates.

•        Build operational excellence in servicing:    Utilize data science, advanced analytics and technology to enable an improved approach to servicing effectiveness. Utilize the native consumer mobile app, which was launched in September 2024, to improve customer engagement and communication and target more on-time payments.

Non-GAAP Financial Measures

In addition to our results determined in accordance with U.S. GAAP, we believe the following non-GAAP financial measures are useful in evaluating our operating performance: EBITDA and Adjusted EBITDA. These non-GAAP financial measures have limitations as analytical tools in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with U.S. GAAP. Because of these limitations, these non-GAAP financial measures should be considered along with other operating and financial performance measures presented in accordance with U.S. GAAP. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with U.S. GAAP. We have reconciled all non-GAAP financial measures with the most directly comparable U.S. GAAP financial measures.

EBITDA and Adjusted EBITDA are supplemental performance measures that our management uses to assess our operating performance and the operating leverage in our business. Because EBITDA and Adjusted EBITDA facilitate internal comparisons of our historical operating performance on a more consistent basis, we use these measures for business planning purposes.

EBITDA and Adjusted EBITDA

We calculate EBITDA as net loss before interest expense on corporate debt, interest income on cash and cash equivalents, income tax expense and depreciation and amortization expense.

We calculate Adjusted EBITDA as EBITDA adjusted to exclude stock compensation expense, severance expense related to the continuing operations, bankruptcy costs (which represent professional fees incurred related to the bankruptcy prior to filing of the petition), reorganization items, net (which relate to certain charges incurred during the bankruptcy proceedings, such as legal and professional fees incurred directly as a result of the bankruptcy proceeding, the write-off of deferred financing costs and discount on debt subject to compromise and other related charges), gain on debt extinguishment and long-lived asset impairment charges.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net loss from continuing operations, which is the most directly comparable U.S. GAAP measure:

	Year Ended December 31,
	2024	2023
	(in thousands)
Net loss from continuing operations	$(138,240)	$(85,097)
Adjusted to exclude the following:
Interest expense on corporate debt	5,826	5,976
Interest income on cash and cash equivalents	(3,940)	(7,940)
Provision for income taxes	856	642
Depreciation and amortization	29,086	29,113
EBITDA	$(106,412)	$(57,306)
Stock compensation expense	5,949	6,893
Severance	2,735	—
Bankruptcy costs (prepetition filing)	3,582	—
Reorganization items, net	5,564	—
Gain on debt extinguishment	—	(37,878)
Impairment charges	5,159	—
Adjusted EBITDA	$(83,423)	$(88,291)

Key Factors and Trends Affecting our Operating Results

Our financial condition and results of operations have been, and will continue to be, affected by a number of factors and trends, including the following:

Prepackaged Chapter 11 Case

Even though we have emerged from bankruptcy, our Prepackaged Chapter 11 Case could have a material adverse effect on our business, financial condition, results of operations and liquidity. For example, it could adversely affect our business and relationships with customers, vendors, contractors, employees or suppliers. Furthermore, we may not realize any or all of the intended benefits of the Prepackaged Chapter 11 Case, the benefits may not be on the terms, in the manner, or during the time period we expect, and the costs incurred may exceed the intended benefits. The occurrence of one or more of these events could have a material and adverse effect on our operations, financial condition and reputation and we cannot assure you that having been subject to bankruptcy proceedings will not adversely affect our operations in the future. Additionally, other risks we face, as described in prospectus, may be exacerbated by the impacts of our emergence from bankruptcy. All of these factors could limit our ability to pursue growth strategies for our business in the near- to mid-term.

Ability to manage credit losses

While credit losses are inherent in the automotive finance receivables business, several variables have negatively affected UACC’s recent loss and delinquency rates, including rising interest rates, the current inflationary environment and vehicle depreciation. UACC is currently experiencing higher losses on its finance receivables, which has negatively impacted the fair value of our finance receivables and the losses recognized for the year ended December 31, 2024. We expect this trend to continue to negatively impact our business into 2025. UACC primarily operates in the non-prime sector of the market which tends to have more volatility. In 2020 and 2021, COVID related stimulus and used vehicle appreciation resulted in significantly lower delinquencies and subsequent losses. In late 2022 and 2023, delinquencies and loss rates rose as a result of the aforementioned factors and, in response, we implemented changes to our credit program, such as tightening credit, which is starting to return our delinquencies and expected portfolio performance on those vintages to normalized levels. We also intend to leverage CarStory data to improve VIN-level valuations to support underwriting decisions and servicing operations. Certain advance rates available to UACC on borrowings from the Warehouse Credit Facilities have decreased as a result of the increasing credit losses in UACC’s portfolio and overall rising interest rates. Any future decreases on available advance rates may have an adverse impact on our liquidity.

Enhance profitability at UACC

In addition to higher credit losses, UACC’s ability to achieve profitability has been negatively affected by increased operating expenses and productivity challenges. Also, we have identified vulnerabilities in certain IT systems and determined additional investment will be needed to update and secure those systems. We are undertaking a number of initiatives designed to reduce operating expenses, introduce improved processes, and reporting metrics across UACC’s operations, invest in IT systems, improve origination and servicing productivity, and leverage CarStory data to improve underwriting and servicing performance. We intend to grow UACC’s business profitably by reducing credit losses, increasing UACC’s market share, and streamlining its operations.

Ability to continue to access capital

UACC has four Warehouse Credit Facilities, which are primarily used to finance the origination of finance receivables as well as to provide funding for general operating activities. UACC has also developed a securitization program that involves selling finance receivables to securitization trusts through the private issuance of asset-backed securities which are collateralized by the finance receivables.

The success of UACC’s business is highly dependent on the ability to continue to access capital through both its warehousing arrangements and securitization program. As a result of fluctuating interest rates, the current inflationary environment and vehicle depreciation in the used automotive industry, UACC is experiencing higher loss severity. Certain advance rates available to UACC on borrowings from UACC’s four senior secured warehouse credit facility agreements (the “Warehouse Credit Facilities”) have decreased as a result of the increasing credit losses in UACC’s portfolio and overall rising interest rates. Any future decreases on available advance rates may have an adverse impact on our liquidity.

On March 8, 2025, we renewed one of our Warehouse Credit Facilities, with $200 million of borrowing capacity, now expiring in June 2026. The remaining Warehouse Credit Facilities, with aggregate borrowing capacity of $625 million, expire between July and September 2025. We are in ongoing discussions with the remaining lenders to extend the terms beyond the current expiration dates and expect facilities to be amended and renewed at sufficient borrowing capacity. However, there can be no assurance that adequate additional financing will be available to us on acceptable terms, or at all. See Part I, Item 1A Risk Factors — We may not generate sufficient liquidity to operate our business, and, UACC may be unable to continue to access or renew funding sources and obtain capital needed to maintain and grow its business.

In addition, due to UACC’s increased credit losses, UACC may not be able to securitize its loan portfolio on favorable terms, or may not be able to sell the subordinate notes or residual certificates issued in its securitizations at a favorable price or at all. As a result of market conditions at the time, UACC retained the residual interests for the 2023-1 and 2024-1 securitization transactions.

Ability to optimize our dealer network to increase vehicle finance offerings

We intend to moderately grow our automotive financing business while focusing on achieving profitability. UACC will seek to optimize its dealer network over time. UACC provides funding that allows independent motor vehicle dealers and manufacturer-franchised dealers to finance vehicles for their customers. Currently, UACC serves a nationwide network of thousands of dealers in 49 states. UACC’s credit programs are primarily designed to serve consumers in the non-prime market, who have limited access to traditional vehicle financing, although UACC intends to expand its offerings across a broader range of the credit spectrum going forward and has launched a pilot program for near-prime consumers. We also intend to drive dealer and customer engagement through technology innovations.

Seasonality

Used vehicle sales have historically been seasonal. The used vehicle industry typically experiences an increase in sales early in the calendar year and reaches its highest point late in the first quarter and early in the second quarter. Vehicle sales then level off through the rest of the year, with the lowest level of sales in the fourth quarter. This seasonality has historically corresponded with the timing of income tax refunds, which are an important source of funding for vehicle purchases. Consistent with market trends, UACC generally experiences increased funding activity during the first quarter through tax season. Delinquencies also tend to be lower during the first quarter through tax season and higher during the latter half of the year. See “Risk Factors — Risks Related to Our Financial Condition and Results of Operations — We may experience seasonal and other fluctuations in our quarterly results of operations, which may not fully reflect the underlying performance of our business” in this Annual Report.

Macroeconomic Factors

The United States and global economies have recently and are continuing to experience a sustained inflationary environment. The Federal Reserve’s efforts to tame inflation have led to increased interest rates, which affects automotive finance rates and our borrowing rates, thereby reducing discretionary spending and making vehicle financing more costly and less accessible or desirable to many consumers. While interest rate cuts were expected in 2024, only slight cuts were enacted in the latter half of the year. Based on the January 2025 first policy meeting, the Federal Reserve interest rates remained unchanged. We are not able to predict if, when, and to what degree rates may change in 2025 and the impact it may have on the economy.

In addition, the new Presidential administration has recently announced (and in some cases, partially delayed or rescinded) new tariffs on imports to the United States from European Union countries, Japan, Canada and Mexico, and such countries have announced plans to impose retaliatory tariffs. Such significant tariffs on imports could have a major impact on the United States automotive industry, which depends heavily on cross border trade. Should tariffs be implemented and sustained for an extended period of time, they would have a significant adverse effect, including financial, on the automotive industry. Further, any additional tariffs in the United States or retaliatory tariffs imposed by other governments would exacerbate the impact, as could the uncertainty regarding whether tariffs will be implemented or sustained. Steps taken by governments to implement tariffs on raw materials (including steel), automobiles, parts, and other products and materials have the potential to disrupt existing supply chains and impose additional costs on businesses in the automotive industry in the United States and globally. While negotiations regarding tariffs are ongoing, if the resulting environment of retaliatory tariffs or other practices of additional trade restrictions or barriers increase automobile prices in the U.S., this could lead to decreased consumer demand for automobiles, and in turn, decreased demand for motor vehicle contracts financed through UACC, which would negatively impact our results of operations, cash flows, and financial condition.

Moreover, geopolitical conflicts and war, including those in Europe and the Middle East, have increased global economic and political uncertainty, which has caused dramatic fluctuations in global financial markets. A significant escalation or expansion of economic disruption could continue to impact consumer sentiment and spending, broaden inflationary costs, and could have a material adverse effect on our results of operations.

We will continue to actively monitor and develop responses to these disruptions, including the developing role that geopolitical, climate, and labor concerns are playing in trade relations, but depending on the duration and severity of such events, these trends could continue to negatively impact our business through 2025.

Results of Operations

We historically managed and reported operating results through three reportable segments. As a result of the Value Maximization Plan and the wind-down of our ecommerce operations, we discontinued reporting our results through our Ecommerce and Wholesale segments starting in the first quarter of 2024. The Company is now organized into two reportable segments: UACC and CarStory.

Corporate activities are presented in “corporate” and do not constitute a reportable segment. These activities include costs not directly attributable to the segments and are primarily related to costs associated with corporate and governance functions, including executive functions, corporate finance, legal, human resources, information technology, cyber security and other shared costs. Certain shared costs, including corporate administration, are allocated to segments based upon specific allocation of expenses. Corporate activities also include the runoff of legacy Vroom third party vehicle service and GAP policies sold prior to the Ecommerce Wind-Down.

Certain prior year amounts have been reclassified to conform to the current year presentation related to discontinued operations and new financial statement presentation as a result of the Ecommerce Wind-Down, and the Company’s 1-for-80 reverse stock split in February 2024.

The following table presents our consolidated results of operations for the periods indicated:

	Year Ended December 31,		$ Change
	2024	2023
Interest income	$201,833	$178,482	$23,351

Interest expense:
Warehouse credit facility	29,276	19,914	9,362
Securitization debt	30,084	21,979	8,105
Total interest expense	59,360	41,893	17,467
Net interest income	142,473	136,589	5,884

Realized and unrealized losses, net of recoveries	119,868	122,541	(2,673)
Net interest income after losses and recoveries	22,605	14,048	8,557

Noninterest income:
Servicing income	6,501	10,041	(3,540)
Warranties and GAP income (loss), net	(2,610)	5,713	(8,323)
CarStory revenue	11,610	12,384	(774)
Gain on debt extinguishment	—	37,878	(37,878)
Other income	10,850	9,110	1,740
Total noninterest income	26,351	75,126	(48,775)

Expenses:
Compensation and benefits	97,293	86,700	10,593
Professional fees	12,035	14,552	(2,517)
Software and IT costs	15,083	19,601	(4,518)
Depreciation and amortization	29,086	29,113	(27)
Interest expense on corporate debt	5,826	5,976	(150)
Impairment charges	5,159	—	5,159
Other expenses	16,294	17,687	(1,393)
Total expenses	180,776	173,629	7,147

Loss from continuing operations before reorganization items and provision for income taxes	(131,820)	(84,455)	(47,365)
Reorganization items, net	5,564	—	5,564
Loss from continuing operations before provision for income taxes	(137,384)	(84,455)	(52,929)
Provision for income taxes from continuing operations	856	642	214
Net loss from continuing operations	$(138,240)	$(85,097)	$(53,143)
Net loss from discontinued operations	$(26,884)	$(279,514)	$252,630
Net loss	$(165,124)	$(364,611)	$199,487

Segments

•        UACC:    The UACC reportable segment represents UACC’s operations with its network of third-party dealership customers, including the purchases and servicing of vehicle retail installment sales contracts. The segment also includes the runoff portfolio of retail installment sale contracts originated for Vroom or purchased from Vroom prior to the Ecommerce Wind-Down.

•        CarStory:    The CarStory reportable segment represents sales of AI-powered analytics and digital services to automotive dealers, automotive financial services companies and others in the automotive industry.

Year Ended December 31, 2024 and 2023

UACC

	Year Ended December 31,
	2024	2023	Change	% Change
	(in thousands)
Interest income	$203,962	$180,970	$22,992	12.7%

Interest expense:
Warehouse credit facility	29,276	19,914	9,362	47.0%
Securitization debt	30,084	21,979	8,105	36.9%
Total interest expense	59,360	41,893	17,467	41.7%
Net interest income	144,602	139,077	5,525	4.0%

Realized and unrealized losses, net of recoveries	98,629	92,372	6,257	6.8%
Net interest income after losses and recoveries	45,973	46,705	(732)	(1.6)%

Noninterest income:
Servicing income	6,501	10,041	(3,540)	(35.3)%
Warranties and GAP income, net	7,789	7,871	(82)	(1.0)%
Other income	8,334	3,209	5,125	159.7%
Total noninterest income	22,624	21,121	1,503	7.1%

Expenses:
Compensation and benefits	76,374	67,807	8,567	12.6%
Professional fees	3,506	5,395	(1,889)	(35.0)%
Software and IT costs	10,397	10,116	281	2.8%
Depreciation and amortization	22,683	22,685	(2)	(0.0)%
Interest expense on corporate debt	2,396	1,680	716	42.6%
Impairment charges	5,159	—	5,159	100.0%
Other expenses	9,457	7,809	1,648	21.1%
Total expenses	129,972	115,492	14,480	12.5%

Adjusted EBITDA	$(29,808)	$(23,185)	$(6,623)	28.6%

Interest income on cash and cash equivalents	$(2,173)	$(2,044)	(129)	6.3%
Stock compensation expense	$2,702	$2,160	542	25.1%
Severance	$800	$—	800	100.0%

Interest income

UACC acquires and services finance receivables from its network of third-party dealership customers and generates interest income, which consists of discount income and interest income. Discount income represents the amortization of unearned discounts over the contractual life of the underlying finance receivables held for investment at fair value. Discounts on the finance receivables held-for-sale are deferred until they are sold.

For securitization transactions that are accounted for as secured borrowings, we recognize interest income in accordance with the terms of the related retail installment sale contracts. Interest income also includes the runoff portfolio of retail installment sale contracts originated for Vroom or purchased from Vroom prior to the Ecommerce Wind-Down.

For securitization transactions that are accounted as a sale of finance receivables in accordance with ASC Topic 860, Transfers and Servicing of Financial Assets (“ASC 860”), we recognize a gain on sale of finance receivables. There were no securitizations which were accounted for as sales in the periods presented.

Interest income increased $23.0 million, or 12.7%, to $204.0 million for the year ended December 31, 2024 from $181.0 million for the year ended December 31, 2023. This increase was primarily a result of new originations, which increased the average loan portfolio in 2024 to $857.2 million from $783.4 million in 2023. The increase in interest income was partially offset by lower discount income during the year ended December 31, 2024 as a result of a smaller balance of finances receivables held for investment measured at fair value, with discount being amortized, as compared to finance receivables held for sale with discount deferred until receivables are sold. The average outstanding balance of finance receivables held for investment at fair value was $235.9 million in 2024, as compared to $438.3 million in 2023. The average outstanding balance of finance receivables held for sale was $621.3 million in 2024, as compared to $345.0 million in 2023.

Interest expense

Interest expense primarily includes interest expense on UACC’s Warehouse Credit Facilities, interest expense incurred on securitization debt, and interest expense on financing of beneficial interests in securitizations.

Interest expense increased $17.5 million or 41.7% to $59.4 million for the year ended December 31, 2024 from $41.9 million for the year ended December 31, 2023. The increase was a result of higher interest expense incurred on the Warehouse Credit Facilities, which increased $9.4 million to $29.3 million for the year ended December 31, 2024 from $19.9 million for the year ended December 31, 2023. The increase is attributable to a higher average outstanding balance in 2024 of $367.2 million as compared to $254.5 million in 2023, due to financing the larger finance receivables portfolio. The increase in interest expense is also partially attributable to higher interest expense incurred on securitization debt, which increased $8.1 million to $30.1 million for the year ended December 31, 2024 from $22.0 million for the year ended December 31, 2023, as a result of overall higher interest rates.

Realized and unrealized losses, net of recoveries

Realized and unrealized losses, net of recoveries, primarily represents charge-offs of finance receivables held-for-sale, changes in the fair value of finance receivables for which the fair value option was selected under ASC 825, changes in the valuation allowance on the held-for-sale portfolio, changes in the fair value of securitization debt accounted in accordance with the measurement alternative under ASC 810-30, changes in the fair value of beneficial interest, as well as collection expenses related to servicing finance receivables.

Realized and unrealized losses, net of recoveries, increased $6.3 million or 6.8% to $98.6 million for the year ended December 31, 2024 from $92.4 million for the year ended December 31, 2023. This increase was primarily driven by an increase in realized and unrealized losses on finance receivables as a result of a larger finance receivable portfolio, due to new originations as well as the consolidation of the 2022-2 securitization in the first quarter of 2023, which was previously off-balance sheet.

Servicing income

Servicing income primarily represents the annual fees earned as a percentage of the outstanding principal balance of the finance receivables sold that were accounted for as off-balance sheet securitizations. When our securitizations are accounted for as secured borrowings, the servicing income we receive is eliminated in consolidation. In addition, we also earn other income generated from servicing our finance receivables portfolio, including late and other fees.

Servicing income decreased $3.5 million or 35.3% to $6.5 million for the year ended December 31, 2024 from $10.0 million for the year ended December 31, 2023, primarily driven by a lower balance of the 2022-1 securitization, which is off-balance sheet.

Warranties and GAP income

UACC earns fees by selling third-party value-added products, such as vehicle service contracts. UACC is also contractually entitled to receive profit-sharing based on the performance of the vehicle service contract policies once a required claims period has passed. UACC recognizes a profit-share to the extent it is probable that it will not result in a significant revenue reversal. The Company estimates the revenue based on historical claims and cancellation data from its consumers, as well as other qualitative assumptions.

United Auto Credit GAP is a debt waiver product that provides protection for consumers who purchase the product by waiving the difference between the actual cash value of the consumer’s vehicle and the balance of the consumer’s finance receivable, subject to the terms and conditions of the United Auto Credit GAP, in the event of a total loss resulting from collision or theft. The total fees are earned over the contractual life of the related financial receivables on straight-line basis.

Warranties and GAP income remained flat for the year ended December 31, 2024 as compared to the year ended December 31, 2023.

Other Income

Other income increased $5.1 million or 159.7% to $8.3 million for the year ended December 31, 2024 from $3.2 million for the year ended December 31, 2023, primarily driven by higher income related to acquisition fees for originations of finance receivables at fair value, which is recognized in the period the finance receivables are originated.

Compensation and benefits

Compensation and benefits increased $8.6 million or 12.6% to $76.4 million for the year ended December 31, 2024 from $67.8 million for the year ended December 31, 2023. The increase was primarily a result of the following: retention bonuses granted to retain key employees; allocation of incremental data and technology departments’ time to UACC as a result of a shift in focus of the business; severance expense related to the termination of certain UACC employees; and a decrease in deferred acquisition costs as a result of accounting for the origination of all new finance receivables at fair value, with acquisition costs being expensed in the period incurred rather than deferred.

Professional fees

Professional fees decreased $1.9 million or 35.0% to $3.5 million for the year ended December 31, 2024 from $5.4 million for the year ended December 31, 2023, primarily as a result of additional professional fees incurred during the first quarter of 2023 as a result of the completion of the 2023-1 securitization transaction, as the 2023-1 securitization debt is carried at fair value the associated debt issuance costs were expensed as incurred. As the 2024-1 securitization debt is carried at amortized costs, the associated debt issuance costs are capitalized and amortized over the life of the debt.

Impairment charges

Impairment charges increased $5.2 million for the year ended December 31, 2024 related to impairment of capitalized internal-use software that no longer has a planned future use of $2.7 million as well as lease impairment charges of $2.5 million.

Other expenses

Other expenses increased $1.6 million or 21.1% to $9.5 million for the year ended December 31, 2024 from $7.8 million for the year ended December 31, 2023, primarily as a result of a loss on the repurchase of the non-investment grade securities related to the 2022-2 securitization transaction, a decrease in deferred acquisition costs as a result of accounting for the origination of all new finance receivables at fair value, with acquisition costs being expensed in the period incurred rather than deferred, and an increase in dealer incentives.

Adjusted EBITDA

Adjusted EBITDA loss increased $6.6 million to $29.8 million for the year ended December 31, 2024 from $23.2 million for the year ended December 31, 2023, primarily as a result of the $0.7 million decrease in net interest income after losses and recoveries and the $7.3 million increase in expenses after EBITDA adjustments, including compensation and benefits, professional fees, impairment charges, and other expenses, as discussed above, partially offset by a $1.4 million increase in non-interest income after EBITDA adjustments, as discussed above.

CarStory

	Year Ended December 31,
	2024	2023	Change	% Change
	(in thousands)
Noninterest income:
CarStory revenue	$11,610	$12,384	$(774)	(6.3)%
Other income	692	444	248	55.9%
Total noninterest income	12,302	12,828	(526)	(4.1)%

Expenses:
Compensation and benefits	10,293	8,953	1,340	15.0%
Professional fees	152	341	(189)	(55.4)%
Software and IT costs	215	197	18	9.2%
Depreciation and amortization	6,403	6,428	(25)	(0.4)%
Other expenses	414	584	(170)	(29.1)%
Total expenses	17,477	16,503	974	5.9%

Adjusted EBITDA	$912	$3,399	$(2,487)	(73.2)%

Interest income on cash and cash equivalents	$(691)	$(437)	(254)	58.1%
Stock compensation expense	$375	$1,083	(708)	(65.3)%

CarStory revenue

CarStory generates advertiser, publisher and other user service revenue by offering its AI-powered analytics and digital retailing services to dealers, automotive financial services companies and others in the automotive industry.

CarStory revenue decreased $0.8 million or 6.3% to $11.6 million for the year ended December 31, 2024 from $12.4 million for the year ended December 31, 2023, primarily as a result of a change in the scope of service and data provided to our customers.

Compensation and benefits

Compensation and benefits increased $1.3 million or 15.0% to $10.3 million for the year ended December 31, 2024 from $9.0 million for the year ended December 31, 2023. The increase was primarily a result of retention bonuses granted to retain key employees.

Adjusted EBITDA

Adjusted EBITDA decreased $2.5 million or 73.2% to $0.9 million for the year ended December 31, 2024 as compared to $3.4 million for the year ended December 31, 2023 primarily as a result of the decrease in revenue and increase in expenses discussed above.

Corporate

	Year Ended December 31,
	2024	2023	Change	% Change
	(in thousands)
Interest income	$(2,129)	$(2,488)	$359	14.4%

Realized and unrealized losses, net of recoveries	21,239	30,169	(8,930)	(29.6)%
Net interest income after losses and recoveries	(23,368)	(32,657)	9,289	28.4%

Noninterest (loss) income:
Warranties and GAP loss, net	(10,399)	(2,158)	$(8,241)	382.0%
Gain on debt extinguishment	—	37,878	(37,878)	(100.0)%
Other income	1,824	5,457	(3,633)	(66.6)%
Total noninterest (loss) income	(8,575)	41,177	(49,752)	(120.8)%

Expenses:
Compensation and benefits	10,626	9,940	686	6.9%
Professional fees	8,377	8,816	(439)	(5.0)%
Software and IT costs	4,471	9,288	(4,817)	(51.9)%
Interest expense on corporate debt	3,430	4,296	(866)	(20.2)%
Other expenses	6,422	9,295	(2,873)	(30.9)%
Total expenses	33,326	41,635	(8,309)	(20.0)%

Corporate activities do not constitute a reportable segment. These activities include costs not directly attributable to the segments and are primarily related to costs associated with corporate and governance functions, including executive functions, corporate finance, legal, human resources, information technology, cyber security and other shared costs. Certain shared costs, including corporate administration, are allocated to segments based upon a specific allocation of expenses. Corporate activities also include the runoff of legacy Vroom warranty and GAP policies sold prior to the Ecommerce Wind-Down as well as certain Vroom contracts, primarily Software and IT related, that have been renegotiated and right-sized to account for reduced headcount following the Ecommerce Wind-Down.

Warranties and GAP loss, net

Prior to the Ecommerce Wind-Down, we offered value-added products to our customers pursuant to arrangements with the third parties that sell and administer these products as well as estimated profit-sharing amounts to which we are entitled based on the performance of third-party protection products once a required claims period has passed. A portion of the fees we received are subject to chargeback in the event of early termination, default, or prepayment of the contracts by our customers. Warranties and GAP income, net, recorded within Corporate, relates to the runoff of policies sold prior to the Ecommerce Wind-Down.

See “Note 3 — Revenue Recognition” to our consolidated financial statements included elsewhere in this prospectus.

Warranties and GAP loss, net, increased $8.2 million to $10.4 million for the year ended December 31, 2024 from $2.2 million for the year ended December 31, 2023, primarily as a result of a revised estimate of proceeds we expect to recover.

Gain on debt extinguishment

Gain on debt extinguishment represents a gain of $37.9 million for the year ended December 31, 2023, related to the repurchase of $74.2 million in aggregate principal balance of the Notes, net of deferred issuance costs, for $36.5 million.

Other income

Other income primarily represents interest earned on cash and cash equivalents. Other income decreased $3.6 million or 66.6% to $1.8 million for the year ended December 31, 2024 from $5.5 million for the year ended December 31, 2023, primarily driven by lower cash and cash equivalent balances and lower interest rates earned on cash and cash equivalents.

Compensation and benefits

Compensation and benefits expense increased $0.7 million or 6.9% to $10.6 million for the year ended December 31, 2024 from $9.9 million for the year ended December 31, 2023, primarily as a result of severance expense related to the departure of certain executives and retention bonuses granted to retain key employees subsequent to the Ecommerce Wind-Down.

Professional fees

Professional fees decreased $0.4 million or 5.0% to $8.4 million for the year ended December 31, 2024 from $8.8 million for the year ended December 31, 2023, primarily as a result of reduced audit, legal, and consulting fees as a result of the reduced size of the business, partially offset by legal fees associated with the bankruptcy planning prior to filing the Prepackaged Chapter 11 Case (post-filing professional fees incurred related to the bankruptcy are included in reorganization items, net).

Software and IT costs

Software and IT costs decreased $4.8 million or 51.9% to $4.5 million for the year ended December 31, 2024 from $9.3 million for the year ended December 31, 2023, primarily as a result of more efficient targeted software use as well as renegotiating and right-sizing our Software and IT contracts.

Other expenses

Other expenses decreased $2.9 million or 30.9% to $6.4 million for the year ended December 31, 2024 from $9.3 million for the year ended December 31, 2023, primarily related to a decrease in public company related insurance costs as we renegotiated our insurance policies during the third quarter of 2023 and 2024 as a result of the reduced scale of the business.

Liquidity and Capital Resources

On January 14, 2025, we emerged from the Prepackaged Chapter 11 Case, as discussed above under “Recent Events”. On the Effective Date, each holder of the Notes received a pro rata share of 92.94% of the New Common Stock (subject to dilution) and all of the Company’s outstanding obligations under the Notes and the Indenture were deemed fully satisfied and discharged. Vroom, Inc. no longer has long-term debt, but UACC has securitization debt and its trust preferred securities.

As of December 31, 2024, we had cash and cash equivalents of $29.3 million and restricted cash of $49.0 million. Restricted cash primarily includes restricted cash required under UACC’s securitization transactions and Warehouse Credit Facilities of $48.1 million. Prior to the Ecommerce Wind-Down, our primary source of liquidity was cash generated through financing activities. Additionally, we had excess borrowing capacity of $28.2 million under UACC’s Warehouse Credit Facilities as of December 31, 2024.

As a result of the liquidation of our vehicle inventory as part of the Ecommerce Wind-Down, we repaid all amounts outstanding under the 2022 Vehicle Floorplan Facility in full and the agreement has been terminated.

We expect to use our cash and cash equivalents to finance our future capital requirements and UACC’s Warehouse Credit Facilities to fund our finance receivables. Certain advance rates available to UACC on borrowings from the Warehouse Credit Facilities have decreased as a result of the increased credit losses in UACC’s portfolio. Any future decreases on available advance rates may have an adverse impact on our liquidity.

UACC relies on borrowings under the Warehouse Credit Facilities to finance the origination of finance receivables as well as to provide funding for general operating activities. The terms of those facilities generally mature within two years and we typically renew those facilities in the ordinary course. On March 8, 2025, we renewed one of our Warehouse Credit Facilities, with $200 million of borrowing capacity, now expiring in June 2026. The remaining Warehouse Credit Facilities, with aggregate borrowing capacity of $625 million, have terms expiring between July and September 2025. See Note 10, Warehouse Credit Facilities and Consolidated VIEs, to the Consolidated Financial Statements included elsewhere in this prospectus. We are having ongoing discussions with the remaining lenders under the Warehouse Credit Facilities regarding amended facilities that would extend the terms beyond the current expiration dates and expect facilities to be amended and renewed at sufficient borrowing capacity. However, there can be no assurance that adequate additional financing will be available to us on acceptable terms, or at all. Failure to secure sufficient warehouse borrowing capacity beyond the expiration of the remaining facilities in 2025 would have a material adverse effect on our ability to finance UACC’s lending operations and our results of operations and liquidity.

On March 8, 2025, Vroom, Inc., UACC and its indirect subsidiary Darkwater Funding LLC, as co-borrowers, entered into a credit agreement with Mudrick Capital Management, L.P. (“Lender”), who as of January 14, 2025 was a 76.5% shareholder of the Company, for a $25.0 million delayed draw term loan facility (“Delayed Draw Facility”). The Delayed Draw Facility allows for multiple drawdowns by each co-borrower, subject to satisfaction of usual and customary conditions precedent. The Delayed Draw Facility bears interest at a rate of Term SOFR +850 bps, payable quarterly in arrears, with a full payment-in-kind option. Interest is also payable upon any payment of principal. The co-borrowers’ obligations under the Delayed Draw Facility will be collateralized by asset backed residual certificates in certain UACC securitization trusts. The Delayed Draw Facility matures on December 31, 2026; however, borrowings can be prepaid at any time, in whole or in part, without penalty or premium. Once amounts are repaid they may not be reborrowed. The Delayed Draw Facility includes certain usual and customary covenants with respect to the co-borrowers’ activities and the collateral.

Upon our emergence from bankruptcy on January 14, 2025, we continue to operate as a viable going concern. The accompanying audited consolidated financial statements have been prepared on the basis that we will continue to operate as a going concern, which contemplates that we will be able to realize assets and settle liabilities and commitments in the normal course of business for twelve months following the issuance date.

Our future capital requirements will depend on many factors, including our ability to realize the intended benefits of the Value Maximization Plan, Prepackaged Chapter 11 Case, and our Long-Term Strategic Plan, available advance rates on and the amendment and renewal of the remaining Warehouse Credit Facilities, our ability to meet the requirements for continued listing on the Nasdaq Global Market, our ability to complete additional securitization transactions on favorable terms, and future credit losses. We anticipate that our existing cash and cash equivalents, our credit agreement with Mudrick Capital Management, L.P., and UACC’s Warehouse Credit Facilities will be sufficient to support our ongoing operations and obligations for at least the next twelve months from the issuance date of this prospectus.

Securitization Transactions

Subject to market conditions, we plan to sell finance receivables originated by UACC through asset-backed securitization transactions. During the second quarter of 2024, UACC completed the 2024-1 securitization transaction, in which it sold approximately $300.0 million of rated asset-backed securities in an auto finance receivable securitization transaction from a securitization trust, established and sponsored by UACC for proceeds of $297.2 million. The trust is collateralized by finance receivables with an aggregate principal balance of $380.1 million as of April 30, 2024. These finance receivables are serviced by UACC. As a result of market conditions, UACC retained the residual interests, which required us to account for the 2024-1 securitization as secured borrowings and remain on balance sheet pending the sale of such retained interests. We also repurchased $4.2 million of the non-investment grade securities related to the 2022-2 securitization transaction for $4.8 million.

Finance receivables are serviced by UACC. UACC retains at least 5% of the notes and residual certificates sold as required by applicable risk retention rules and generally uses the proceeds of the securitization transactions to pay down outstanding debt under its Warehouse Credit Facilities.

Refer to Note 4 — Variable Interest Entities and Securitizations to our consolidated financial statements included elsewhere in this prospectus, for further discussion.

UACC Risk Retention Financing Facility

On May 3, 2023, UACC entered into a Risk Retention Financing Facility enabling it to finance a portion of the asset-backed securities issued in its securitization transactions and held by UACC pursuant to applicable risk retention rules. Under this facility, UACC sells such retained interests and agrees to repurchase them at fair value on a future date. In its initial transaction under this facility, UACC pledged $24.5 million of its retained beneficial interests as collateral, and received proceeds of $24.1 million, with expected repurchase dates ranging from March 2025 to September 2029. The securitization trusts will distribute payments related to UACC’s pledged beneficial interests in securitizations directly to the lenders, which will reduce the beneficial interests in securitizations and the related debt balance.

During the second quarter of 2024, UACC pledged an additional $15.8 million of its retained beneficial interest in the 2024-1 securitization transaction as collateral under the Risk Retention Financing Facility, and received proceeds of $15.6 million, with expected repurchase dates ranging from August 2026 to November 2030 at the initial closing date.

Warehouse Credit Facilities

UACC has four senior secured warehouse credit facility agreements the (“Warehouse Credit Facilities”) with banking institutions. The Warehouse Credit Facilities are collateralized by eligible finance receivables and available borrowings are computed based on a percentage of eligible finance receivables.

On March 8, 2025, we renewed one of our Warehouse Credit Facilities, with $200 million of borrowing capacity, now expiring June 2026. The aggregate borrowing limit and significant terms of the agreement remained unchanged except for an increase in the minimum liquidity covenant. The remaining Warehouse Credit Facilities, with aggregate borrowing capacity of $625 million, expire between July and September 2025. We are in ongoing discussions with the remaining lenders to extend the terms beyond the current expiration dates and expect facilities to be amended and renewed at sufficient borrowing capacity.

The aggregate borrowing limit under the Warehouse Credit Facilities is $825.0 million with maturities between July 2025 and June 2026. As of December 31, 2024, outstanding borrowings related to the Warehouse Credit Facilities were $359.9 million and we were in compliance with all covenants under the terms of the Warehouse Credit Facilities. Failure to satisfy these or any other requirements contained within the agreements would restrict access to the Warehouse Credit Facilities and could have a material adverse effect on our financial condition, results of operations and liquidity. Certain breaches of covenants may also result in acceleration of the repayment of borrowings prior to the scheduled maturity. Refer to Note 10 — Warehouse Credit Facilities of Consolidated VIEs to our consolidated financial statements included elsewhere in prospectus, for further discussion.

Operating Leases

We entered into various noncancelable operating lease agreements for office space and equipment used in the normal course of business, and, as of December 31, 2024 operating lease obligations were $11.1 million, with $2.9 million payable within 12 months. See “Note 12 — Leases,” to our consolidated financial statements included elsewhere in this prospectus for further detail of our obligations and the timing of expected future payments.

Cash Flows from Operating, Investing, and Financing Activities

The following table summarizes our cash flows for the years ended December 31, 2024 and 2023:

	Year Ended December 31,
	2024	2023
	(in thousands)
Net cash used in operating activities from continuing operations	$(175,758)	$(482,027)
Net cash provided by investing activities from continuing operations	114,883	185,334
Net cash (used in) provided by financing activities from continuing operations	(14,810)	223,150
Net cash provided by (used in) operating activities from discontinued operations	78,721	(51,657)
Net cash provided by (used in) investing activities from discontinued operations	17,692	(12,181)
Net cash used in financing activities from discontinued operations	(151,178)	(125,810)
Net decrease in cash, cash equivalents and restricted cash	(130,450)	(263,191)
Cash and cash equivalents and restricted cash at beginning of period	208,819	472,010
Cash and cash equivalents and restricted cash at end of period	$78,369	$208,819

Operating Activities

Net cash flows used in operating activities from continuing operations decreased by $306.2 million, from $482.0 million for the year ended December 31, 2023 to $175.8 million for the year ended December 31, 2024. The decrease was primarily due to a $178.0 million decrease in originations of finance receivables held for sale, as a result of no longer originating loans for legacy Vroom customers after the Ecommerce Wind-Down, an increase in principal payments received on finance receivables held for sale of $80.9 million, a $31.1 million improvement in net loss from continuing operations after reconciling adjustments, and changes in working capital of $13.0 million.

Investing Activities

Net cash flows provided by investing activities from continuing operations decreased by $70.4 million, from $185.3 million for the year ended December 31, 2023 to $114.9 million for the year ended December 31, 2024. The decrease is primarily due to a $58.8 million decrease in principal payments received on finance receivables at fair value as well as the consolidation of the 2022-2 securitization transaction which resulted in a cash inflow of $11.4 million during the year ended December 31, 2023.

Financing Activities

Net cash flows provided by financing activities from continuing operations decreased $238.0 million, from $223.2 million for the year ended December 31, 2023 to $14.8 million used in financing activities for the year ended December 31, 2024. The decrease was primarily related to a $251.0 million decrease in net cashflows related to our Warehouse Credit Facilities, as a result of fewer borrowings related to no longer originating loans for legacy Vroom customers and higher repayments following the 2024-1 securitization transaction, a $13.4 million decrease in net cashflows from financing of beneficial interests in securitizations, and a $9.0 million decrease in net cashflows from secured financing agreements. These decreases were partially offset by $36.5 million in repurchases of the Notes during the year ended December 31, 2023.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with GAAP. The preparation of consolidated financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, revenue, and expenses and related disclosures. On an ongoing basis, we evaluate our estimates, including, among others, those related to finance receivables, income taxes, stock-based compensation, contingencies, warranties and GAP income-related reserves, fair value measurements and useful lives of property and equipment and intangible assets. We base our estimates on historical experience, market conditions and on various other assumptions that are believed to be reasonable. Actual results may differ from these estimates.

The critical accounting policies that reflect our more significant judgments and estimates used in the preparation of our consolidated financial statements include those described in Note 2 — Summary of Significant Accounting Policies and Note 3 — Revenue Recognition to our consolidated financial statements included elsewhere in this prospectus.

Finance Receivables at Fair Value

The valuation of finance receivables at fair value, for which the Company elected the fair value option in accordance with ASC 825 but are not related to consolidated CFEs, is derived from a model that estimates the present value of future cash flows. We estimate the present value of these future cash flows using a valuation model consisting of developed estimates that rely on unobservable assumptions third-party market participants would use in determining fair value, including prepayment speed, default rate, recovery rate, as well as certain macroeconomics events we believe market participants would consider relevant. All these assumptions are primarily based on historical performance. These valuation models are calculated by combining similarly priced loans and vintages to determine a stream of expected cash flows which are then discounted. The individual discounted pools of cash flows are then aggregated to determine the total expected discounted cash flows on the outstanding receivable at a given measurement period.

The estimates for the aforementioned assumptions significantly affect the reported amount (and changes thereon) of our finance receivables at fair value on our consolidated balance sheets and consolidated statements of operations.

Recently Issued and Adopted Accounting Pronouncements

Refer to “Note 2 — Summary of Significant Accounting Policies” to our consolidated financial statements included elsewhere in this prospectus for a discussion about new accounting pronouncements adopted and not yet adopted as of the date of this report.

Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company as defined in Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under Item 7A of our Annual Report on Form 10-K.

BUSINESS

Overview

Vroom, Inc., which was incorporated under the laws of the State of Delaware in 2012, is a holding company that conducts its operations through its subsidiaries. Vroom, Inc. completed its initial public offering (“IPO”) in June 2020. On November 13, 2024, Vroom, Inc. entered into a Restructuring Support Agreement (together with all exhibits and schedules thereto, the “RSA”) and commenced a voluntary proceeding (the “Prepackaged Chapter 11 Case”) under Chapter 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) under the name In re Vroom, Inc., Case No. 24-90571 (CML). On January 8, 2025, the Bankruptcy Court entered an order (a) approving the disclosure statement of Vroom, Inc. (the “Debtor”), (b) confirming the Prepackaged Plan of Reorganization of Vroom, Inc. under Chapter 11 of the Bankruptcy Code (the “Plan”), and (c) granting related relief (the “Confirmation Order”). On January 14, 2025, the conditions to the effectiveness of the Plan were satisfied or waived and the Plan became effective. The Company emerged from the Prepackaged Chapter 11 Case on January 14, 2025.

On December 2, 2024, the Company’s common stock was suspended from trading on the Nasdaq Global Select Market as a result of our Prepackaged Chapter 11 Case. On February 20, 2025, our common stock was relisted and began trading on the Nasdaq Global Market under the ticker symbol “VRM”. Vroom is exploring the potential listing of its warrants (as described herein) on a national stock exchange.

Our Company

The Company owns and operates United Auto Credit Corporation (“UACC”), a leading automotive finance company that offers vehicle financing to consumers through third-party dealers under the UACC brand, and CarStory, LLC (“CarStory”), an AI-powered analytics and digital services platform for automotive retail. The UACC and CarStory businesses continue to serve their third-party customers, with their operations substantially unaffected by the Ecommerce Wind-Down (as defined herein).

The Company previously operated an end-to-end ecommerce platform to buy and sell used vehicles. On January 22, 2024, the Company announced that its Board of Directors (“Board”) had approved a value maximization plan, pursuant to which the Company wound down its used vehicle dealership business in order to preserve liquidity and enable the Company to maximize stakeholder value through its remaining businesses (the “Value Maximization Plan”). The Company ceased transacting through vroom.com, completed transactions for customers who had previously contracted with the Company to purchase or sell a vehicle, halted purchases of additional vehicles, sold its used vehicle inventory through wholesale channels, paid off its vehicle floorplan financing facility dated November 4, 2022 with Ally Bank and Ally Financial Inc. (the “2022 Vehicle Floorplan Facility”) and conducted a reduction-in-force commensurate with the reduced operations. As of March 29, 2024, the Company substantially completed the wind-down of its ecommerce operations and used vehicle dealership business (the “Ecommerce Wind-Down”). As part of the Ecommerce Wind-Down, Vroom has ended all sales and marketing activities for its used vehicle operations.

On November 13, 2024, Vroom Inc. filed the Prepackaged Chapter 11 Case seeking to, among other things, restructure its then outstanding $290 million of unsecured convertible notes due in 2026 (“Notes”) through a comprehensive transaction outlined in the RSA. The Bankruptcy Court approved the Plan on January 8, 2025, and the Company emerged from the Prepackaged Chapter 11 Case on January 14, 2025. Under the Plan, approximately $290 million in debt was discharged and all previously issued and outstanding equity interests in the Company were cancelled and extinguished. The Company issued an aggregate of approximately (i) 5,163,109 shares of new common stock and (ii) 364,516 shares of warrants in accordance with the terms of the Plan and certain other agreements. Neither UACC nor CarStory were party to the Company’s Prepackaged Chapter 11 Case. Vroom, Inc. no longer has material long-term debt, but UACC will continue to be obligated to debt that is related to asset-backed securitizations and their trust preferred securities. The Company is focused on executing its Long-Term Strategic Plan (described below) following the restructuring.

UACC

UACC, which Vroom acquired in February 2022, is an indirect lender that offers vehicle financing under the UACC brand to consumers through third-party dealers, focusing primarily on the non-prime market. Prior to Vroom’s Ecommerce Wind-Down, UACC also offered vehicle financing to Vroom Automotive’s customers through its ecommerce platform. Tom Shortt, the Company’s Chief Executive Officer, serves as UACC’s President and Chief Executive Officer, Jon Sandison, the Company’s VP, Investor Relations and FP&A, serves as UACC’s Chief Financial Officer, and Stefano Balistreri serves as UACC’s Chief Risk Officer.

UACC, which has been engaged in automotive finance since 1996, currently offers financing services to a nationwide network of thousands of manufacturer, franchised and independent motor vehicle dealers in 49 states, and we seek to expand that network over time. As of December 31, 2024, UACC serviced a portfolio of approximately 78,000 retail installment sales contracts with an aggregate principal outstanding balance of $1.0 billion.

Sales and Marketing

As an indirect lender, UACC’s marketing efforts are focused on selling to independent auto dealerships, rather than consumers. UACC utilizes a combination of internal and field area sales managers to both solicit and enroll new dealerships, and to market its financing programs and products to existing dealership partners. Prior to establishing a business relationship with an automobile dealership, UACC completes a review of the dealership’s operations, inventory, facilities, performance, and owner’s credit history. UACC’s sales managers serve as the primary liaison with the dealerships. Sales managers focus their efforts on educating dealership personnel on UACC’s lending programs and how to combine specific consumer characteristics, collateral and deal structures to increase the probability of approval under UACC’s underwriting guidelines. The UACC sales manager serves as a consultant for the dealership to enable and encourage positive dealer loan performance while providing an enhanced consumer experience. While UACC primarily services independent used auto dealerships, we plan to expand our offering to be more competitive with manufacturer-franchised dealers.

UACC establishes relationships with dealers utilizing both external and internal sales representatives. External sales representatives live and operate in their local market, with the ability to personally visit dealerships. Internal sales representatives work either remotely or in one of the three hubs (located in Newport Beach, California; Fort Worth, Texas; and Buffalo, New York) and may interface with dealerships outside of their physical location. Both internal and external sales representatives enroll dealers, explain UACC’s programs, and offer support throughout the enrollment, application and funding processes. As part of the enrollment process, a new dealer is required to enter into a dealer agreement with UACC that defines the parties’ respective rights and obligations. Under the applicable dealer agreement, the dealer assigns the consumer contracts to UACC, which assumes the responsibility of administering, servicing and collecting the amounts due from the customer to UACC. The dealer agrees that it will (i) only assign consumer contracts to UACC that meet the criteria established by UACC, and (ii) repurchase any consumer contracts that do not meet such criteria or for other reasons outlined in the dealer agreement. For example, UACC’s dealer agreement typically requires the selling dealership to buy back a motor vehicle retail installment contract if the consumer fails to timely make the first scheduled payment.

Throughout the lifetime of a dealer partnership, UACC closely monitors dealer loan performance across a number of metrics, along with utilizing data from both internal and external sources. These can include, but are not limited to, dealer loan return on assets, loss to liquidation, customer delinquencies, dealership volumes, and fraudulent deals or documentation. These metrics are used to calculate a dealer grade, which impacts the pricing and availability of consumer loans for a dealer. Dealers have access to their scorecard, displaying their grade and performance trends so that they may take steps to improve, where applicable. At its discretion, UACC may suspend or terminate its relationship with any dealership.

Lending Programs

UACC enables dealers to finance their customers’ purchases of new and used automobiles, medium- and light-duty trucks, and vans with competitive financing terms. Historically, the credit programs offered by UACC were primarily designed to serve consumers who have limited access to traditional motor vehicle financing. UACC is in the early stages of indirectly offering more competitive vehicle financing services to consumers with slightly higher, or “near-prime,” credit scores compared to its historical customer base.

UACC primarily offers four distinct programs, with varying credit, pricing and stipulation parameters, depending on eligibility:

•        Preferred Program: the standard program for most non-prime applicants. Due to the expected high default risk of this consumer base, compensating risk factors are heavily leveraged: ability-to-pay requirements, asset quality, cash down payments, number of open vehicle loans, restricted term lengths, and limited amount financed;

•        Bankruptcy Program: applicants with open bankruptcies and applicants with discharged bankruptcy within one year of application (subject to other qualifications);

•        Commercial Program: Non-passenger vehicles with gross vehicle weight rating of 14,500 lbs. or less (subject to other qualifications); and

•        Near Prime Program: applicants with a minimum FICO of 600 and additional credit history requirements.

Due to the uniqueness of the programs as well as credit and asset quality of the customer and collateral respectively, limits for advance, loan term, stipulations, and pricing fluctuate to balance varying risk factors.

Originations

UACC’s underwriting process begins when UACC accepts a consumer credit application from one of its approved dealerships. Upon receipt, required information is entered into UACC’s underwriting system for review and disposition by UACC’s automated underwriting decision engine in accordance with UACC’s established underwriting guidelines. Any exceptions to the guidelines are reviewed in accordance with our policies and procedures. Because UACC serves consumers who are typically unable to meet the credit standards imposed by most traditional motor vehicle financing sources, it may charge higher interest rates than most traditional motor vehicle financing sources.

UACC verifies the accuracy of information submitted through credit applications and retail installment sales contracts. Verifications are assigned based on risk modeling within each program and completed via a combination of first-party verifications and third-party data sources. Verifications may include customer identity, proof of residence, verification of employment, proof of income, collateral/vehicle valuation, verification of insurance, proof of trade, and other stipulated requirements resulting from risk factors inherent within each credit application. Credit analysts conduct customer interviews for some applications based on risk modeling. Customer interviews are used to verify customer identity and to resolve any questions that may arise during the verification process.

Funding

UACC utilizes a predominantly paperless process for the review and purchase of the resulting retail installment sales contracts. Following underwriting approval of a credit application, each dealer delivers a completed motor vehicle retail installment sales contract and other required documentation to UACC. The majority of contracts and other required documentation is uploaded to UACC’s online dealer portal (“UACC Dealer Portal”) and available for immediate review by funding staff. Some required documentation is mailed via courier or US Postal Service, and these packages are scanned, indexed and available promptly for review by the funding department.

Upon receipt of contract documentation, a UACC funding analyst will check to ensure that all required documentation has been received and has been fully and properly completed. In order to validate the risk assessment completed at the time of underwriting, the funding analyst will then complete verification of information provided by the applicant in conjunction with information from third-party data providers. In the event of missing documentation or the discovery of inaccurate information, the funding analyst will initiate corrective action as appropriate.

Ancillary Products

UACC finances the purchase of ancillary products that provide potential protection to consumers during their ownership experience. As of December 31, 2024, UACC finances the purchase of Vehicle Service Contracts (“VSCs”) and Guaranteed Asset Protection (“GAP”).

VSCs provide protection for consumers by paying for the cost of certain covered mechanical-related issues with the vehicle. UACC works with third-party administrators to underwrite and administer the program and service claims. The retail price of the VSC is included in the total amount financed and is itemized on the retail installment contract. Dealers earn a commission on the sale of each VSC, though each VSC is cancellable by the customer through its term. UACC earns a fee on the sale of each VSC and earns income from the finance charges earned from the additional amounts financed through the life of the financing. At the time of funding, UACC pays premiums to administrators on each VSC financed. UACC may also receive a share of profits from the third-party administrators based on the performance of the portfolio of VSCs financed.

GAP helps protect customers’ vehicle purchases in instances in which the customer’s vehicle experiences a total loss due to damage or theft and the outstanding amount owed exceeds the settlement amount covered by the customer’s insurance policy. UACC sells, administers and services our own GAP product. The retail price of the GAP is included in the total amount financed and is itemized on the retail installment contract. Dealers earn a commission on the sale of each GAP product, though each GAP is cancellable by the customer through the life of financing. UACC earns income from the finance charges earned from the additional amounts financed through the life of the loan.

Servicing

UACC services the retail installment sales contracts it originates or purchases and will continue to service the contracts it originated or purchased for customers of Vroom’s former ecommerce business. Servicing activities consist primarily of collecting and processing customer payments, responding to customer inquiries, initiating contact with customers who are delinquent in payment of an installment, maintaining the security interests in the financed vehicles and, when necessary, arranging for the repossession and liquidation of the financed vehicles and pursuit of deficiencies.

Because UACC has historically focused on the non-prime market, it generally sustains a higher level of delinquencies and credit losses than that experienced by traditional motor vehicle financing sources. UACC segments consumer accounts for collection activity based on the stage of delinquency. Outbound collection efforts utilize a combination of manual (human) and automated (digital) campaigns. Automated campaigns include outbound telephone dialer campaigns, e-mail campaigns, text messaging campaigns, and push notifications via the UACC native mobile app. When customers encounter temporary disruptions in employment or otherwise experience temporary disruptions in their ability to make payments, collection representatives may offer solutions to assist customers in navigating these life events. Extensions and due date changes are solutions that may be offered to address temporary disruptions.

UACC uses a network of national and regional third-party suppliers to recover vehicles assigned for repossession. Upon recovery, some customers demonstrate a sufficient level of commitment to reinstate their account. UACC liquidates repossessed inventory through a network of third-party auto auctions. UACC utilizes the CarStory Real Market Price (defined below) as a reference for evaluating price floors for vehicle sales. Following the sale of a repossessed vehicle, the net sale proceeds are applied to the remaining balance of the contract. Any balance remaining after application of the net sale proceeds is recorded as a loss or charged-off. Charged-off UACC accounts are transferred to UACC’s recovery department for additional collections work to recover the charged-off balance.

Securitizations

To fund UACC’s automotive finance operations, eligible retail installment sales contracts that UACC originates or purchases are pledged to lenders under warehouse credit facilities and typically sold to third-party investors via private securitization transactions targeted to institutional investors and other financial institutions. In such securitization transactions, UACC conveys a pool of retail installment sales contracts to a special purpose vehicle (“SPV”), typically a trust, which, in turn, issues one or more classes of securities backed by such pool of retail installment sales contracts. While the SPVs are included in our consolidated financial statements, they are separate legal entities, and the assets held by any particular SPV are legally owned by them and are not available to our creditors, the creditors of UACC or creditors of our other SPVs. Payments to securitization investors are primarily made from cash flows on the related pool of retail installment sales contracts. Such payments are not made by Vroom or UACC (except for certain repurchases as described below) and are not based on Vroom or UACC’s creditworthiness.

UACC continues to service each pool of retail installment sales contracts in accordance with its customary servicing practices and procedures. In such capacity UACC collects payments on retail installment sales contracts that are in turn transferred to an independent third-party trustee for further distribution to the applicable investors. UACC also prepares a monthly servicer’s certificate that tracks the performance of each pool of retail installment sales contracts, including collections, distributions, delinquencies, and losses on such retail installment sales contracts.

Each retail installment sales contract contributed to an SPV must satisfy certain selection criteria based on factors such as location of the obligor, contract term, payment schedule, interest rate, and whether the contracts are active and in good standing (for instance, when the obligor is not more than 30-days delinquent on monthly payment or bankrupt). UACC does not make any representations or warranties regarding the future performance of the retail installment sales contracts. Upon the breach of one of these representations or warranties (subject to any applicable cure period) that materially and adversely affects the investors’ interest, UACC is obligated to repurchase the affected retail installment sales contract from the SPV.

In exchange for the transfer of retail installment sales contracts to the SPV, UACC receives the cash proceeds from the sale of the securities. Since 2012, UACC has completed 16 securitization transactions with over $3 billion in issued securities.

Competition

The automotive financing industry is large and highly competitive. UACC competes with a number of national, regional and local finance companies, banks, credit unions, fintech companies, and captive finance companies. Many of these companies are larger and have greater financial resources than UACC, including greater access to capital markets for debt instruments or access to lower cost deposit bases. These funding sources may be unavailable to UACC. Many of these companies also have long-standing relationships with automobile dealers and may provide other financing to dealers, including floor plan financing for the dealers’ purchases of automobiles from manufacturers and auctions, which we do not offer.

Credit applications may be sent simultaneously to multiple lenders for consideration. As a result, UACC competes with other financing sources on the basis of the approved structure, minimum customer requirements and stipulations, types of vehicles financed, dealer fees, dealer incentives, levels of service, and distribution (accessibility to UACC’s program via credit application technology platforms). We believe that we can obtain from our dealership network sufficient automobile contracts for purchase at attractive prices by consistently applying reasonable underwriting criteria and making timely purchases of qualifying automobile contracts, however, there can be no assurance that we will be able to do so.

Seasonality

The used vehicle industry typically experiences an increase in sales early in the calendar year and reaches its highest point late in the first quarter and early in the second quarter. Vehicle sales then level off through the rest of the year, with the lowest level of sales in the fourth quarter. This seasonality has historically corresponded with the timing of income tax refunds. Consistent with market trends, UACC generally experiences increased funding activity during the first quarter through tax season. Delinquencies also tend to be lower during the first quarter through tax season and higher during the latter half of the year. See “Risk Factors — Risks Related to Our Financial Condition and Results of Operations — We may experience seasonal and other fluctuations in our quarterly results of operations, which may not fully reflect the underlying performance of our business.”

CarStory

CarStory offers AI-powered analytics and digital services to dealers, automotive financial services companies and others in the automotive industry, which use CarStory’s solutions to enhance their customer experience and drive increased vehicle purchases.

Leveraging computer vision and AI, CarStory has curated a comprehensive used vehicle information database, including over 245 million vehicle identification numbers (“VINs”), 183 million window stickers, 3.9 billion vehicle photos and 370 million sales cycles, along with price and price elasticity models. CarStory receives data for over three and a half million unique VINs listed for sale every day, resulting in CarStory having data for an estimated 90% of U.S. consumer vehicles. This data is aggregated with demand insights from millions of consumer sessions and data from CarStory’s proprietary VIN database to generate more accurate vehicle valuations.

CarStory helps dealers optimize their pricing by leveraging data science models for retail pricing that provide predictive pricing for marketing, buying, selling and VIN-level features. Unlike simple averages, we believe CarStory’s patented neural-net algorithm can provide a highly accurate market price (the “CarStory Real Market Price”) for vehicle valuations. We believe that the CarStory Real Market Price accounts for factors that averages often miss, such as local market dynamics and dealer performance.

In addition to its data analytics and AI-based pricing solutions, CarStory creates and powers digital experiences for end consumers, including automotive marketplaces, vehicle market reports, and trade-in and appraisal products. CarStory’s digital experiences are designed with user behavior data to engage consumers and drive more consumers to vehicle purchase decisions.

The automotive data and service business is large and very competitive. CarStory competes with a number of companies in the automotive industry, including valuation services, VIN data providers, website marketplaces, inventory aggregators, and retail e-commerce platforms. Some of these companies are significantly larger with well-established sales and marketing teams. We compete with other companies to attract customers to our marketplace and dealers to our digital solutions. Since being acquired by Vroom, CarStory conducted limited marketing activities and focused on serving its existing customers and continuing to develop its used vehicle database and data science models for retail pricing.

Long-Term Strategic Plan

Since the announcement of the Value Maximization Plan in January 2024, we have been focused on building a long-term strategic plan (“Long-Term Strategic Plan”) leveraging our remaining assets to improve the profitability of the business and achieve three key objectives:

•        Achieve pre-COVID Cumulative Net Losses (“CNL”) or lower;

•        Grow origination with pre-COVID CNL or lower; and

•        Lower operating costs.

In order to achieve these objectives, we are focused on four strategic initiatives:

•        Build a world class lending program:    Focus on using advanced models and analytics to predict losses and drive profitable growth, bringing subprime CNL to pre-COVID levels. Expand the Near-Prime Program to enable UACC to become a more significant partner to dealers.

•        Build a world class sales and marketing program:    Attract and retain the best dealers and drive deeper dealer engagement to enable growth. Improve the Fast Lane, a portal built to provide the dealer with everything they need from application through contracting.

•        Build operational excellence in originations:    Enhance systemic capabilities and decisioning for a more efficient process. Integrate Vroom patent-pending AI agent into UACC’s funding process to reduce costs, improve accuracy, and reduce fraud. Build a pre-verification automated engine to improve dealer service, improve credit quality and increase capture rates.

•        Build operational excellence in servicing:    Utilize data science, advanced analytics and technology to enable an improved approach to servicing effectiveness. Utilize the native consumer mobile app, which was launched in September 2024, to improve customer engagement and communication and target more on-time payments.

As part of our Long-Term Strategic Plan, we developed three indicative models: (1) the Base model; (2) the Growth model; and (3) the Aggressive Growth model. Each model is intended to successively build on the potential success of the prior model. The success and timing of the execution of the three key objectives and four strategic initiatives determine which model we will pursue over time.

The Base model achieves CNL, origination cost per funded contract and servicing cost per account at pre-COVID levels in order to return the UACC business to profitability. We also may leverage the CarStory Real Market Price for vehicle valuations in underwriting and servicing as well as continue to integrate existing Vroom and CarStory technology into our UACC Dealer Portal.

If we are successful in achieving these milestones, we will pursue the Growth model, which shares the same targets as the Base model. Additionally, we would look to expand our Near-Prime Program to about 10% of our origination mix and begin to grow in the manufacturer-franchised dealer market. We would expect this migration up the credit spectrum to allow us to reduce our servicing cost per account and allow us to add new features and functions to our UACC Dealer Portal.

Finally, if we are progressing well on the objectives of our Growth model, we would pursue our Aggressive Growth model. This indicative model would aim to expand our Near-Prime Program to approximately 20% of our origination mix, further reduce our cost per serviced account, and feature further expansion into the franchise dealer market.

Human Capital Management

As of December 31, 2024, the Company employed a total of 710 employees across its operations, of which 704 were full time. None of our employees is represented by a labor union. The Company maintains positive employee relations and has not experienced any operational disruptions due to labor disputes.

Beginning in January 2024, the Company implemented significant workforce reductions in order to reduce costs and streamline the business. As part of the Ecommerce Wind-Down, Vroom Automotive, LLC implemented a reduction in force affecting 774 workers, impacting approximately 90% of its workforce. UACC underwent multiple reductions during 2024, primarily in Servicing, Technology, Accounting and HR departments.

Intellectual Property

The protection of our technology and intellectual property is an important aspect of our business. We seek to protect our intellectual property rights, including our intellectual property rights in our technology, through trademark, trade secret and copyright law, as well as confidentiality agreements, procedures and other contractual commitments and other legal rights. We generally enter into confidentiality agreements and invention assignment agreements with our employees and consultants to control access to, and clarify ownership of, our proprietary rights and information.

As of March 12, 2025, CarStory has 32 issued or allowed U.S. patents with expirations through 2039 and eight pending U.S. patent applications, and Vroom has one pending nonprovisional patent. We own 28 registrations for trademarks in the United States owned by Vroom, Vast (CarStory’s parent entity) and UACC, collectively, with renewal deadlines through 2034, including Vroom®, V & Design®, Get In®, Sell Us Your Car®, VroomProtect®, CarStory®, Vast® and United Auto Credit®; and we hold 87 registered trademarks in Australia, Brazil, China, Colombia, Chile, Argentina, the European Union, the United Kingdom, Japan, Singapore, Mexico, Canada, South Korea and Peru, including for the Vroom® trademark with renewal deadlines through 2035 and we also have pending trademark applications in the U.S. and certain foreign jurisdictions. We continually review our branding strategies and technology development efforts to assess the existence, registrability, and patentability of new intellectual property. We will work to preserve the value of our Vroom® intellectual property rights where appropriate following the Ecommerce Wind-Down.

Intellectual property laws, procedures and restrictions provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. Further, the laws of certain countries do not protect proprietary rights to the same extent as the laws of the United States, and, therefore, in certain jurisdictions, we may be unable to protect our proprietary technology, brands, or other intellectual property.

Government Regulation

Our businesses are and will continue to be subject to extensive U.S. federal, state and local laws and regulations. As an entity operating in the financial services sector, UACC is required to comply with a wide variety of laws and regulations. Compliance with these laws and regulations requires that UACC maintain forms, processes, procedures, controls and the infrastructure to support these requirements, and these laws and regulations often create operational constraints both on UACC’s ability to implement servicing procedures and on pricing. UACC is subject to laws designed for the protection of consumers, including the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, prohibitions against unfair, deceptive, and abusive acts and practices, and various other state and federal laws and regulations. These laws mandate certain disclosures with respect to finance charges on automobile contracts and impose certain other restrictions. Most states regulate retail installment sales, including setting a maximum interest rate, caps on certain fees, or maximum amounts financed. Certain states require UACC to have a sales finance license, consumer credit license, or similar applicable license. UACC has obtained licenses in all states where licensing is required.

UACC’s financing operations are also subject to U.S. federal, state, and local laws and regulations regarding contract origination, acquiring motor vehicle installment sales contracts from retail sellers, furnishing data to credit reporting agencies, servicing, debt collection practices, and securitization transactions. In addition, UACC is subject to supervision and examination by the Consumer Financial Protection Bureau (“CFPB”), a federal agency created by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The CFPB has rulemaking, supervisory and enforcement authority over UACC and is specifically authorized, among other things, to take actions to prevent companies from engaging in “unfair, deceptive or abusive” acts or practices in connection with consumer financial products and services, and to issue rules requiring enhanced disclosures for consumer financial products or services. The CFPB also has authority to interpret, enforce and issue regulations implementing enumerated consumer laws, including certain laws that apply to UACC. The Dodd-Frank Act and regulations promulgated thereunder may affect UACC’s cost of doing business, may limit or expand its permissible activities, may affect the competitive balance within UACC’s industry and market areas, and could have a material adverse effect on UACC.

In addition to the CFPB, other state and federal agencies have the ability to regulate aspects of our business. For example, the Dodd-Frank Act provides a mechanism for state Attorneys General to investigate UACC. In addition, the Federal Trade Commission has jurisdiction to investigate aspects of our business. From time to time, we are subject to investigations by state and federal regulators. We expect that regulatory investigations by both state and federal agencies will continue, and there can be no assurance that the results of such investigations will not have a material adverse effect on UACC.

Vroom’s prior ecommerce business, including the advertising, sale, purchase, financing and transportation of used vehicles, was regulated by every state in which we previously operated our ecommerce business, and by the U.S. federal government. The titling and registration of vehicles and the sale of value-added products also are regulated by state laws, and such laws can vary significantly from state to state. In addition, our ecommerce business was subject to regulations and laws specifically governing the internet and ecommerce and the collection, storage, use and other processing of personal information and other customer data. Further, our ecommerce business was subject to current and future laws regarding the use of, training, testing, oversight and accuracy of AI. Additionally, we are subject to industry-specific regulations and intellectual property laws regarding proprietary data, including motor vehicle records. The federal governmental agencies that have regulated our ecommerce business and have the authority to enforce such regulations and laws against us include agencies such as the U.S. Federal Trade Commission, the U.S. Department of Transportation, the U.S. Occupational Health and Safety Administration, the U.S. Department of Justice and the U.S. Federal Communications Commission. Additionally, our ecommerce business was subject to regulation by individual state dealer licensing authorities, state consumer protection agencies and state financial regulatory agencies. From time to time, our ecommerce business was subject to audits, requests for information, investigations and other inquiries from our regulators related to customer complaints. We previously held automotive dealer licenses and motor vehicle sales finance licenses or retail installment seller licenses in multiple states. As a result of the Ecommerce Wind-Down, we have terminated nearly all such licenses.

In addition to the laws and regulations described above, our facilities and business operations are subject to laws and regulations relating to environmental protection, occupational health and safety, and other broadly applicable business regulations. We also are subject to evolving laws and regulations involving artificial intelligence, taxes, tariffs, privacy and data security, anti-spam, pricing, content protection, electronic contracts and communications, mobile communications, consumer protection, information-reporting requirements, unencumbered internet access to our platform, the design and operation of websites and internet neutrality. We also are subject to laws and regulations affecting public companies, including securities laws and national securities exchange listing rules.

New and changing laws, regulations, executive orders, other governmental actions, and changing enforcement priorities, including due changing presidential administrations, may also create uncertainty about how laws and regulations will be interpreted and applied. Legal and regulatory changes and other actions that materially adversely affect our business may be announced with little or no advance notice we may not be able to effectively mitigate all adverse impacts from such measures. Differing interpretations of such legal obligations can expose us to significant fines, government investigations, litigation and reputational harm. If we are found to have violated laws, regulations, or executive orders, it could materially adversely affect our business, reputation, results of operations and financial condition.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information, as of the date of this prospectus, concerning the names, ages and positions of the individuals who currently serve as our executive officers and directors:

Name	Age	Position(s)
Robert J. Mylod, Jr.	58	Chairperson of the Board
Robert R. Krakowiak	54	Director
Timothy M. Crow	69	Director
Michael J. Farello	60	Director
Laura W. Lang	69	Director
Laura G. O’Shaughnessy	47	Director
Matthew J. Pietroforte	37	Director
Paula B. Pretlow	69	Director
Thomas H. Shortt	56	Chief Executive Officer, Director, and President and Chief Executive Officer of UACC
Agnieszka Zakowicz	52	Chief Financial Officer
Anna-Lisa C. Corrales	49	Chief Legal Officer, Chief Compliance Officer and Secretary
Jon Sandison	37	UACC Chief Financial Officer

Our officers are well qualified as leaders. In their prior positions they have gained experience in core management skills, such as strategic and financial planning, financial reporting, compliance, risk management, and leadership development. Several of our officers and directors also have experience serving on boards of directors and board committees of other public companies and private companies and have an understanding of corporate governance practices and trends, which provides an understanding of different business processes, challenges, and strategies. Further, certain officers and directors have other experience that makes them valuable, such as prior experience in mergers and acquisitions, in financial services, and managing and investing in assets.

Robert J. Mylod, Jr. has served as a member of our Board of Directors since September 2015 and Independent Executive Chair of the Board since May 2022. Mr. Mylod is the Managing Partner of Annox Capital Management, a private investment firm that he founded in 2013. Previously, Mr. Mylod served as Head of Worldwide Strategy & Planning and Vice Chair for Bookings Holdings, Inc., an online travel services provider, from January 2009 to March 2011 and as its Chief Financial Officer and Vice Chairman from November 2000 to January 2009. He currently serves as the Chair of the board of directors and a member of the compensation committee of Booking Holdings, Inc. Mr. Mylod has also served as a member of the board of directors and of the audit committee of Redfin Corporation, an online real estate company, from August 2016 to May 2022. He is also a member of the board of directors of several private companies. Mr. Mylod holds a Bachelor of Arts in English from the University of Michigan and a Master of Business Administration from the University of Chicago Booth School. We believe that Mr. Mylod’s experience as a venture capital investor and a senior finance executive, including having served as the chief financial officer and vice chairman of a large publicly traded online services provider, qualifies him to serve on our Board of Directors.

Robert R. Krakowiak has served as a Director and Vice Chair of the Board of Vroom since May 2024. Prior to that Mr. Krakowiak was Chief Financial Officer and Treasurer of Vroom from September 2021 to May 2024. Prior to that he served as Chief Financial Officer and Treasurer of Stoneridge Corporation since August 2016 and was appointed as Executive Vice President in October 2018. Prior to joining Stoneridge, Mr. Krakowiak served as Vice President, Treasurer and Investor Relations at Visteon Corporation from 2012 until August 2016. Prior to that, Mr. Krakowiak held various financial positions at Owens Corning from 2005 to 2012. Mr. Krakowiak holds Bachelor of Science and Master of Science degrees in Electrical Engineering from the University of Michigan and an M.B.A. from the University of Chicago Booth School of Business. We believe that Mr. Krakowiak’s experience as our former Chief Financial Officer, along with his extensive financial, automotive industry and leadership experience, qualifies him to serve on our Board of Directors.

Timothy M. Crow has served on our Board of Directors since October 2022. Mr. Crow is the Chief Executive Officer and Managing Director of Fernwood Holdings, a venture capital investment firm focused on hyper-growth innovators. Mr. Crow has led an accomplished career spanning more than 20 years in human capital management for leading consumer retail companies. From May 2002, Mr. Crow served in roles of increasing responsibility at The Home Depot, Inc., the world’s largest home improvement specialty retailer, culminating in his role as Executive Vice President, Chief Human Resources Officer from February 2007 to July 2017. Prior to that, Mr. Crow served as Senior Vice President, Human Resources of Kmart Corporation, a leading general merchandise retailer, from May 1999 through May 2002. Mr. Crow previously served as a director of Milacron Holdings, Corp., a global leader in the plastic technology and processing industry, where he chaired its Leadership Development and Compensation Committee, and currently serves as a director of a number of private companies. Mr. Crow earned a Bachelor of Arts degree from California State University at Northridge. We believe that Mr. Crow’s extensive leadership experience, human capital management expertise, and investment experience qualifies him to serve on our board of directors.

Michael Farello has served on our Board of Directors since July 2015. Since 2006, Mr. Farello has served as Managing Partner at L Catterton, a consumer-focused private equity firm. Prior to this, he served as an executive at Dell Technologies, Inc., a global end-to-end technology provider, from 2002 to 2005, and spent twelve years at McKinsey & Company, a management consulting firm. Mr. Farello currently serves as a member of the board of directors of several private companies including FlashParking, Inc. and Hydrow Inc. Mr. Farello holds a Bachelor of Science from Stanford University and a Master of Business Administration from Harvard Business School. We believe Mr. Farello’s experience in private equity investments and expertise in the consumer sector, along with his service as a director at numerous companies, qualifies him to serve on our Board of Directors.

Laura W. Lang has served on our Board of Directors since May 2020. Ms. Lang has served as the Managing Director of Narragansett Ventures, LLC, a strategic advisory firm focused on digital business transformation and growth investing, since January 2014. Since November 2018, Ms. Lang has also served as an adviser to L Catterton. Ms. Lang was the Chief Executive Officer of Time Inc., one of the largest branded media companies in the world, until 2013. From 2008 until she joined Time Inc. in 2012, Ms. Lang was Chief Executive Officer of Digitas Inc., a marketing and technology agency and unit of Publicis Groupe S.A. In addition, she headed the company’s pure-play digital agencies, including Razorfish, Big Fuel, Denuo and Phonevalley. Ms. Lang currently serves as a member of the board of directors and the talent and compensation and finance committees of V. F. Corporation, an international apparel and footwear company, and a member of the board of directors and chair of the compensation committee and member of the audit committee of Oscar Health Inc., a health insurance company built on a technology platform, since 2022. She previously served as a member of the board of directors of Care.com Inc. from August 2014 to June 2016, Nutrisystem, Inc. from 2010 to 2012 and Benchmark Electronics, Inc. from 2005 to 2011. Ms. Lang holds a Bachelor of Arts from Tufts University and a Master of Business Administration from the Wharton School of the University of Pennsylvania. We believe Ms. Lang’s extensive leadership experience, digital and media expertise and service on the board of directors of other public companies qualifies her to serve on our Board of Directors.

Laura G. O’Shaughnessy has served on our Board of Directors since May 2020. Since December 2022, Ms. O’Shaughnessy has served as the Chief Marketing Officer and Co-Founder of Picnic Group, a data-driven consumer packaged goods company where she oversees the scaling of founder-created consumer packaged goods brands. Ms. O’Shaughnessy is a strategic growth and operations consultant for a number of direct to consumer brands. Previously she was the Chief Executive Officer of SocialCode, LLC, a technology company that manages digital and social advertising for leading consumer brands, which she co-founded in 2009 and led until August 2020. In addition, Ms. O’Shaughnessy oversaw business development and product strategy for the Slate Group, an online publisher, where she specialized in advertising product development and strategic partnerships. Ms. O’Shaughnessy currently serves as a member of the board of directors and of the audit committee and governance committee of Acuity Brands, and on the boards of directors of a nonprofit in Washington, D.C. Ms. O’Shaughnessy holds a Bachelor of Arts in Economics from the University of Chicago and a Master of Business Administration from the MIT Sloan School of Management. We believe Ms. O’Shaughnessy’s extensive leadership experience, including serving in a chief executive officer role, and digital and technology expertise, qualifies her to serve on our Board of Directors.

Matthew J. Pietroforte has served on our Board of Directors since January 2025. He is a Managing Director & Senior Analyst at Mudrick Capital Management, L.P., where he is responsible for analyzing special situation opportunities across a diverse range of industries. Prior to joining Mudrick Capital Management, L.P., Mr. Pietroforte was a Principal at Davidson Kempner Capital Management from 2015 to 2019 where he evaluated special situation investment opportunities. Previously, Mr. Pietroforte worked as an investment banker in the financial restructuring advisory groups at Centerview Partners and Miller Buckfire. He served on the board of directors of Mudrick Capital Acquisition Corporation II from April 2022 to September 2022. Mr. Pietroforte holds a Bachelor of Arts from Amherst College with a double major in Economics and Psychology, and a Master of

Business Administration from the Wharton School at the University of Pennsylvania. We believe Mr. Pietroforte’s financial sophistication, capital market expertise, and extensive experience investing in a number of privately and publicly held companies, qualify him to serve on our Board of Directors.

Paula B. Pretlow has served on our Board of Directors since April 2021. Ms. Pretlow is a former Senior Vice President of The Capital Group, an investment management firm, where she led the public fund business development and client relationship group and was also responsible for large client relationships from 1999 until 2011. Prior to joining The Capital Group, she worked for Montgomery Asset Management and Blackrock (formerly Barclays Global Investors). She was a member of the board of directors and was the audit and finance committee chair of Williams-Sonoma, Inc. from August 2021 to June 2024. She is also a member of the board of directors of Greenlight Financial Technology, Inc., where she serves on the audit committee. In addition, she currently serves as chair of the board of The Harry and Jeanette Weinberg Foundation, is a member of the board of trustees of The Kresge Foundation, and she is a charter board trustee of Northwestern University. Ms. Pretlow holds a Bachelor of Arts in Political Science and a Master of Business Administration, both from Northwestern University, and is a 2017 Fellow of Stanford’s Distinguished Careers Institute. We believe Ms. Pretlow’s extensive leadership experience, including roles in finance and business development, along with her experience as a director, qualify her to serve on our Board of Directors.

Thomas H. Shortt has served as the Company’s Chief Executive Officer since May 2022 and previously served as the Company’s Chief Operating Officer from January 2022. Prior to joining Vroom, Mr. Shortt served as Senior Vice President at Walmart Inc. (“Walmart”) starting in 2018, where he developed the ecommerce supply chain strategy and led improvements through the use of analytics, processes, and systems. Prior to his time at Walmart, Mr. Shortt served as Senior Vice President of Supply Chain at The Home Depot, Inc. starting in 2013, and previously held senior leadership roles with an emphasis on change management and business transformation, at ACCO Brands Corporation, Unisource Worldwide, Inc., Fisher Scientific International, Inc. and Office Depot, Inc. Mr. Shortt holds a Bachelor’s degree in Accounting from the University of Akron and is a graduate of the Harvard Business School Advanced Management Program. We believe that Mr. Shortt’s service as our chief executive officer and his expertise in transformation, ecommerce, operations, supply chain, data analytics and change management qualifies him to serve on our Board of Directors.

Agnieszka Zakowicz has served as the Chief Financial Officer and Treasurer of Vroom since May 2024. Prior to that, she served as Senior Vice President and Principal Accounting Officer of Vroom since July 2022, and as Vice President of SEC Reporting and Accounting Policy since August 2020, where she was responsible for financial reporting, technical accounting and SOX compliance. Previously, Ms. Zakowicz served as Senior Director of Accounting Policy since joining the Company in January 2019. Prior to joining the Company, Ms. Zakowicz worked as a Director in the Capital Markets and Accounting Advisory Practice at PricewaterhouseCoopers LLP for 18 years, where she assisted various clients with the financial reporting aspects of capital market transactions and technical accounting. Ms. Zakowicz holds a Bachelor’s Degree from the Warsaw School of Economics.

Anna-Lisa C. Corrales has served as the Company’s Chief Legal Officer, Chief Compliance Officer, and Secretary since August 2024. Prior to that, she served as the Company’s Chief Compliance Officer since April 2023 and as Vice President of Legal Affairs, Compliance since December 2019. Previously, Ms. Corrales was the General Counsel and Corporate Secretary of Jaguar Land Rover North America from 2008 to 2019. She also spent several years in private practice at the law firms of Frankfurt Kurnit Klein & Selz and Paul Weiss Rifkind Wharton & Garrison. From 2002 to 2003, Ms. Corrales served as a law clerk to the Honorable Ronald L. Ellis in the U.S. District Court for the Southern District of New York. Ms. Corrales holds a Bachelor of Arts from Duke University and a Juris Doctor from New York University School of Law.

Jon Sandison has served as the Chief Financial Officer of UACC since February 2024. Prior to that, he served as the Vice President of Investor Relations and Financial Planning & Analysis at Vroom, after starting at the Company in October 2022. Previously, Mr. Sandison led global Financial Planning & Analysis at Stoneridge, Inc., from 2017 to 2022. He also held leadership roles in Commercial and Community Banking at J.P. Morgan Chase from 2009 to 2015. Mr. Sandison holds a Bachelor of Business Administration from Wayne State University.

Director Independence

Our Board currently consists of seven (9) members: Robert J. Mylod, Jr., Robert R. Krakowiak, Timothy M. Crow, Michael J. Farello, Laura W. Lang, Laura G. O’Shaughnessy, Paula B. Pretlow, Matthew J. Pietroforte, and Thomas H. Shortt. As described above, all directors stand for election for one-year terms that expire at the 2025 Annual Meeting. Our directors may be removed, with or without cause, by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares.

Committees of our Board

	Director Since	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Director Nominees
Robert J. Mylod, Jr. (Chairperson)	2015
Timothy M. Crow	2022
Michael J. Farello	2015
Laura W. Lang	2020
Laura G. O’Shaughnessy	2020
Matthew J. Pietroforte	2025
Paula B. Pretlow	2021
Thomas H. Shortt	2022
Robert R. Krakowiak	2024

____________

= Committee Chairperson

= Member

Audit Committee

All members of the Audit Committee meet the independence standards of Nasdaq and the SEC, as well as the financial literacy requirements of Nasdaq. The Board has determined that Robert J. Mylod, Jr. qualifies as an “audit committee financial expert” as defined by SEC rules. Primary responsibilities include: appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; obtaining and reviewing reports of our independent registered public accounting firm describing their internal quality control procedures and any issues raised by quality control reviews; discussing with our independent registered public accounting firm their independence from management; confirming the regular rotation of the lead audit partner and reviewing partner of our independent registered public accounting firm as required by law; reviewing with our independent registered public accounting firm the scope and results of their audit, including any issues or difficulties in connection with the preparation of our financial statements and management’s response; approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual consolidated financial statements that we file with Securities and Exchange Commission (“SEC”); reviewing and discussing our earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies; reviewing our policies on risk assessment and risk management, including financial, cybersecurity and information security risks; setting clear hiring policies for employees or former employees of our independent registered public accounting firm; overseeing our financial and accounting controls and compliance with legal and regulatory requirements; reviewing all reports of our independent registered public accounting firm; reviewing related person transactions; overseeing our Code of Conduct and any waivers; and establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee

The primary responsibilities of the compensation committee include: reviewing and approving the compensation of our Chief Executive Officer and other executive officers; reviewing and approving the Company’s incentive compensation and equity-based plans; reviewing and approving all employment agreements and severance arrangements for the executive officers; administering and overseeing the Company’s compliance with the compensation recovery policy required by applicable SEC and Nasdaq rules; reviewing and making recommendations to the board of directors regarding director compensation; overseeing matters relating to our human capital management, including the attraction, engagement, development and retention of employees, as well as equitable pay practices; and appointing and overseeing any compensation consultants.

The Compensation Committee may delegate its authority under its charter to one or more subcommittees as it deems appropriate from time to time.

Each member of the Compensation Committee qualifies as an independent director under Nasdaq’s heightened independence standards.

Nominating and Corporate Governance Committee

Primary responsibilities include: identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors; overseeing our succession plan for the Chief Executive Officer and other executive officers; overseeing the evaluation of the effectiveness of our Board of Directors and its committees; overseeing director orientation and education; reviewing and assessing the Board committee structure and leadership structure and recommending changes; reviewing and reassessing the adequacy of our corporate governance policies and practices, including our Corporate Governance Guidelines; overseeing our programs and policies regarding diversity and inclusion; overseeing our management development programs for senior         executives, including all senior leadership team roles; and overseeing our environmental and social strategy, initiatives, policies and risks, including in the areas of climate change, environmental protection and sustainability, employee health and safety, diversity, equity and inclusion, responsible business practices, corporate social responsibility programs and corporate philanthropy, as well as our external reporting on environmental and social matters, if any.

The Nominating and Corporate Governance Committee is comprised entirely of directors who are independent under Nasdaq Rules.

Code of Business Conduct and Ethics

We have adopted a written code of ethics, entitled “Code of Business Conduct and Ethics,” that applies to all of our directors, executive officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. We make available our code of ethics free of charge through our investor relations website which is located at ir.vroom.com. We intend to post on our website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of our code of ethics.

The information concerning our executive offers and directors required by this Item 10 is contained under the caption “Information about our Executive Officers and Directors” at the end of Part I of this prospectus. The remaining information required by this item is incorporated by reference to Vroom’s Proxy Statement for its 2025 Annual Meeting of Stockholders to be filed with the SEC within 120 days after the end of the fiscal year ended December 31, 2024, under the headings “Our Board of Directors,” “Our Executive Officers,” “Corporate Governance,” and, if applicable, “Delinquent Section 16(a) Reports”.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Timothy M. Crow, Michael J. Farello, Laura W. Lang and Robert J. Mylod, Jr. No member of our Compensation Committee is or has been an officer or employee of the Company. None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board of Directors or compensation committee.

Board Observer

Pursuant to a Board Observer Agreement, dated as of February 18, 2025, by and among the Company and Jason Mudrick (the “Board Observer Agreement”), Mr. Mudrick is serving as a non-voting observer of the Board (the “Board Observer”). As Board Observer, Mr. Mudrick has the right to attend each meeting of the Board or any of its committees as a non-voting observer and is not a member of the Board or any of its committees. The Company shall reimburse Mr. Mudrick for all reasonable and documented out-of-pocket expenses incurred in connection with attending meetings of the Board or any of its committees, but Mr. Mudrick will not receive any other compensation in connection with his role as Board Observer.

EXECUTIVE AND DIRECTOR COMPENSATION

Narrative Discussion of Executive Compensation

The following is a narrative discussion of elements of our executive compensation program. In 2024, our “named executive officers” and their positions were as follows:

•        Thomas H. Shortt, Chief Executive Officer and Director;

•        Agnieszka Zakowicz, Chief Financial Officer;

•        Anna-Lisa C. Corrales, Chief Legal Officer, Chief Compliance Officer, and Secretary;

•        Robert R. Krakowiak, former Chief Financial Officer; and

•        Patricia Moran, former Chief Legal Officer and Secretary

Our Board of Directors named Agnieszka Zakowicz as Chief Financial Officer of the Company as of May 17, 2024. She succeeded Robert R. Krakowiak, who ceased service as Chief Financial Officer and Treasurer with the Company effective May 17, 2024, and commenced service as a member of the Board of Directors. In addition, the Board of Directors named Anna-Lisa C. Corrales as Chief Legal Officer, Chief Compliance Officer, and Secretary as of August 23, 2024. She succeeded Patricia Moran, whose employment with the Company terminated effective August 23, 2024. Following the termination of her employment, Ms. Moran continued to provide transition services to the Company as described under the section titled “Executive Severance Arrangements.”

This disclosure discusses our 2024 executive compensation program, which was in place prior to our emergence from bankruptcy, as well as certain elements of executive compensation granted in 2025 as we develop our post-emergence program while considering the current external environment.

Each of the key elements of our executive compensation program is discussed in more detail below.

Compensation Philosophy and Objectives

Our compensation philosophy is driven by the need to attract and retain top executive talent, while ensuring that compensation aligns with our corporate and financial objectives and the long-term interests of our stockholders. We have provided compensation packages that we view as fair and competitive and that are designed to incentivize our skilled executives to drive market-leading turn-around performance, as our ability to meet and exceed our business goals depends on the commitment and contributions of each executive.

Our compensation programs for our executives have historically been weighted towards rewarding both short-term and long-term performance through a mix of cash and equity incentives, providing the executives with an opportunity to share in the appreciation of our business over time.

Our executive compensation program is designed to weigh variable compensation (both cash and equity) more heavily for our senior executives, such that there is a positive correlation between an executive’s seniority, role and responsibilities, and the proportion of his or her compensation that is “at-risk.”

Determination of Compensation and Compensation Practices

Our Compensation Committee administers the executive compensation program for our named executive officers and other executives within the Company, ensuring alignment with our executive compensation philosophy. Our Compensation Committee is responsible for reviewing and approving the compensation of our executives, approving and administering our cash and equity incentive plans, including setting vesting conditions and performance metrics for awards and determining the amounts of the awards granted to our executive officers. Our Compensation Committee is also responsible for reviewing and providing recommendations to our Board of Directors regarding the compensation of our directors.

The Compensation Committee generally considers the Chief Executive Officer’s recommendations when making decisions regarding the compensation of non-employee directors and executive officers (other than the Chief Executive Officer). Pursuant to the Compensation Committee’s charter, the Compensation Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors to assist in carrying out its responsibilities.

Effective June 2024, the Compensation Committee engaged Semler Brossy, a compensation consulting firm, to serve as the Compensation Committees consultant and to assist with the Company’s executive compensation program. Subsequently, effective November 2024, the Compensation Committee engaged Mark Reilly with The Overture Alliance (“Overture”), a compensation consulting firm, to serve as the Compensation Committee’s consultant and provide advice and assistance on compensation matters pertaining to our executive officers and non-employee directors. Overture provided advice with respect to post-emergence compensation. Overture reports directly to the Compensation Committee, which has considered the adviser independence factors required under SEC rules as they relate to Overture and determined that Overture’s work does not raise a conflict of interest.

The Compensation Committee also considers other factors when making compensation decisions concerning its executive officers and non-employee directors, including survey and benchmarking information derived from our peer group companies (as described below), individual qualifications and expertise, responsibilities, particular industry and market conditions, and complexity of the position. More specifically, our Compensation Committee considers the performance of the Company’s named executive officers, the individual’s historic compensation and any retention concerns, and the Chief Executive Officer’s recommendations (in the case of named executive officers other than the Chief Executive Officer), before determining the compensation arrangement for each of them.

Elements of the Company’s Executive Compensation Program

We design the principal components of our executive compensation program to fulfill one or more of the compensation objectives described above. For the year ended December 31, 2024, the compensation of our named executive officers generally consisted of:

•        Base salary;

•        Annual performance-based cash bonus opportunities;

•        Equity incentive compensation;

•        Certain severance benefits;

•        Participation in our 401(k) Plan; and

•        Health and welfare benefits.

These elements (and the amounts of compensation and benefits under each element) were selected because we believe they are necessary to help us attract and retain executive talent, which is fundamental to our success, reward executives based on performance, and align executives with the interests of our stockholders.

Base Salaries

Our named executive officers receive a base salary to compensate them for the services they provide to our Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Mr. Shortt’s annual base salary was $775,000 for 2024. Ms. Zakowicz was named Chief Financial Officer on May 17, 2024, at which time her salary was set at $375,000. Ms. Corrales was named Chief Legal Officer, Chief Compliance Officer and Secretary as of August 23, 2024, and her salary was set at $360,000. On February 19, 2025, the Compensation Committee approved a subsequent increase in Ms. Corrales’s salary to $375,000, effective as of March 23, 2025. Prior to the appointment of Ms. Zakowicz and Ms. Corrales, effective February 1, 2024, Mr. Krakowiak’s salary was increased from $565,000 to $650,000, and Ms. Moran’s salary was increased from $460,000 to $600,000.

Bonus Compensation and Other Payments

Pursuant to our compensation structure that aligns executive compensation to both market and internal equity targets, our executives are eligible to earn an annual cash performance bonus. For 2024, Mr. Shortt’s bonus target was 150% of his base salary. Ms. Zakowicz’s bonus target was set at 50% when she was named Chief Financial Officer as of May 17, 2024. Ms. Corrales’s bonus target was set at 50% when she was named Chief Legal Officer, Chief Compliance Officer and Secretary as of August 23, 2024. Mr. Krakowiak’s bonus target was 75% of base salary and Ms. Moran’s bonus target was 60% of base salary, respectively, for 2024, though neither executive would have been eligible to receive an annual bonus for 2024 due to such executive’s termination of employment.

For 2024, the Compensation Committee determined that, in order for any bonus to be funded, the Company would have to efficiently implement the Value Maximization Plan, pursuant to which, among other actions, the Company wound down the ecommerce business in order to preserve liquidity and maximize stakeholder value through UACC and CarStory. Based on a review of the Company’s performance in 2024, the Compensation Committee approved the funding of the annual bonuses under the 2024 bonus program at 100% of target. As result, Mr. Shortt received a bonus of $1,162,500, Ms. Zakowicz received a bonus of $177,020, and Ms. Corrales received a bonus of $115,452, respectively.

Equity Compensation

In connection with our IPO, we adopted the 2020 Incentive Award Plan, or the 2020 Plan (as amended from time to time). We believe using long-term incentive compensation provides our named executive officers and other employees the opportunity to participate in the equity appreciation of our business, incentivizes them to work towards Vroom’s long-term performance goals and aligns them with the interests of our stockholders. We believe that such awards function as a compelling incentive and retention tool. The outstanding equity awards held by our named executive officers as of the end of fiscal year 2024 are included in the Outstanding Equity Awards at Fiscal Year End Table below.

In 2024, we granted the following equity awards to our named executive officers under the 2020 Plan:

	Grant Date	Award Type	# of Shares(1)(2)
Mr. Shortt	3/08/2024	Restricted Stock Units (“RSUs”)	450
Ms. Zakowicz	3/08/2024	RSUs	53
Ms. Moran	3/08/2024	RSUs	100
Mr. Krakowiak	3/08/2024	RSUs	217

____________

(1)      Share counts reflect the automatic conversion at a ratio of 1-for-5 in connection with the Company’s emergence from bankruptcy and adjustment to reflect such awards now cover the new common stock for the post-emergence company.

(2)      At the time of grant, the RSUs were scheduled to vest in full in March 2025, subject to continued employment through each applicable vesting date.

Post-Emergence Awards

Pursuant to the Prepackaged Plan of Reorganization of Vroom, Inc. under Chapter 11 of the Bankruptcy Code, the 2020 Plan was amended to increase the number of shares reserved for issuance under the 2020 Plan to account for the proposed post-emergence management incentive program, which accounts for 15% of the fully-diluted shares of new common stock as of immediately following effectiveness, inclusive of the Warrants, the management incentive program and the converted existing equity awards: 10% was to be allocated for awards of RSUs and 5% was to be allocated for awards of stock options. On March 12, 2025, we granted 287,949 RSUs and 259,400 stock options to Mr. Shortt and granted 30,743 RSUs and 10,000 stock options to Ms. Corrales, respectively.

The RSUs vest on or around the fourth annual anniversary of the date the Company emerged from the Prepackaged Chapter 11 Case (the “Post-Emergence Vesting Commencement Date”) and the options vest as to 25% on the first anniversary of the grant date and as to 75% in three ratable installments on each of the second, third and fourth anniversaries of the Post-Emergence Vesting Commencement Date, in each case subject to the holder’s continued service through the applicable vesting dates. The options have a per share exercise price as follows: (a) 50% with a per share exercise price equal to $45.70, and (b) 50% with a per share exercise price equal to $60.95. In the event of a change in control, where the per share price received by the stockholders in connection with such change in control equals or exceeds $45.70, 100% of such awards held by Mr. Shortt and 50% of the awards held by Ms. Corrales will fully accelerate. In addition, in the event Mr. Shortt’s employment is terminated by the Company without “cause” or by him for “good reason” on or prior to the first anniversary of the Post-Emergence Vesting Commencement Date with respect to the RSUs or the first anniversary of the grant date with respect to the options, 25% of the RSUs and options, and following such date, a pro-rated number of RSUs and options based on Mr. Shortt’s period of employment during the vesting period, will accelerate. In addition, in the event of such a qualifying termination, the options will remain outstanding through their original expiration date. In the event Ms. Corrales’s employment is terminated by the Company without “cause” or by her for “good reason,” a pro-rated number of RSUs and options based on Ms. Corrales’s period of employment during the vesting period will accelerate. In addition, in the event of such a qualifying termination, the options will remain outstanding through the earlier of the three years following the date of the termination or the expiration date of the options. These options and RSUs are not subject to any of the acceleration terms set forth in the Executive Severance Plan.

Equity Grant Practices

We do not time the granting of equity awards with any favorable or unfavorable news released by the Company. We do not take material nonpublic information into account when determining the timing and terms of equity awards or for the purpose of affecting the value of executive compensation. Proximity of any awards to an earnings announcement or other market events is coincidental. In the event material nonpublic information were to become known to the Compensation Committee before the grant of an equity award, the Compensation Committee would consider the information and use its business judgment to determine whether to delay the grant to avoid any appearance of impropriety.

Other Elements of Compensation

2024 Retention Agreements

In light of the Ecommerce Wind-Down, on March 8, 2024 the Compensation Committee approved retention letter agreements (each, a “Retention Agreement”) with each of Mr. Shortt, Ms. Zakowicz, Mr. Krakowiak, and Ms. Moran providing for: (i) an amendment to each executive’s outstanding RSUs, which were scheduled to vest in 2024, 2025 and 2026, to vest instead in full in March 2025, subject to the executive’s continued employment through such date (the “RSU Vesting Amendment”) or earlier acceleration on a termination without Cause or for Good Reason (each as defined in the Retention Agreement); (ii) in consideration of the executives’ agreement to the RSU Vesting Amendment, a grant of additional RSUs with respect to 450, 53, 217, and 100 shares of common stock, respectively, with the same vesting terms; and (iii) an extension of the post-termination exercise period of any outstanding vested stock options held by such executive in the event of the executive’s termination without Cause or for Good Reason through the original expiration date of such options. In addition, Mr. Shortt’s and Ms. Zakowicz’s Retention Agreements provide that they will be eligible to earn a retention bonus of $1,000,000 and $175,000, respectively, payable in five equal installments on or shortly following each date of filing of the Company’s annual report on Form 10-K for fiscal year 2023, the quarterly reports on Form 10-Q for each of the first three fiscal quarters of fiscal year 2024, and the Company’s annual report on Form 10-K for fiscal year 2024, subject to the employee’s continued service on the applicable payment date.

Retirement Plans

We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we do not provide any matching contributions in the Vroom Inc 401(k) plan. We do not maintain any defined benefit pension plans or deferred compensation plans for our named executive officers.

Employee Benefits

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:

•        medical, dental, vision, and healthcare advocacy benefits;

•        medical care flexible spending accounts and health savings accounts;

•        employee assistance program (EAP);

•        short-term and long-term disability insurance; and

•        life and accidental death and dismemberment insurance.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2024, and December 31, 2023.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Thomas H. Shortt	2024	780,962	1,962,500	(3)	28,215	0	0		2,771,677
Chief Executive Officer and Director	2023	751,923	0		1,584,000	0	0		2,335,923
Agnieszka Zakowicz	2024	358,846	317,020	(3)	3,323	0			679,189
Chief Financial Officer
Anna-Lisa C. Corrales	2024	235,019	115,452	(4)	28,215	0	159,211	(5)	537,897
Chief Legal Officer, Chief Compliance Officer and Secretary
Robert R. Krakowiak(6)	2024	242,481	0		13,606	0	670,060	(7)	926,147
Former Chief Financial Officer	2023	552,692	0		704,000	0	0		1,256,692
Patricia Moran	2024	379,923	0		6,270	0	602,626	(8)	988,819
Former Chief Legal Officer and Secretary	2023	449,231	0		352,000	0	0		801,231

____________

(1)      Amounts reflect the actual base salary paid to each named executive officer in respect of 2024 and 2023, as applicable.

(2)      The amounts reflect the full grant-date fair value of restricted stock unit awards granted during 2024 and 2023 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all restricted stock unit awards as made to executive officers in 2024 in Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024 (filed with the Securities and Exchange Commission on March 11, 2025).

(3)      Amounts represent 2024 annual bonuses paid in March 2025 under the Company’s 2024 annual discretionary bonus program and the actual retention bonus installment payments (4 of 5) paid commensurate with the retention agreements between each executive and the Board of Directors executed on March 11, 2024. Each Retention Bonus is payable in five equal installments on or shortly following each date of filing of the Company’s annual report Form 10-K for the fiscal year 2023, the quarterly reports on Form 10-Q for each of the first three quarters of fiscal year 2024, and the Company’s annual report of Form 10-K for the fiscal year 2024, subject to the executive’s continued service with the Company.

(4)      Amounts represent 2024 annual bonuses paid in March 2025 under the Company’s 2024 annual discretionary bonus program.

(5)      Amount reflects (i) a transition payment received for $27,083 for working through the designated period per her separation agreement in support of the business restructuring announced in January 2024, (ii) notice period compensation and severance paid for $113,750 resulting from Ms. Corrales’ separation of employment, and (iii) compensation for consulting services of $18,378 during the period from May 29, 2024 through August 22, 2024, when Ms. Corrales performed work for the Company in a contractor capacity before returning as an employee.

(6)      Effective May 17, 2024, Robert R. Krakowiak ceased his service as Chief Financial Officer, Treasurer and principal financial officer of the Company. On May 6, 2024, the Board appointed Mr. Krakowiak as a member of the Board of the Company.

(7)      Amount reflects severance compensation of $650,000 paid subsequent to Mr. Krakowiak separating from employment with us and the value of $20,060 for Company-paid COBRA continuation coverage premiums.

(8)      Amount reflects severance of $600,000 paid subsequent to Ms. Moran separating from employment with us, effective August 23, 2024 and the value of $2,626 for Company-paid COBRA continuation coverage premiums.

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2024.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Thomas Shortt	3/5/24						450	(8)	$11,700
	3/20/23						4,500	(7)	$117,000
	5/09/22	1,000	500	(4)	$3,000	5/9/2032	3,000	(5)	$78,000
	1/03/22						218	(3)	$5,663
Robert Krakowiak	3/8/24						217	(8)	$5.642
	3/20/23						2,000	(7)	$52,000
	5/20/22	500	249	(4)	$3,000	5/20/2032	1,250	(5)	$32,500
	9/30/21						68	(6)	$1,768
Patricia Moran	3/8/24						100	(8)	$2,600
	3/20/23						1,000	(7)	$26,000
	5/20/22						1,000	(5)	$26,000
	2/06/19	562			$1,684	2/6/2029
Agnieszka Zakowicz	3/8/24						53	(8)	$1,383
	3/20/23						437	(7)	$11,362
	7/25/22						350	(5)	$9,100
	6/13/22						75	(9)	$1,950
	2/6/19	75	0		$1,684	2/6/2029
Anna-Lisa Corrales	6/13/23						155	(4)	$4,030
	3/20/23						72	(4)	$1,872
	6/13/22						28	(4)	$728
	1/13/20	225	0		$4,184	12/2/2029

____________

(1)      All option exercise prices and share counts reflect an automatic conversion of the prior common stock at a ratio of 1-for-5 in connection with the Company’s emergence from bankruptcy and adjustment to reflect that such awards now cover the new common stock of the post-emergence company.

(2)      Market values reflect the closing price of our common stock quoted on the over-the-counter (OTC) market on December 31, 2024, which was $5.20, subsequently adjusted for the automatic conversion of the prior common stock at a ratio of 1-for-5 in connection with the Company’s emergence from bankruptcy on January 14, 2025, resulting in an adjusted market value of $26.00

(3)      At the time of grant, the RSUs were scheduled to vest over a period of three years in equal installments on the first three anniversaries of the vesting commencement date (January 3, 2022) subject to continued employment through each applicable vesting date. On March 8, 2024, the outstanding RSUs were amended to vest in full in March 2025, subject to the executive’s continued employment through the date vesting. See “2024 Retention Arrangements” above.

(4)      The options vest over a period of three years in equal annual installments on the first three anniversaries of the grant date subject to the executive’s continued employment through each applicable vesting date

(5)      At the time of grant, the RSUs were scheduled to vest on the third anniversary of the grant date, subject to continued employment through such date; provided, that there will be an opportunity for the RSU grant to vest on an accelerated basis in 1/3 increments if the Company achieves and sustains a closing price at or above $600 per share for twenty consecutive trading days during the three-year vesting period; a closing price at or above $1,200 per share for twenty consecutive trading days in the second or third years of the vesting period; and a closing price at or above $1,680 per share for twenty consecutive trading days during the third year of the vesting period. On March 8, 2024, the outstanding RSUs were amended to vest in full in March 2025, subject to the executive’s continued employment through the date vesting. See “2024 Retention Arrangements” above.

(6)      The RSUs vest over a period of three years in equal annual installments on the first three anniversaries of the vesting commencement date (September 13, 2021) subject to continued employment through each applicable vesting date. On March 8, 2024, the outstanding RSUs were amended to vest in full in March 2025, subject to the executive’s continued employment through the date vesting. See “2024 Retention Arrangements” above.

(7)      The RSUs vest over a period of three years, as to 40% on the first anniversary of the grant date, and as to 30% on each of the second and third anniversaries of the date of grant, in each case subject to the executive’s continued employment through such date. On March 8, 2024, the outstanding RSUs were amended to vest in full in March 2025, subject to the executive’s continued employment through the date vesting. See “2024 Retention Arrangements” above.

(8)      On March 8, 2024, additional RSUs were granted in consideration of the executive’s agreement to the “2024 Retention Arrangement” (noted above). The grant vests in full in March 2025, subject to the executive’s continued employment through the date vesting.

(9)      At the time of grant, the RSUs were scheduled to vest over a period of three years in equal installments on the first three anniversaries of the vesting commencement date (May 20, 2023) subject to continued employment through each applicable vesting date. On March 8, 2024, the outstanding RSUs were amended to vest in full in March 2025, subject to the executive’s continued employment through the date vesting. See “2024 Retention Arrangements” above.

Summary of Potential Payments and Benefits

Executive Severance Arrangements

Under the terms of the Vroom, Inc. Amended and Restated Executive Severance Plan (the “Executive Severance Plan”), as amended and restated on March 8, 2024, our senior executives, including our named executive officers, may receive severance benefits in connection with certain terminations of employment.

Under the terms of the Executive Severance Plan, as amended effective March 8, 2024, in the event a covered employee is terminated without cause, or a covered employee terminates his or her employment for good reason, then such person will be entitled to receive:

•        An amount equal to the Severance Amount (as defined below), payable in substantially equal installments in accordance with the Company’s regular payroll practices during the period beginning from the date of such person’s separation from service to the Company and ending at the end of the Severance Period (as defined below);

•        For the duration of the “COBRA Continuation Period” (defined as eighteen (18) months after the person’s separation from service to the Company, in the case of the Chief Executive Officer, and twelve (12) months after the person’s separation from service to the Company, in the case of all other covered employees), payments equal to the cost of such persons and his or her covered dependents’ health insurance coverage under COBRA; and

•        Accelerated vesting of such person’s outstanding equity to the extent provided in any written agreement between such person and the Company. Please see the “Executive Compensation Arrangements” section above for a description of such terms.

•        “Severance Amount” is defined (i) for the Chief Executive Officer, the product of (A) the sum of the person’s (i) base salary rate immediately prior to the person’s separation from service (without accounting for any reduction that would constitute Good Reason, as defined in the Executive Severance Plan) (“Base Salary Rate”) and (ii) target annual bonus in effect as of March 8, 2024 (i.e. 150% of the person’s base salary), multiplied by (B) one and a half (1.5); and (ii) for all other covered employees, an aggregate amount equal to twelve (12) months of the person’s Base Salary Rate.

•        “Severance Period” is defined as a period that commences upon the date of the person’s termination of employment and that ends after the lapse of four (4) months.

In the event a covered employee is terminated upon a change of control, then such person will be entitled to receive:

•        A lump sum cash payment equal to the Severance Amount (for only the Chief Executive Officer) or 1.5 times such person’s Base Salary Rate in effect immediately prior to his or her separation from service to the Company (for all other covered employees);

•        For all covered employees other than the Chief Executive Officer, an amount equal to such person’s annual bonus assuming achievement of any applicable performance goals or objectives, prorated for the number of days the person was employed during that calendar year;

•        For the duration of the COBRA Continuation Period, payments equal to the cost of such person’s and his or her covered dependents’ health insurance coverage under COBRA; and

•        Full acceleration and, if applicable, exercisability of all equity awards held by such person as of the date of termination. With respect to performance-based awards, vesting will be calculated assuming achievement of performance goals or objectives at the greater of actual performance or 100%.

Receipt of severance benefits upon termination by the Company without cause, by the executive for good reason or upon a change of control is subject to: (a) the covered employee’s compliance with certain restrictive covenants, including (i) holding the Company’s secret or confidential information in a fiduciary capacity and (ii) non-compete and non-solicitation provisions for the duration of the Restricted Period (as defined below); and (b) the covered employee’s execution of a general release of claims against the Company, its affiliates and their stockholders, directors, officers, employees, agents, successors and assigns. “Restricted Period” means eighteen (18) months after separation from service to the Company, in the case of the Chief Executive Officer, and twelve (12) months after separation from service to the Company, in the case of all other covered employees.

In addition, in the event of death or disability, a covered person will be entitled to receive payments equal to the cost of the person’s and his or her covered dependents’ health insurance coverage under COBRA for the duration of the COBRA Continuation Period, as well as immediate vesting of all of the person’s time-based equity awards.

The Executive Severance Plan, as amended in March 2024, also clarifies that a Competing Business (as defined in the Executive Severance Plan) includes a business engaged in financing motor vehicles in order to reflect changes to the Company’s business activities since the original effective date of the Executive Severance Plan.

Separation and Consulting Agreement with Patricia Moran

Effective as of August 23, 2024 (the “Moran Separation Date”), the Company entered into a separation agreement with Patricia Moran, pursuant to which she ceased employment as Chief Legal Officer and from any other officer or director position she held with the Company or any of its affiliates, except that, following the Moran Separation Date, Ms. Moran was retained to provide consulting services at a rate of $500 per hour. Ms. Moran’s consulting period (the “Consulting Period”) was to commence on the Moran Separation Date and end on the earliest of (i) the one-year anniversary of the Moran Separation Date, (ii) the date Ms. Moran notifies the Company in writing that the Consulting Period shall terminate for any reason, (iii) the date Ms. Moran ceases to provide, or remains available to provide, the consulting services, or (iv) the date the Company terminates her consulting services following thirty (30) days advance notice except in the case of a termination for Cause (as defined in the Severance Plan). During the Consulting Period, Ms. Moran is eligible to vest in the equity awards she held as of the Moran Separation Date and the post-termination exercise period of any vested outstanding stock options was also to extend through the original expiration date of such options.

In consideration for Ms. Moran’s execution of a general release of claims, in accordance with the terms of the Company’s Executive Severance Plan, Ms. Moran received cash severance equal to twelve months’ base salary and subsidized health, dental and vision care coverage for up to twelve months. In consideration for the severance benefits, Ms. Moran is subject to certain post-employment restrictions, including restrictions on competitive activities and non-solicitation of employees and customers of the Company for twelve months and a perpetual confidentiality covenant.

Separation and Transition Agreement with Robert Krakowiak

Effective as of May 17, 2024 (the “Transition Date”), the Company entered into a separation agreement with Robert Krakowiak, which provides that, effective as of the Transition Date, he ceased service as Chief Financial Officer and Treasurer, and he would provide transition of duties as may be reasonably requested by the Company through July 16, 2024 (the “Krakowiak Separation Date”). Mr. Krakowiak’s outstanding equity awards continue to vest while he provides services to us. In addition, the post-termination exercise period of any vested outstanding stock options was also extended through the original expiration date of such options.

In consideration for Mr. Krakowiak’s execution of a general release of claims, in accordance with the terms of the Company’s Executive Severance Plan, Mr. Krakowiak received cash severance equal to twelve months’ base salary and subsidized health, dental and vision care coverage for up to twelve months. In consideration for the severance benefits, Mr. Krakowiak is subject to certain post-employment restrictions, including restrictions on competitive activities and non-solicitation of employees and customers of the Company for twelve months.

Employment Agreement with Thomas H. Shortt

Mr. Shortt, our Chief Executive Officer, is party to an employment agreement dated May 9, 2022. The severance terms set forth in Mr. Shortt’s employment agreement were superseded by the Executive Severance Plan, as amended effective March 8, 2024.

In addition, Mr. Shortt is a party to an employment letter dated March 19, 2025, whereby he received a grant of 287,949 RSUs and 259,400 stock options. The RSUs vest on or around the fourth annual anniversary of the Post-Emergence Vesting Commencement Date (as defined above) and the options vest as to 25% on the first anniversary of the grant date and as to 75% in three ratable installments on each of the second, third and fourth anniversaries of the Post-Emergence Vesting Commencement Date, in each case subject to Mr. Shortt’s continued service through the applicable vesting dates. The options have a per share exercise price as follows: (a) 50% with a per share exercise price equal to $45.70, and (b) 50% with a per share exercise price equal to $60.95. In the event of a change in control, where the per share price received by the stockholders in connection with such change in control equals or exceeds $45.70, the awards will fully accelerate. In addition, in the event Mr. Shortt’s employment is terminated by the Company without “cause” or by him for “good reason” on or prior to the first anniversary of the Post-Emergence Vesting Commencement Date with respect to the RSUs or the first anniversary of the grant date with respect to the options, 25% of the RSUs and options, and following such date, a pro-rated number of RSUs and options based on Mr. Shortt’s period of employment during the vesting period, will accelerate. In addition, in the event of such a qualifying termination, the options will remain outstanding through their original expiration date. The letter agreement provides that the RSUs and options are not subject to the terms of the Executive Severance Plan. Subject to the forgoing, in the event of Mr. Shortt’s termination without “cause” or for “good reason,” he will be eligible to receive severance benefits which are no less than those provided for the Executive Severance Plan subject to his compliance with the applicable conditions the Executive Severance Plan.

Mr. Shortt also entered into the Company’s standard Proprietary Information and Inventions Assignment Agreement, which subjects him to certain restrictive covenants, including confidentiality and one-year post employment restrictions on competition and solicitation of employees, vendors and customers of the Company. The employment agreement contains a perpetual non-disparagement covenant.

Amended Employment Letter with Agnieszka Zakowicz

Ms. Zakowicz, our Chief Financial Officer, is party to an amended employment letter effective May 17, 2024. Pursuant to the amendment to Ms. Zakowicz’s employment letter, if Ms. Zakowicz’s employment is terminated without Cause or for Good Reason (each as defined in the Executive Severance Plan), she is subject to the terms and benefits of the Executive Severance Plan.

Ms. Zakowicz also entered into the Company’s standard Proprietary Information and Inventions Assignment Agreement, which subjects her to certain restrictive covenants, including confidentiality and one-year post-employment restrictions on competition and solicitation of employees, vendors and customers of the Company.

Employment Letter with Anna-Lisa Corrales

Ms. Corrales, our Chief Legal Officer, Chief Compliance Officer and Secretary is party to an employment letter effective August 23, 2024. Pursuant to the employment letter, if Ms. Corrales’s employment is terminated without Cause or for Good Reason (each as defined in the Executive Severance Plan), she is subject to the terms and benefits of the Executive Severance Plan.

Ms. Corrales also entered into the Company’s standard Proprietary Information and Inventions Assignment Agreement in connection with her employment, which provides that Ms. Corrales will be subject to a one-year post-termination non-competition and non-solicitation of customers and employees covenants, as well as a perpetual confidentiality covenant.

DIRECTOR COMPENSATION

Director Compensation Table for Fiscal 2024

The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2024:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Robert J. Mylod, Jr.	$0	$0	$0
Timothy M. Crow	$0	$0	$0
Michael J. Farello	$0	$0	$0
Laura W. Lang	$0	$0	$0
Laura G. O’Shaughnessy	$0	$0	$0
Paula B. Pretlow	$0	$0	$0
Robert R. Krakowiak	$0	$0	$0

See “Non-Employee Director Compensation Policy” section below for additional information.

During 2020, Mr. Farello entered into a nominee agreement instructing the Company to pay all cash compensation earned in connection with his services on our Board of Directors directly to his employer, Catterton Management Company, L.L.C. Any RSUs granted to Mr. Farello will be held by him as nominee for an investment fund of Catterton Management Company, L.L.C.

The following table sets forth the RSUs and option awards held by each of our non-employee directors as of December 31, 2024:

Name	RSUs(1)	Stock Options(1)
Robert J. Mylod	244	625
Timothy M. Crow	632
Michael J. Farello	244
Laura W. Lang	244
Laura G. O’Shaughnessy	244
Paula B. Pretlow	0
Robert R. Krakowiak	3,534	749

____________

(1)      Share counts reflect the automatic conversion at a ratio of 1-for-5 in connection with the emergence from bankruptcy on January 14, 2025.

Non-Employee Director Compensation Policy

Our Board of Directors adopted an Amended and Restated Non-Employee Director Compensation Policy (the “Director Compensation Policy”) that applies to each of our non-employee directors.

Pursuant to the Director Compensation Policy, each non-employee director will receive a mixture of cash and equity compensation, including a $30,000 annual cash retainer (plus additional cash retainers for service as chairperson of the board of directors or chairing or service on board committees). A non-employee director serving as the chair of a committee will receive a fee only for such director’s service as chair of such committee, and will not be eligible to receive any additional fees for membership on such committee.

Under the Director Compensation Policy, non-employee directors are eligible to receive cash retainer fees with respect to their service as follows:

Position	Board Fee
Board Member	$30,000
Independent Executive Chair	$20,000
Board Chair	$10,000
Audit Committee Chair	$10,000
Audit Committee Member (Non-Chair)	$5,000
Compensation Committee Chair	$5,000
Compensation Committee Member (Non-Chair)	$2,500
Nominating & Corporate Governance Committee Chair	$4,000
Nominating & Corporate Governance Committee Member (Non-Chair)	$2,000

Eligible directors will also receive equity awards of restricted stock units pursuant to the non-employee director compensation policy. On each annual meeting of our stockholders, directors elected to our board of directors will be eligible to receive an award of restricted stock units with a grant date fair value of $100,000. In addition, directors appointed to our board of directors on any date other than an annual meeting of our stockholders will be eligible to receive initial awards of restricted stock units with a grant date fair value of $100,000, subject to proration based on the portion of the year which has elapsed since the previous annual meeting. The grant date fair value of all RSU grants will be determined based on the average stock price over the ten consecutive trading days immediately preceding the grant date. Each RSU award will vest on the earlier of the date of the first annual meeting of our stockholders following the grant date and the first anniversary of the grant date, subject to the director’s continued service with us through the applicable vesting date.

In April 2021, we amended our Director Compensation Policy to provide, on a go-forward basis, an additional restricted stock unit grant to new directors, elected or appointed on or after the date of such amendment, with a grant date fair value of $300,000, determined based on the average stock price over the ten consecutive trading days immediately precedent the grant date. In June 2022, we amended the grant date fair value to $100,000. This RSU award will vest 1/3 ratably on each of the first, second and on the third anniversary of the grant date, subject to such director’s continued service with us through the applicable vesting date.

On April 27, 2024, in light of the ecommerce wind-down, the Board approved a suspension of the payment of all compensation under the Director Compensation Policy, including both the cash retainer and equity grants, until further determination by the Board. As a result, no cash compensation or equity awards were received by the non-employee directors for 2024. As of March 12, 2025, the Board determined it was in the best interests of the Company and its stockholders to resume the payment of all cash and equity compensation to non-employee members of the Board and approved the resumption of the payment of cash and equity compensation under the Director Compensation Policy.

On March 12, 2025, in recognition of the services of certain non-employee members of the Board during the period in which the Director Compensation Policy was suspended, the Board approved a grant to: (i) each of Robert Mylod, Laura Lang, Laura O’Shaughnessy, Michael Farello, Paula Pretlow, Robert Krakowiak and Tim Crow, a make-whole annual award of restricted stock units equal to $100,000 pursuant to the 2020 Plan; (ii) Matthew Pietroforte, an award of restricted stock units equal to $41,096 (representing a pro-rated grant based a fraction that reflects 365 minus the number of days in the period beginning on the date of the annual meeting of stockholder immediately preceding Mr. Pietroforte’s commencement of service on the Board and ending on such commencement date and the denominator of which is 365), which, in each case, shall vest on the earlier of (a) the day immediately preceding the date of the first annual meeting of stockholders following the date of grant and (b) the first anniversary of the date of grant subject to the director continuing in service on the Board through the vesting date; and (iii) Matthew Pietroforte, an additional start date award of restricted stock units equal to $100,000 pursuant to the 2020 Plan which shall vest in equal installments of one third on each of the first, second and third anniversaries of the date of Mr. Pietroforte’s commencement of service on the Board, subject to the director continuing in service on the Board through the applicable vesting date.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth beneficial ownership of our common stock as of March 21, 2025 by:

•        each person who is known to be the beneficial owner of more than 5% of shares of our common stock;

•        each of our current named executive officers and directors; and

•        all current executive officers and directors as a group.

The information below is based on an aggregate of 5,163,109 shares of Common Stock. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including warrants that are currently exercisable or exercisable within 60 days. Voting power represents the combined voting power of shares of Common Stock owned beneficially by such person. On all matters to be voted upon, holders of shares of Common Stock vote together as a single class on all matters submitted to the stockholders for their vote or approval. Holders of Common Stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Shares of common stock beneficially owned
Name of beneficial owner	Number	Percentage
5% Stockholders
Mudrick Capital Management, L.P.	3,957,621	76.65%
Silverback Asset Management, LLC	427,903	8.29%
BofA Securities, Inc.	271,292	5.25%

Named Executive Officers and Directors
Robert J. Mylod, Jr.(1)	32,305	*
Timothy M. Crow	553	*
Michael J. Farello	—	—
Laura W. Lang(2)	736	*
Laura G. O’Shaughnessy(3)	772	*
Paula B. Pretlow(4)	946	*
Thomas H. Shortt(5)	10,095	*
Robert R. Krakowiak(6)	4,461	*
Patricia Moran(7)	2,775	*
Agnieszka Zakowicz(8)	1,120	*
Anna-Lisa C. Corrales(9)	628	*
All executive officers and director as a group (13)	54,763	1.06%

____________

*        Less than 1%

(1)      Consists of (i) 2,669 shares of common stock, (ii) 2,669 warrants, and (ii) 625 vested options held by Mr. Mylod. Also includes (i) 13,171 shares of common stock and (ii) 13,171 warrants held by Annox Capital, LLC (“Annox Capital”). Mr. Mylod is the managing member of Annox Capital and therefore holds voting or dispositive power over the shares held by Annox Capital. The address for Annox Capital is 480 Pierce Street, Suite 240, Birmingham, MI 48009. This information is based on a Form 4 filed on March 14, 2025 and information known to us.

(2)      Consists of (i) 490 shares of common stock and (ii) 246 warrants.

(3)      Consists of (i) 508 shares of common stock and (ii) 264 warrants.

(4)      Consists of (i) 473 shares of common stock and (ii) 473 warrants.

(5)      Consists of (i) 214 shares of common stock, (ii) 214 warrants, (iii) 1000 vested options, (iv) 8,167 restricted stock units that vest within 60 days of March 21, 2025, and (v) 500 options that vest within 60 days of March 21, 2025.

(6)      Consists of (i) 89 shares of common stock, (ii) 89 warrants, (iii) 500 vested options, (iv) 3,534 restricted stock units that vest within 60 days of March 21, 2025, and (v) 249 options that vest within 60 days of March 21, 2025.

(7)      Consists of (i) 57 shares of common stock, (ii) 57 warrants, (iii) 561 vested options, and (iv) 2,100 restricted stock units that vest within 60 days of March 21, 2025.

(8)      Consists of (i) 65 shares of common stock, (ii) 65 warrants. (iii) 75 vested options, and (iv) 915 restricted stock units that vest within 60 days of March 21, 2025.

(9)      Consists of (i) 136 shares of common stock, (ii) 136 warrants, (iii) 225 vested options, and (iv) 131 restricted stock units that vest within 60 days of March 21, 2025.

SELLING STOCKHOLDER

This prospectus relates to the possible offer and resale from time to time by Mudrick of up to 3,957,621 shares of our Common Stock. We are registering the shares included in this prospectus in order to permit Mudrick to offer the shares for resale from time to time. Except for the transactions described in this prospectus, Mudrick has not had any material relationship with us or any of our affiliates within the past three years. All of the data in the following table is as of March 12, 2025.

The following table was prepared based on information provided to us by Mudrick. It sets forth the name and address of Mudrick, the aggregate number of shares of our Common Stock that Mudrick may offer pursuant to this prospectus, and the beneficial ownership of Mudrick both before and after giving effect to the offering, assuming we sell to Mudrick all of the 3,957,621 shares covered by this prospectus. We have calculated percentage ownership based on 5,163,109 shares of our Common Stock outstanding as of March 12, 2025.

We cannot advise you as to whether Mudrick will in fact sell any or all of the securities set forth in the table below or how long Mudrick will hold any shares before selling them. In addition, subject to compliance with applicable securities laws, Mudrick may sell, transfer or otherwise dispose of, at any time and from time to time, such securities in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of the below table, unless otherwise indicated below, we have assumed that Mudrick will have sold all of the securities covered by this prospectus upon the completion of the offering.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
	Number	Percent		Number	Percent
Mudrick Capital Management, L.P. and its affiliates	3,957,621	76.67%	3,957,621	0	0.00%

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the sections titled “Executive Compensation,” the following is a description of certain transactions, arrangements and relationships with our directors, executive officers and stockholders owning 5% or more of our outstanding common stock that occurred since January 1, 2022.

Investors’ Rights Agreement

We are party to an Eighth Amended and Restated Investors’ Rights Agreement (“IRA”) dated as of November 21, 2019, with certain holders of our capital stock, including Auto Holdings, Inc., Cascade Investment L.L.C., General Catalyst Group VII, L.P. and entities affiliated with L Catterton and T. Rowe Price Associates, Inc., Robert J. Mylod, Jr. and Michael J. Farello, members of our Board of Directors, and/or certain entities affiliated with them are also parties to the IRA. Under the IRA, certain holders of our capital stock have the right to request that their shares of our capital stock be covered by a registration statement that we are filing.

Director and Officer Indemnification and Insurance

Our amended and restated certificate of incorporation and amended and restated bylaws provide indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain limited exceptions. We have entered into separate indemnification agreements with each of our directors and executive officers. We have also purchased directors’ and officers’ liability insurance for each of our directors and executive officers.

Our Policy Regarding Related Person Transactions

Our Board of Directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests (or the perception thereof). Our Board of Directors has adopted a written policy on transactions with related persons. Under the policy, our legal department is primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. If our legal department determines that a transaction or relationship is a related person transaction requiring compliance with the policy, our Chief Legal Officer is required to present to the Audit Committee all relevant facts and circumstances relating to the related person transaction. Our Audit Committee must review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our Code of Conduct, and either approve or disapprove the related person transaction. If advance Audit Committee approval of a related person transaction requiring the audit committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the Chair of the Audit Committee subject to ratification of the transaction by the audit committee at the Audit Committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person transaction, then upon such recognition the transaction will be presented to the audit committee for ratification at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. Our management will update the Audit Committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then current related person transactions. No director may participate in approval of a related person transaction for which he or she is a related person.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our amended and restated certificate of incorporation, which has been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

Our amended and restated certificate of incorporation authorizes capital stock consisting of:

•        500,000,000 shares of common stock, par value $0.001 per share; and

•        10,000,000 shares of preferred stock, par value $0.001 per share.

Certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of common stock.

Common Stock

Voting Rights

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of our common stock do not have cumulative voting rights in the election of directors.

Dividends

Holders of shares of our common stock are entitled to receive ratably those dividends, if any, as may be declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Liquidation

In the event of our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our common stock are entitled to share ratably in the remaining assets legally available for distribution.

Rights and Preferences

Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Fully Paid and Nonassessable

All shares of our common stock outstanding upon consummation of an offering under this prospectus and the applicable prospectus supplement will be fully paid and non-assessable.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, the total number of authorized shares of preferred stock is 10,000,000 shares. We have no shares of preferred stock outstanding.

Under the terms of our amended and restated certificate of incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Forum Selection

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or stockholders to us or our stockholders; (3) any action asserting a claim against us, any director or our officers and employees arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws, or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery; or (4) any action asserting a claim against us, any director or our officers or employees that is governed by the internal affairs doctrine; provided that such exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. Our amended and restated certificate of incorporation further provides that, unless we consent in writing to the selections of an alternative forum, the federal district courts are the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Dividends

Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing our current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations our board of directors may regard as relevant.

Anti-Takeover Provisions

Our amended and restated certificate of incorporation, our amended and restated bylaws and the Delaware General Corporation Law (“DGCL”) contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Stockholder Action; Special Meetings of Stockholders

Our amended and restated certificate of incorporation and amended and restated bylaws provide that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Further, our amended and restated bylaws provide that only our board of directors, the chairperson of our board of directors or our chief executive officer may call special meetings of our stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting or special meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (a) specified in a notice of meeting given by or at the direction of our board of directors, (b) if not specified in a notice of meeting, otherwise brought before the meeting by our board of directors or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (1) was a stockholder both at the time of giving the notice and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with the advance notice procedures specified in the amended and restated bylaws or properly made such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder, which proposal has been included in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary and (b) provide any updates or supplements to such notice at the times and in the forms required by our amended and restated bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, to be timely, notice by the stockholder must be so delivered, or mailed and received, not later than the 10th day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”).

Stockholders at a special meeting may only consider proposals or nominations specified in the notice of meeting or, in the case of our annual meetings, brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered Timely Notice as discussed above. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.

Amendment of Certificate of Incorporation or Bylaws

Our amended and restated bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of two-thirds of the voting power of the outstanding shares of capital stock entitled to vote thereon. The affirmative vote of a majority of our board of directors and two-thirds in voting power of the outstanding shares entitled to vote thereon would be required to amend our amended and restated certificate of incorporation.

Section 203 of the DGCL

We are governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time of the transaction in which the person became an interested stockholder, unless:

•        the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;

•        upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•        at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or, if such person is an affiliate or associate of the corporation, within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing changes in control of our company.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and amended and restated bylaws provide indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. We have entered into separate indemnification agreements with each of our directors and our executive officers. In some cases, the provisions of our indemnification agreements with our directors and executive officers may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director. This provision does not, however, eliminate the personal liability of our directors for monetary damages resulting from: (1) breach of the director’s duty of loyalty, (2) acts or omissions not in good faith that involve intentional misconduct or knowing violation of law, (3) an unlawful payment of dividends or an unlawful stock purchase or redemption, or (4) any transaction from which the director derived an improper personal benefit.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of Vroom, Inc. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates.

Trading Symbol and Market

Our common stock is listed on The Nasdaq Global Select Market under the symbol “VRM.”

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict the effect, if any, future sales of shares of Common Stock, or the availability for future sale of shares of Common Stock, will have on the market price of shares of our Common Stock prevailing from time to time. The sale of substantial amounts of shares of our Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Common Stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

Prior to the possible offer and resale by this prospectus, we have a total of 5,163,109 shares of our Common Stock outstanding. Of these shares, all were issued in a transaction exempt from registration pursuant to Section 1145 of the Bankruptcy Code and, therefore, are freely tradable without restriction or further registration under the Securities Act by persons other than our “affiliates”, in each case as of March 12, 2025. Under the Securities Act, an “affiliate” of an issuer is a person that directly or indirectly controls, is controlled by, or is under common control with that issuer. The remaining shares of our Common Stock are “restricted securities,” as defined in Rule 144 under the Securities Act (“Rule 144”), and may not be sold absent registration under the Securities Act or compliance with Rule 144 thereunder or in reliance on another exemption from registration.

Prior to the possible offer and resale of the securities offered by this prospectus, we also have 364,516 Warrants outstanding, each exercisable for one share of Common Stock at a price of $60.95 per share. As a result of the registration provisions of the Warrant Agreement, all or a portion of these shares may be eligible for future sale without restriction.

Equity Plans

On March 11, 2025, we filed a registration statement on Form S-8 under the Securities Act to register the offer and sale of all shares of Common Stock or securities convertible or exchangeable for shares of our Common Stock issuable under the Vroom, Inc. Incentive Plan. Common stock registered under such registration statement will be available for resale by nonaffiliates in the public market without restriction under the Securities Act and by affiliates in the public market subject to compliance with the resale provisions of Rule 144.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our Common Stock or our Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been our affiliate at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock or our Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of our common stock then outstanding; and

•        the average weekly reported trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership, and disposition of our Common Stock sold pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of our Common Stock.

This discussion is limited to Non-U.S. Holders that hold our Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•        U.S. expatriates and former citizens or long-term residents of the United States;

•        persons holding our Common Stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•        banks, insurance companies, and other financial institutions;

•        brokers, dealers, or traders in securities;

•        “controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•        tax-exempt organizations or governmental organizations;

•        persons deemed to sell our Common Stock under the constructive sale provisions of the Code;

•        persons who hold or receive our Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•        tax-qualified retirement plans;

•        “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•        persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Common Stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our Common Stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Common Stock that is neither a “U.S. person” nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•        an individual who is a citizen or resident of the United States;

•        a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy,” we have no current plans to pay dividends on our Common Stock. However, if we do make distributions of cash or property on our Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Common Stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “— Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Common Stock unless:

•        the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•        the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•        our Common Stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our Common Stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our Common Stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our Common Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Common Stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our Common Stock to a Non-U.S. Holder will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Common Stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of our Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Common Stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Common Stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our Common Stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Common Stock.

PLAN OF DISTRIBUTION (CONFLICT OF INTEREST)

We are registering the resale by Mudrick of 3,957,621 shares of our Class A Common Stock.

We will not receive any of the proceeds from the sale of the securities by Mudrick. The aggregate proceeds to Mudrick will be the purchase price of the securities less any discounts and commissions borne by Mudrick. Other expenses incurred by us in connection with the filing of the registration statement, of which this prospectus is a part, shall be borne by us.

The Common Stock beneficially owned by Mudrick covered by this prospectus may be offered and sold from time to time by Mudrick. The term “Mudrick” as used in this section includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from Mudrick as a gift, pledge, partnership distribution or other transfer. Mudrick will act independently of us in making decisions with respect to the timing, manner and size of each sale by Mudrick. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Mudrick may sell its shares of our Common Stock by one or more of, or a combination of, the following methods:

•        purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•        ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•        block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        an over-the-counter distribution in accordance with the rules of Nasdaq;

•        through trading plans entered into by a holder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•        to or through underwriters or broker-dealers;

•        in privately negotiated transactions;

•        in options transactions;

•        through a combination of any of the above methods of sale; or

•        any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

We cannot currently determine the price or prices at which shares of our Common Stock may be sold by Mudrick under this prospectus.

Mudrick has informed us that it may use one or more registered broker-dealers to effectuate sales, if any, of shares of our Common Stock. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Mudrick has informed us that each such broker-dealer may receive commissions from Mudrick for executing such sales for Mudrick and, if so, such commissions will not exceed customary brokerage commissions.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, Mudrick may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of our Common Stock in the course of hedging transactions, and broker-dealers or other financial institutions may engage in short sales of shares of our Common

Stock in the course of hedging the positions they assume with Mudrick. Mudrick may also sell shares of our Common Stock short and redeliver the shares to close out such short positions, subject to restrictions described above under “The Committed Equity Financing — No Short-Selling or Hedging by Mudrick.” Mudrick may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Mudrick may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Mudrick may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by Mudrick or borrowed from Mudrick or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from Mudrick in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, Mudrick may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by Mudrick may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from Mudrick in amounts to be negotiated immediately prior to the sale.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised Mudrick that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes Mudrick, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus. In addition, we will make copies of this prospectus available to Mudrick for the purpose of satisfying the prospectus delivery requirements of the Securities Act. Mudrick may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Except as described below, we know of no existing arrangements between Mudrick or any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Latham & Watkins LLP.

EXPERTS

The consolidated financial statements of Vroom, Inc. as of December 31, 2024 and for the year ended December 31, 2024 included in this Prospectus have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon (which report expresses an unqualified opinion and includes emphasis of matter paragraphs relating to Discontinued Operations and Bankruptcy and Subsequent Event), included in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The financial statements as of December 31, 2023 and for the year ended December 31, 2023 included in this Prospectus have been so included in reliance on the report (which contains an emphasis of matter paragraph relating to the Company’s value maximization plan as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors” at www.vroom.com. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of
Vroom, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Vroom, Inc. (debtor-in-possession) and its subsidiaries (the Company) as of December 31, 2024, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Discontinued Operations

As discussed in Note 1, Value Maximization Plan, and Note 5 to the consolidated financial statements, in 2024 the Board of Directors approved a value maximization plan, pursuant to which the Company discontinued its ecommerce operations and used vehicle dealership business.

Bankruptcy and Subsequent Event

As discussed in Note 1, The Prepackaged Chapter 11 Case and Conversion of Common Stock, Note 2, Bankruptcy, and Note 6 to the consolidated financial statements, Vroom, Inc. (the Debtor) filed a voluntary petition on November 13, 2024 with the United States Bankruptcy Court for the Southern District of Texas for relief under the provisions of Chapter 11 of the United States Code Bankruptcy Code. The conditions to the effectiveness of the Debtor’s plan of reorganization were satisfied or waived and on January 14, 2025 the plan of reorganization became effective, and the Debtor emerged from bankruptcy.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing a separate opinion on the critical audit matters or on the accounts or disclosures to which they relate.

Fair Value of Finance Receivables and Finance Receivables Held for Sale

The Company’s finance receivables at fair value, that are not financial assets of consolidated collateralized financing entities, totaled $289,428 thousand at December 31, 2024. In addition, the Company’s finance receivables held for sale, which are recorded at the lower of cost or fair value, totaled $318,192 thousand at December 31, 2024. As discussed in Notes 2 and 16 to the consolidated financial statements, the Company estimates the fair value of finance receivable at fair value, that are not financial assets of consolidated financing entities, and finance receivables held for sale utilizing valuation models that include discounted cash flow models, incorporating key inputs including prepayment speeds, default rates, recovery rates and discount rates.

We identified the valuation of finance receivables at fair value and finance receivables held for sale as a critical audit matter due to the significant judgement required by management in determining assumptions, including the prepayment speed, default rate, recovery rate and discount rate.

Our audit procedures related to the valuation of finance receivables as of December 31, 2024 included the following procedures, amongst others:

•        We tested the data utilized in determining the assumptions related to prepayment speed, default rate and discount rate used in the valuation model for a selection of loans, obtaining and inspecting loan origination documents and supporting documentation for loan activity.

•        We evaluated the appropriateness of the valuation assumptions and the valuation model by inquiry of the Company’s third-party valuation expert.

•        With the assistance of our valuation specialists, we evaluated the reasonableness of the valuation methodology and significant assumptions used, including whether the significant assumptions were appropriate and consistent with available external market and industry data.

•        We evaluated the consistency by which management has applied significant valuation assumptions related to prepayment speed, default rate, recovery rate and discount rate.

Long-lived Asset Impairment

As discussed in Note 2 to the consolidated financial statements, the Company determined a long-lived asset impairment evaluation triggering event existed as of December 31, 2024, indicating that the carrying amount of the United Auto Credit Corporation (UACC) asset group may not be recoverable. The Company compared the sum of estimated undiscounted future cash flows attributable to the UACC asset group to the UACC asset group’s carrying value, and determined that, as the sum of the estimated undiscounted future cash flows exceeded the carrying value, no impairment charges were necessary as a result of the triggering event that existed as of December 31, 2024.

We identified the long-lived asset impairment analysis related to the UACC asset group as a critical audit matter due to the significant judgement required by management in determining the estimated undiscounted future cash flows, including assumptions related to the forecasted net interest income, the forecasted earnings before tax, and the estimated residual value. Auditing management’s assumptions involved a high degree of auditor judgment and an increase in audit effort, including the use of valuation specialists, due to the impact management’s assumptions could have on the accounting estimate.

Our audit procedures related to the UACC asset group long-lived asset impairment analysis as of December 31, 2024, included the following procedures, amongst others:

•        We evaluated the reasonableness of assumptions related to forecasted net interest income and forecasted earnings before tax used in the undiscounted future cash flows by comparing the forecasts to the UACC asset group’s historical results.

•        With the assistance of our valuation specialists, we evaluated the reasonableness of the inputs into management’s estimate of the residual value of the UACC asset group, including whether the inputs into the estimated residual value were appropriate and consistent with available external market data.

We have served as the Company’s auditor since 2024.

/s/ RSM US LLP

Los Angeles, California
March 11, 2025

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Vroom, Inc.

Opinion on the Financial Statements

We have audited the consolidated balance sheet of Vroom, Inc. (debtor-in-possession) and its subsidiaries (the “Company”) as of December 31, 2023, and the related consolidated statements of operations, of changes in stockholders’ equity and of cash flows for the year then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Emphasis of Matter

As discussed in Note 1 to the consolidated financial statements, in 2024, the Board of Directors approved a value maximization plan, pursuant to which the Company discontinued its ecommerce operations and wound down its used vehicle dealership business.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 13, 2024, except for the effects of discontinued operations discussed in Note 5, the effects of the revision discussed in Note 20, the change in composition of reportable segments discussed in Note 17, and the change in the manner in which the Company accounts for segments discussed in Note 2 to the consolidated financial statements, as to which the date is March 11, 2025

We served as the Company’s auditor from 2016 to 2024.

VROOM, INC.
(DEBTOR-IN-POSSESSION)
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	As of December 31,
	2024	2023
ASSETS
Cash and cash equivalents	$29,343	$135,585
Restricted cash (including restricted cash of consolidated VIEs of $48.1 million and $49.1 million, respectively)	49,026	73,234
Finance receivables at fair value (including finance receivables of consolidated VIEs of $467.3 million and $341.4 million, respectively)	503,848	348,670
Finance receivables held for sale, net (including finance receivables of consolidated VIEs of $310.0 million and $457.2 million, respectively)	318,192	503,546
Interest receivable (including interest receivables of consolidated VIEs of $13.3 million and $13.7 million, respectively)	14,067	14,484
Property and equipment, net	4,064	4,982
Intangible assets, net	104,869	131,892
Operating lease right-of-use assets	6,872	7,063
Other assets (including other assets of consolidated VIEs of $10.8 million and $13.3 million, respectively)	35,472	59,429
Assets from discontinued operations	943	196,537
Total assets	$1,066,696	$1,475,422

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Warehouse credit facilities of consolidated VIEs	$359,912	$421,268
Long-term debt (including securitization debt of consolidated VIEs of $210.7 million at amortized cost and $142.6 million at fair value as of December 31, 2024 and $314.1 million at fair value as of December 31, 2023)	381,366	626,583
Operating lease liabilities	11,065	10,459
Other liabilities (including other liabilities of consolidated VIEs of $13.8 million and $14.3 million, respectively)	49,699	61,321
Liabilities subject to compromise (Note 6)	291,577	—
Liabilities from discontinued operations	4,022	228,120
Total liabilities	1,097,641	1,347,751

Commitments and contingencies (Note 13)
Stockholders’ (deficit) equity:
Common stock, $0.001 par value; 500,000,000 shares authorized as of December 31, 2024 and December 31, 2023; 1,822,532 and 1,791,286 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	2	2
Additional paid-in-capital	2,094,889	2,088,381
Accumulated deficit	(2,125,836)	(1,960,712)
Total stockholders’ (deficit) equity	(30,945)	127,671
Total liabilities and stockholders’ (deficit) equity	$1,066,696	$1,475,422

See accompanying notes to these consolidated financial statements.

VROOM, INC.
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Year Ended December 31,
	2024	2023
Interest income	$201,833	$178,482

Interest expense:
Warehouse credit facility	29,276	19,914
Securitization debt	30,084	21,979
Total interest expense	59,360	41,893
Net interest income	142,473	136,589
Realized and unrealized losses, net of recoveries	119,868	122,541
Net interest income after losses and recoveries	22,605	14,048

Noninterest income:
Servicing income	6,501	10,041
Warranties and GAP income (loss), net	(2,610)	5,713
CarStory revenue	11,610	12,384
Gain on debt extinguishment	—	37,878
Other income	10,850	9,110
Total noninterest income	26,351	75,126

Expenses:
Compensation and benefits	97,293	86,700
Professional fees	12,035	14,552
Software and IT costs	15,083	19,601
Depreciation and amortization	29,086	29,113
Interest expense on corporate debt	5,826	5,976
Impairment charges	5,159	—
Other expenses	16,294	17,687
Total expenses	180,776	173,629

Loss from continuing operations before reorganization items and provision for income taxes	(131,820)	(84,455)
Reorganization items, net	5,564	—
Loss from continuing operations before provision for income taxes	(137,384)	(84,455)
Provision for income taxes from continuing operations	856	642
Net loss from continuing operations	$(138,240)	$(85,097)
Net loss from discontinued operations	$(26,884)	(279,514)
Net loss	$(165,124)	$(364,611)

Net loss per share attributable to common stockholders, continuing operations, basic and diluted	$(76.24)	$(48.82)
Net loss per share attributable to common stockholders, discontinued operations, basic and diluted	$(14.83)	$(160.35)
Total net loss per share attributable to common stockholders, basic and diluted	$(91.07)	$(209.17)
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	1,813,168	1,743,128

See accompanying notes to these consolidated financial statements.

VROOM, INC.
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(in thousands, except share amounts)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance at December 31, 2022	1,727,525	$2	$2,075,931	$(1,596,101)	$479,832
Stock-based compensation	—	$—	$10,051	$—	$10,051
Vesting of restricted stock units	20,278	—	—	—	—
Issuance of common stock related to at-the-market offering, net of offering costs	43,483	—	2,399	—	2,399
Net loss	—	—	—	(364,611)	(364,611)
Balance at December 31, 2023	1,791,286	$2	$2,088,381	$(1,960,712)	$127,671
Stock-based compensation	—	$—	$6,508	$—	$6,508
Vesting of restricted stock units	31,246	—	—	—	—
Net loss	—	—	—	(165,124)	(165,124)
Balance at December 31, 2024	1,822,532	$2	$2,094,889	$(2,125,836)	$(30,945)

See accompanying notes to these consolidated financial statements.

VROOM, INC.
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2024	2024
Operating activities
Net loss from continuing operations	$(138,240)	$(85,097)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment charges	5,159	—
Profit share receivable	11,643	—
Gain on debt extinguishment	—	(37,878)
Depreciation and amortization	29,086	29,113
Amortization of debt issuance costs	4,270	3,348
Losses on finance receivables and securitization debt, net	129,601	100,226
Losses on Warranties and GAP	8,020	7,110
Stock-based compensation expense	5,885	6,893
Provision to record finance receivables held for sale at lower of cost or fair value	(4,618)	20,566
Amortization of unearned discounts on finance receivables at fair value	(15,924)	(25,954)
Reorganization items	2,438	—
Other, net	(4,595)	(16,708)
Changes in operating assets and liabilities:
Finance receivables, held for sale
Originations of finance receivables, held for sale	(404,203)	(582,170)
Principal payments received on finance receivables, held for sale	186,799	105,858
Other	1,642	(1,606)
Interest receivable	417	(7,241)
Other assets	15,323	11,653
Other liabilities	(8,461)	(10,140)
Net cash used in operating activities from continuing operations	(175,758)	(482,027)
Net cash provided by (used in) operating activities from discontinued operations	78,721	(51,657)
Net cash used in operating activities	(97,037)	(533,684)

Investing activities
Finance receivables, held for investment at fair value
Purchases of finance receivables, held for investment at fair value	—	(3,392)
Principal payments received on finance receivables, held for investment at fair value	115,937	174,748
Consolidation of VIEs	—	11,409
Principal payments received on beneficial interests	2,433	5,193
Purchase of property and equipment	(3,487)	(2,624)
Net cash provided by investing activities from continuing operations	114,883	185,334
Net cash provided by (used in) investing activities from discontinued operations	17,692	(12,181)
Net cash provided by investing activities	132,575	173,153

VROOM, INC.
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(in thousands)

	Year Ended December 31,
	2024	2023
Financing activities
Proceeds from borrowings under secured financing agreements, net of issuance costs	296,046	261,991
Principal repayment under secured financing agreements	(251,529)	(208,476)
Proceeds from financing of beneficial interests in securitizations	15,821	24,506
Principal repayments of financing of beneficial interests in securitizations	(13,428)	(8,698)
Proceeds from warehouse credit facilities	318,600	480,100
Repayments of warehouse credit facilities	(379,956)	(290,483)
Repurchases of convertible senior notes	—	(36,536)
Proceeds from the issuance of common stock in at-the-market offering, net of offering costs	—	2,399
Other financing activities	(364)	(1,653)
Net cash (used in) provided by financing activities from continuing operations	(14,810)	223,150
Net cash used in financing activities from discontinued operations	(151,178)	(125,810)
Net cash (used in) provided by financing activities	(165,988)	97,340
Net decrease in cash, cash equivalents and restricted cash	(130,450)	(263,191)
Cash, cash equivalents and restricted cash at the beginning of period	208,819	472,010
Cash, cash equivalents and restricted cash at the end of period	$78,369	$208,819

Supplemental disclosure of cash flow information:
Cash paid for interest	$57,688	$40,460
Cash paid for professional fees for services rendered in connection with the Chapter 11 proceedings	$3,009	$—
Cash paid for income taxes	$(1,426)	$5,363
Supplemental disclosure of non-cash investing and financing activities:
Finance receivables from consolidation of 2022-2 securitization transaction	$—	$180,706
Elimination of beneficial interest from the consolidation of 2022-2 securitization transaction	$—	$9,811
Securitization debt from consolidation of 2022-2 securitization transaction	$—	$186,386
Reclassification of finance receivables held for sale to finance receivables at fair value, net	$—	$248,081

See accompanying notes to these consolidated financial statements.

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business and Basis of Presentation

Description of Business and Organization

Vroom, Inc., through its wholly owned subsidiaries (collectively, the “Company”), is a leading automotive finance company that offers vehicle financing to consumers through third-party dealers and an artificial intelligence (“AI”)-powered analytics and digital services platform supporting the automotive industry.

In January 2021, the Company completed the acquisition of Vast Holdings, Inc. (d/b/a CarStory). On February 1, 2022 (the “Acquisition Date”), the Company completed the acquisition of Unitas Holdings Corp. (now known as Vroom Finance Corporation), including its wholly owned subsidiaries United PanAm Financial Corp. (now known as Vroom Automotive Financial Corporation) and United Auto Credit Corporation (“UACC”).

The Company was incorporated in Delaware on January 31, 2012 under the name BCM Partners III, Corp. On June 25, 2013, the Company changed its name to Auto America, Inc. and on July 9, 2015, the Company changed its name to Vroom, Inc.

Value Maximization Plan

The Company was previously an end-to-end ecommerce platform to buy and sell used vehicles. On January 22, 2024, the Company announced that its Board of Directors (“Board”) had approved a Value Maximization Plan, pursuant to which the Company discontinued its ecommerce operations and wound down its used vehicle dealership business in order to preserve liquidity and enable the Company to maximize stakeholder value through its remaining businesses. The Company ceased transacting through vroom.com, completed transactions for customers who had previously contracted with the Company to purchase or sell a vehicle, halted purchases of additional vehicles, sold its used vehicle inventory through wholesale channels, paid off its vehicle floorplan financing facility dated November 4, 2022 with Ally Bank and Ally Financial Inc. (the “2022 Vehicle Floorplan Facility”) and conducted a reduction-in-force commensurate with the reduced operations. As of March 29, 2024, the Company substantially completed the wind-down of its ecommerce operations and used vehicle dealership business (the “Ecommerce Wind-Down”).

The accounting requirements for reporting the Company’s ecommerce operations and used vehicle dealership business as a discontinued operation were met as of March 29, 2024. Accordingly, the consolidated financial statements and notes to the consolidated financial statements reflect the results of the Company’s ecommerce operations and used vehicle dealership business as a discontinued operation for the periods presented. Refer to Note 5 — Discontinued Operations for further detail. The Company is now organized into two reportable segments: UACC and CarStory. The UACC reportable segment represents UACC’s operations with its network of third-party dealership customers, including the purchase and servicing of vehicle retail installment sales contracts. Prior to the Ecommerce Wind-Down, UACC also offered vehicle financing to Vroom’s customers through its ecommerce platform; the UACC reportable segment also includes the runoff of these previously originated contracts. The CarStory reportable segment represents sales of AI-powered analytics and digital services to automotive dealers, automotive financial services companies and others in the automotive industry. Refer to Note 17 — Segment Information for further detail.

The Prepackaged Chapter 11 Case

On November 12, 2024, Vroom Inc. (the “Company”, and in the context of the Prepackaged Chapter 11 Case, the “Debtor”) entered into a Restructuring Support Agreement (together with all exhibits and schedules thereto, the “RSA”) with creditors holding the overwhelming majority of the aggregate outstanding principal amount of the Notes (as defined in Note 11, Long Term Debt) and the largest shareholder. The RSA contemplated a comprehensive restructuring of the Company’s debt obligations and capital structure to be implemented through a prepackaged plan of reorganization (the “Plan”) to be implemented through the filing of the Prepackaged Chapter 11 Case (as defined below). Capitalized terms used in this section but not defined herein have the meanings ascribed to them in the RSA.

VROOM, INC.
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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business and Basis of Presentation (cont.)

On November 13, 2024, the Company commenced a voluntary proceeding (the “Prepackaged Chapter 11 Case”) under Chapter 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) under the name “In re Vroom, Inc.” Case No. 24-90571 (CML). None of Vroom, Inc.’s subsidiaries were debtors in the Chapter 11 proceedings.

On January 14, 2025 (the “Effective Date”), the conditions to the effectiveness of the Plan were satisfied or waived and the Plan became effective. The Company emerged from the Prepackaged Chapter 11 Case on January 14, 2025.

Conversion of Common Stock

Immediately prior to the Effective Date, there were 1,822,577 outstanding shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”). The Company has adopted an Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to, among other changes to the Company’s prior amended and restated certificate of incorporation, effect an automatic conversion of the Common Stock at a ratio of 1-for-5. As a result of the automatic conversion and the issuance of shares of Common Stock pursuant to the Plan, there were approximately 5,163,109 outstanding shares of newly issued Common Stock as of the Effective Date (the “New Common Stock”).

Going Concern

As described above, the Company filed the Prepackaged Chapter 11 Case to implement the transactions described herein. As of January 14, 2025 the Company emerged from bankruptcy and continues to operate as a viable going concern.

The accompanying audited consolidated financial statements have been prepared on the basis that the Company will continue to operate as a going concern, which contemplates that the Company will be able to realize assets and settle liabilities and commitments in the normal course of business for twelve months following the issuance date.

Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Certain prior year amounts have been reclassified to conform to the current year presentation related to discontinued operations and new financial statement presentation as a result of the Ecommerce Wind-Down, and the Company’s 1-for-80 reverse stock split in February 2024.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. On an ongoing basis, the Company evaluates its estimates, including, among others, those related to finance receivables, income taxes, stock-based compensation, contingencies, warranties and GAP (as defined below) income-related reserves, fair value measurements and useful lives of property and equipment and intangible assets. The Company bases its estimates on historical experience, market conditions, and on various other assumptions that are believed to be reasonable. Actual results may differ from these estimates.

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(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Comprehensive Loss

The Company did not have any other comprehensive income or loss for the years ended December 31, 2024, and 2023. Accordingly, net loss and comprehensive loss are the same for the periods presented.

Cash and Cash Equivalents

Cash and cash equivalents include cash deposits at financial institutions and highly liquid investments with original maturities of three months or less. Outstanding checks that are in excess of the cash balances at certain financial institutions are included in “Accounts payable” in the consolidated balance sheets and changes in these amounts are reflected in operating cash flows in the consolidated statements of cash flows.

Restricted Cash

Restricted cash primarily includes UACC restricted cash. UACC collects and services finance receivables under the securitization transactions and warehouse credit facilities. These collections are restricted for use until properly remitted each month under the terms of the servicing agreement. UACC also maintains a reserve account for each securitization and warehouse credit facility to provide additional collateral for the borrowings. Refer to Note 10 — Warehouse Credit Facilities of Consolidated VIEs and Note 11 — Long Term Debt for further detail.

Finance Receivables

Finance receivables consist of retail installment sale contracts purchased or acquired by UACC from its existing network of third-party dealership customers at a discount as well as retail installment sale contracts UACC offered to Vroom’s customers through its ecommerce platform prior to the Ecommerce Wind-Down.

The Company’s finance receivables are generally secured by the vehicles being financed.

Finance receivables over 90 days delinquent are considered nonaccrual finance receivables. Interest income is subsequently recognized only to the extent cash payments are received until the consumer is able to make periodic interest and principal payments in accordance with the finance receivable terms.

Finance Receivables Held for Sale, Net

Finance receivables that the Company intends to sell and not hold to maturity are classified as held for sale. The Company intends to sell finance receivables through securitization transactions. Finance receivables classified as held for sale, for which the fair value option has not been elected, are recorded at the lower of cost or fair value. Deferred acquisition costs and any discounts are deferred until the finance receivables are sold and are then recognized as part of the total gain or loss on sale. Refer to Note 3 — Revenue Recognition.

The Company records a valuation allowance to report finance receivables at the lower of cost or fair value. To determine the valuation allowance, finance receivables are evaluated collectively as they represent a large group of smaller-balance homogeneous loans. To the extent that actual experience differs from estimates, significant adjustments to the Company’s valuation allowance may be needed. Fair value adjustments are recorded in “Realized and unrealized losses, net of recoveries” in the consolidated statements of operations. Principal balances and corresponding deferred acquisition costs and discounts of finance receivables are charged-off when the Company is unable to sell the finance receivable and the related vehicle has been repossessed and liquidated or the receivable has otherwise been deemed uncollectible. As of December 31, 2024 and 2023, the valuation allowance for finance receivables classified as held for sale was $31.1 million and $33.8 million, respectively. Refer to Note 16 — Financial Instruments and Fair Value Measurements.

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Finance Receivables at Fair Value

Finance receivables for which the fair value option was elected under ASC 825 are classified as finance receivables at fair value. Finance receivables at fair value include both finance receivables held for sale at fair value as well as finance receivables held for investment at fair value. Finance receivables held for sale at fair value represent finance receivables that the Company intends to sell, as described above, but elected the fair value option. The aggregate principal balance and the fair value of the finance receivables held for sale at fair value was $365.0 million and $320.6 million, respectively, and the aggregate principal balance and the fair value of the finance receivables held for investment at fair value was $211.2 million and $183.2 million, respectively as of December 31, 2024. The Company did not have any finance receivables held for sale at fair value as of December 31, 2023.

The Company reassesses the estimate for fair value at each reporting period with any changes reflected as a fair value adjustment and recorded in “Realized and unrealized losses, net of recoveries” in the consolidated statements of operations. For all finance receivables at fair value, the Company recognizes the fees it charges to dealers upon acquisition as other income at the time of issuance of the finance receivable and recognizes the acquisition costs to underwrite the finance receivables as an expense in the period incurred. For finance receivables held for sale at fair value, any discounts are deferred until the finance receivables are sold. For finance receivables held for investment at fair value, any discounts are amortized over the contractual life of the underlying finance receivables.

Refer to Note 16 — Financial Instruments and Fair Value Measurements.

Consolidated CFEs

The 2022-2, 2023-1, and 2024-1 securitization transaction VIEs are consolidated collateralized financing entities (CFEs). Refer to Note 4 — Variable Interest Entities and Securitizations. During the years ended December 31, 2024 and 2023, the Company recognized the following revenue and expenses associated with these CFEs in the consolidated statements of operations (in thousands):
	Year Ended December 31,
	2024	2023
Interest income	$105,786	103,034
Interest expense	(30,263)	(22,178)
Realized and unrealized losses, net of recoveries	(64,754)	(71,062)
Noninterest income (loss), net	(2,103)	(4,532)

The assets and liabilities of the CFEs are presented as part of “Restricted cash”, “Finance receivables at fair value”, “Interest receivable”, “Other Assets”, “Long term debt”, and “Other liabilities”, respectively, on the consolidated balance sheets. Refer to Note 4 — Variable Interest Entities and Securitizations and Note 16 — Financial Instruments and Fair Value Measurements for further details.

Property and Equipment, Net

Property and equipment are recorded at cost less accumulated depreciation and amortization. Charges for repairs and maintenance that do not improve or extend the life of the respective assets are expensed as incurred. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation are written off and any resulting gains or losses are recorded during the period.

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(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Depreciation and amortization are calculated using the straight-line method over the following estimated useful lives of the assets:
Equipment	1 to 10 years
Furniture and fixtures	2 to 5 years
Leasehold improvements	Lesser of useful life or lease term
Internal-use software	1 to 10 years

The Company capitalizes direct costs of materials and services utilized in developing or obtaining internal-use software. The Company also capitalizes payroll and payroll-related costs for employees who are directly associated with and who devote time to the development of software products for internal use, to the extent of the time spent directly on the project. Capitalization of costs begins during the application development stage and ends when the software is available for general use. Costs incurred during the preliminary project and post-implementation stages are charged to expense as incurred.

Additionally, the Company capitalizes implementation costs incurred in a cloud computing arrangement that is a service contract. The capitalized implementation costs related to a cloud computing arrangement are amortized over the term of the arrangement. Capitalized implementation costs are included in “Other assets” in the consolidated balance sheet and are amortized over the terms of the arrangements, which range between 1 and 10 years.

Intangible Assets

The Company’s intangible assets are amortized on a straight-line basis over the following estimated weighted average useful lives:
Developed technology	7 years
Trademarks	9 years
Customer relationships	8 years

The Company periodically reassesses the useful lives of its definite-lived intangible assets when events or circumstances indicate that useful lives have significantly changed from the previous estimate.

Leases

The Company determines if an arrangement is a lease at inception by evaluating if the asset is explicitly or implicitly identified or distinct, if the Company will receive substantially all of the economic benefit or if the lessor has an economic benefit and the ability to substitute the asset. Right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. The Company assesses whether the lease is an operating or finance lease at its inception. Operating lease liabilities are recognized at commencement date based on the present value of the lease payments over the lease term. As the rate implicit in the lease is generally not readily determinable for the Company’s operating leases, the discount rates used to determine the present value of the Company’s lease liabilities are based on the Company’s incremental borrowing rate at the lease commencement date and commensurate with the remaining lease term. The incremental borrowing rate for a lease is the rate of interest the Company would have to pay to borrow on a collateralized basis over a similar term for an amount equal to the lease payments in a similar economic environment. The Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The operating lease ROU asset is the initial lease liability adjusted for any prepayments, initial indirect costs incurred by the Company, and lease incentives. The Company’s operating leases are included in “Operating lease right-of-use assets,” and “Operating lease liabilities” on the consolidated balance sheets. The Company does not have any material leases, individually or in the aggregate, classified as a finance leasing arrangement. Additionally, leases with an initial term of 12 months or less are not recorded on the Company’s consolidated balance sheet and expenses for these leases are recognized on a straight-line basis over the lease term.

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Long-lived asset impairment

The Company regularly reviews long-lived assets for impairment when events or changes in circumstances indicate the carrying amount of an asset group may not be recoverable. The Company compares the sum of estimated undiscounted future cash flows expected to result from the use of the asset group to the carrying value of the asset group. When the carrying value of the asset group exceeds its estimated undiscounted future cash flows, the Company recognizes an impairment charge for the amount by which the carrying value of the asset group exceeds the fair value of the asset group.

As a result of filing of the Prepackaged Chapter 11 Case on November 13, 2024, the Company determined a triggering event existed as of December 31, 2024, indicating the carrying amount of our asset groups may not be recoverable. Therefore, the Company performed an evaluation of its assets for impairment. For the UACC asset group, as the carrying value of the asset group did not exceed the estimated undiscounted future cash flows, the asset group was deemed recoverable and no impairment charges were recognized. For the CarStory asset group, the carrying value of the asset group exceeded the estimated undiscounted future cash flows, however, it did not exceed the estimated fair value, as such, no impairment charges were recognized.

Income Taxes

The Company accounts for income taxes under the asset and liability method. The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, as well as for operating loss and tax credit carry forwards. The Company measures deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which the Company expects to recover or settle those temporary differences. The Company recognizes the effect of a change in tax rates on deferred tax assets and liabilities in the results of operations in the period that includes the enactment date. The Company reduces the measurement of a deferred tax asset, if necessary, by a valuation allowance if it is more likely than not that the Company will not realize some or all of the deferred tax asset. The Company accounts for uncertain tax positions by recognizing the financial statement effects of a tax position only when, based upon technical merits, it is more likely than not that the position will be sustained upon examination. Potential interest and penalties associated with unrecognized tax positions are recognized in income tax expense.

Stock-Based Compensation

The Company recognizes the cost of employee services received in exchange for stock awards based on the fair value of those awards at the date of grant over the requisite service period. The Company accounts for forfeitures as they occur. For awards earned based on performance or upon occurrence of a contingent event, if the award is deemed probable of being earned, related compensation expense is recorded over the estimated service period. If an award is not considered probable of being earned, no amount of stock-based compensation is recognized. To the extent the estimate of awards considered probable of being earned changes, the amount of stock-based compensation recognized will also change.

The Company uses the Black-Scholes-Merton (“Black-Scholes”) option pricing model to determine the fair value of its stock options. Estimating the fair value of stock options requires the input of subjective assumptions, including the estimated fair value of the Company’s common stock, the expected life of the options, stock price volatility, which is determined based on the historical volatilities of several publicly listed peer companies as the Company has only a short trading history for its common stock, the risk-free interest rate and expected dividends. The assumptions used in the Company’s Black-Scholes option-pricing model represent management’s best estimates and involve a number of variables, uncertainties and assumptions and the application of management’s judgment, as they are inherently subjective.

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Concentration of Credit Risk and Significant Customers

The Company’s principal financial instruments subject to potential concentration of credit risk are cash and cash equivalents and finance receivables. The Company’s cash balances are maintained at various large, reputable financial institutions. Deposits held with financial institutions may at times exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and, therefore, management believes they bear minimal risk. The Company’s cash equivalents primarily consist of money market funds that hold investments in highly liquid U.S. government securities. Concentration of credit risk with respect to finance receivables is generally mitigated by a large consumer base.

UACC’s customers, in this instance, are the third-party automotive dealers through which it purchases or acquires retail installment sale contracts for consumers. CarStory’s customers are dealers, automotive financial services companies and others in the automotive industry who purchase CarStory’s digital retailing services. For the years ended December 31, 2024 and 2023, no customer represented 10% or more of the Company’s revenues and no customer represented more than 10% of the Company’s accounts receivable as of December 31, 2024 and 2023.

Bankruptcy

The Company applied FASB Codification Topic 852, Reorganizations (“ASC 852”) in preparing the consolidated financial statements starting on the Prepackaged Chapter 11 Case petition date. ASC 852 requires the financial statements, for the periods subsequent to the petition date, up to and including the period of emergence from Chapter 11, to distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, certain charges incurred during the bankruptcy proceedings, such as legal and professional fees incurred directly as a result of the bankruptcy proceeding, the write-off of deferred financing costs and discount on debt subject to compromise and other related charges are recorded as Reorganization items, net in the consolidated statements of operations. In addition, prepetition obligations that were impacted by the Chapter 11 process have been classified on the consolidated balance sheets as of December 31, 2024 as liabilities subject to compromise. These liabilities are reported at the amounts which were allowed by the Bankruptcy Court, even if they may be settled for lesser amounts. Refer to Note 6 — Prepackaged Chapter 11 Case.

During the bankruptcy proceedings, the Company was operating as debtor-in-possession in accordance with the applicable provisions of the Bankruptcy Code. In general, as a debtor-in-possession under the Bankruptcy Code, the Debtor was authorized to continue to operate as an ongoing business, but would not have been able to engage in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court.

The Company emerged from the Prepackaged Chapter 11 Case on January 14, 2025.

Liquidity

On January 14, 2025, the Company emerged from the Prepackaged Chapter 11 Case, as discussed in Note 1 — Description of Business and Basis of Presentation. On the Effective Date, each holder of the Notes received a pro rata share of 92.94% of the New Common Stock (subject to dilution) and all of the Company’s outstanding obligations under the Notes and the Indenture were deemed fully satisfied and discharged. Vroom, Inc. no longer has long-term debt, but UACC has securitization debt and their trust preferred securities.

As of December 31, 2024, the Company had cash and cash equivalents of $29.3 million and restricted cash of $49.0 million. Restricted cash primarily includes restricted cash required under UACC’s securitization transactions and Warehouse Credit Facilities of $48.1 million. The Company has historically had negative cash flows and generated losses from operations and the Company’s primary source of liquidity has been cash generated through financing activities.

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

In January 2024, the Company announced its Value Maximization Plan pursuant to which it discontinued its ecommerce operations and wound-down its used vehicle dealership business. Refer to Note 1 — Description of Business and Basis of Presentation — Value Maximization Plan. As a result of the liquidation of the Company’s vehicle inventory as part of the Ecommerce Wind-Down, the Company repaid all amounts outstanding under the 2022 Vehicle Floorplan Facility in the first quarter of 2024 and the agreement was terminated.

As of December 31, 2024, UACC has four warehouse credit facilities with an aggregate borrowing limit of $825.0 million and outstanding borrowings related to the Warehouse Credit Facilities were $359.9 million and excess borrowing capacity was $28.2 million. The terms of the facilities generally mature within two years and the Company typically renews the facilities in the ordinary course. On March 8, 2025, the Company renewed one of its Warehouse Credit Facilities, now expiring in June 2026. The remaining Warehouse Credit Facilities have terms expiring between July and September 2025. Refer to Note 10 — Warehouse Credit Facilities and Consolidated VIEs. The Company is having ongoing discussions with the remaining lenders to extend the terms beyond the current expiration dates and expects facilities to be amended and renewed at sufficient borrowing capacity. As of December 31, 2024, the Company was in compliance with all covenants related to the Warehouse Credit Facilities.

Failure to secure sufficient warehouse borrowing capacity beyond the expiration of the remaining facilities in 2025 or failure to satisfy the covenants therein and or any other requirements contained within the agreements would restrict access to the Warehouse Credit Facilities and would have a material adverse effect on the financial condition, results of operations and liquidity of the Company. Certain breaches of covenants may also result in acceleration of the repayment of borrowings prior to the scheduled maturity. Refer to Note 10 — Warehouse Credit Facilities of Consolidated VIEs for further discussion.

On March 8, 2025, Vroom, Inc., UACC and its indirect subsidiary Darkwater Funding LLC, as co-borrowers, entered into a credit agreement with Mudrick Capital Management, L.P. (“Lender”), who as of January 14, 2025 was a related party as they are a 76.5% shareholder of the Company, for a $25.0 million delayed draw term loan facility (“Delayed Draw Facility”). The Delayed Draw Facility allows for multiple drawdowns by each co-borrower, subject to satisfaction of usual and customary conditions precedent. The Delayed Draw Facility bears interest at a rate of Term SOFR +850 bps, payable quarterly in arrears, with a full payment-in-kind option. Interest is also payable upon any payment of principal. The co-borrowers’ obligations under the Delayed Draw Facility will be collateralized by asset backed residual certificates in certain UACC securitization trusts. The Delayed Draw Facility matures on December 31, 2026; however, borrowings can be prepaid at any time, in whole or in part, without penalty or premium. Once amounts are repaid they may not be reborrowed. The Delayed Draw Facility includes certain usual and customary covenants with respect to the co-borrowers’ activities and the collateral.

The Company expects to use cash and cash equivalents to finance future capital requirements and UACC’s Warehouse Credit Facilities to fund finance receivables. Certain advance rates available to UACC on borrowings from the Warehouse Credit Facilities have decreased as a result of the increasing credit losses in UACC’s portfolio. Any future decreases on available advance rates may have an adverse impact on the Company’s liquidity.

Upon our emergence from bankruptcy on January 14, 2025, the Company continues to operate as a viable going concern. The accompanying audited consolidated financial statements have been prepared on the basis that the Company will continue to operate as a going concern, which contemplates that it will be able to realize assets and settle liabilities and commitments in the normal course of business for twelve months following the issuance date.

The Company’s future capital requirements will depend on many factors, including the ability to realize the intended benefits of the Value Maximization Plan, Prepackaged Chapter 11 Case, and Long-Term-Strategic Plan, available advance rates on and the amendment and renewal of the remaining Warehouse Credit Facilities, the ability to meet the requirements for continued listing on the Nasdaq Global Market, the ability to complete additional securitization transactions on terms favorable to the Company, and future credit losses. The Company anticipates

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

that existing cash and cash equivalents, the credit agreement with Mudrick Capital Management, L.P., and UACC’s Warehouse Credit Facilities will be sufficient to support the Company’s ongoing operations and obligations, for at least the next twelve months from the date of issuance of the consolidated financial statements.

Net Loss Per Share Attributable to Common Stockholders

Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. Under the two-class method, net loss is attributed to common stockholders and participating securities based on their participation rights. Under the two-class method, the net loss attributable to common stockholders is not allocated to the preferred stock as the holders of the Company’s preferred stock do not have a contractual obligation to share in the Company’s losses. Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. For periods in which the Company reports net losses, diluted net loss per common share attributable to common stockholders is the same as basic net loss per common share attributable to common stockholders because potentially dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

Accounting Standards Adopted

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which requires contract assets and contract liabilities acquired in a business combination to be recognized in accordance with Topic 606 as if the acquirer had originated the contracts. The Company adopted the guidance on January 1, 2023, which did not have a material impact on the Company’s consolidated financial statements and related disclosures.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires disclosure of incremental segment information on an annual and interim basis, primarily through enhanced disclosures of significant segment expenses. The Company adopted the guidance for fiscal year beginning January 1, 2024, on a retroactive basis, which did not have a material impact on the Company’s consolidated financial statements and related disclosures. Refer to Note 17 — Segment Information.

Accounting Standards Issued But Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. The guidance will be effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact that the adoption of this guidance will have on its consolidated financial statements and related disclosures.

In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses (DISE), which requires additional disclosure of the nature of expenses included in the income statement in response to longstanding requests from investors for more information about an entity’s expenses. The new standard requires disclosures about specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosures about selling expenses. The guidance will be effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. The requirements will be applied prospectively with the option for retrospective application. Early adoption is permitted. The Company is currently evaluating the impact that the adoption of this guidance will have on its condensed consolidated financial statements and related disclosures.

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Revenue Recognition

The Company’s revenue is disaggregated within the consolidated statements of operations and is generated from consumers throughout the United States.

Interest Income

The Company’s interest income is related to finance receivables originated by UACC for its network of third-party dealership customers and vehicle financing UACC offered to Vroom’s customers through its ecommerce platform prior to the Ecommerce Wind-down. Interest income also includes discount income on finance receivables held for investment at fair value, which represents the amortization of unearned acquisition discounts over the contractual life of the underlying finance receivables using the interest method. Interest income on each automotive finance receivable is calculated based on the finance receivable’s outstanding principal balance multiplied by the contractual interest rate.

An account is considered delinquent if a scheduled payment has not been received by the date such payment was contractually due. Interest income deemed uncollectible is reversed at the time the finance receivable is charged off. Finance receivables over 90 days delinquent are considered nonaccrual finance receivables. Income is subsequently recognized only to the extent cash payments are received until the borrower is able to make periodic interest and principal payments in accordance with the finance receivable terms.

Servicing Income

Servicing income represents the annual fees earned on the outstanding principal balance of the finance receivables serviced as well as late charges, collection payments, and other fees. Fees are earned monthly at an annual rate of approximately 4% for the 2022-1 securitization transaction and 3.25% for the 2022-2, 2023-1, and 2024-1 securitization transactions of the outstanding principal balance of the finance receivables serviced. Late charges and other fees are calculated at predetermined amounts or percentages of overdue finance receivable balances and are recorded on a cash basis. From January to March 2023, UACC waived the monthly servicing fees related to the 2022-2 securitization transaction, which resulted in consolidation of the 2022-2 VIE. Servicing fees related to the 2022-2, 2023-1, and 2024-1 securitization transactions are eliminated in consolidation. Refer to Note 4 — Variable Interest Entities and Securitizations.

Warranties and GAP income

Prior to the Ecommerce Wind-Down, the Company offered third-party financing and third-party value-added products such as vehicle service contracts, guaranteed asset protection (“GAP”) and tire and wheel coverage, to its used vehicle customers pursuant to arrangements with the third parties that sell and administered these products and are responsible for their fulfillment.

UACC also offers third-party vehicle service contracts and United Auto Credit GAP to consumers who obtain financing through UACC. United Auto Credit GAP is a debt waiver product that is underwritten directly by UACC. It provides protection for consumers who purchase the product by waiving the difference between the actual cash value of the consumer’s vehicle and the balance of the consumer’s contract, subject to the terms and conditions of the United Auto Credit GAP, in the event of a total loss resulting from collision or theft. The total fees are earned over the contractual life of the related finance receivables on straight-line basis.

The Company concluded that it is an agent for any transactions with third-parties because it does not control the products before they are transferred to the consumer. The Company recognizes revenue on a net basis when the consumer enters into an arrangement for the products.

A portion of the fees earned on third-party financing and value-added products is subject to chargebacks in the event of early termination, default, or prepayment of the contracts by end-customers. The Company’s exposure for these events is limited to the fees that it receives. An estimated refund liability for chargebacks against the revenue recognized from sales of these products is recorded in the period in which the related revenue is recognized and is based

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Revenue Recognition (cont.)

primarily on the Company’s historical chargeback experience. The Company updates its estimates at each reporting date. As of December 31, 2024 and December 31, 2023, the Company’s reserve for chargebacks was $9.1 million and $11.8 million, respectively, which are included within “Other liabilities.”

The Company also is contractually entitled to receive profit-sharing revenues based on the performance of the vehicle service policies once a required claims period has passed. The Company recognizes profit-sharing revenues to the extent it is probable that it will not result in a significant revenue reversal. The Company estimates the revenue based on historical claims and cancellation data from its customers, as well as other qualitative assumptions. The Company reassesses the estimate at each reporting period with any changes reflected as an adjustment to warranties and GAP income in the period identified. As of December 31, 2024 and December 31, 2023, the Company recognized $11.0 million and $22.3 million, respectively, related to cumulative profit-sharing payments to which it expects to be entitled, which are included within “Other assets.”

CarStory Revenue

CarStory generates advertiser, publisher and other user service revenue. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been performed, collection of the fees is reasonably assured, the fees are fixed or determinable, and no significant obligations by the Company remain. Generally, this results in revenues billed and recorded monthly in the month that services were performed and earned.

Deferred revenue includes advances received from customers in excess of revenue recognized.

The Company may collect sales taxes and other taxes and government fees from customers on behalf of governmental authorities at the time of sale as required. These taxes are accounted for on a net basis and are not included in revenues or cost of sales.

4. Variable Interest Entities and Securitizations

A VIE is an entity that either (i) has insufficient equity to finance its activities without additional subordinated financial support, or (ii) has equity investors who lack the characteristics of a controlling financial interest. The Company consolidates VIEs for which it is the primary beneficiary. The Company is the primary beneficiary of a VIE when it has both the power to direct the activities that most significantly impact the entity’s economic performance and the obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the VIE. Assets recognized as a result of consolidating VIEs do not represent additional assets that could be used to satisfy claims against the Company’s general assets. Liabilities recognized as a result of consolidating VIEs do not represent additional claims on the Company’s general assets, rather they represent claims against the specific assets of the consolidated VIEs.

UACC has the power to direct significant activities of its VIEs when it has the ability to exercise discretion in the servicing of financial assets or control investment decisions. UACC generally retains a portion of the economic interests in UACC-sponsored asset-backed securitization transactions, which could be retained in the form of a portion of the senior interests, the subordinated interests, residual interests, or servicing rights.

UACC has developed a securitization program that involves selling finance receivables to securitization trusts through the private issuance of asset-backed securities which are collateralized by the finance receivables. UACC establishes and sponsors these transactions which create and pass along risks to the variable interest holders, specifically, consumer credit risk and pre-payment risk.

The securitization trusts established in connection with asset-backed securitization transactions are VIEs. For each VIE that UACC establishes in its role as sponsor of securitization transactions, the Company performs an analysis to determine if it is the primary beneficiary of the VIE.

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Variable Interest Entities and Securitizations (cont.)

UACC has no obligation to repurchase or replace any securitized asset that subsequently becomes delinquent in payment or otherwise is in default, except when representations and warranties about the eligibility of the securitized assets are breached, or when certain changes are made to the underlying asset contracts. Securitization investors have no recourse to UACC or its other assets and have no right to require UACC to repurchase the investments. UACC has no obligation to provide liquidity or contribute cash or additional assets to the VIEs and does not guarantee any asset-backed securities.

In 2024, UACC completed the 2024-1 securitization transaction, in which it sold approximately $300.0 million of rated asset-backed securities in an auto finance receivable securitization transaction from a securitization trust, established and sponsored by UACC for proceeds of $297.2 million. The trust is collateralized by finance receivables with an aggregate principal balance of $380.1 million as of April 30, 2024. These finance receivables are serviced by UACC and UACC receives an “at market” servicing fee. As a result of market conditions, the Company retained the residual interests, therefore the 2024-1 securitization was accounted for as secured borrowings and remains on balance sheet pending the sale of such retained interests. The Company also repurchased $4.2 million of the non-investment grade securities related to the 2022-2 securitization transaction for $4.8 million.

In 2023, UACC completed the 2023-1 securitization transaction, in which it sold rated asset-backed non-investment grade securities, for proceeds of $260.9 million. UACC still retains the residual interests related to the 2023-1 securitization transaction and therefore consolidated the 2023-1 VIE and accounted for this transaction as a secured borrowing. The trust is collateralized by finance receivables with an aggregate principal balance of $326.4 million as of January 31, 2023. These finance receivables are serviced by UACC. UACC retained the servicing rights to these finance receivables and receives an “at market” servicing fee.

UACC is the primary beneficiary of the 2024-1 and 2023-1 securitization trusts, as it has both the power to direct the activities that most significantly impact the entity’s economic performance and the obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the VIE. UACC also retained a portion of the economic interests in the 2024-1 and 2023-1 asset-backed securitization transactions, in the form of residual interests in accordance with Regulation RR of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Risk Retention Rules”). The Risk Retention Rules require the Company to retain at least 5% of the beneficial interests issued by the securitization trusts. Refer to Note 11 — Long Term Debt for further details.

In July 2022, UACC sold a pool of finance receivables in the 2022-2 securitization transaction. UACC retained the servicing rights to these finance receivables and receives an “at market” servicing fee. UACC retained an insignificant amount of the asset-backed securities issued in the securitization in order to comply with risk retention rules. Originally, the Company concluded that it is not the primary beneficiary of the 2022-2 securitization trust because UACC retained interests in the VIE are insignificant. Therefore, the Company did not originally consolidate the 2022-2 trust. From January to March 2023, although not contractually required, UACC elected to waive its servicing fee on the 2022-2 securitization, due to higher-than-expected losses, which transferred more than an insignificant portion of the corresponding risk of loss from the VIE to the Company. Since UACC has the power to direct the significant activities of the VIE, as it is the servicer, and additionally it absorbs the risk of loss, the Company concluded that it is the primary beneficiary of the VIE. In March 2023, the Company accounted for the transaction as secured borrowings and consolidated the 2022-2 securitization trust. The beneficial interest was then eliminated.

The VIE model allows for a measurement alternative when a reporting entity elects the fair value option and consolidates a collateralized financing entity (“CFE”). This measurement alternative eliminates the accounting mismatch that may arise from measurement differences between the CFE’s financial assets and third-party financial liabilities in earnings and attributes those earnings to the controlling equity interest in the consolidated income statement. The 2022-2 and 2023-1 securitization trusts consolidated by UACC meet the definition of a CFE, therefore, the Company has elected to apply the measurement alternative when consolidating these VIEs. Refer to Note 16 — Financial Instruments and Fair Value Measurements for further detail.

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Variable Interest Entities and Securitizations (cont.)

UACC has four senior secured warehouse credit facilities. Through trusts, UACC entered into warehouse facility agreements with certain banking institutions, primarily to finance the purchase and origination of finance receivables as well as to provide funding for general operating activities. These trusts are secured by eligible finance receivables which are pledged as collateral for the warehouse facilities. These trusts are consolidated VIEs. Refer to Note 10 — Warehouse Credit Facilities of Consolidated VIEs for further details on the warehouse facilities.

Creditors or beneficial interest holders of VIEs for which the Company is the primary beneficiary generally have recourse only to the assets and cash flows of the VIEs and do not have recourse to the Company. The following table presents the total assets and total liabilities associated with the Company’s variable interests in consolidated VIEs, as classified in the consolidated balance sheets (in thousands):

	As of December 31, 2024
	Securitization Vehicles	Warehouse Facilities(1)	Total
Assets:
Restricted cash	$29,213	$18,895	$48,108
Finance receivables at fair value	214,420	252,900	467,320
Finance receivables held for sale	178,845	131,120	309,965
Interest receivable	6,892	6,370	13,262
Other assets	6,057	4,700	10,757
Total Assets	$435,427	$413,985	$849,412
Liabilities:
Securitization debt	$353,356	$—	$353,356
Warehouse credit facilities	—	359,912	359,912
Other liabilities	3,597	10,244	13,841
Total Liabilities	$356,953	$370,156	$727,109
	As of December 31, 2023
	Securitization Vehicles	Warehouse Facilities(1)	Total
Assets:
Restricted cash	$28,458	$20,688	$49,146
Finance receivables at fair value	316,998	24,446	341,444
Finance receivables held for sale	—	457,185	457,185
Interest receivable	6,107	7,586	13,693
Other assets	6,283	6,987	13,270
Total Assets	$357,846	$516,892	$874,738
Liabilities:
Securitization debt	$314,095	$—	$314,095
Warehouse credit facilities	—	421,268	421,268
Other liabilities	4,534	9,801	14,335
Total Liabilities	$318,629	$431,069	$749,698

____________

(1)      Refer to Note 10 — Warehouse Credit Facilities of Consolidated VIEs for further details of the warehouse facilities.

UACC establishes securitization trusts to purchase finance receivables. The securitization trusts issue asset-backed securities, which are collateralized by the finance receivables that UACC sells to the securitization trusts. Upon sale of the finance receivables to the securitization trusts, the Company recognizes a gain or loss on sales of finance receivables if it determines it qualifies for sale accounting treatment and it is not the primary beneficiary of the VIE.

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Variable Interest Entities and Securitizations (cont.)

In February 2022, UACC sold a pool of finance receivables in the 2022-1 securitization transaction. UACC retained the servicing rights to these finance receivables and receives an “at market” servicing fee. UACC retained an insignificant amount of the asset-backed securities issued in the securitization in order to comply with Risk Retention Rules. The 2022-1 securitization trust is a VIE that the Company does not consolidate. As the servicer, UACC retained the power to direct the activities that are most significant to the entities, however, the Company concluded that it is not the primary beneficiary of the 2022-1 securitization trust because UACC retained interests in the VIE are insignificant. The beneficial interest retained by UACC included rated notes and unrated residual certificates issued by the 2022-1 securitization trust.

As of December 31, 2024 and 2023, the assets UACC retains in the unconsolidated VIEs were approximately $2.2 million and $4.5 million, respectively, and are included in “Beneficial interests in securitizations” in the Company’s consolidated balance sheet. The beneficial interests in securitizations are subject to restrictions on transfer pursuant to UACC’s obligations as a sponsor under Risk Retention Rules. These securities are interests in securitization trusts, thus there are no contractual maturities. During 2023, the Company entered into a Risk Retention Financing Facility to finance the majority of its retained beneficial interests in securitizations. Refer to Note 11 — Long Term Debt for further detail.

The following table summarizes the amortized cost, the carrying amount, which is the fair value, and the maximum exposure to losses of UACC’s assets related to unconsolidated VIEs (in thousands):

	As of December 31, 2024			As of December 31, 2023
	Aggregate Principal Balance	Carrying Value	Total Exposure	Aggregate Principal Balance	Carrying Value	Total Exposure
Rated notes	$2,106	$1,992	$1,992	$4,538	$4,345	$4,345
Certificates	—	192	192	—	140	140
Other assets	310	310	310	310	310	310
Total unconsolidated VIEs	$2,416	$2,494	$2,494	$4,848	$4,795	$4,795

Total exposure represents the estimated loss UACC would incur under severe, hypothetical circumstances, such as if the value of the interests in the securitization trusts and any associated collateral declined to zero. The Company believes the possibility of this is remote. As such, the total exposure presented above is not an indication of the Company’s expected losses.

5. Discontinued Operations

As discussed in Note 1 — Description of Business and Basis of Presentation, the Ecommerce Wind-Down was substantially completed as of March 29, 2024. The Company’s ecommerce operations were previously a reportable segment and the exit represents a strategic shift that had a major effect on the Company’s operations and financial results. Therefore, in accordance with ASC 205, as of and for the year ended December 31, 2024, the Company reported the ecommerce operations and used vehicle dealership business as discontinued operations and recast prior periods to reflect this presentation.

During the year ended December 31, 2024, the Company incurred charges of approximately $15.8 million for severance and other personnel-related costs and approximately $13.9 million for contract and lease termination costs as a result of the Ecommerce Wind-Down recorded in “Net loss from discontinued operations” in the consolidated statements of operations.

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Discontinued Operations (cont.)

The following table summarizes the major income and expense line items from discontinued operations as reported in the consolidated statements of operations (in thousands):

	Year Ended December 31,
	2024	2023
Revenue:
Retail vehicle, net	$47,320	$566,560
Wholesale vehicle	140,714	104,119
Product, net	1,635	16,536
Total revenue	189,669	687,215
Cost of sales:
Retail vehicle	43,673	553,565
Wholesale vehicle	142,343	138,472
Total cost of sales	186,016	692,037
Total gross profit	3,653	(4,822)
Selling, general and administrative expenses	39,562	205,857
Loss (gain) on disposal of long lived assets	(10,159)	120
Depreciation and amortization	383	13,656
Impairment charges	—	48,748
Loss from operations	(26,133)	(273,203)
Interest expense	1,607	19,556
Interest income	(856)	(13,218)
Loss before provision for income taxes	(26,884)	(279,541)
Provision (benefit) for income taxes	—	(27)
Net loss from discontinued operations	$(26,884)	$(279,514)

The following table summarizes the major classes of assets and liabilities from discontinued operations as reported in the consolidated balance sheets:

	As of December 31,
	2024	2023
ASSETS
Inventory	$—	$163,250
Property and equipment, net	800	19,150
Other assets	143	14,137
Assets from discontinued operations	$943	$196,537
LIABILITIES
Accounts payable	$116	$6,439
Accrued expenses	3,906	27,133
Vehicle floorplan	—	151,178
Deferred revenue	—	14,025
Operating lease liabilities	—	23,461
Other liabilities	—	5,884
Liabilities from discontinued operations	$4,022	$228,120

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Prepackaged Chapter 11 Case

As discussed in Note 1 — Description of Business and Basis of Presentation, on November 13, 2024, the Company, and in the context of the Prepackaged Chapter 11 Case, the Debtor, commenced the Prepackaged Chapter 11 Case. On January 14, 2025, the Company emerged from bankruptcy.

On June 18, 2021, the Company issued $625.0 million aggregate principal amount of 0.75% unsecured Convertible Senior Notes due 2026 (the “Notes”), including $75.0 million aggregate principal amount of such notes pursuant to the exercise in full of the overallotment option granted to the initial purchasers. The Notes were issued pursuant to an indenture (the “Indenture”), between the Company and U.S. Bank National Association, as trustee. The filing of the Prepackaged Chapter 11 Case constituted an event of default, resulting in the immediate acceleration of the Company’s obligations to pay approximately $291.6 million in outstanding principal and interest under the Indenture. On January 14, 2025, by operation of the Plan, all outstanding obligations under the Notes and the Indenture were deemed fully satisfied and discharged.

Under Chapter 11, certain pre-petition claims that are not fully secured and that have at least a possibility of not being repaid at the full claim amount are presented as liabilities subject to compromise on the Company’s consolidated balance sheet as of December 31, 2024. Contractual interest on prepetition debt obligations is equal to reported interest expense.

Upon emergence from bankruptcy on January 14, 2025, the Company converted 364,516 shares (after the automatic conversion of the Common Stock at a ratio of 1-for-5) of old Common Stock into New Common Stock, issued an additional 4,798,593 shares of Common Stock related to the conversion of the Notes, and provided the option for existing equityholders to purchase an additional 364,516 in new warrants. As the Company reports net losses, diluted net loss per common share attributable to common stockholders is the same as basic net loss per common share attributable to common stockholders because potentially dilutive common shares are not assumed to have been issued as their effect is anti-dilutive.

ASC 852 requires that, for periods including and after the filing of a Chapter 11 petition, the consolidated financial statements distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business.

The following table sets forth, as of December 31, 2024, information about the amounts presented as liabilities subject to compromise in the consolidated balance sheet (in thousands):

As of December 31, 2024
Convertible senior notes	291,577
Total liabilities subject to compromise	$291,577

Additionally, certain expenses resulting from and recognized during the bankruptcy proceedings are recorded in Reorganization items, net in the consolidated statement of operations. Reorganization items, net consisted of the following (in thousands):

Year Ended December 31, 2024
Debt valuation adjustments	$2,438
Professional fees	3,126
Total reorganization items, net	$5,564

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Prepackaged Chapter 11 Case (cont.)

The financial statements below represent the condensed financial statements of the Debtor as of December 31, 2024 and for the year ended December 31, 2024:

VROOM, INC.
(DEBTOR-IN-POSSESSION)
CONDENSED BALANCE SHEETS
(in thousands, except share and per share amounts)

As of December 31, 2024
ASSETS
Cash and cash equivalents	$5,356
Restricted cash	839
Investments in subsidiaries	253,210
Other assets	1,343
Total assets	$260,748

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities	116
Due to affiliates	—
Long-term debt	—
Liabilities subject to compromise	291,577
Total liabilities	291,693
Total stockholders’ equity	(30,945)
Total liabilities and stockholders’ equity	$260,748

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Prepackaged Chapter 11 Case (cont.)

VROOM, INC.
(DEBTOR-IN-POSSESSION)
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

Year Ended December 31, 2024
Noninterest income:
Gain on debt extinguishment	$—
Other income	943
Total noninterest income	943

Expenses:
Professional fees	2,727
Interest expense on corporate debt	3,428
Other expenses	738
Total expenses	6,893

Loss from continuing operations before reorganization items and provision for income taxes	(5,950)
Reorganization items, net	5,564
Loss from continuing operations before provision for income taxes	(11,514)
Provision for income taxes from continuing operations	—
Net loss from continuing operations	$(11,514)
Net loss from discontinued operations	$(205)
Net loss	$(11,719)

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Prepackaged Chapter 11 Case (cont.)

VROOM, INC.
(DEBTOR-IN-POSSESSION)
CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

Year Ended December 31, 2024
Operating activities
Net cash (used in) provided by operating activities from continuing operations	(29,459)
Net cash provided by (used in) operating activities from discontinued operations	(205)
Net cash (used in) provided by operating activities	(29,664)
Investing activities
Net cash provided by investing activities from continuing operations	34,291
Financing activities
Repurchases of convertible senior notes	—
Proceeds from the issuance of common stock in at-the-market offering, net of offering costs	—
Net cash provided by (used in) financing activities from continuing operations	—
Net decrease in cash, cash equivalents and restricted cash	4,627
Cash, cash equivalents and restricted cash at the beginning of period	1,568
Cash, cash equivalents and restricted cash at the end of period	$6,195

7. Property and Equipment, Net

Property and equipment, net consisted of the following (in thousands):

	December 31,
	2024	2023
Equipment	$2,841	$2,653
Furniture and fixtures	333	503
Leasehold improvements	693	434
Internal-use software	5,366	4,807
Other	693	1,370
	9,926	9,767
Accumulated depreciation and amortization	(5,862)	(4,785)
Property and equipment, net	$4,064	$4,982

Depreciation and amortization expense was $2.1 million and $2.1 million for the years ended December 31, 2024 and 2023, respectively.

The Company recorded impairment charges for “Property and equipment, net” of $2.8 million for the year ended December 31, 2024, respectively, related to the Company’s internal-use software that no longer have a planned future use.

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Intangible Assets

Intangible assets, net consisted of the following (in thousands):

	December 31, 2024			December 31, 2023
	Gross Carrying Value	Accumulated Amortization	Carrying Value	Gross Carrying Value	Accumulated Amortization	Carrying Value
Developed and purchased technology	$108,700	$(55,047)	$53,653	$108,700	$(38,050)	$70,650
Customer relationships	69,400	(26,011)	43,389	69,400	(17,336)	52,064
Trademarks and trade names	12,200	(4,373)	7,827	12,200	(3,022)	9,178
Total intangible assets	$190,300	$(85,431)	$104,869	$190,300	$(58,408)	$131,892

Amortization expense for intangible assets was $27.0 million and $27.0 million for the years ended December 31, 2024 and 2023, respectively.

The estimated amortization expense for intangible assets subsequent to December 31, 2024, consists of the following (in thousands):

Year Ending December 31:
2025	$27,022
2026	21,979
2027	21,882
2028	21,882
Thereafter	12,104
$104,869

9. Other Liabilities

The Company’s other liabilities consisted of the following (in thousands):

	December 31,
	2024	2023
Warranty and GAP liabilities	$17,163	$21,279
Dealer related liabilities	4,184	6,934
Accrued compensation and benefits	12,165	8,923
Accrued professional services	532	2,542
Accrued software and IT costs	252	1,011
Interest payable	4,096	4,183
Insurance payable	29	2,142
Other	11,278	14,307
Total other liabilities	$49,699	$61,321

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Warehouse Credit Facilities of Consolidated VIEs

UACC has four senior secured warehouse facility agreements (the “Warehouse Credit Facilities”) with banking institutions as of December 31, 2024. The Warehouse Credit Facilities are collateralized by eligible finance receivables and available borrowings are computed based on a percentage of eligible finance receivables. As of December 31, 2024 and 2023, the Company had excess borrowing capacity of $28.2 million and $56.9 million on UACC’s Warehouse Credit Facilities, respectively. The terms of the Warehouse Credit Facilities include the following (in thousands):

	Facility One	Facility Two	Facility Three	Facility Four
Execution date	May 30, 2012	November 19, 2013	July 11, 2019	November 18, 2022
Commitment termination date	July 21, 2025	June 2, 2025	August 29, 2025	September 12, 2025
Aggregate borrowings limit	$200,000	$200,000	$200,000	$225,000
As of December 31, 2024
Aggregate principal balance of finance receivables pledged as collateral	$—	$76,523	$223,901	$143,514
Outstanding balance	$—	$62,290	$175,568	$122,054
Restricted cash	$—	$3,169	$10,398	$5,328
As of December 31, 2023
Aggregate principal balance of finance receivables pledged as collateral	$223,207	$64,970	$165,927	$92,978
Outstanding balance	$177,375	$51,012	$117,264	$75,617
Restricted cash	$8,961	$2,550	$6,485	$2,692

As of December 31, 2024 and 2023, the Company’s weighted average interest rate on the Warehouse Credit Facilities borrowings was approximately 6.32% and 6.98%, respectively.

The Company’s ability to utilize its Warehouse Credit Facilities is primarily conditioned on the satisfaction of certain legal, operating, administrative and financial covenants contained within the agreements. These include covenants that require UACC to maintain a minimum tangible net worth, minimum liquidity levels, specified leverage ratios and certain indebtedness levels. Failure to satisfy these and or any other requirements contained within the agreements would restrict access to the Warehouse Credit Facilities. Certain breaches of covenants may also result in acceleration of the repayment of borrowings prior to the scheduled maturity. As of December 31, 2024 and 2023, the Company was in compliance with all covenants related to the Warehouse Credit Facilities.

11. Long Term Debt

Debt instruments, excluding warehouse credit facilities of consolidated VIEs, which are discussed in Note 10 — Warehouse Credit Facilities of Consolidated VIEs, consisted of the following (in thousands):

	December 31,
	2024	2023
Convertible senior notes	$—	$286,800
Securitization debt of consolidated VIEs at fair value	142,629	314,095
Securitization debt of consolidated VIEs at amortized cost	210,727	—
Financing of beneficial interest in securitizations	17,700	15,378
Junior subordinated debentures	10,310	10,310
Total debt	$381,366	$626,583

Upon filing of the Prepackaged Chapter 11 Case, the convertible senior notes were reclassified to liabilities subject to compromise. See Note 6 — Prepackaged Chapter 11 Case for further details.

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Long Term Debt (cont.)

Convertible Senior Notes

On June 18, 2021, the Company issued $625.0 million aggregate principal amount of the Notes, including $75.0 million aggregate principal amount of such notes pursuant to the exercise in full of the overallotment option granted to the initial purchasers. The Notes were issued pursuant to an indenture (the “Indenture”), between the Company and U.S. Bank National Association, as trustee.

On November 13, 2024, the Company commenced the Prepackaged Chapter 11 Case, pursuant to which each holder of an Allowed Unsecured Notes Claim (as defined therein) received, in full and final satisfaction, settlement, discharge and release of, and in exchange for, its Allowed Unsecured Notes Claim, its pro rata share of 92.94% of the New Common Stock (subject to dilution by the New Warrants, the MIP, and the Post-Effective Date Equity Awards, all terms as defined therein).

The filing of the Prepackaged Chapter 11 Case constituted an event of default, resulting in the immediate acceleration of the Company’s obligations to pay approximately $291.6 million in principal and interest under the Indenture. The Indenture provided that, as a result of the filing of the Prepackaged Chapter 11 Case, the principal, premium, if any, accrued and unpaid interest and any other monetary obligations due thereunder would be immediately due and payable. However, any enforcement of such payment obligations was stayed as a result of the filing of the Prepackaged Chapter 11 Case and was subject to the applicable provisions of the Bankruptcy Code. On January 14, 2025, the Effective Date, by operation of the Plan, all outstanding obligations under the Notes and the Indenture were deemed fully satisfied and discharged. At this time, approximately $290.5 million in aggregate principal amount of the Notes were outstanding.

Prior to the Effective Date, the Notes bore interest at a rate of 0.75% per annum, payable semiannually in arrears on January 1 and July 1 of each year, beginning on January 1, 2022. The Notes had a maturity date of July 1, 2026, subject to earlier repurchase, redemption or conversion. The total net proceeds from the offering, after deducting commissions paid to the initial purchasers and debt issuance costs paid to third-parties, were approximately $608.9 million.

In 2023, the Company repurchased $74.2 million in aggregate principal amount of the Notes, net of deferred issuance costs, for $36.5 million in open-market transactions. The Company recognized a gain on extinguishment of debt of $37.9 million for the year ended December 31, 2023.

The Company accounts for the Notes as a single liability-classified instrument measured at amortized cost. As a result of filing the bankruptcy petition, the Company wrote off the remaining unamortized debt discount and debt issuance costs of $2.4 million, recorded within “Reorganization items, net” on the consolidated statements of operations. The net carrying value was $290.5 million as of December 31, 2024. As of December 31, 2023, the unamortized debt discount and debt issuance costs was $3.7 million and the net carrying value was $286.8 million.

Prior to the filing of the bankruptcy petition, the Notes were issued at par value and fees associated with the issuance of these Notes were amortized to interest expense using the effective interest method over the contractual term of the Notes. The interest expense for the years ended December 31, 2024 and 2023 were $3.4 million and $4.3 million, respectively. The effective interest rate of the Notes was 1.3% as of December 31, 2024.

Securitization Debt of Consolidated VIEs

The securitization debt was issued under UACC’s securitization program. The Company elected to account for the 2022-2 and 2023-1 securitization debt under the fair value option using the measurement alternative. Fair value adjustments are recorded in “Realized and unrealized losses, net of recoveries” in the condensed consolidated statements of operations. Refer to Note 16 — Financial Instruments and Fair Value Measurements. The 2024-1 securitization debt is measured at amortized cost. For the 2022-2, 2023-1 and 2024-1 securitization transactions, the Company consolidated the VIEs and accounted for these transactions as secured borrowings. Refer to Note 4 — Variable Interest Entities and Securitizations for further discussion.

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Long Term Debt (cont.)

Upon the issuance of the securitization debt for the 2023-1 and 2024-1 securitization transactions, UACC retained the residual interests. UACC also retains the servicing rights for all finance receivables that were securitized; therefore, it is responsible for the administration and collection of the amounts owed under the contracts. In the first quarter of 2023, UACC waived its servicing fees related to the 2022-2 securitization and subsequently consolidated the 2022-2 trust. The securitization agreements also require certain funds to be held in restricted cash accounts to provide additional collateral for the borrowings or to be applied to make payments on the securitization debt. Restricted cash under the various agreements totaled approximately $29.2 million and $28.5 million as of December 31, 2024 and 2023, respectively.

Wholly owned bankruptcy remote subsidiaries of UACC were formed to facilitate the above asset-backed financing transactions. Bankruptcy remote refers to a legal structure in which it is expected that the applicable entity would not be included in any bankruptcy filing by its parent or affiliates. All of the assets of these subsidiaries have been pledged as collateral for the related debt. None of the assets of these subsidiaries are available to pay other creditors of the Company or its affiliates.

The securitization debt issued is included in “Long-term debt” on the condensed consolidated balance sheet. The securitization debt of consolidated VIEs consisted of the following (in thousands):

As of December 31, 2024 Series	Final Scheduled Payment Date	Initial Principal	Contractual Interest Rate	Outstanding Principal	Fair Value
United Auto Credit 2022-2-C	May 10, 2027	$26,533	5.81%	$5,265	$5,265
United Auto Credit 2022-2-D	January 10, 2028	32,889	6.84%	32,889	32,836
United Auto Credit 2022-2-E	April 10, 2029	33,440	10.00%	28,440	16,922
United Auto Credit 2023-1-C	July 10, 2028	33,326	6.28%	27,657	27,731
United Auto Credit 2023-1-D	July 10, 2028	35,653	8.00%	35,653	36,149
United Auto Credit 2023-1-E	September 10, 2029	23,256	10.98%	23,256	23,726
Total rated notes at fair value		$185,097		$153,160	$142,629

United Auto Credit 2024-1-A	August 10, 2026	$132,340	6.17%	$45,490
United Auto Credit 2024-1-B	June 10, 2027	42,770	6.57%	42,770
United Auto Credit 2024-1-C	October 10, 2029	35,190	7.06%	35,190
United Auto Credit 2024-1-D	November 12, 2029	52,160	8.30%	52,160
United Auto Credit 2024-1-E	November 12, 2030	37,540	10.45%	37,540
Total rated notes at amortized cost		$300,000		$213,150
Unamortized debt issuance costs				$2,423
Net carrying value				$210,727
As of December 31, 2023 Series	Final Scheduled Payment Date	Initial Principal	Contractual Interest Rate	Outstanding Principal	Net Carrying Value
United Auto Credit 2021-1-D	June 10, 2026	$29,380	1.14%	$3,246	$3,235
United Auto Credit 2021-1-E	June 10, 2026	20,800	2.58%	20,800	20,540
United Auto Credit 2021-1-F	September 10, 2027	13,910	4.30%	13,910	13,644
United Auto Credit 2022-2-B	December 10, 2025	30,324	5.41%	28,786	28,745
United Auto Credit 2022-2-C	May 10, 2027	26,533	5.81%	26,533	26,331
United Auto Credit 2022-2-D	January 10, 2028	32,889	6.84%	32,889	32,642
United Auto Credit 2022-2-E	April 10, 2029	33,440	10.00%	33,440	29,691
United Auto Credit 2023-1-A	July 10, 2025	118,598	5.57%	15,089	15,083
United Auto Credit 2023-1-B	July 10, 2028	51,157	5.91%	51,157	51,019
United Auto Credit 2023-1-C	July 10, 2028	33,326	6.28%	33,326	33,199
United Auto Credit 2023-1-D	July 10, 2028	35,653	8.00%	35,653	36,152
United Auto Credit 2023-1-E	September 10, 2029	23,256	10.98%	23,256	23,814
Total rated notes		$449,266		$318,085	$314,095

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Long Term Debt (cont.)

The final scheduled payment date represents legal maturity of the remaining balance sheet securitization debt. Securitization debt is expected to become due and to be paid prior to those dates, based on amortization of the finance receivables pledged to the Trusts. Expected payments, which will depend on the performance of such receivables, as to which there can be no assurance, are $161.4 million in 2025, $96.8 million in 2026, and $108.1 million in 2027.

In February 2024, UACC exercised its option to repurchase the 2021-1 securitization debt for a total redemption price of $35.6 million.

The aggregate principal balance and the net carrying value of finance receivables pledged to the securitization debt consists of the following (in thousands):

	As of December 31,
	2024		2023
	Aggregate Principal Balance	Net Carrying Value	Aggregate Principal Balance	Net Carrying Value
United Auto Credit 2021-1	$—	$—	$38,951	$35,790
United Auto Credit 2022-2	65,096	57,130	125,072	111,379
United Auto Credit 2023-1	106,920	92,041	197,586	169,829
United Auto Credit 2024-1	275,567	244,094	—	—
Total finance receivables of CFEs	$447,583	$393,265	$361,609	$316,998

Financing of Beneficial Interests in Securitizations

On May 3, 2023, UACC entered into a Risk Retention Financing Facility enabling it to finance asset-backed securities issued in its securitization transactions and held by UACC pursuant to applicable Risk Retention Rules. Under this facility, UACC sells such retained interests and agrees to repurchase them on a future date. In its initial transaction under this facility, UACC pledged $24.5 million of its retained beneficial interests as collateral, and received proceeds of $24.1 million, with expected repurchase dates ranging from March 2025 to September 2029. Following the completion of the 2024-1 securitization transaction, the Company pledged an additional $15.8 million of its retained beneficial interests as collateral under the Risk Retention Financing Facility, and received proceeds of $15.6 million, with expected repurchase dates ranging from August 2026 to November 2030 at the initial closing date. The securitization trusts will distribute payments related to UACC’s pledged beneficial interests in securitizations directly to the lender, which will reduce the beneficial interests in securitizations and the related debt balance. Pledged collateral levels are monitored and are generally maintained at an agreed-upon percentage of the fair value of the amounts borrowed during the life of the transactions. In the event of a decline in the fair value of the pledged collateral, UACC may be required to transfer cash or additional securities as pledged under this facility. At the termination of this agreement, UACC is obligated to return the amounts borrowed.

The outstanding balance of this facility, net of unamortized debt issuance costs, was $17.7 million and $15.4 million as of December 31, 2024 and December 31, 2023, respectively, and is included in “Long-term debt” on the consolidated balance sheet. As of December 31, 2024 and December 31, 2023, the fair value of the collateral pledged under this facility was $18.3 million and $15.8 million, respectively.

Junior Subordinated Debentures

On July 31, 2003, UACC issued junior subordinated debentures (trust preferred securities) of $10.0 million through a subsidiary, UPFC Trust I. The trust issuer is a 100 percent owned finance subsidiary and the securities are fully and unconditionally guaranteed by Vroom Automotive Finance Corporation. The interest is paid quarterly at a variable rate, equal to SOFR + 3.05%. The final maturity of these securities is on October 7, 2033; however, they can be called at par any time at the Company’s discretion.

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Leases

The Company’s leasing activities primarily consist of real estate leases for its operations, primarily related to office space and equipment used in the normal course of business. The real estate leases have terms ranging from two to eight years. The Company assesses whether each lease is an operating or finance lease at the lease commencement date. The Company does not have any material leases, individually or in the aggregate, classified as a finance leasing arrangement.

The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

The Company’s real estate leases often require it to make payments for maintenance in addition to rent, as well as payments for real estate taxes and insurance. Maintenance, real estate taxes, and insurance payments are generally variable costs which are based on actual expenses incurred by the lessor. Therefore, these amounts are not included in the consideration of the contract when determining the right-of-use asset and lease liability but are reflected as variable lease expenses.

Leases with an initial term of 12 months or less are not recorded on the Company’s consolidated balance sheet and expense for these leases are recognized on a straight-line basis over the lease term.

Options to extend or terminate leases

Certain of the Company’s real estate leases include one or more options to renew, with renewal terms that can extend the lease term from one to five years. The exercise of lease renewal options is at the Company’s sole discretion. If it is reasonably certain that the Company will exercise such options, the periods covered by such options are included in the lease term and are recognized as part of the Company’s right-of-use assets and lease liabilities. The depreciable life of assets and leasehold improvements are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise.

Lease term and discount rate

The weighted-average remaining lease term and discount rate for the Company’s operating leases, excluding short-term operating leases, were 6.0 years and 7.9% as of December 31, 2024, respectively, and 5.6 years and 7.6% as of December 31, 2023, respectively.

As the rate implicit in the lease is generally not readily determinable for the Company’s operating leases, the discount rates used to determine the present value of the Company’s lease liabilities are based on the Company’s incremental borrowing rate at the lease commencement date and commensurate with the remaining lease term. The incremental borrowing rate for a lease is the rate of interest the Company would have to pay to borrow on a collateralized basis over a similar term for an amount equal to the lease payments in a similar economic environment. The Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments.

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Leases (cont.)

Lease costs and activity

The Company’s lease costs and activity for the years ended December 31, 2024 and 2023 were as follows (in thousands):

	Year Ended December 31,
	2024	2023
Lease Cost
Operating lease cost	2,063	$1,840
Short-term lease cost	39	—
Variable lease cost	671	526
Sublease income	(868)	(379)
Net lease cost	$1,905	$1,987
	Year Ended December 31,
	2024	2023
Other information
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$3,424	$2,480
Right-of-use assets obtained in exchange for operating lease liabilities	$3,428	$7,155

The Company incurred impairment charges related to operating lease right-of-use assets of $2.4 million for the year ended December 31, 2024, related to costs associated with planned facility closures that will continue to be incurred under the contract for its remaining term without economic benefit to the Company.

Maturity of Lease Liabilities

The maturity of the Company’s lease liabilities on an undiscounted cash flow basis and a reconciliation to the operating lease liabilities recognized on the Company’s consolidated balance sheet as of December 31, 2024 were as follows (in thousands):

2025	2,863
2026	2,041
2027	2,099
2028	2,162
2029	1,844
Thereafter	3,139
Total lease payments	14,148
Less: interest	(3,083)
Present value of lease liabilities	$11,065

Operating lease liabilities	$11,065

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Commitments and Contingencies

Litigation

From time to time, the Company is involved in various claims and legal actions that arise in the ordinary course of business and an unfavorable resolution of any of these matters could materially affect the Company’s future results of operations, cash flows or financial position. On November 13, 2024, the Company commenced the Prepackaged Chapter 11 Case under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court, under the name In re Vroom, Inc., Case No. 24-90571 (CML).

On January 8, 2025, the Bankruptcy Court entered an order (a) approving the Debtor’s disclosure statement, (b) confirming the Prepackaged Plan of Reorganization of Vroom, Inc. under Chapter 11 of the Bankruptcy Code (the “Plan”), and (c) granting related relief. On January 14, 2025, the conditions to the effectiveness of the Plan were satisfied or waived and the Plan became effective, and the Company emerged from the Prepackaged Chapter 11 Case.

Additionally, from time to time, the Company is also party to various disputes that the Company considers routine and incidental to its business. The Company does not expect the results of any of these routine actions to have a material effect on the Company’s business, results of operations, financial condition, or cash flows. The Company accrues a liability when a loss is considered probable and the amount can be reasonably estimated. When a material loss contingency is reasonably possible but not probable, the Company does not record a liability, but instead discloses the nature and the amount of the claim, and an estimate of the loss or range of loss, if such an estimate can be made. Legal fees are expensed as incurred.

Beginning in March 2021, multiple putative class actions were filed in the U.S. District Court for the Southern District of New York by certain of the Company’s stockholders against the Company and certain of the Company’s officers alleging violations of federal securities laws. The lawsuits were captioned Zawatsky et al. v. Vroom, Inc. et al., Case No. 21-cv-2477; Holbrook v. Vroom, Inc. et al., Case No. 21-cv-2551; and Hudda v. Vroom, Inc. et al., Case No. 21-cv-3296. All three of the lawsuits asserted similar claims under Sections 10(b) and 20(a) of the Exchange Act, and SEC Rule 10b-5. In each case, the named plaintiff(s) sought to represent a proposed class of all persons who purchased or otherwise acquired the Company’s securities during a period from June 9, 2020 to March 3, 2021 (in the case of Holbrook and Hudda), or November 11, 2020 to March 3, 2021 (in the case of Zawatsky). In August 2021, the Court consolidated the cases under the new name In re: Vroom, Inc. Securities Litigation, Case No. 21-cv-2477, appointed a lead plaintiff and lead counsel and ordered a consolidated amended complaint to be filed. The court-appointed lead plaintiff subsequently filed a consolidated amended complaint that reasserts claims under Sections 10(b) and 20(a) of the Exchange Act, and SEC Rule 10b-5 against the Company and certain of the Company’s officers, and added new claims under Sections 11, 12 and 15 of the Securities Act against the Company, certain of its officers, certain of its directors, and the underwriters of the Company’s September 2020 secondary offering. The Company filed a motion to dismiss all claims, and briefing of this motion is complete. The Company believes this lawsuit is without merit and intends to vigorously contest these claims. While the outcome of any complex legal proceeding is inherently unpredictable and subject to significant uncertainties, based upon information presently known to management, the Company believes that the potential liability, if any, will not have a material adverse effect on the Company’s financial condition, cash flows, or results of operations.

In August 2021, November 2021, January 2022, and February 2022, various Company stockholders filed purported shareholder derivative lawsuits on behalf of the Company in the U.S. District Court for the Southern District of New York against certain of the Company’s officers and directors, and nominally against the Company, alleging violations of the federal securities laws and breaches of fiduciary duty to the Company and/or related violations of Delaware law based on the same general course of conduct alleged in In re: Vroom, Inc. Securities Litigation. All four lawsuits have been consolidated under the case caption In re Vroom, Inc. Shareholder Derivative Litigation, Case No. 21-cv-6933, and the court has approved the parties’ stipulation that the cases would remain stayed pending final resolution of In re: Vroom, Inc. Securities Litigation. All four derivative suits remain in preliminary stages and there have been no substantive developments in any matter.

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Commitments and Contingencies (cont.)

In April 2022 and April 2024, two of the Company’s stockholders filed separate purported shareholder derivative lawsuits on behalf of the Company in the U.S. District Court for the District of Delaware against certain of the Company’s officers and directors, and nominally against the Company, alleging violations of the federal securities law and breaches of fiduciary duty to the Company and/or related violations of Delaware law based on the same general course of conduct alleged in In re: Vroom, Inc. Securities Litigation. The case filed in April 2022 is captioned Godlu v. Hennessy et al., Case No. 22-cv-569, the case filed in April 2024 is captioned Hudda v. Hennessy et al. Case No. 24-cv-4499., and the court in each has approved the parties’ stipulations that each case would remain stayed pending final resolution of In re: Vroom, Inc. Securities Litigation. Both lawsuits remain in preliminary stages and there have been no substantive developments.

The Company expects that the claims asserted in all six of the above derivative suits will be dismissed because the claims asserted in these cases were released by the January 8, 2025 order of the U.S. Bankruptcy Court for the Southern District of Texas confirming the Company’s plan of reorganization.

In January 2022, the Company received a non-public civil investigative demand from the Federal Trade Commission (“FTC”), seeking the production of information related to certain of the Company’s business practices and the Company responded to those information requests. On February 23, 2024, the FTC notified the Company that it has reason to believe that the Company violated Section 5(a) of the Federal Trade Commission Act, 15 U.S.C. § 45(a); the FTC’s Mail, Internet, or Telephone Order Merchandise Rule, 16 C.F.R. Part 435; the FTC’s Used Motor Vehicle Trade Regulation Rule,16 C.F.R. Part 455; and the FTC’s Pre-Sale Availability Rule, 16 C.F.R. Part 702. On May 6, 2024, Vroom, Inc., Vroom Automotive, LLC and the FTC reached an agreement to resolve the FTC’s allegations without any admission of wrongdoing by either Vroom entity, subject to final approval by the FTC and the court. Under the agreement, the Company agreed to pay a total of $1 million in customer redress and abide permanently by an injunction. The FTC issued its final approval of the agreement on July 2, 2024, and a mutually-agreed upon order reflecting the agreement was entered by the Court on July 10, 2024. The case is captioned Federal Trade Commission v. Vroom, Inc. et al., Case No. 4:24-cv-02496.

In April 2022, the Attorney General of Texas filed a petition on behalf of the State of Texas in the District Court of Travis County, Texas against the Company, alleging violation of the Texas Deceptive Trade Practices — Consumer Protection Act, Texas Business and Commerce Code § 17.41 et seq., based on alleged deficiencies and other issues in the Company’s marketing of used vehicles and fulfilment of customer orders, including the titling and registration of sold vehicles. According to the petition, 80% of the customer complaints referenced in the petition were received in the 12 months prior to April 2022. The petition is captioned State of Texas v. Vroom Automotive LLC, and Vroom Inc., Case No. D-1-GN-001809. In May 2022, Vroom Automotive, LLC and the Attorney General of the State of Texas agreed to a temporary injunction in which Vroom Automotive, LLC agreed to adhere to its existing practice of possessing title for all vehicles it sells or advertises as available for sale on its ecommerce platform. In December 2023, Vroom, Inc., Vroom Automotive, LLC and the Attorney General of the State of Texas reached a final agreement to resolve all claims in the petition, without any admission of wrongdoing by either Vroom entity. Under the agreement, the Company agreed to pay a total of $2 million in civil penalties and $1 million in attorneys’ fees, with the first half due and paid in September 2024 and the remaining half due in September 2025, and abide permanently by an injunction of certain operational practices that were previously implemented.

As previously disclosed, the Company has been subject to audits, requests for information, investigations and other inquiries from its regulators. These regulatory matters could continue to progress into legal proceedings as well as enforcement actions. The Company has incurred fines in certain states and could continue to incur fines, penalties, restitution, or alterations in the Company’s business practices, which in turn, could lead to increased business expenses, additional limitations on the Company’s business activities and further reputational damage, although to date such expenses have not had a material adverse effect on the Company’s financial condition, cash flows, or results of operations.

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Commitments and Contingencies (cont.)

Nasdaq Notice of Delisting

On November 21, 2024, the Company received a notice from the Nasdaq Listing Qualifications Department that Nasdaq had determined to delist the Company’s Common Stock. Nasdaq reached its decision that the Company was no longer suitable for listing pursuant to Nasdaq Listing Rules 5101, 5110(b), and IM-5101-1, as a result of the Company’s filing of the Prepackaged Chapter 11 Case on November 13, 2024. On November 28, 2024, the Company requested a hearing before a Nasdaq Hearing Panel. During the pendency of our appeal, on December 2, 2024, the Common Stock was suspended from trading on Nasdaq and was quoted on an over-the-counter market. Following the Company’s emergence from the Prepackaged Chapter 11 Case on January 14, 2025, all previously issued and outstanding equity interests in Vroom were cancelled and extinguished, all trading of the Common Stock ceased on the over-the-counter market, and Nasdaq issued a Moot Letter to cancel the hearing and close the matter. On February 20, 2025, the New Common Stock was relisted for trading on the Nasdaq Global Market.

Other Matters

The Company enters into agreements with third parties in the ordinary course of business that may contain indemnification provisions. In the event that an indemnification claim is asserted, the Company’s liability, if any, would be limited by the terms of the applicable agreement. Historically, the Company has not incurred material costs to defend lawsuits or settle claims related to indemnification provisions.

14. Preferred Stock and Stockholders’ Equity

Preferred Stock

On June 11, 2020, the Company amended its certificate of incorporation to authorize the issuance of up to 10,000,000 shares of preferred stock. As of December 31, 2024, there was no preferred stock issued or outstanding.

On January 14, 2025, the Company amended its certificate of incorporation to authorize the issuance of up to 5,000,000 shares of preferred stock, $0.001 par value per share, there was no preferred stock issued or outstanding.

Common Stock

On February 13, 2024, the Company amended its certificate of incorporation to effect a 1-for-80 reverse stock split of shares of the Company’s outstanding Common Stock, such that every 80 shares of Common Stock became one of Common Stock. The shares of Common Stock authorized for issuance remained unchanged at 500,000,000 and the par value per share of Common Stock remained unchanged at $0.001. Each share of Common Stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders.

As previously disclosed, effective as of January 14, 2025, the Company amended its certificate of incorporation to authorize the issuance of up to 250,000,000 shares of Common Stock, $0.001 par value per share as well as effect an automatic conversion of the Common Stock at a ratio of 1-for-5, which is referred to as New Common Stock.

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. Stock-based Compensation

On May 28, 2020, the Company adopted the 2020 Incentive Award Plan (“the 2020 Plan”), which authorized the issuance of (i) up to 37,379 shares of the Company’s common stock, (ii) an annual increase on the first day of each year beginning on January 1, 2022 and ending on January 1, 2030 of up to 4% of the shares of common stock outstanding on an as-converted basis on the last day of the immediately preceding fiscal year, and (iii) any shares of the Company’s common stock subject to awards under the 2014 Plan which are forfeited or lapse unexercised and which following the effective date are not issued under the 2014 Plan. Awards may be issued in the form of restricted stock units, restricted stock, stock appreciation rights, and stock options. As of December 31, 2024, the Company has registered an additional 264,299 shares of the Company’s common stock to be issued pursuant to the 2020 Plan. Effective as of June 13, 2024, the stockholders approved an amendment to the 2020 Plan to increase the number of authorized shares by 350,000 shares. As of December 31, 2024, there were 458,470 shares available for future issuance under the 2020 Plan.

On May 20, 2022, the Company adopted the 2022 Inducement Award Plan (the “Inducement Award Plan”). Awards under the Inducement Award Plan may only be granted to a newly hired employee who has not previously been an employee or a member of the Board or an employee who is being rehired following a bona fide period of non-employment by the Company, in each case as a material inducement to the employee’s entering into employment. An aggregate of 37,500 shares of the Company’s common stock are reserved for issuance under the Inducement Award Plan. As of December 31, 2024, there were 32,444 shares available for future issuance under the Inducement Award Plan.

RSUs

The following table summarizes restricted stock unit (“RSUs”) activity for the year ended December 31, 2024:

	Shares	Weighted Average Grant Date Fair Value per Share
Unvested and outstanding as of December 31, 2023	174,114	$124.59
Granted	6,203	12.54
Vested and released	(31,257)	181.01
Forfeited/cancelled	(17,610)	91.67
Outstanding as of December 31, 2024	131,450	$87.02
Vested and exercisable	(6,430)	93.32
Unvested and outstanding as of December 31, 2024	125,020	$86.69

The Company recognized $5.8 million and $6.9 million of stock-based compensation expense related to RSUs for the years ended December 31, 2024 and 2023, respectively. As of December 31, 2024 and 2023, the Company had $1.2 million and $4.5 million, respectively, of unrecognized stock-based compensation expense that is expected to be recognized over a weighted-average period of 0.7 and 1.1 years, respectively.

Certain of the Company’s RSU grants are subject to acceleration upon a change of control and termination within 12 months, and upon death, disability, retirement and certain “good leaver” circumstances.

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Financial Instruments and Fair Value Measurements

U.S. GAAP defines fair value as the price that would be received from selling an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. These estimates are subjective in nature and involve uncertainties and matters of judgment, and therefore cannot be determined with precision. U.S. GAAP establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value and establishes the following three levels of inputs that may be used to measure fair value:

Level 1 —	Quoted prices in active markets for identical assets or liabilities
Level 2 —

Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted market prices in markets that are not active; or model-derived valuations or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3 —	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Items Measured at Fair Value on a Recurring Basis

The Company holds certain financial assets that are required to be measured at fair value on a recurring basis. Additionally, the Company elected the fair value option for the financial assets and liabilities of UACC’s consolidated CFEs, beneficial interests in the 2022-1 securitization transaction, certain of UACC’s finance receivables that are ineligible to be sold, and certain other finance receivables held for sale. Under the fair value option allowable under ASC 825, “Financial Instruments” (“ASC 825”), the Company may elect to measure at fair value financial assets and liabilities that are not otherwise required to be carried at fair value. Subsequent changes in fair value for designated items are reported in earnings.

The following tables present the Company’s financial assets and liabilities measured at fair value on a recurring basis (in thousands):

	As of December 31, 2024
	Level 1	Level 2	Level 3	Total
Financial Assets
Cash and cash equivalents:
Money market funds	$17,626	$—	$—	$17,626
CFE assets:
Finance receivables	—	—	214,420	214,420
Finance receivables at fair value	—	—	289,428	289,428
Other assets (beneficial interests in securitizations)	—	2,184	—	2,184
Total financial assets	$17,626	$2,184	$503,848	$523,658
Financial Liabilities
CFE liabilities:
Securitization debt of consolidated VIEs	—	125,707	16,922	142,629
Total financial liabilities	$—	$125,707	$16,922	$142,629

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Financial Instruments and Fair Value Measurements (cont.)

	As of December 31, 2023
	Level 1	Level 2	Level 3	Total
Financial Assets
Cash and cash equivalents:
Money market funds	$27,121	$—	$—	$27,121
CFE assets:
Finance receivables	—	—	316,998	316,998
Finance receivables at fair value	—	—	31,672	31,672
Other assets (beneficial interests in securitizations)	—	4,485	—	4,485
Total financial assets	$27,121	$4,485	$348,670	$380,276
Financial Liabilities
CFE liabilities:
Securitization debt of consolidated VIEs	—	314,095	—	314,095
Total financial liabilities	$—	$314,095	$—	$314,095

Valuation Methodologies of Financial Instruments Measured at Fair Value on a Recurring Basis

The following is a description of the valuation methodologies used for financial instruments carried at fair value. These methodologies are applied to financial assets and liabilities across the fair value levels discussed above, and it is the observability of the inputs used that determines the appropriate level in the fair value hierarchy for the respective asset or liability.

Money Market Funds:    Money market funds primarily consist of investments in highly liquid U.S. treasury securities, with original maturities of three months or less and are classified as Level 1. The Company determines the fair value of cash equivalents based on quoted prices in active markets.

Financial assets and liabilities of CFEs:    In accordance with ASC 825, the Company has elected the fair value option, for the eligible financial assets and liabilities of the 2022-2 and 2023-1 consolidated CFEs in order to mitigate potential accounting mismatches between the carrying value of the financial assets and liabilities. To eliminate potential measurement differences, the Company elected the measurement alternative included in ASC 810-30, allowing the Company to measure both the financial assets and liabilities of a qualifying CFE using the fair value of either the CFE’s financial assets or liabilities, whichever is more observable. Under the measurement alternative prescribed by ASC 810-30, the Company recognizes changes in the CFE’s net assets, including changes in fair value adjustments and net interest earned, in its consolidated statements of operations.

The Company is required to determine whether the fair value of the financial assets or the fair value of the financial liabilities of the eligible CFEs are more observable, but in either case, the methodology results in the fair value of the financial assets of the securitization trust being equal to the fair value of their liabilities. The Company determined that the fair value of the liabilities of the securitization CFEs are more observable, since market prices of their liabilities are based on non-binding quoted prices provided by broker dealers who make markets in similar financial instruments. The assets of the securitization CFEs are not readily marketable, and their fair value measurement requires information that may be limited in availability.

In determining the fair value of the securitization debt of consolidated CFEs, the broker dealers consider contractual cash payments and yields expected by market participants. Broker dealers also incorporate common market pricing methods, including a spread measurement to the treasury curve or interest rate swap curve as well as underlying characteristics of the particular security including ratings, coupon, collateral type and seasoning or age of the security. When the Company obtains prices from multiple broker dealers for the same security and has a consensus among them, it deems these fair values to be based on observable valuation inputs and classified as Level 2

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Financial Instruments and Fair Value Measurements (cont.)

of the fair value hierarchy. Where a third-party broker dealer quote is not available, an internal model is utilized using unobservable inputs or if the Company has multiple quotes that are not within determined range, it classifies the securitization debt as Level 3 of the fair value hierarchy.

The financial assets of the consolidated CFEs are an aggregate value derived from the fair value of the CFEs liabilities. The Company determined that CFEs finance receivables in their entirety should be classified as Level 3 of the fair value hierarchy.

Finance receivables at fair value:    Finance receivables at fair value represent finance receivables for which the Company elected the fair value option in accordance with ASC 825. The Company estimates the fair value of these receivables using a discounted cash flow model and incorporates key inputs that include prepayment speed, default rate, recovery rate, as well as certain macroeconomics events the Company believes market participants would consider relevant.

Beneficial interests in securitization:    Beneficial interests in securitization relate to the 2022-1 securitization completed in February 2022 and include rated notes as well as certificates. The beneficial interests in the 2022-2 securitization completed in July 2022 were eliminated upon consolidation of the VIE in March 2023. Refer to Note 4 — Variable Interest Entities and Securitizations. The Company elected the fair value option on its beneficial interests in securitization.

Beneficial interests may initially be classified as Level 2 if the transactions occur within close proximity to the end of each respective reporting period. Subsequently, similar to the securitization debt described above, fair value is determined by requesting a non-binding quote from broker dealers, or by utilizing market acceptable valuation models, such as discounted cash flows. Broker dealer quotes may be based on an income approach, which converts expected future cash flows to a single present value amount, with specific consideration of inputs relevant to particular security types. Such inputs may include ratings, collateral types, geographic concentrations, underlying loan vintages, delinquencies and defaults, loss severity assumptions, prepayments, and maturities. When the volume or level of market activity for a security is limited, certain inputs used to determine fair value may not be observable in the market. Broker dealer quotes may also be based on a market approach that considers recent transactions involving identical or similar securities. When the Company obtains prices from multiple broker dealers for the same security and has a consensus among them, it deems these fair values to be based on observable valuation inputs and classified as Level 2 of the fair value hierarchy. Where a third-party broker dealer quote is not available, the Company utilizes an internally developed model using unobservable inputs. If internally developed models are utilized or if the Company has multiple quotes that are not within a consensus range of each other, the Company deems these securities to be classified as Level 3 of the fair value hierarchy.

Changes in Level 3 Recurring Fair Value Measurements

The following table presents a reconciliation of the financial assets, which were measured at fair value on a recurring basis using Level 3 inputs (in thousands):

	Finance Receivables of Consolidated CFEs	Finance Receivables at Fair Value	Securitization Debt of Consolidated CFEs
Fair value as of January 1, 2024	$316,998	$31,672	$—
Transfer within Level 3 categories	52,279	(52,279)	—
Transfers into Level 3	—	—	20,864
Losses included in realized and unrealized losses	(55,166)	(21,513)	(3,942)
Losses included in Warranties and GAP	(2,571)	(1,931)	—
Issuances, net of discount	—	404,089	—
Paydowns	(109,136)	(68,163)	—
Other	12,016	(2,447)	—
Fair value as of December 31, 2024	$214,420	$289,428	$16,922

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Financial Instruments and Fair Value Measurements (cont.)

	Finance Receivables of Consolidated CFEs	Finance Receivables at Fair Value
Fair value as of January 1, 2023	$77,904	$75,270
Reclassification of finance receivables held for sale to finance receivables at fair value, net	248,081	—
Transfer within Level 3 categories	23,338	(23,338)
Consolidation of VIEs	180,706	—
Losses included in realized and unrealized losses	(80,677)	(1,398)
Losses included in Warranties and GAP	(4,296)	(78)
Issuances, net of discount	—	3,392
Paydowns	(151,032)	(23,716)
Other	22,974	1,540
Fair value as of December 31, 2023	$316,998	$31,672

The Company’s transfers between levels of the fair value hierarchy are assumed to have occurred at the beginning of the reporting period on a quarterly basis. During the year ended December 31, 2024, transfers into Level 3 liabilities related to not achieving consensus pricing from third-party broker dealers on the 2022-2 E rated notes related to the securitization debt of consolidated CFEs. During the year ended December 31, 2023, $180.7 million of finance receivables related to the 2022-2 securitization transaction were consolidated and classified as Level 3 and $248.1 million of finance receivables held for sale related to the 2023-1 securitization transaction were reclassified to Level 3 finance receivables of consolidated CFEs.

Other Relevant Data for Financial Assets and Liabilities for which FVO Was Elected

The following table presents the gains or losses recorded in “Realized and unrealized losses, net of recoveries” in the consolidated statements of operations related to the eligible financial instruments for which the fair value option was elected (in thousands):

	Year Ended December 31,
	2024	2023
Financial Assets
Finance receivables of CFEs	$45,569	$75,064
Finance receivables at fair value	21,455	(2,103)
Beneficial interests in securitizations	(216)	1,103
Financial Liabilities
Debt of securitized VIEs	(7,358)	(5,635)
Total net loss included in “Realized and unrealized losses, net of recoveries”	$59,450	$68,429

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Financial Instruments and Fair Value Measurements (cont.)

The following table presents other relevant data related to the finance receivables carried at fair value (in thousands):

As of December 31, 2024	Finance Receivables of CFEs at Fair Value	Finance Receivables at Fair Value
Aggregate unpaid principal balance included within finance receivables that are reported at fair value	$244,345	$331,882
Aggregate fair value of finance receivables that are reported at fair value	$214,420	$289,428
Unpaid principal balance of receivables within finance receivables that are reported at fair value and are on nonaccrual status (90 days or more past due)	$5,969	$3,663
Aggregate fair value of receivables carried at fair value that are on nonaccrual status (90 days or more past due)	$5,228	$2,551
As of December 31, 2023	Finance Receivables of CFEs at Fair Value	Finance Receivables at Fair Value
Aggregate unpaid principal balance included within finance receivables that are reported at fair value	$361,609	$36,207
Aggregate fair value of finance receivables that are reported at fair value	$316,998	$31,672
Unpaid principal balance of receivables within finance receivables that are reported at fair value and are on nonaccrual status (90 days or more past due)	$6,700	$717
Aggregate fair value of receivables carried at fair value that are on nonaccrual status (90 days or more past due)	$5,921	$544

All finance receivables of CFEs are pledged to the CFEs trusts.

The following table presents other relevant data related to securitization debt of consolidated VIEs carried at fair value (in thousands):

As of December 31, 2024	Securitization debt of consolidated VIEs at Fair Value
Aggregate unpaid principal balance of rated notes of securitized VIEs	$153,160
Aggregate fair value of rated notes of securitized VIEs	$142,629
As of December 31, 2023	Securitization debt of consolidated VIEs at Fair Value
Aggregate unpaid principal balance of rated notes of securitized VIEs	$318,085
Aggregate fair value of rated notes of securitized VIEs	$314,095

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Financial Instruments and Fair Value Measurements (cont.)

Fair Value of Financial Instruments Not Carried at Fair Value

The carrying amounts of restricted cash and other liabilities approximate fair value due to their short-term nature. The carrying value of the Warehouse Credit Facilities was determined to approximate fair value due to its short-term duration and variable interest rate that approximates prevailing interest rates as of each reporting period.

Finance receivables held for sale, net:    For finance receivables eligible to be sold in a securitization, the Company determines the fair value of these finance receivables utilizing sales prices based on estimated securitization transactions, adjusted for transformation costs, risk and a normal profit margin associated with securitization transactions. Such fair value measurement is considered Level 3 of the fair value hierarchy. As of December 31, 2024, the carrying value and fair value of these finance receivables held for sale, net were $114.6 million. As of December 31, 2023, the Company determined that all of these finance receivables should be marked to their fair value of $468.8 million based on the results of the Company’s lower of amortized cost basis or fair value analysis.

For finance receivables that were securitized, the Company determines the fair value of these finance receivables by estimating the proceeds that would be generated from selling the notes and the residual interests in the securitization trust. The fair value of the notes was determined utilizing non-binding quoted prices provided by broker dealers, as discussed above, and the Company uses a discounted cash flow model to estimate the fair value of the residual interests in the trust. Such fair value measurement is considered Level 3 of the fair value hierarchy. As of December 31, 2024, the carrying value and fair value of these finance receivables held for sale, net were $178.8 million and $183.3 million, respectively. As of December 31, 2023, there were no finance receivables held for sale that were securitized. The significant unobservable inputs utilized in the discounted cashflow model include the following:

Unobservable inputs	Inputs as of December 31, 2024
Cumulative net loss	24.2%
Recoveries	30%
Discount Rate	17% – 19%

In addition, the Company has finance receivables that are currently ineligible to be sold in a securitization. As of December 31, 2024 and 2023, the carrying value and fair value of these finance receivables held for sale, net were $24.8 million and $34.8 million, respectively. These are finance receivables that became delinquent and currently do not meet the securitization criteria. The Company uses a discounted cash flow model to estimate the fair value of future recoveries for these finance receivables. Such fair value measurement is considered Level 3 of the fair value hierarchy. The significant unobservable inputs utilized in the discounted cashflow model include the following:

	Inputs as of December 31,
Unobservable inputs	2024	2023
Cumulative net loss	19.3% – 33.2%	20.6% – 27.3%
Recoveries	26.3% – 47.2%	12.7% – 20.1%
Discount Rate	14.5%	15.0%

Convertible Senior Notes:    The fair value of the Notes, which are not carried at fair value on the accompanying consolidated balance sheets, was determined utilizing actual bids and offer prices of the Notes in markets that are not active and are classified within Level 2 of the fair value hierarchy.

	December 31,
	2024	2023
Carrying value	$290,488	$286,800
Fair value	$145,244	$152,506

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Financial Instruments and Fair Value Measurements (cont.)

Securitization Debt:    The fair value of the 2024-1 securitization debt, which is not carried at fair value on the accompanying condensed consolidated balance sheets, was determined utilizing non-binding quoted prices provided by broker dealers, as discussed above, and classified as Level 2 of the fair value hierarchy.

December 31, 2024
Carrying value	$210,727
Fair value	$213,988

Financing of beneficial interests in securitizations:    The fair value of the financing of beneficial interests in securitizations, which are not carried at fair value on the accompanying consolidated balance sheets, approximated their carrying value as of December 31, 2024 and December 31, 2023 and are classified within Level 3 of the fair value hierarchy.

Junior Subordinated Debentures:    The fair value of the junior subordinated debentures, which are not carried at fair value on the accompanying consolidated balance sheets, approximated their carrying value as of December 31, 2024 and 2023 and are classified within Level 3 of the fair value hierarchy.

17. Segment Information

As a result of the Ecommerce Wind-Down during the three months ended March 31, 2024, the Company revised its reportable segments. The Company is now organized into two reportable segments: UACC and CarStory. Corporate activities are presented in “corporate” and do not constitute a reportable segment. These activities include costs not directly attributable to the segments and are primarily related to costs associated with corporate and governance functions, including executive functions, corporate finance, legal, human resources, information technology, cyber security and other shared costs. Certain shared costs, including corporate administration, are allocated to segments based upon specific allocation of expenses. Corporate activities also include the runoff of legacy Vroom third party vehicle service and GAP policies sold prior to the Ecommerce Wind-Down as well as certain Vroom contracts, primarily Software and IT related, that have been renegotiated and right-sized to account for reduced headcount following the Ecommerce Wind-down. The Company retrospectively restated segment results for the comparative period to conform to the new presentation. No operating segments have been aggregated to form the reportable segments.

The Company determined its operating segments based on how the chief operating decision maker (“CODM”) reviews the Company’s operating results in assessing performance and allocating resources. The Company’s CODM is the chief executive office (“CEO”). The CODM reviews Adjusted EBITDA for each of the reportable segments. Adjusted EBITDA is defined as net loss before interest expense on corporate debt, interest income on cash and cash equivalents, income tax expense, depreciation and amortization expense, stock compensation expense, bankruptcy costs, reorganization items, severance expense related to the continuing operations, gain on debt extinguishment and long-lived asset impairment charges, incurred by the segment. All expense categories on the consolidated statement of operations are significant and there are no other significant segment expenses that would require disclosure. There are no intra-entity sales and no significant expense categories regularly provided to the CODM beyond those disclosed in the consolidated statement of operations. The CODM manages the business using consolidated expense information, adjusted for items that are non-recurring or not core to the Company’s operating business as disclosed above, as well as regularly provided budgeted or forecasted expense information for each operating segment. The CODM does not evaluate operating segments using asset information as these are managed on an enterprise-wide group basis. Accordingly, the Company does not report segment asset information. As of December 31, 2024 and December 31, 2023, long-lived assets were predominantly located in the United States.

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. Segment Information (cont.)

The UACC reportable segment represents UACC’s operations with its network of third-party dealership customers, including the purchases and servicing of vehicle installment contracts. The segment also includes the runoff portfolio of retail installment sale contracts originated for Vroom or purchased from Vroom prior to the Ecommerce Wind-Down.

The CarStory reportable segment represents sales of AI-powered analytics and digital services to automotive dealers, automotive financial services companies and others in the automotive industry.

Information about the Company’s reportable segments and corporate activities are as follows (in thousands):

	Year Ended December 31,
	2024				2023
	UACC	CarStory	Corporate	Total	UACC	CarStory	Corporate	Total
Interest income	$203,962	$—	$(2,129)	$201,833	$180,970	$—	$(2,488)	$178,482

Interest expense:
Warehouse credit facility	29,276	—	—	29,276	19,914	—	—	19,914
Securitization debt	30,084	—	—	30,084	21,979	—	—	21,979
Total interest expense	59,360	—	—	59,360	41,893	—	—	41,893
Net interest income	144,602	—	(2,129)	142,473	139,077	—	(2,488)	136,589

Realized and unrealized losses, net of recoveries	98,629	—	21,239	119,868	92,372	—	30,169	122,541
Net interest income after losses and recoveries	45,973	—	(23,368)	22,605	46,705	—	(32,657)	14,048

Noninterest (loss) income:
Servicing income	6,501	—	—	6,501	10,041	—	—	10,041
Warranties and GAP income (loss), net	7,789	—	(10,399)	(2,610)	7,871	—	(2,158)	5,713
CarStory revenue	—	11,610	—	11,610	—	12,384	—	12,384
Gain on debt extinguishment	—	—	—	—	—	—	37,878	37,878
Other income	8,334	692	1,824	10,850	3,209	444	5,457	9,110
Total noninterest (loss) income	22,624	12,302	(8,575)	26,351	21,121	12,828	41,177	75,126

Expenses:
Compensation and benefits	76,374	10,293	10,626	97,293	67,807	8,953	9,940	86,700
Professional fees	3,506	152	8,377	12,035	5,395	341	8,816	14,552
Software and IT costs	10,397	215	4,471	15,083	10,116	197	9,288	19,601
Depreciation and amortization	22,683	6,403	—	29,086	22,685	6,428	—	29,113
Interest expense on corporate debt	2,396	—	3,430	5,826	1,680	—	4,296	5,976
Impairment charges	5,159	—	—	5,159	—	—	—	—
Other expenses	9,457	414	6,422	16,294	7,809	584	9,295	17,687
Total expenses	129,972	17,477	33,326	180,776	115,492	16,503	41,635	173,629

Adjusted EBITDA	$(29,808)	$912			$(23,185)	$3,399

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. Segment Information (cont.)

The reconciliation between reportable segment Adjusted EBITDA to consolidated loss from continuing operations before provision for income taxes is as follows (in thousands):

	Year Ended December 31,
	2024	2023
Adjusted EBITDA by Segment
UACC	$(29,808)	$(23,185)
CarStory	912	3,399
Total	$(28,896)	$(19,786)

Interest expense on corporate debt	(2,396)	(1,680)
Interest income on cash and cash equivalents	2,864	2,481
Depreciation and amortization	(29,086)	(29,113)
Stock compensation expense	(3,077)	(3,243)
Severance	(800)	—
Impairment charges	(5,159)	—
Corporate loss from continuing operations before reorganization items and provision for income taxes	(65,270)	(33,114)
Loss from continuing operations before reorganization items and provision for income taxes	$(131,820)	$(84,455)

18. Income Taxes

Income Tax Provision

Domestic and foreign pretax income (loss) from continuing operations are as follows for the years ended December 31, 2024 and 2023 (in thousands):

	Year Ended December 31,
	2024	2023
Domestic	$(138,554)	$(85,050)
Foreign	1,170	595
Total	$(137,384)	$(84,455)

The components of the provision for income taxes from continuing operations are as follows (in thousands):

	Year Ended December 31,
	2024	2023
Current:
Federal	$—	$—
State and local	680	553
Foreign	176	89
Total current tax expense	856	642
Deferred tax (benefit):
Federal	—	—
State and local	—	—
Foreign	—	—
Total deferred tax (benefit)	—	—
Provision (benefit) for income taxes	$856	$642

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Income Taxes (cont.)

On August 16, 2022, the Inflation Reduction Act of 2022 (“IRA”) was signed into law. The IRA includes implementation of a new alternative minimum tax, an excise tax on stock buybacks, and significant tax incentives for energy and climate initiatives, among other provisions. The Company evaluated the provisions included under the IRA and the provisions do not have a material impact to the Company’s consolidated financial statements.

Tax Rate Reconciliation

The Company’s effective tax rate from continuing operations for the years ended December 31, 2024 and 2023 was (0.62)% and (0.76)%, respectively.

A reconciliation of the provision for income taxes from continuing at the statutory rate to the amount reflected in the consolidated statements of operations is as follows (in thousands):

	Year Ended December 31,
	2024	2023
Income taxes at statutory rate	$(28,850)	$(17,736)
State income taxes, net of federal benefit	(9,747)	(14,694)
Foreign Rate Differential	(70)	(36)
Permanent differences	476	1,437
Change in valuation allowance	38,970	32,185
Other	77	(514)
Provision for income taxes	$856	$642

Deferred Tax Assets (Liabilities)

The Company computes income taxes using the liability method. This method requires recognition of deferred tax assets and liabilities, measured by enacted rates, attributable to temporary differences between the financial statements and the income tax basis of assets and liabilities. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that certain deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in those specific jurisdictions prior to the dates on which such net operating losses expire. The Company maintained a full valuation allowance against its net deferred tax assets because the Company has determined that it is more likely than not that these assets will not be fully realized based on a current evaluation of expected future taxable income and the Company being in a cumulative 3-year loss position.

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Income Taxes (cont.)

Significant components of the Company’s deferred tax assets and liabilities from continuing operations are as follows (in thousands):

	As of December 31,
	2024	2023
Deferred tax assets:
Net operating loss carryforwards	$415,372	$365,841
Warranty Chargeback reserves	2,324	1,634
Stock-based compensation	3,637	2,169
Depreciation	645	—
Lease Liability	2,853	2,677
Unrealized Gains/Losses	795	3,636
Other	4,228	2,213
Total deferred tax assets	429,854	378,170
Less: valuation allowance	(395,293)	(337,871)
Net deferred tax assets	34,561	40,299
Deferred tax liabilities:
Intangible amortization	(26,837)	(33,419)
Depreciation	—	(121)
Repo Expenses	(5,948)	(4,966)
Right of Use Asset	(1,776)	(1,793)
Net deferred tax liabilities	(34,561)	(40,299)
Net deferred income taxes	$—	$—

As of December 31, 2024, 2023, and 2022, the consolidated valuation allowance balance for both continuing and discontinued operations was $400.2 million, $358.7 million and $258.8 million, respectively and the consolidated change in valuation allowance for both continuing and discontinued operations was $41.5 million and $99.9 million for the years ended December 31, 2024 and 2023, respectively.

Net Operating Losses

As of December 31, 2024, the Company had total net operating loss carryforwards for U.S. federal income tax purposes of $1,697.0 million, of which $168.5 million expire from 2028 through 2037 and $1,528.5 million do not expire. The Company has net operating loss carryforwards for state income tax purposes of $919.2 million, which expire from 2034 through 2042.

The Company is subject to tax in the United States and many state and local jurisdictions. The Company, with certain exceptions, is no longer subject to income tax examinations by U.S. federal, state and local for tax years 2018 and prior. The company is not currently under audit for any US federal or state income tax audits.

The Internal Revenue Code (IRC) Section 382 provides for a limitation of the annual use of net operating loss and tax credit carryforwards following certain ownership changes (as defined by the IRC Section 382) that limits the Company’s ability to utilize these carryforwards. The Company completed a Section 382 study to determine the applicable limitation, if any. It was determined that the Company has undergone four ownership changes the most recent of which was April 2021. These changes will substantially limit the use of the net operating losses generated before the change in control.

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Income Taxes (cont.)

Uncertain Tax Positions

The Company has not identified any uncertain tax positions as of December 31, 2024 or 2023. Any interest and penalties related to uncertain tax positions shall be recorded as a component of income tax expense. To date, no interest or penalties have been accrued in relation to uncertain tax positions.

19. Net Loss Per Share

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders:

	Year Ended December 31,
(in thousands, except share and per share amounts)	2024	2023
Net loss from continuing operations	$(138,240)	$(85,097)
Net loss from discontinued operations	$(26,884)	$(279,514)
Net loss	$(165,124)	$(364,611)
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	1,813,168	1,743,128
Net loss per share attributable to common stockholders, continuing operations, basic and diluted	$(76.24)	$(48.82)
Net loss per share attributable to common stockholders, discontinued operations, basic and diluted	$(14.83)	$(160.35)
Total net loss per share attributable to common stockholders, basic and diluted	$(91.07)	$(209.17)

The following potentially dilutive shares were not included in the calculation of diluted shares outstanding for the periods presented as the effect would have been anti-dilutive:

	As of December 31,
	2024	2023
Convertible senior notes	64,829	64,830
Stock options	23,214	26,088
Restricted stock units	131,450	175,266
Total	219,493	266,184

20. Revised Consolidated Financial Statements Information

In March 2024, in connection with the Ecommerce Wind-Down, the Company identified errors related to an overstatement of credit balances in other current liabilities and accounts payable as of and prior to December 31, 2023. The Company incorrectly recorded approximately $1.4 million of other current liabilities and $4.1 million of accounts payable, instead of a reduction in operating expenses of $5.5 million, of which $4.6 million related to annual periods prior to 2023. The Company evaluated the impact of these errors and concluded that they are not material to any previously issued annual or interim consolidated financial statements. As a result of these errors, the Company has revised the consolidated financial statements as of December 31, 2023 and for the year then ended. The Company has reflected these revisions in its 2024 Quarterly Reports on Form 10-Q and in its 2024 Annual Report on Form 10-K.

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20. Revised Consolidated Financial Statements Information (cont.)

The following table (in thousands) sets forth the Company’s consolidated results of operations for the year ended December 31, 2023, which have been retrospectively adjusted for the impact of the immaterial errors identified as well as new financial statement presentation and discontinued operations presentation related to the Ecommerce Wind-Down.

	Year ended December 31, 2023
	As Reported	Adjustments	Discontinued Operations	Presentation Reclasses(1)	As Recasted and Revised
Total revenue	$893,203	$—	$(687,215)	$(205,988)	$—
Total cost of sales	731,256	—	(692,037)	(39,219)	—
Total gross profit	161,947	—	4,822	(166,769)	—

Selling, general and administrative expenses	340,657	(929)	(205,977)	(133,751)	—
Depreciation and amortization	42,769		(13,656)	(29,113)	—
Impairment charges	48,748		(48,748)		—
Loss from operations	(270,227)	929	273,203	(3,905)	—

Gain on debt extinguishment	(37,878)	—	—	37,878	—
Interest expense	45,445		(19,556)	(25,889)	—
Interest income	(21,158)		13,218	7,940	—
Other loss (income), net	108,289	—	—	(108,289)	—

Interest income				$178,482	$178,482

Total interest expense				41,893	41,893
Net interest income				136,589	136,589

Realized and unrealized losses, net of recoveries				122,541	122,541
Net interest income after losses and recoveries				14,048	14,048

Total noninterest (loss) income				75,126	75,126

Total expenses				173,629	173,629

Loss before provision (benefit) for income taxes	(364,925)	929	279,541	(84,455)	(84,455)
Provision (benefit) for income taxes	615		27		642
Net loss from continuing operations					(85,097)
Net loss from discontinued operations					(279,514)
Total net loss	$(365,540)	$929			(364,611)

Net loss per share attributable to common stockholders, continuing operations, basic and diluted					(48.82)
Net loss per share attributable to common stockholders, discontinued operations, basic and diluted					(160.35)
Total net loss per share attributable to common stockholders, basic and diluted	$(209.70)				$(209.17)
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	1,743,128				1,743,128

____________

(1)      Reflects revised presentation as a result of the Ecommerce Wind-Down.

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20. Revised Consolidated Financial Statements Information (cont.)

The impacts to our Consolidated Balance Sheet as of December 31, 2023 were as follows (in thousands):

	As of December 31, 2023
	As Reported	Adjustments	Discontinued Operations	Presentation Reclasses(1)	As Recasted and Revised
ASSETS
Current Assets:
Cash and cash equivalents	$135,585				$135,585
Restricted cash	73,234				73,234
Accounts receivable, net of allowance	9,139		(4,413)	(4,726)	—
Finance receivables at fair value	12,501			(12,501)	—
Finance receivables held for sale, net	503,546				503,546
Inventory	163,250		(163,250)		—
Beneficial interests in securitizations	4,485			(4,485)	—
Prepaid expenses and other current assets	50,899		(8,818)	(42,081)	—
Total current assets	952,639	—	(176,481)	(63,793)
Finance receivables at fair value	336,169			12,501	348,670
Property and equipment, net	24,132		(19,150)		4,982
Intangible assets, net	131,892				131,892
Operating lease right-of-use assets	7,063				7,063
Interest Receivable				14,484	14,484
Other assets (including other assets of consolidated VIEs of $1.8 million)	23,527		(906)	36,808	59,429
Assets from discontinued operations			196,537		196,537
Total assets	$1,475,422	$—	$—	$—	$1,475,422

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$26,762	$(4,138)	$(6,439)	$(16,185)	$—
Accrued expenses	52,452		(27,133)	(25,319)	—
Vehicle floorplan	151,178		(151,178)		—
Warehouse credit facilities of consolidated VIEs	421,268		—		421,268
Current portion of long-term debt	172,410		—	(172,410)	—
Deferred revenue	14,025		(14,025)		—
Operating lease liabilities, current	8,737		(6,105)	(2,632)	—
Other current liabilities	9,974	(1,382)	(5,884)	(2,708)	—
Total current liabilities	856,806	(5,520)	(210,764)	(219,254)
Long-term debt, net of current portion	454,173		—	172,410	626,583
Operating lease liabilities, excluding current portion	25,183		(17,356)	2,632	10,459
Other long-term liabilities	17,109		—	44,212	61,321
Liabilities from discontinued operations			228,120		228,120
Total liabilities	1,353,271	(5,520)	—	—	1,347,751

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20. Revised Consolidated Financial Statements Information (cont.)

	As of December 31, 2023
	As Reported	Adjustments	Discontinued Operations	Presentation Reclasses(1)	As Recasted and Revised
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 500,000,000 shares authorized as of December 31, 2023; 1,791,286 shares issued and outstanding as of December 31, 2023	2				2
Additional paid-in-capital	2,088,381				2,088,381
Accumulated deficit	(1,966,232)	5,520			(1,960,712)
Total stockholders’ equity	122,151	5,520	—	—	127,671
Total liabilities and stockholders’ equity	$1,475,422	$—	$—	$—	$1,475,422

____________

(1)      Reflects revised presentation as a result of the Ecommerce Wind-Down.

There is no impact to our Consolidated Statements of Changes in Stockholders’ Equity for the year ended December 31, 2023 other than the impact to accumulated deficit as a result of the changes in net loss as presented above and as a result of impacts for periods prior to 2023 decreasing opening accumulated deficit as of December 31, 2022 by $4.6 million.

There is no impact to net cash used in (provided by) operating activities; investing activities or financing activities in our Consolidated Statements of Cash Flows.

21. Subsequent Event

As discussed in Note 1 — Description of Business and Basis of Presentation, on November 13, 2024, the Company commenced the Prepackaged Chapter 11 Case. On the Effective Date, the conditions to the effectiveness of the Plan were satisfied or waived and the Plan became effective. The Company emerged from the Prepackaged Chapter 11 Case on January 14, 2025.

In connection with the Company’s emergence from bankruptcy and in accordance with ASC Topic 852, the Company qualified for and adopted fresh start accounting on the Effective Date. The Company was required to adopt fresh start accounting because (i) the holders of existing voting shares of the Predecessor Company received less than 50% of the voting shares of the Successor Company, and (ii) the reorganization value of the assets immediately prior to confirmation of the Plan was less than the post-petition liabilities and allowed claims. References to “Successor” relate to the Company’s financial position and results of operations after the Effective Date. References to “Predecessor” refer to the Company’s financial position and results of operations on or before the Effective Date.

In accordance with ASC Topic 852, with the application of fresh start accounting, the Company will allocate the reorganization value to its individual assets and liabilities based on their estimated fair values in conformity with ASC Topic 805, Business Combinations. The reorganization value represents the fair value of the Successor Company’s assets before considering liabilities. As a result of the application of fresh start accounting and the effects of the implementation of the Plan, the consolidated financial statements after January 14, 2025 will not be comparable with the consolidated financial statements as of or prior to that date.

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

21. Subsequent Event (cont.)

Conversion of Common Stock

Immediately prior to the Effective Date, there were 1,822,577 outstanding shares of the Company’s Common Stock. The Company has adopted an Amended and Restated Certificate of Incorporation to, among other changes to the Company’s prior amended and restated certificate of incorporation, effect an automatic conversion of the Common Stock at a ratio of 1-for-5. As a result of the automatic conversion and the issuance of shares of Common Stock pursuant to the Plan, there were approximately 5,163,109 outstanding shares of New Common Stock as of the Effective Date.

2020 Incentive Award Plan

Pursuant to the Plan, the Company’s existing 2020 Incentive Award Plan (as amended from time to time, the “2020 Plan”), was amended to increase the number of shares reserved for issuance under the 2020 Plan to account for the proposed post-emergence management incentive program, which accounts for 15% of the fully-diluted shares of New Common Stock as of immediately following the Effective Date, inclusive of the Warrants, the management incentive program and the converted existing equity awards: 10% will be allocated for awards of restricted stock units and 5% will be allocated for awards of stock options.

Amendment to Articles of Incorporation or Bylaws

On January 14, 2025, the Board adopted (i) the Company’s Certificate of Incorporation to, among other changes to the Company’s prior amended and restated certificate of incorporation, effect the automatic conversion of Common Stock and (ii) the Amended and Restated Bylaws (the “Bylaws”). Set forth below are the principal changes to the Certificate of Incorporation and Bylaws.

Capital Stock.    The Company’s authorized capital stock consists of 255,000,000 shares, consisting of (i) 250,000,000 shares of Common Stock, $0.001 par value per share; and (ii) 5,000,000 shares of Preferred Stock, $0.001 par value per share.

Amendments.    The Certificate of Incorporation and the Bylaws grant stockholders of the Company the power to (i) alter, amend, change or repeal any provision of the Certificate of Incorporation and (ii) adopt, amend, alter or repeal the Bylaws, in each case, by the affirmative vote of the holders of a majority of the voting power of the stock outstanding and entitled to vote thereon, subject to certain ownership limits by the Company’s significant stockholder, Mudrick Capital Management, L.P. and its affiliates (collectively, the “Significant Stockholder”).

Voting.    The Certificate of Incorporation and the Bylaws provide that any and all actions required or permitted to be taken by the stockholders of the Company may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing are signed by holders of at least the minimum number of votes necessary to take such action at a meeting, subject to certain ownership limits by the Significant Stockholder.

Board of Directors.    The Certificate of Incorporation and the Bylaws grant stockholders of the Company the power to (i) remove the entire Board or any individual director, with or without cause and (ii) fill any vacancy or newly created directorship in the Board, in each case, by the affirmative vote of the holders of a majority of the voting power of the stock outstanding and entitled to vote thereon, subject to certain ownership limits by the Significant Stockholder.

Limitation of Liability and Indemnification of Officers.    The Certificate of Incorporation provides that no senior officers shall be personally liable to the Company or the shareholders for monetary damages for breach of fiduciary duty as an officer to the fullest extent permitted by the DGCL.

Special Stockholder Meetings.    The Certificate of Incorporation provides that the Secretary of the Corporation may request a special meeting at the request of the holders of at least a majority of the outstanding shares of capital stock of the Corporation, subject to certain ownership limits by the Significant Stockholder.

VROOM, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

21. Subsequent Event (cont.)

Corporate Opportunities.    The Certificate of Incorporation provides that, to the fullest extent permitted by law, the Company will renounce any interest or expectancy in any business opportunity, transaction or matter in which the Significant Stockholder, any of its officers, directors, partners or employees and any portfolio company in which any of the foregoing have an equity interest (other than the Company) (each, a “Specified Party”) participates or seeks or desires to participate, and each such Specified Party with have no duty to present such corporate opportunity to the Company.

Credit Agreement with Mudrick Capital Management, L.P

On March 8, 2025, Vroom, Inc., UACC and its indirect subsidiary Darkwater Funding LLC, as co-borrowers, entered into a credit agreement with Mudrick Capital Management, L.P. (“Lender”), who as of January 14, 2025 was a related party as they are a 76.5% shareholder of the Company, for a $25.0 million delayed draw term loan facility (“Delayed Draw Facility”). The Delayed Draw Facility allows for multiple drawdowns by each co-borrower, subject to satisfaction of usual and customary conditions precedent. The Delayed Draw Facility bears interest at a rate of Term SOFR +850 bps, payable quarterly in arrears, with a full payment-in-kind option. Interest is also payable upon any payment of principal. The co-borrowers’ obligations under the Delayed Draw Facility will be collateralized by asset backed residual certificates in certain UACC securitization trusts. The Delayed Draw Facility matures on December 31, 2026; however, borrowings can be prepaid at any time, in whole or in part, without penalty or premium. Once amounts are repaid they may not be reborrowed. The Delayed Draw Facility includes certain usual and customary covenants with respect to the co-borrowers’ activities and the collateral.

Warehouse Credit Facility Renewal

On March 8, 2025, we renewed one of our Warehouse Credit Facilities, now expiring June 2026. The aggregate borrowing limit and significant terms of the agreement remained unchanged except for an increase in the minimum liquidity covenant. Refer to Note 10 — Warehouse Credit Facilities of Consolidated VIEs.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the securities being registered hereby. All of such expenses are estimates, other than the filing fee payable to the SEC.

SEC registration fee		$16,250.55
Accounting fees and expenses		*
Legal fees and expenses		*
Financial printing and miscellaneous expenses		*
Total	$	*

____________

*        These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be determined at this time.

Item 14. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, our Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our by-laws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Item 15. Recent Sales of Unregistered Securities.

The following list sets forth information as to all of the registrant’s securities sold in the last three years which were not registered under the Securities Act. The descriptions of these issuances are historical and have not been adjusted to give effect to the Transactions. Capitalized terms used and not defined in this Item 15 have the meaning given to them in the prospectus which forms a part of this registration statement.

Item 16. Exhibits and Financial Statement Schedules.

(a)     Exhibits.    See the exhibit index immediately preceding the signature pages hereto, which is incorporated by reference as if fully set forth herein.

(b)    Financial Statement Schedules.    None.

Item 17. Undertakings.

The undersigned registrant hereby undertakes as follows:

(a)

(i)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(B)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(C)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(ii)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(iv)   That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(v)    That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(A)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(B)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(C)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(D)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(vi)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(vii)  That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(viii) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit Number	Description
2.1

Agreement and Plan of Merger, dated as of October 11, 2021, by and among Vroom, Inc., Vroom Finance Corporation, Unitas Holdings Corp. and Fortis Advisors LLC, solely in its capacity as the equityholders’ representative

2.2	Prepackaged Plan of Reorganization for Vroom, Inc. Under Chapter 11 of the Bankruptcy Code
3.1	Certificate of Change of Registered Agent and/or Registered Office
3.2	Restated Certificate of Incorporation of Vroom, Inc.
3.3	Amended and Restated Bylaws of Vroom, Inc.
4.1	Eighth Amended and Restated Investors’ Rights Agreement, dated as of November 21, 2019, by and among Vroom, Inc. and certain holders of its capital stock
4.2	Description of Registrant’s Securities
5.1	Opinion of Latham & Watkins LLP as to the validity of the securities being registered.
10.1	Second Amended & Restated 2014 Equity Incentive Plan, as amended
10.2	First Amendment to the Second Amended and Restated Vroom, Inc. 2014 Equity Incentive Award Plan
10.3	Second Amendment to the Second Amended and Restated Vroom, Inc. 2014 Equity Incentive Award Plan
10.4	Form of Stock Option Agreement pursuant to the Second Amended and Restated 2014 Equity Incentive Award Plan
10.5	Form of Restricted Stock Unit Agreement pursuant to the Second Amended and Restated 2014 Equity Incentive Award Plan
10.6	2019 Short Term Incentive Plan
10.7	Amended and Restated 2020 Incentive Award Plan
10.8	Form of Restricted Stock Unit Agreement pursuant to the 2020 Incentive Award Plan
10.9	Form of Stock Option Grant Notice and Stock Option Agreement pursuant to the 2020 Incentive Award Plan
10.10	2022 Inducement Award Plan
10.11	Form of Restricted Stock Unit Agreement pursuant to the 2022 Inducement Award Plan
10.12	Form of Stock Option Agreement pursuant to the 2022 Inducement Award Plan
10.13	Amended and Restated Non-Employee Director Compensation Policy
10.14	Form of Indemnification Agreement
10.15	Amended and Restated Executive Severance Plan, as amended and restated
10.16	Agreement of Termination of Amended and Restated Inventory Financing and Security Agreement, dated March 12, 2024 by and among Ally Bank, Ally Financial Inc., Vroom Automotive, LLC and Vroom, Inc.
10.17	Employment Offer Letter, dated December 29, 2018, by and between Vroom, Inc. and Patricia Moran
10.18	Employment Offer Letter, dated November 3, 2016, by and between Vroom, Inc. and Carol Denise Stott
10.19	Letter Agreement, dated as of September 13, 2021 by and between Robert Krakowiak and Vroom, Inc.
10.20	Amended Offer Letter, dated as of May 20, 2022, by and between Robert Krakowiak and Vroom, Inc.
10.21	Letter Agreement, dated as of December 15, 2021, by and between Thomas Shortt and Vroom, Inc.
10.22	Letter Agreement dated as of March 11, 2024, by and between Thomas Shortt and Vroom, Inc.
10.23	Letter Agreement dated as of March 11, 2024, by and between Robert Ronald Krakowiak and Vroom, Inc.
10.24	Letter Agreement dated as of March 11, 2024, by and between Patricia Moran and Vroom, Inc.
10.25	Employment Letter, dated as of May 9, 2022, by and between Thomas Shortt and Vroom, Inc.
10.26	Separation Agreement, dated as of May 7, 2024, by and between Robert R. Krakowiak and Vroom, Inc.
10.27	Employment Letter, dated as of May 7, 2024, by and between Agnieszka Zakowicz and Vroom, Inc.
10.28	Separation Agreement, dated as of May 7, 2024, by and between C. Denise Stott and Vroom, Inc.
10.29	Separation and Consulting Agreement, dated as of July 23, 2024, between Patricia Moran and Vroom, Inc.
10.30	Employment Letter, dated as of July 23, 2024, between Anna-Lisa C. Corrales and Vroom, Inc.
10.31	Nominee and Indemnity Agreement, dated September 1, 2020, by and among Catterton Management Company, L.L.C. as investment manager of CGP2 Lone Star, L.P., Michael Farello and Vroom, Inc.

Exhibit Number	Description
10.32

Assignment of Contracts, dated July 29, 2021, by and between CGP2 Lone Star, LP as assignor and Catterton Growth Partners II, L.P., Catterton Growth Partners II Offshore, L.P., L. Catterton Growth Partners III, L.P. and L. Catterton Growth Partners Offshore III, L.P., as assignees, of the Nominee and Indemnity Agreements, dated September 1, 2020, of Scott Dahnke and Micharl Farello

10.33	Restructuring Support Agreement, dated November 12, 2024
10.34	Warrant Agreement, dated as of January 14, 2025, between Vroom, Inc. and Equinity Trust Company, LLC
10.35	Board Observer Agreement by and between Vroom, Inc. and Jason Mudrick, dated February 18, 2025
10.36

Warehouse Agreement, dated as of November 19, 2013, by and among UACC Auto Financing Trust IV, as borrower, United Auto Credit Corporation, as servicer and custodian, a backup servicer and account bank, the lender parties thereto, the agent parties thereto and JPMorgan Chase Bank, N.A. as administrative agent, as amended through March 8, 2025

10.37

Amended and Restated Warehouse Agreement, dated as of July 16, 2013, by and among UACC Auto Fianancing Trust III, as borrower, United Auto Credit Corporation, as servicer and custodian, a backup servicer and account bank, the lender parities thereto, the agent parties thereto, and Wells Fargo Bank, National Association as administrative agent, as amended through November 30, 2023

10.38

Amended and Restated Warehouse Agreement, dated as of March 29, 2021, by and among UACC Auto Financing Trust V, as borrower, United Auto Credit Corporation, as servicer and custodian, a backup servicer and account bank, the lender parties thereto, and Capital One, N.A. as administrative agent, as amended through August 31, 2023

10.39

Warehouse Agreement, dated as of November 18, 2022, by and among VFS Near Prime Trust I, as borrower, United Auto Credit Corporation, as servicer and custodian, a paying agent, the lender parties thereto, and Fifth Third Bank, National Association, as administrative agent, as amended through October 20, 2023

10.40

Loan and Security Agreement, dated as of March 7, 2025, by and among Vroom, Inc., as borrower, Darkwater Funding, LLC, as borrower, United Auto Credit Corporation, as borrower, Mudrick Capital Management, L.P. as administrative agent, and the lender parties hereto, entered into on March 8, 2025

19.1	Vroom, Inc. Insider Trading Compliance Policy
21.1	Subsidiaries of the Registrant
23.1	Consent of RSM US LLP
23.2	Consent of PricewaterhouseCoopers LLP
107	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Forth Worth, State of Texas, on March 21, 2025.

VROOM, INC.
By:	/s/ Thomas H. Shortt
Name:	Thomas H. Shortt
Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Anna-Lisa Corrales, Jon Sandison and Elizabeth Schutte, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on March 21, 2025.

Signature	Title
/s/ Thomas H. Shortt	Chief Executive Officer (Principal Executive Officer) and Director
Thomas H. Shortt
/s/ Agnieszka Zakowicz	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Agnieszka Zakowicz
/s/ Robert J. Mylod, Jr.	Executive Chairperson of the Board
Robert J. Mylod, Jr.
/s/ Robert R. Krakowiak	Vice Chairperson of the Board
Robert R. Krakowiak
/s/ Timothy M. Crow	Director
Timothy M. Crow
/s/ Michael J. Farello	Director
Michael J. Farello
/s/ Laura W. Lang	Director
Laura W. Lang
/s/ Laura G. O’Shaughnessy	Director
Laura G. O’Shaughnessy
/s/ Matthew J. Pietroforte	Director
Matthew J. Pietroforte
/s/ Paula B. Pretlow	Director
Paula B. Pretlow